                                                                 EXHIBIT (c)(ii)

Zachary Bancshares, Inc.
Fairness Opinion



                                TABLE OF CONTENTS

Table of Contents........................................................................................i
1     Introduction.......................................................................................1
   1.1      Description of the Engagement................................................................1
   1.2      Standard of Value............................................................................1
   1.3      Summary of the Company.......................................................................1
   1.4      Sources of Information.......................................................................2
   1.5      Assumptions and Limiting Conditions..........................................................2
   1.6      Summary and Conclusion.......................................................................3
2     Economic Conditions and Industry Data..............................................................4
   2.1      National Economic Profile....................................................................4
   2.2      Regional and Local Economic and Demographic Profiles.........................................4
   2.3      Industry Conditions..........................................................................4
   2.4      Relevant Risks...............................................................................4
      2.4.1       Macro Environmental Risks..............................................................4
      2.4.2       Industry-Specific Risks................................................................5
         2.4.2.1     Threat of New Entrant...............................................................5
         2.4.2.1.1      Acquisition......................................................................5
         2.4.2.1.2      Penetration......................................................................5
         2.4.2.1.3      De Novo Formation................................................................5
         2.4.2.2     Competitor Rivalry..................................................................6
         2.4.2.3     Threat of Substitutes...............................................................6
         2.4.2.4     Bargaining Power of Suppliers and Customers.........................................6
      2.4.3       Company-Specific Risks.................................................................6
3     Analysis of the Subject Company....................................................................7
   3.1      General Description..........................................................................7
   3.2      Ownership....................................................................................7
   3.3      Suppliers....................................................................................7
   3.4      Customers....................................................................................7
   3.5      Management...................................................................................8
   3.6      Facilities...................................................................................8
   3.7      Company-Specific Risks.......................................................................8
   3.8      Other Relevant Information...................................................................8
4     Financial Statement Analysis.......................................................................9
   4.1      Historical Financial Statements..............................................................9
   4.2      Comparative Statistics.......................................................................9
      4.2.1       Uniform Bank Performance Report........................................................9
   4.3      Normalizing Adjustments.....................................................................11
5     Valuation of the Subject Company..................................................................11
   5.1      Factors to be Considered....................................................................11
   5.2      Valuation Approaches........................................................................12
   5.3      Asset Based Approaches......................................................................13
   5.4      Market Based Approach - Comparable Transactions Method......................................13
      5.4.1       Comparable Sales - Whole Bank Transactions............................................14


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
      5.4.2       Publicly Traded Comparable Companies - Share Exchange.................................14
      5.4.3       Publicly Traded Comparable Companies - Price to Earnings..............................15
      5.4.4       Historical Transactions in Company Stock..............................................15
   5.5      Income Based Approaches.....................................................................16
      5.5.1       Discounted Future Returns Method......................................................16
      5.5.2       Capitalization of Historical Earnings Method..........................................16
6     Valuation Adjustments.............................................................................18
   6.1      Common Adjustments..........................................................................18
   6.2      Control Premium / Minority Discount.........................................................18
      6.2.1       The Minority Stockholder's Situation..................................................18
      6.2.2       Application of the Control Premium / Minority Discount................................20
   6.3      Marketability...............................................................................21
   6.4      Application of Adjustments..................................................................21
7     Conclusion........................................................................................22
8     Valuator's Certification..........................................................................23
9     Valuator's Qualifications.........................................................................24




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Fairness Opinion



1 INTRODUCTION

1.1 DESCRIPTION OF THE ENGAGEMENT

National Capital, L.L.C. ("National Capital") has been engaged to provide a Fairness Opinion to Zachary Bancshares, Inc. (the "Company") in connection with the merger of New ZBI, Inc., a wholly-owned subsidiary of the Company, with and into the Company as contemplated by the merger agreement currently in final draft form.

1.2 STANDARD OF VALUE

Revenue Ruling 59-60 defines fair market value as:

         ...the price at which the property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts. Court decisions frequently state in addition that the hypothetical buyer and seller are assumed to be able, as well as willing, to trade and to be well informed about the property and concerning the market for such property.

For the purpose of this engagement, Fair Market Value is not appropriate due to the involuntary surrender of certain shareholders' interests in exchange for cash that will occur as part of the merger agreement. Fair Market Value is, however, an appropriate starting point from which to define a standard of value that acknowledges the premium due to an involuntary participant in a transaction. The concept of Fair Value, while not well defined in Louisiana case law, can be described as Fair Market Value without the "seller not under any compulsion" phrase. As the seller is being forced to transact, some incremental value is generally recognized to be appropriate as compensation for the involuntary nature of the transaction. This incremental value is often recognized in the valuation process through the exclusion of all or part of the minority discount usually applied to minority shareholder interests under the Fair Market Value standard.

Fair Value will be used as the standard of value when considering the fairness of the proposed transaction

1.3 SUMMARY OF THE COMPANY

The Company's primary activity is the operation of its sole subsidiary, Bank of Zachary (the "Bank"). The Bank is a community bank servicing the financial needs of customers in Zachary, Louisiana as well as East Baton Rouge Parish.

The Company was founded in 1904. Detailed corporate information can be found in
Section 3: Analysis of the Subject Company.




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Fairness Opinion


1.4 SOURCES OF INFORMATION

In preparing this valuation report, we obtained various financial documents and other information pertaining to the Company from its owners, management and other representatives. We have considered, among other items, the following:

    1. The Bank's Call Reports for the years ended December 31, 1997, through December 31, 2001, and for the quarters ended March 31, June 30 and September 30, 2002;

    2.  Audited financial statements for fiscal years 1999 through 2001; and

    3.  The Bank's Business Plan and current financial projections.

In addition to the information provided by the Company, we reviewed and analyzed a number of public documents and databases, including the following:

    1.  Federal Reserve Board Beige Book dated September 11, 2002
        (www.federalreserve.gov/fomc/BeigeBook/2002);

    2. "The National Economy", National Association of Certified Valuation Analysts, August 2002;

    3. Stocks, Bonds, Bills and Inflation: Valuation Edition 2002 Yearbook; Ibbotson Associates, 2002 (data updated through December 31, 2001); and

    4. Numerous internet resources, including the sites maintained by the following:

        Federal Reserve Bank of Atlanta (www.frbatlanta.org), Federal Reserve Bank of Dallas (www.dallasfed.org), Federal Deposit Insurance Corporation (www.fdic.gov), Hoover's Online (www.hoovers.com), MSN MoneyCentral (www.moneycentral.msn.com), Bloomberg L.P. (www.bloomberg.com), Multex.com (www.multexusa.com), U.S. Census Bureau (www.census.gov), Dun & Bradstreet Marketplace Database (www.dnb.com), Sheshunoff BankSource (banksource.sheshunoff.com).

1.5 ASSUMPTIONS AND LIMITING CONDITIONS

This valuation report is subject to the following assumptions and limiting conditions:

    1. All financial information was supplied by the Company or its agents. The financial statements were compiled by the Company's accountants and, as such, no opinion was expressed on these statements. This information has been accepted by National Capital as having been prepared in accordance with generally accepted accounting principles and has not been subject to further verification, except as otherwise described in this report.





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    2.  National Capital has relied on the accuracy and completeness of all information provided by the Company and its agents. Any material misstatements or omissions could significantly alter our conclusion of value.

    3. Except as noted herein, no attempts were made to verify the validity of the information provided by or obtained from any external source. All third-party sources are considered reputable providers of accurate data.

    4. No verification of legal title has been conducted in relation to the real and personal property of the Company. All rights and claims to these assets are assumed to be valid and no consideration has been given to any liens or encumbrances other than those specifically identified in this report.

    5. All liabilities of the Company are assumed valid and legally enforceable. No consideration has been given to contingent liabilities except as specifically identified in this report.

    6.  This fairness opinion and report are for the specific use identified in
        Section 1.1, and may not be quoted in whole or in part or otherwise referred to in any document, or furnished or otherwise communicated to any person for any other purpose without our prior written consent.

    7. This fairness opinion and report are limited only by the above factors and reflect the unbiased, professional opinion of National Capital.

1.6 SUMMARY AND CONCLUSION

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the cash consideration of $70.00 per share to be paid by the Company is fair, from a financial point of view, to all shareholders of the Company, including those shareholders receiving the cash consideration.



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Zachary Bancshares, Inc.
Fairness Opinion



2 ECONOMIC CONDITIONS AND INDUSTRY DATA

2.1 NATIONAL ECONOMIC PROFILE

Articles discussing the current U.S. economic outlook are included as Exhibit A.

2.2 REGIONAL AND LOCAL ECONOMIC AND DEMOGRAPHIC PROFILES

Regional and local economic data are included as Exhibit B.

2.3 INDUSTRY CONDITIONS

The banking industry is currently sailing through uncharted waters. Since January 2001, the Federal Reserve has lowered its Federal Funds Target Rate from 6.5% to 1.25%, the fastest and largest series of adjustments in the past forty years. Many banks have seen interest margins open significantly during 2002, as deposit costs have fallen more rapidly than asset yields. This trend is expected to reverse itself as rates begin to rise. Currently, no material rate increases are expected until the second or third quarter of 2003.

The U.S. banking system's total loan to deposit ratio has been at or near historical highs for the past three years. While this increase in loan volume and/or decrease in deposit volume has created the opportunity for higher earnings in the industry, the potential credit exposure generated by these lending levels looms large on the horizon.

Due to the recent interest rate environment, the industry has experienced high residential mortgage refinancing volumes. Deposit growth has been assisted by the lack of alternate investments but hindered by the general economic malaise of the last year. Many banks continue to turn toward non-core funding sources to support loan growth and replace high-cost local deposits.

Please refer to Exhibit C for additional information on industry conditions.

2.4 RELEVANT RISKS

The valuation of a business enterprise is based on the theory of economic indifference and the existence of a fair risk-adjusted value at which an investor would be equally content owning or investing in the subject company or any one of a number of alternative assets. In order to determine the appropriate value of the subject, several types of risks must be evaluated. These risks are generally classed as follows:

2.4.1 MACRO ENVIRONMENTAL RISKS

Macro environmental risks are those risks that apply to the economy as a whole. These risks include economic factors, political factors, technological factors and social factors. The need to account for each of these types of risk depends on the valuation method used. Income Approach valuation methods usually begin with a risk-free rate of return (most





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Zachary Bancshares, Inc.
Fairness Opinion


often, U.S. Treasury Securities) that already includes certain risk factors. Building from the risk free rate, a variety of widely accepted risk factors can be applied based on the facts and circumstances of the valuation. Market Approach methods may or may not adequately capture macro economic risk factors, based on the period(s) from which comparable data is drawn and the relative risk characteristics at the time of the subject valuation. For a detailed discussion of risk factors and required rates of return, see Ibbotson's Stocks, Bonds, Bills and Inflation: Valuation Edition 2002 Yearbook.

2.4.2 INDUSTRY-SPECIFIC RISKS

Michael Porter's framework(1) identifies the following industry-specific risk factors that should be considered when analyzing industries and companies:

2.4.2.1 THREAT OF NEW ENTRANT

The threat of new entrants into the Company's existing market is low. In this industry, new entrants generally come via acquisition, penetration or de novo formation.

2.4.2.1.1 ACQUISITION

The banking industry in Louisiana has seen a high level of acquisition activity over the past ten years. As a result, there are very few attractive acquisition targets available to most interested acquirers. Only the largest regional and money-center banks have the size and strength to make significant acquisitions in the Company's market. While acquisition of an existing competitor is not unlikely, the results of such a transaction would most likely benefit the Company as customers of the acquired entity become dissatisfied with the results of the acquisition.

2.4.2.1.2 PENETRATION

Given the Company's location in Zachary, Louisiana and the Baton Rouge MSA, the threat of material entry through penetration is relatively low. Most major Louisiana and regional banks already have a presence in the Baton Rouge MSA.

2.4.2.1.3 DE NOVO FORMATION

Since 1996, nineteen new banks have opened in Louisiana. Three of those banks are based in the Baton Rouge MSA. Significant regulatory barriers to entry exist in this industry, and potential competitors must be able to raise large amounts of capital ($7-15 Million each) in order to seriously consider de novo formation. The subject market is not well suited for additional de novo activity due to the number of existing financial institutions.


----------
(1) Michael Porter, Competitive Strategy: Techniques for Analyzing Industries and Companies (New York, NY: The Free Press, 1980).





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2.4.2.2 COMPETITOR RIVALRY

Competition within the industry comes from many different sources: national and state chartered banks, credit unions, savings banks, investment companies and non-traditional lenders. Over the past twenty years, the share of the average consumer's wealth held in commercial banks has steadily declined. Competitor rivalry is strong in the Company's market due to the size of the market and its attractiveness to banks and non-bank financial service providers.

Statistical information on the Company's market and competitors is included as Exhibit D.

2.4.2.3 THREAT OF SUBSTITUTES

There are few substitutes for the banking needs of the Company's target client base. While other opportunities exist for potential customers to satisfy portions of their financial needs, core banking services are still primarily delivered through brick and mortar service facilities of local financial institutions.

2.4.2.4 BARGAINING POWER OF SUPPLIERS AND CUSTOMERS

The key raw material for financial institutions is money. Traditionally, these funds came from local depositors. As the financial marketplace has become more complex over the past decade, banks have been forced to find alternative funding sources. Because of the availability of non-local funds (overnight and term borrowings, national market certificates of deposit, public deposit pools, etc.), the Company is able to be less reliant on the limited volume of local funds available at reasonable rates.

The main output of a financial institution is, like its key input, money. The demand for funds in the local market strong and is expected to remain strong despite a weak national economy. The Company's average loan rates are generally dictated by external forces (macro economic activity and local competitive pricing), rather than by any significant bargaining power held by specific customers or customer groups.

2.4.3 COMPANY-SPECIFIC RISKS

Company-specific risks include the reliance on key personnel or customers, exposure to litigation, liquidity, interest rate risk, etc. Risks related to the Company are discussed in Section 3: Analysis of the Subject Company.



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Fairness Opinion



3 ANALYSIS OF THE SUBJECT COMPANY

3.1 GENERAL DESCRIPTION

Zachary Bancshares, Inc.'s primary business is the operation of The Bank of Zachary. The Bank is a provider of financial services for consumers, businesses and public entities in East Baton Rouge Parish and the surrounding area. The Company, founded in October 1904, currently has over $101 million in total assets.

3.2 OWNERSHIP

The Company is a Louisiana Corporation. The Company had 2,000,000 shares authorized as of September 30, 2002. On that date, there were 600 shareholders holding 193,667 outstanding shares. Currently, no single shareholder owns over 5% of the shares outstanding.

3.3 SUPPLIERS

No significant supplier relationships or dependencies exist.

3.4 CUSTOMERS

The Bank's primary market is relatively stable, although demand does fluctuate with general economic conditions of the area. The Company maintains working relationships with major business leaders and companies within the area's communities.

3.5 MANAGEMENT

Mr. Harry S. Morris, Jr., age 56, is the Bank's President and Chief Executive Officer, and has been employed with the bank for the past 32 years.

Mr. Winston E. Canning, age 57, serves as the Bank's Executive Vice President and Secretary of Zachary Bancshares, Inc. Mr. Canning has worked for the bank for the past 31 years.

Mr. J. Larry Bellard, age 50, serves as the Bank's Vice President and Cashier. Mr. Bellard has over 29 years experience, with the past five at the Bank of Zachary.

Mr. Preston L. Kennedy, age 45, serves as the Bank's Vice President and Investment Officer. Mr. Kennedy has 24 years of experience.

As a group, Executive Management is considered sufficient for the current and future needs of the Company and the Bank.





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Zachary Bancshares, Inc.
Fairness Opinion


3.6 FACILITIES

The Company and the Bank operate from a main office located at 4743 Main Street, Zachary, Louisiana. The Bank also operates at 2110 Church Street, Zachary and 13444 Hooper Road, Baton Rouge. All facilities are considered adequate for current and future operations of the Company and the Bank.

3.7 COMPANY-SPECIFIC RISKS

No material risk exposures were noted.

3.8 OTHER RELEVANT INFORMATION

The Company's primary SIC Code is 6022: State Commercial Banks. The related NAIC Code is 52211. Financial statements are prepared annually on an accrual basis by an outside CPA firm. Income tax returns are filed on an accrual basis. Regulatory financial reports are prepared quarterly. Tax planning is done annually, and the Company's financial plan is updated regularly.



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Fairness Opinion



4 FINANCIAL STATEMENT ANALYSIS

4.1 HISTORICAL FINANCIAL STATEMENTS

The Bank's historical accrual basis balance sheets and income statements for the fiscal years ended 1997 through 2001 and the Company's consolidated balance sheets and income statements for the years ended 1999 through 2001 are included behind the tab labeled "Selected Financial Results".

The Bank had Total Deposits of $94.112MM and Total Assets of $106.524MM as of September 30, 2002. Deposits have grown by 5.15% since December 31, 2000. Over the previous five years, asset growth has averaged 5.61% annually. Deposit growth has averaged 5.36% annually over the same period. The Bank's Loan to Deposit ratio was 54.64% on September 30, 2002, compared to a Uniform Bank Performance Report peer group average of 79.43%. The Bank has experienced steady loan growth over the past five years. For additional peer comparisons, see
Section 4.2: Comparative Statistics.

The Bank reported Total Capital of $11.749MM on September 30, 2002, while the Company reported Total Capital of $12.250MM. The Company's book value per common share was $63.26 as of September 30, 2002.

The Bank's Income from Operations, excluding provision for loan losses and income taxes, has been stable over the past five years, averaging $1,118,000. Projections of future financial performance are discussed in Section 5.5.1:
Discounted Future Returns Method.

4.2 COMPARATIVE STATISTICS

4.2.1 UNIFORM BANK PERFORMANCE REPORT

The Uniform Bank Performance Report (UBPR) is an analytical tool created for bank supervisory, examination, and management purposes. In a concise format, it shows the impact of management decisions and economic conditions on a bank's performance and balance-sheet composition. The performance and composition data contained in the report can be used as an aid in evaluating the adequacy of earnings, liquidity, capital, asset and liability management, and growth management. Bankers and examiners alike can use this report to further their understanding of a bank's financial condition, and through such understanding, perform their duties more effectively.2

A copy of the Bank's latest UBPR Report in attached as Exhibit E. Some of the key ratios are presented below.




----------
(2) Federal Financial Institutions Examination Council website
(http://www.ffiec.gov/UBPR.htm)




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Zachary Bancshares, Inc.
Fairness Opinion


                                   UBPR REPORT


                                                                          9/30/2002
                                                                  Bank       Peer    Percentile
                                                                 ------     ------   ----------
Capital Adequacy
        Tier One Risk-Based Capital / Risk-Weighted Assets        22.34      13.59         87
        Total Risk-Based Capital / Risk-Weighted Assets           23.60      14.71         87
        Tier One Leverage Capital                                 10.85       9.58         73

Asset Quality
        Past Due Loans / Total Loans                               2.18       0.66         88
        90+ Days Past Due (Nonaccrual) / Total Loans               1.44       0.46         86
        90+ Days Past Due (Total) / Total Loans                    2.18       0.66         88
        30-89 Days Past Due / Total Loans                          5.79       0.83         98
        Net Loan Losses / Average Total Loans & Leases             0.65       0.13         91

Management
        Average Earning Assets / Average Assets                   92.86      94.14         31
        Assets per Employee ($Million)                             2.37       4.42          7
        Personnel Expense / Average Assets                         1.81       1.51         75
        Total Overhead Expense / Average Assets                    3.41       2.81         79
        Asset Growth Rate                                         10.97      17.08         42

Earnings
        Return on Assets (Net Income / Average Assets)             1.13       1.18         46
        Return on Equity (Net Income / Average Equity)            10.33      12.36         42

Liquidity
        Short Term Non-Core Funding Sources / Total Assets        11.18      15.13         41
        Short Term Investments / Short Term Non-Core Funds        47.14      77.05         47
        Net Loans / Total Deposits                                54.64      79.43         13
        Net Loans / Core Deposits                                 70.65     100.45         17
        Net Loans / Average Assets                                53.73      66.22         21
        Core Deposits / Average Assets                            67.71      67.83         44



4.3 NORMALIZING ADJUSTMENTS

Given the highly regulated nature of the banking industry, there are few normalizing adjustments to be considered when valuing a financial institution. No normalizing adjustments were made in the course of this valuation.



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5 VALUATION OF THE SUBJECT COMPANY

5.1 FACTORS TO BE CONSIDERED

Discussing the valuation process, Revenue Ruling 59-60 states:

        In valuing the stock of closely held corporations or the stock of corporations where market quotations are not available, all other available financial data, as well as all relevant factors affecting the fair market value must be considered for estate tax and gift tax purposes. No general formula may be given that is applicable to the many different valuation situations arising in the valuation of such stock.

Revenue Ruling 59-60 also outlines the following factors that "require careful analysis" in business valuations: 1. The nature of the business and the history of the enterprise from its inception.

    2. The economic outlook in general and the condition and outlook of the specific industry in particular.

    3.  The book value of the stock and the financial condition of the business.

    4.  The earning capacity of the company.

    5.  The dividend-paying capacity of the company.

    6.  Whether or not the enterprise had goodwill or other intangible value.

    7.  Sales of the stock and the size of the block of stock to be valued.

    8. The market price of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

Each of these factors is addressed in this valuation report. The following index provides a quick reference to the discussion of each:

         Factor 1..........Section 3: Analysis of the Subject Company

         Factor 2..........Section 2: Economic Conditions and Industry Data

         Factors 3-5.......Section 4: Financial Statement Analysis

         Factor 6..........Section 5.3: Asset Based Approach

         Factor 7..........Section 5.4.4: Historical Transactions in Company
                           Stock

         Factor 8..........Section 5.4: Market Based Approach - Comparable
                           Transactions Method





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5.2 VALUATION APPROACHES

There are three main categories of valuation methods: Asset Based Approaches, Market Based Approaches and Income Based Approaches. Each method examines the value of a subject entity from a slightly different perspective, and each method has its own strengths and weaknesses in general and in specific application. In most cases, the values determined by each method will differ as a result of the varying inputs and assumptions required under each approach. It is up to the analyst to determine which method provides the most accurate value of the subject.

Methods within the Asset Based Approaches presume that the value of the subject entity is represented by the market values of the assets owned by the entity, less that market value of any liabilities. The net asset value method assumes that the values of all assets are realized through the course of normal business operations, while the liquidation method assumes that all assets are liquidated in an orderly fashion.

The comparative transaction method represents the common application of the Market Based Approach. By using one or more sets of statistics drawn from comparable completed whole-entity sales (public company mergers and acquisitions, private transactions) and/or partial interest transactions (publicly-traded stocks, mutual funds, partnership interests, REITs, etc.), the value of the subject can be estimated using multiples of the subject's revenues, earnings, dividends, cash flow, capital or other relevant financial attributes. In addition, historical information on actual transactions in the subject's stock can provide highly valuable information as to the true value of the subject, provided that the transactions were conducted at arm's length and occurred in the relatively recent past.

Within the Income Based Approaches, methods are differentiated based on the use of historical or projected income streams. Under the capitalized returns method, an estimation of value is based on historical data. This method is most suitable for use when the subject's recent historical normalized returns can be reasonably expected to continue into the future and can be expected to grow at a predictable rate. By contrast, the discounted future returns method is based on the present value of expected future earnings. This method is more applicable if the subject's earnings fluctuate greatly, if the subject has no history of earnings, or if the subject has recently undergone major changes in operating characteristics. Both of these methods require a reasonable and supportable estimation of future earnings prospects.

Other methods exist that do not fit neatly within one of the approaches discussed above. While a number of methods are applicable only to specific industries or circumstances, two of the more common "other" methods, the excess earnings method and the rules of thumb method, are worthy of note due to their widespread use in a range of circumstances.

The excess earnings method, rooted in Treasury Department revenue rulings, is a hybrid of income and asset approaches. Like the capitalized returns method, the excess earnings method is based on the theory that the rate of return on investment should be






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commensurate with the risks associated with the assets represented by the investment. In theory, the weighted average of the returns expected on tangible and intangible assets should approximate the overall capitalization rate for the entire company. Revenue Ruling 68-609 cautions, "(this) 'formula' approach may be used for determining the fair market value of intangible assets of a business only if there is no better basis therefore available".3

The rules of thumb method is often used in an attempt to easily estimate the value for a "typical" company within a given industry. These rules of thumb might state that a company is worth one quarter's gross sales or one year's net income. Unfortunately, most rules of thumb do not provide enough data about the "normal" or "typical" company in the industry for an accurate assessment of their applicability in a given situation. Due to this limitation, the rules of thumb method is excluded from further consideration in this analysis.

The reconciliation of the values derived from the various methods discussed above is addressed in Section 7:
Conclusion.

5.3 ASSET BASED APPROACHES

The Company's Equity totaled $12.250MM as of September 30, 2002. Absent any goodwill, and assuming that all of the Company's assets and liabilities are carried at or near their reasonable market values, this amount should be the minimum at which the Company should be sold. At any lower transaction value, the current owner could liquidate the Company and walk away with over $12MM.

In reality, FDIC-insured financial institutions are rarely liquidated except in cases of near failure. These failure situations are usually a result of long-term mismanagement, high-risk lending practices and/or illegal activity (fraud, embezzlement, etc.). Absent these problems, banks generally carry a significant intangible value (goodwill or franchise value) that is recognized in the event of a sale. This goodwill value is most readily evident in the Market Based Approaches discussed below.

5.4 MARKET BASED APPROACH - COMPARABLE TRANSACTIONS METHOD

The comparable transactions method is based on the financial theory of substitution or economic indifference. By obtaining data related to actual sales transactions of similar entities or interests and making appropriate adjustments to recognize the differences between the subject and its comparables, an estimate of the market value of the subject can be obtained.

The selection of financial attributes to be valued and the selection of appropriate comparables are critical in developing a market-based valuation estimate. While this method can be extremely useful due to its use of actual transaction data as source of value determination, it is often difficult (or even impossible) to find truly comparable



----------
(3) Rev. Rul. 68-609, 1968-2 C.B. 327.

Zachary Bancshares, Inc.
Fairness Opinion


companies that have sold or that are traded in a public market. It should be noted that comparables do not have to be identical to the subject company, but should be similar enough to withstand scrutiny. Courts have criticized valuators for excluding reasonably comparable entities from consideration and have objected to the use of transaction data that was drawn from too wide a set of comparables, which were, in fact, incomparable.

The following methods were used to develop comparable-based valuations:

5.4.1 COMPARABLE SALES - WHOLE BANK TRANSACTIONS

The Sheshunoff BankSource database provides detailed information on whole bank transactions and allows for searches based on multiple criteria. A search for transactions announced from July 1, 2001 through October 22, 2002, where the selling bank's total assets were between $75-125 Million generated the following results:

Number of Qualified Transactions        33

                                                       80% Trim
                              Average      Median       Average
                             --------     --------     --------
Book Value Multiple              1.85         1.71         1.78
Earnings Multiple               18.51        16.15        17.40
Price to Deposits               19.48        19.09        19.08
Price to Assets                 16.89        16.48        16.48
Premium to Core Deposits        10.71         8.79         9.74


Terminated transactions, distressed institution sales and transactions where material data were unavailable were excluded from the analysis. A complete listing of the transaction dataset is included in Exhibit F.

By applying averages of key valuation factors to the relevant factors from the Company's current financial statements, we determined an entity value, before appropriate adjustments, of $20,769,393. Exhibit F includes details of this valuation process.

5.4.2 PUBLICLY TRADED COMPARABLE COMPANIES - SHARE EXCHANGE

The Publicly Traded Comparable Companies - Share Exchange Method is founded on the premise that a rational, publicly-traded potential buyer of a bank or bank holding company would be willing to execute a share exchange only if such an exchange would be non-dilutive (or minimally dilutive) to the acquirer's pro forma per share earnings.

The NASDAQ website (www.nasdaq.com) was used to gather pricing information on publicly traded banks and bank holding companies domiciled and operating in Louisiana and Mississippi, as well as two Alabama banks active in the Louisiana market. Excluding companies with total assets under $250MM resulted in a comparable data set of 15 companies with assets of $273MM to 16.6B. Based on size, financial strength, operating history and geographic proximity, it is reasonable to assume that each of these institutions is able to consummate a transaction with the Company. A listing of the comparable companies is included in Exhibit G.

Zachary Bancshares, Inc.
Fairness Opinion


One of the key motivating factors for acquisition of a community bank by a larger institution is the potential for significant cost savings through the consolidation of back office and executive-level functions. Various estimates of cost savings are used by acquirers, with most projections resulting in at least a 15-20% cost savings based on the existing profitability of the target entity.

By dividing the Company's modified trailing twelve month earnings by the earnings per share (EPS) of each potential acquirer, multiplying the result by the acquirer's per share trading price and then taking the average of the results, we can estimate the value of the Company based on the number of shares an acquirer could issue in exchange for the shares of the Company without diluting EPS. Using this formula, we determine an entity value, before adjustments, of $19,688,854 to $22,430,193.

Details of the calculations used in this valuation method are included in Exhibit G.

5.4.3 PUBLICLY TRADED COMPARABLE COMPANIES - PRICE TO EARNINGS

Working from the same dataset as in Section 5.4.2, we can develop an average price to earnings ratio demanded by the buyers of bank and bank holding company stocks. As of September 30, 2002, this ratio 12.87, with a standard deviation of
1.71. Applying this data to the Company's trailing twelve month earnings of $1,193,000 results in a value, before adjustments, of $17,120,743 to $19,504,516. Details of this analysis are included in Exhibit G.

5.4.4 HISTORICAL TRANSACTIONS IN COMPANY STOCK

The following table includes all of the stock sales recorded on the books of the Company between October 1, 2000 and September 30, 2002. In the most recent sale, the seller accepted sealed bids for the shares sold.

  DATE        SHARES    PRICE
10/06/00       220       N/A
11/20/00        32     20.00
01/26/01        50       N/A
02/26/01        50       N/A
03/23/01       246       N/A
11/05/01        50     20.00
12/17/01        50     20.00
03/14/02        50     20.00
05/03/02        36     20.00
09/17/02       219     32.53

Total        1,003

Zachary Bancshares, Inc.
Fairness Opinion



5.5 INCOME BASED APPROACHES

5.5.1 DISCOUNTED FUTURE RETURNS METHOD

As discussed in Section 5.2: Valuation Approaches, this method has as its basic premise the theory that a business is worth the present value of all the expected future benefits of ownership. Proper application of this theory requires the analyst to select the appropriate measure of return to the owner (cash flow vs. net earnings) and select the appropriate discount rate and/or capitalization rate to be applied to the selected measure of returns. The method also requires the analyst to make certain assumptions regarding prospective earnings and anticipated earnings growth rates.

The two primary components of the value estimate developed using the discounted future returns method are:

    o The present value of operations from the valuation date until a stable and sustainable level of growth and profit is established, and

    o The present value of the company's value in the terminal year, defined as the year after stable and sustainable growth and profit are established.

For this method, we selected cash dividends paid as the appropriate measure of return. Exhibit H includes a table of the projected balance sheet growth, earnings and dividends of the Company. These estimated are based on trend lines developed from an analysis of historical results. The earnings and balance sheet volumes projected for 2007 were used in determining the terminal value via the calculations described in Section 5.4.1.

After projecting the future values of the Company, it is necessary to determine the present value of those future returns using a discount rate. The Ibbotson Buildup Method was used to determine this discount rate. Exhibit H includes a detailed description of the components of this rate.

After consideration of all factors, the value of the Company using the Discounted Future Returns Value, prior to the application of appropriate valuation adjustments, is $13,531,090.

5.5.2 CAPITALIZATION OF HISTORICAL EARNINGS METHOD

Following much of the same logic as the Discounted Future Returns Method, the Capitalization of Historical Earnings relies on historical data rather than estimates of future performance as the basis for valuation. In many cases, courts have indicated a preference for the use of historical financial information due to the actual, verifiable nature of the data. While it has often been said that past performance is not always an indication of future results, the Historical Earnings Method can provide a reasonable indication of value, especially in cases where the subject company has a history of stable earnings or growth and such stability or growth can be reasonably expected to continue in a similar manner.

Zachary Bancshares, Inc.
Fairness Opinion


The Company has experienced stable earnings over a relative long period. As indicated in Exhibit I, a weighted trend line of earnings from 1997 through 2001 was used to establish the earnings level to be capitalized. An average Price/Earnings multiple of comparable public companies was used to calculate the appropriate capitalization rate.

After consideration of all appropriate factors, the value of the Company using the Capitalization of Historical Earnings method, prior to the application of appropriate valuation adjustments, is $13,150,940.

Zachary Bancshares, Inc.
Fairness Opinion


6 VALUATION ADJUSTMENTS

6.1 COMMON ADJUSTMENTS

The purpose of a valuation adjustment is to reflect differences between the characteristics of the subject and those of the comparable dataset(s) from which the indications of value are derived. As valuations are based on the financial principle of substitution, these adjustments are an attempt to account for the varying degrees of risk associated with the subject interest vis a vis "comparable" investments.

The following adjustments were considered during the valuation process. Not all are applicable for the given situation, but all were reviewed for applicability. Those discounts considered appropriate are discussed in detail below.

    >>  Control premium / minority discount

    >>  Marketability discount

    >>  Block discount

    >>  Voting vs. non-voting stock adjustment

    >>  Key person discount

    >>  Discount for trapped-in capital gains

    >>  Discount for known or potential environmental liability

    >>  Discount for pending litigation

    >>  Portfolio discount (for unattractive assemblage of assets)

    >>  Concentration of customer or supplier base

6.2 CONTROL PREMIUM / MINORITY DISCOUNT

6.2.1 THE MINORITY STOCKHOLDER'S SITUATION

         Minority stock interests in a "closed" corporation are usually worth much less than the proportionate share of the assets to which they attach...(4)

The above statement, from a 1935 stock valuation case that is still widely quoted, captures the essence of the minority stockholder's situation. This revelation comes as a shock to many people, who may have always assumed that a partial interest is worth a pro rata portion of the value of the total enterprise.

H. Calvin Coolidge, a former bank trust officer with extensive experience in dealing with and selling (or attempting to sell) minority interests in closely held companies, presents a cogent summary of the minority stockholder's position.



----------
(4) Cravens v. Welch, 10 Fed. Supp. 94 (1935)

Zachary Bancshares, Inc.
Fairness Opinion


        The holder of a minority interest can at best elect only a minority of the directors, and for corporations chartered in states which do not permit cumulative voting, he may not be able to elect even one director. Lacking control of the board of directors, he cannot compel payment of dividends which must be declared equally and which would give him his pro rata share of earnings. Lacking control of the board of directors, he cannot compel his election as an officer or his employment by the corporation, which the holders of the controlling interest can do, often with resultant handsome compensation. In short, the holder of a minority interest has no voice in corporate affairs and is at the mercy of the holders of the controlling interest who have no reason to pay anything but a token dividend, if any, and no reason to buy out the minority holder except at a nominal price.

        A willing buyer contemplating purchase from a willing seller of a minority interest, being under no compulsion to buy (which would exclude a buyer already owning some shares whose new purchase would cover control), would suffer the same disadvantage of lack of control. The buyer is asked to make an investment with no assurance as to the certainty of current yield or as to when, or the amount at which, he may be able to liquidate his investment. Regardless, therefore, of the value of 100% of the corporation, the buyer will not purchase a minority interest except at a discount from its proportionate share of the value of 100% of the corporation.(5)

The lack of concurrence between the value of stock and the corporation's underlying assets was clearly established by the U.S. Supreme Court back in 1925:

        The capital stock of a corporation, its net assets, and its shares of stock are entirely different things... the value of one bears no fixed or necessary relation to the value of the other.(6)

An oft-cited U.S. Tax Court case quoted the above, adding:

        This is particularly true as to minority interests in a closed corporation...(7)

That minority shareholders often find themselves disadvantaged compared to controlling shareholders is attested to by the fact that the oft-quoted, lengthy, and scholarly two-volume treatise O'Neal's Oppression of Minority Shareholders is doing well in its second edition, published in 1985. In the preface to that edition, the authors comment on the growing amount of minority shareholder litigation:

        Most American lawyers do not realize the tremendous amount of litigation in this country arising out of shareholder disputes. Since the publication of the first edition of this treatise, the volume of litigation grounded on minority shareholder oppression - actual, fancied, or fabricated - has grown enormously, and the flood


----------
(5) H. Calvin Coolidge, "Discount for Minority Interest: Rev. Rul. 79-7's Denial of Discount Is Erroneous," Illinois Bar Journal 68 (July 1980), p. 744

(6) Ray Consol. Copper Co. v. United States, 45 S. Ct. 526 (1925)

(7) Drayton Cochran et al., 7 T.C.M. 325 (1948)

Zachary Bancshares, Inc.
Fairness Opinion


        of litigation shows no sign of abating. The increase in litigation has been pronounced in both federal and state courts, with an especially large number of suits challenging the validity of "cash-out" mergers. Also worthy of note is that in the last four or five years there has been a substantial increase in the number of suits minority shareholders have brought for involuntary dissolution of their corporation or to force majority shareholders to purchase their shares.(8)

6.2.2 APPLICATION OF THE CONTROL PREMIUM / MINORITY DISCOUNT

Due to the involuntary nature of the subject transaction, no minority discount will be applied to valuation methods that initially yield a whole company value. For methods that initially yield a marketable minority value, we will attempt to remove the minority discount through the application of a control premium.

The precise determination of an appropriate minority discount (or inversely, a control premium) can be extremely difficult, if not impossible. Two major bodies of empirical evidence are often used to estimate minority discounts:(9)

    1. Prices at which controlling interests are acquired in the public market compared with the preannouncement minority stock trading prices, and

    2. Prices at which holding company interests sell compared with their underlying net asset values.

        a.  REITs

        b.  SEC-registered limited partnership interests

        c.  Closed-end mutual funds

The Mergerstat/Shannon Pratt's Control Premium Study is widely used to quantify minority discounts and control premiums used in the business valuation, business appraisal, venture capital, and merger and acquisition (M & A) professions. The database currently contains information on over 2,850 total transactions involving the acquisition of controlling interests in publicly traded companies. A search on SIC Codes 6021 and 6022 returned 353 transactions with a mean control premium of 31.7% and a median premium of 27.0%.

Given the nature of the block of stock being valued and after consideration of the various discount studies and bodies of empirical evidence appropriate to this valuation, it is our determination that a 27.0% control premium is appropriate for use in methods that require such an adjustment. Please refer to Exhibit J for additional information.




----------
(8) F. Hodge O'Neal and Robert B. Thompson, O'Neal's Oppression of Minority Shareholders, 2nd ed., vol. 1 (Wilmette, Ill.: Callaghan & Company, 1985), p.
iii. The term cash-out merger is sometimes used to mean a squeeze-out or freeze-out merger, in which minority shareholders receive cash for their shares. They cannot block the merger or demand consideration other than cash. If they are not satisfied with the amount of cash offered, their remedy is to demand an appraisal of the stock under dissenter's appraisal rights statutes. See, for example, Roland International Corp. v. Najjar, 407 A.2d 1032, 1033 (Del. S. Ca.
1979)

(9) Pratt, Discounts and Premiums, p. 62

Zachary Bancshares, Inc.
Fairness Opinion


6.3 MARKETABILITY

Generally, minority interests in privately held corporations command significant marketability discounts due to the difficulty associated with liquidating such interests. Several of the key factors in determining the appropriate marketability discount include:

    o   The size and stability of dividends

    o   Prospects for liquidity (probably length of holding period)

    o   The pool of potential buyers

    o   Growth prospects

Based on a careful analysis of a number of factors, including historical transactions and share volumes (as retailed in Section 5.4.4), our experience in the community banking marketplace and multiple marketability studies detailed in Exhibit K, it is our opinion that a 35% marketability discount is appropriate in this situation.

6.4 APPLICATION OF ADJUSTMENTS

As identified above, two valuation adjustments are warranted in this valuation. It is important to note, however, that not all valuation methods require the application of all adjustments. The following table shows the application of valuation adjustments to the various values determined using the methods discussed above.


                            ZACHARY BANCSHARES, INC.
                            VALUATION METHODS SUMMARY


                                         ENTITY VALUE   UNDISCOUNTED
                                            BEFORE       VALUE PER    MARKETABILITY     FAIR VALUE        BOOK         EARNINGS
VALUATION METHOD                          ADJUSTMENTS      SHARE         DISCOUNT        PER SHARE      MULTIPLE       MULTIPLE
-------------------------------------     ----------    ------------  -------------     ----------     ----------     ----------
Book Value                                12,250,889          63.26                          63.26           1.00          10.27
Comparable Sales - Whole Bank             20,769,393         107.24           35.0%          69.71           1.10          11.32
Public Bank Exchange Value - Low          19,688,854         101.66           35.0%          66.08           1.04          10.73
Public Bank Exchange Value - High         22,430,193         115.82           35.0%          75.28           1.19          12.22
Public Company P/E Multiple - Low         17,120,743          88.40           35.0%          57.46           0.91           9.33
Public Company P/E Multiple - High        19,504,516         100.71           35.0%          65.46           1.03          10.63
Discounted Future Returns                 13,531,090          69.87                          69.87           1.10          11.34
Capitalization of Historical Earnings     13,150,940          67.90                          67.90           1.07          11.02
Actual Transactions - Low                                                                    20.00           0.32           3.25
Actual Transactions - High                                                                   32.53           0.51           5.28

Zachary Bancshares, Inc.
Fairness Opinion


7 CONCLUSION

After considering all relevant information and the results of various valuation methods, it falls to the valuator to use judgment and experience to analyze the results and determine the ultimate fairness of the proposed transaction.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the cash consideration of $70.00 per share to be paid by the Company is fair, from a financial point of view, to all shareholders of the Company, including those shareholders receiving the cash consideration.

Zachary Bancshares, Inc.
Fairness Opinion



8 VALUATOR'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

1.  The statements of fact in this report are true and correct.

2. Neither the valuator, nor any officer, agent or employee of National Capital, L.L.C. has any present or contemplated interest in the Company, nor any personal bias with respect to the parties involved.

3. National Capital, L.L.C. has received a fee for the preparation of this fairness opinion report. The fee paid to National Capital, L.L.C. was not contingent on any action or event resulting from the analysis, opinions or conclusions in the report.

4. This report is valid only for the period indicated in the report and only for the express purpose stated herein.

5. The report analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.

6. The valuator's analyses, opinions and conclusion were developed, and this report was prepared, in conformity with the National Association of Certified Valuation Analysts' standards for conducting and reporting on business valuations.



--------------------------
T. Jefferson Fair
December 2, 2002

Zachary Bancshares, Inc.
Fairness Opinion


9 VALUATOR'S QUALIFICATIONS

T. Jefferson Fair
------------------------------------------------------------------------------------------------------------

Experience           1993-Present               National Capital, L.L.C.                     Baton Rouge, LA
                     Principal

                     o     Perform business valuations for purposes including ESOP Formation, Contribution and Dissolution; Family Limited Partnership Formation and Gifting, Estate
                           Valuation; Merger/Acquisition; Subchapter-S Conversion; Private Placements; etc.

                     o     Provide investment banking and financial advisory services to publicly traded and privately held companies across a wide range of industries.

                     o     Act as Buyer's, Seller's or Third-Party Representative in merger transactions.

                     ---------------------------------------------------------------------------------------

                     1993-Present             American Planning Corporation                  Baton Rouge, LA
                     Principal

                     o     Act as a Financial Consultant to Financial Institutions and Financial Holding
                           Companies.

                     o     Provide short- and long-range financial planning services based on value-enhancement strategies.

                     o     Develop and value long-range strategic business plans.

                     ---------------------------------------------------------------------------------------

                     1996-2000            American Medical Management Services               Baton Rouge, LA
                     Principal

                     o     Provide financial analysis and cost reporting services to medical service providers including home health agencies, durable medical equipment providers, hospitals and nursing homes.

------------------------------------------------------------------------------------------------------------

Education            1999-Present              Louisiana State University                    Baton Rouge, LA

                     o     Postgraduate Studies toward M.S. - Finance

                     ---------------------------------------------------------------------------------------

                     1989-1993                      Baylor University                               Waco, TX

                     o     B.B.A. - Management Information Systems

------------------------------------------------------------------------------------------------------------

Memberships and      National Association of Certified Valuation Analysts (AVA Designation)
Designations         Louisiana Bankers Association (Associate Member)
                     Mississippi Bankers Association (Associate Member)

Zachary Bancshares, Inc.
Fairness Opinion



                                    EXHIBIT A

                       NATIONAL ECONOMIC DATA AND ANALYSES

[THE FEDERAL RESERVE BOARD LOGO]

================================================================================

[THE BEIGE BOOK LOGO]

         SEPTEMBER 11, 2002


         SUMMARY

         -----------------------------------------------------------------------
         PREPARED AT THE FEDERAL RESERVE BANK OF ST. LOUIS AND BASED ON INFORMATION COLLECTED BEFORE SEPTEMBER 3, 2002. THIS DOCUMENT SUMMARIZES COMMENTS RECEIVED FROM BUSINESS AND OTHER CONTACTS OUTSIDE THE FEDERAL RESERVE AND IS NOT A COMMENTARY ON THE VIEWS OF THE FEDERAL RESERVE OFFICIALS.
         -----------------------------------------------------------------------

         District reports suggest that the growth of economic activity has slowed in recent weeks, with a good deal of variation across sectors. Although Atlanta and San Francisco reported modest improvement, most Districts indicated slow and uneven economic growth, with mixed or scattered experiences across sectors of the economy. Boston and Dallas reported little change in the overall level of economic activity.

         Retail sales were generally mixed, although seven Districts reported strong sales of home furnishings or appliances. Three Districts attributed slow apparel sales to unseasonably warm weather. Back-to-school supplies were reported to have sold well in three Districts, although another District reported disappointing sales. All Districts noted that retail inventories were at desired levels, with some reporting that inventories are being kept leaner than in the past. Almost all Districts reported an increase in auto sales over 2001 levels, mostly due to aggressive financing and rebate incentives.

         On the whole, manufacturing activity was sluggish, with a good deal of variation by industry and region. In particular, some Districts reported weakness in the high-tech and building materials industries, although other Districts reported strength in the auto and steel industries. The strength of the tourism sector varied across the Districts, with six indicating an increase in business and four reporting low or mixed activity. Almost all Districts noted that business travel has remained at a low level.

         Most Districts reported little or no gain in employment in July and August, although three noted that the demand for temporary workers has strengthened. In most Districts, the prices of inputs and final goods increased slightly or remained flat. Despite few signs of pressures on wages, there was widespread concern about the effect that rising health care costs might have on labor costs.

         Nearly all Districts reported strong residential sales and construction activity. On the other hand, commercial real estate markets remained weak. Banks in all Districts report strong demand for residential mortgages and refinancing, although business lending continued to be weak across the board. Credit quality was described as good and delinquency rates as either stable or declining.

         Drought conditions have been adversely affecting crops and livestock through most of the West and large areas along the East Coast. The experience elsewhere was more mixed, with yields severely reduced in some areas and near-record levels in others. Oil prices have risen while natural gas prices have been largely unchanged. Natural gas inventories are expected to be at record high levels when the heating season begins.

         CONSUMER SPENDING

         The retail sales picture was mixed for the nation as a whole in July and August, with some Districts posting declines in sales and others noting slight gains over 2001 levels. Home furnishings and other home products were strong sellers in Kansas City, Atlanta, St. Louis, Cleveland, and New York. Some Districts noted robust sales of back-to-school items while others have been disappointed with sales so far. San Francisco and Boston reported strong demand for large appliances. Several Districts, including Cleveland, New York, and Philadelphia, noted that warm weather was responsible for sluggish sales of fall apparel; others reported that apparel sold well. All Districts noted that retail inventories are in line with expectations, although a few heard that retailers are maintaining leaner inventories than in the past. Chicago, Dallas, and Boston reported that discount stores have continued to register stronger sales than general merchandisers. While Minneapolis noted that mall traffic was strong in August, other Districts reported a drop-off. Overall, retailers are cautiously optimistic about the fall, expecting sales to be flat or slightly up from their 2001 levels.

         Almost all Districts reported an increase in auto sales over 2001 levels, mostly due to the aggressive financing and rebate incentives offered. Inventories are at desired levels for most contacts, although many dealers are clearing out 2002 models to make room for 2003 models. Most Districts report that dealers are optimistic about sales for the next few months.

         MANUFACTURING AND OTHER BUSINESS ACTIVITY

         Reports of manufacturing activity indicate that there was little to no growth in July and August, although Atlanta and St. Louis reported modest improvement. Some industries have struggled with sluggish orders while others have experienced moderate gains. Although several Districts noted that overall orders in the high-tech industry are still weak, demand for semiconductors has continued to improve in Dallas and San Francisco. Boston and Cleveland reported that residential appliance activity was up. While Philadelphia reported strong demand for construction materials, Dallas, Minneapolis, and

         Atlanta have seen declines in demand for these products. According to contacts in the Chicago, St. Louis, and Cleveland Districts, activity in the steel industry continued to increase. These Districts, along with Atlanta, also saw higher production of automobiles and automobile components. Richmond and Atlanta saw increases in orders and shipments of packing materials. New York reported a mild rebound in manufacturing activity in August after a dip in July, while the Kansas City manufacturing sector saw fewer signs of improvement in July and August. Several reports noted that positive attitudes still prevail, but manufacturers have become less optimistic than they were earlier in 2002.

         Reports from the tourism sector were also mixed across Districts. St. Louis, Minneapolis, Atlanta, Kansas City, Chicago, and New York reported an increase in business, while Boston, Philadelphia, San Francisco, and Richmond observed low or mixed overall activity. Most Districts noted that the duration of leisure visits has declined and that visitors are spending less money per trip. Almost all Districts noted that the level of business travel is low, as is demand for air travel, which has been affecting hotel occupancy rates in some areas. Dallas reported that auditing activity was strong, as was the demand for some legal services. The Atlanta District noted that Mississippi gaming activity has been strong. Boston reported that the temporary employment industry and the majority of software and information technology services have seen flat-to-modest increases in sales and revenue this summer. Trucking firms in Maryland and North Carolina reported soft demand.

         LABOR MARKETS AND PRICES

         Labor markets in several Districts -- Cleveland, Atlanta, Chicago, and Minneapolis -- showed little change since the last Beige Book. In New York, hiring remained sluggish, although some signs of a pickup were noted for August. Firms in Kansas City expressed little interest in new hiring as they wait for further signs of improvement in the economy. Many contacts in Chicago indicated a downward trend in the demand for workers in the retail sector while retail payrolls in Boston and Richmond held steady. Manufacturers in Richmond and St. Louis reported little new hiring, although one manufacturing contact in Chicago reported a modest increase between June and July. The majority of manufacturers in Boston expect only small changes in employment for the rest of 2002. The Boston and Richmond markets for temporary employment experienced stronger demand in recent weeks. In Dallas, call centers and light industrial and manufacturing firms have the most need for temporary labor. Overall, wages were reported to be flat, with virtually no reports of upward pressure on wages. Contacts in San Francisco, however, reported an abundant supply of labor and flat-to-slightly elevated wages.

         Prices, too, remained unchanged, on average, although Atlanta, Dallas, Kansas City, and Boston reported an increase in steel prices. Prices of inputs and final goods increased slightly or remained flat in most Districts. The prices of building materials were said to be up in Atlanta, although San Francisco and Kansas City reported that these prices remained low in July and August. In almost all Districts there was concern about the rising cost of health insurance, which is leading some businesses to have higher labor costs.

         REAL ESTATE AND CONSTRUCTION

         Despite the weakness in commercial markets, most Districts, except for Dallas and Philadelphia, reported strong residential sales and construction activity. Contacts in Richmond and Cleveland attributed this vigorous activity to a favorable interest rate environment. In the Atlanta District, strong sales in some Florida markets have created a shortage of homes. July saw the highest number of monthly home closings for the Minneapolis-St. Paul area in five years. Existing home sales for July and August picked up in some Chicago markets. Prices for single-family homes in New York and Minneapolis were up in the second quarter from a year earlier, but apartment rents were reported to be lower than a year ago. Philadelphia and Dallas are the only Districts reporting less than robust residential sales. Real estate agents in Philadelphia reported an easing in the rate of sales in both new and existing homes for July and August. Total home sales remained unchanged in Dallas. Homes priced below $150,000 in Dallas continue to sell, but sales for higher-priced homes are slow. In Kansas City, sales and starts were also stronger for entry-level homes than for higher-priced homes.

         Commercial real estate markets remained soft in Boston, Philadelphia, Chicago, Minneapolis, Kansas City, Dallas, and San Francisco. Boston, Philadelphia, Minneapolis, and Kansas City noted increased office vacancy rates for portions of their Districts while San Francisco reported unchanged vacancy rates for commercial and industrial space. New York, Richmond, Atlanta, and St. Louis indicated little or no overall change in commercial markets. Commercial construction opportunities slowed in Cleveland, St. Louis, Kansas City, and San Francisco. Commercial realtors and contractors in Kansas City and Boston do not see any signs of improvement in the near future.

         BANKING AND FINANCE

         Bank loan demand was generally mixed. However, Richmond, Atlanta, and Chicago reported a moderate rise and New York, Kansas City, and San Francisco reported an uneven experience. Demand for mortgages and refinancing remained high across the nation, with Richmond noting a marked increase. Contacts in Philadelphia expressed concern about the sustainability of real estate lending in the absence of growth in other sectors. Business lending continued to be weak in all of the reporting Districts. Demand for consumer loans has been strong in Chicago and Atlanta but mixed in New York and Philadelphia.

         Delinquency rates were reported to be either stable or declining. However, credit standards have been tightened for commercial and industrial loans. St. Louis noted that such tightening has only occurred for small firms. Credit standards for other loans remained largely unchanged, except in Atlanta, which reported a tightening. Cleveland and Chicago reported no change in the quality of consumer or business loans; Philadelphia, however, noted a mild slippage.

         Atlanta noted a surge in the number of borrowers looking to shorten the term of their loans. Cleveland reported increased competition across all lines of lending while San Francisco noted an increase only for low-risk lending.

         AGRICULTURE AND NATURAL RESOURCES

         Drought conditions across much of the West and portions of the eastern United States have adversely affected both crops and livestock. Although recent rains have improved crop conditions in some areas, hot and dry weather during the middle of the year reduced the corn, soybean, and hay crops in parts of the Richmond, Chicago, Minneapolis, Dallas, and Kansas City Districts. As a result, bankers in the Kansas City District expect crop insurance payments to be a significant source of producers' income this year. Chicago noted that moisture conditions were notably less favorable for crops in Illinois and Indiana than elsewhere in the District, with contacts in central Illinois observing potential corn yields one-third lower than a year ago. In contrast, other portions of the Chicago District expect near-record corn and soybean yields; in addition, San Francisco reported that sales of fruits, vegetables, and nuts were high, spurred in part by strengthened export demand. Prospects for the cotton crop are good in Dallas and St. Louis, and the wheat harvest in Montana is expected to exceed significantly 2001's drought-ravaged crop.

         Livestock producers in the Kansas City, Richmond, and Dallas Districts have been providing supplemental feed to livestock due to dry weather and poor pasture conditions. Richmond also indicated instances of hauling water to livestock. Richmond, Dallas, and San Francisco reported that livestock farmers were paring herds, with liquidation under way in some areas of the Dallas District.

         Oil producers in the Dallas and Kansas City Districts reported increased oil prices, while natural gas prices, on average, were largely unchanged. Natural gas inventories declined slightly in the Dallas District but are expected to be at record high levels when the heating season begins. Reports from Dallas, Kansas City, and Minneapolis indicate that the count of active oil and gas drilling rigs remained unchanged in July and August. The Dallas District also noted that foreign drilling activity was down slightly but that revenues were up due to the complexity of the projects.

                              THE NATIONAL ECONOMY
                    2ND QUARTER 2002 AND OUTLOOK THROUGH 2002



The following discussion and analysis of the national economy for the second quarter of 2002 is based upon a review of current economic statistics, articles in the financial press and economic reviews from current business periodicals. The purpose of the review is to provide a representative "consensus" on the condition of the national economy and its general outlook through 2002.

ECONOMIC PERSPECTIVES

The sputtering rebound which initially surfaced in the first quarter of 2002 has now been likened to an automobile engine misfiring or needing new sparkplugs. Unfavorable adjectives abound, as the previously promising environment has given way to falling equities prices, proliferating corporate scandals and continuing layoffs ("right-sizings"?). While recession has not returned, the confusion is slowly eroding confidence of imminent recovery, despite the statistical evidence. For several months last winter, as the output of goods and services (Gross Domestic Product, all told) rebounded rapidly, the United States economy seemed to be oblivious to the damage of overvalued stock markets and excessive corporate expansion. As these markets held their own during the first quarter, many forecasters branded fears of a "bursting bubble" as unfounded. Almost simultaneously, the Enron accounting scandal spread, followed by WorldCom's and the restating of earnings downward by a landslide of other companies; this scenario contributed heavily to consumer and institutional disenchantment with our financial markets, and the "reality checks" continue into the next quarter.

In his public statements, Federal Reserve Board Chairman Greenspan appears "up-ticked." When the life of an economic upturn seems threatened, the Fed usually has been able and willing to sustain it by reducing interest rates under its purview. This time, however, the central bank has limited "wiggle room" in which to exercise, having committed itself to statements and policies implying we are in recovery mode. Last quarter, most corporate forecasters expected interest rates to be raised as early as the third quarter, in anticipation of up-ramping inflation; now the prognosis is postponed as much as a half-year. The bellwether Industry Panel Survey recently released by the National Association for Business Economics ("NABE") reveals a modest recovery is underway, even though current capital spending among its members fell notably from last quarter's survey. This marks the fifth consecutive quarter NABE corporate spending has fallen, and a record streak in the survey's 20 year life span. Furthermore, while reported profit margins continued to improve (at a slower pace than last quarter), NABE respondents' employment trends declined again, and hiring plans remain weak through year-end 2002. Validating these panelists' views, the U.S. Department of Commerce's GDP [advance] Report showed growth easing in the second quarter --while it included sweeping revisions to historical data as far back as 1999. These revisions reveal growth for the year 2001 was much weaker than the prevailing economic media thought: only 0.3% (versus 1.2%), attributed to three consecutive quarters of contraction. As last year's revised retrospective now shows a deeper recession, many analysts have begun to expect a milder recovery this year.

Following is a retrospective by major industry sector, derived from Federal Reserve Bank surveys.


          GEOGRAPHICAL DISPERSION OF THE FEDERAL RESERVE BANKING SYSTEM

The twelve Federal Reserve Districts are geographically divided, straddling states and regions of the U.S.:


DISTRICT #         BANKING CENTER           REGIONS SERVICED
ONE                Boston                   New England

TWO                New York                 NY State, Northern New Jersey, Puerto Rico, Virgin Islands

THREE              Philadelphia             Delaware, Eastern Pennsylvania, Southern New Jersey

FOUR               Cleveland                Ohio, Western Pennsylvania, Eastern Kentucky

FIVE               Richmond                 Maryland, Virginia, W. Virginia, N. Carolina, S. Carolina

SIX                Atlanta                  Georgia, Eastern Tennessee, Alabama, Southern Mississippi,
                                            Florida, Southern Louisiana

SEVEN              Chicago                  Illinois, Northern Indiana, Southern Wisconsin, Iowa,
                                            Southern Michigan

EIGHT              St. Louis                Missouri, Arkansas, Western Kentucky, Southern Indiana,
                                            Western Tennessee, Northern Mississippi

NINE               Minneapolis              Northern Wisconsin, Northern Michigan, N.Dakota, S.Dakota,
                                            Minnesota, Montana

TEN                Kansas City              Kansas, Nebraska,Oklahoma,Colorado,Northern New Mexico,
                                            Wyoming

ELEVEN             Dallas                   Texas, Southern New Mexico, Northern Louisiana

TWELVE             San Francisco            California, Oregon, Washington, Idaho, Nevada, Utah, Alaska,
                                            Arizona, Hawaii, Guam, Samoa, other U.S. Pacific territories


CONSUMER SPENDING

Most Districts reported retail sales as "mixed" but similar to year-on-year levels. Some rebound in non-automotive sales surfaced in the Cleveland, New York, Richmond, St. Louis and San Francisco Districts, anecdotally driven by weather conditions. On the downside, Atlanta, Boston, Chicago and Dallas noted some weakening in spending. Across the country, nonetheless, home-related procurement --building materials, hardware and furnishings-- were reported strong by local contacts. Despite mass media emphasis on inventory levels, there were no indications of retail drawdowns, but New York and San Francisco shared deliberate inventory accumulation as they anticipated a longshoremen's labor action on the Pacific Coast. Automobile sales were characterized as "disappointing" at quarter's end without a resumption of generous incentive plans.

MANUFACTURING

Modest improvements were reported in general across all Districts during the quarter. None of the twelve indicated any overall declines; many noted some moderate expansion, while others recognized struggling sectors. The automotive vehicle assembly and parts supply sub-sectors showed expansion in the Atlanta, Boston, Chicago, Cleveland and St. Louis Districts, for example. Semiconductor production continued to improve, as noted by Boston, Dallas and San Francisco. Responding to strength in consumer sub-sectors, production of residential construction-related materials remained up-beat in the Chicago and Dallas Districts, brisk in Philadelphia and relatively strong in Atlanta. Minneapolis and New York reported a general increase in activity through June, while Richmond had mixed conditions as tobacco and paper rose, but furniture and textiles slipped. Kansas City indicated a continuation of manufacturing recovery, despite some weakening in the volume of new orders. Overall, inventories remained steady or declined slightly.

REAL ESTATE AND CONSTRUCTION

Nearly all Districts showed strength in residential real estate activity, but the commercial sector continued suffering from a spate of overbuilt environments and hesitation. The vast majority described their housing markets as "robust," reflecting "sturdy" gains in sales volume and a spectrum of price appreciation. As expected, however, the hard-hit telecommunications and energy sectors continued to suppress residential activity in the Dallas District. Weaknesses were also identified in the higher-priced markets of Chicago, Kansas City, Richmond, St. Louis and San Francisco. The trough in equity markets has had its impact, although several Districts noted declines in the stock market have actually diverted investments to real estate as relatively savvy consumers capitalized on persistently low interest rates. Residential construction activity was, accordingly, mixed to strong; strong or rising activity was reported by Atlanta, Kansas City, Minneapolis, St. Louis and San Francisco. Constraints on construction were realized in the Boston and Chicago Districts, where shortages of developable land were pushing up prices.

Sustained weakness was the watchword in commercial real estate across most Districts, as conditions slackened in Atlanta, Chicago, Dallas, Kansas City, Minneapolis, New York, Richmond and San Francisco. Cleveland, however, noted an improvement from a previously depressed market. Defying pervasive weakness in office markets, Richmond signaled scattered strength in its retail and warehouse sectors. Commercial construction volume remained "sluggish" in most regions of the country, for reasons stated above.

BANKING AND FINANCE

Little change was reported by the banking community during the quarter, as continued strong demand for home mortgages and weak activity in business loans persisted. Some "softening" in consumer loan demand was indicated by Dallas and New York, but Atlanta had a moderate increase. Home mortgage lending was robust in most Districts, as conditions improved again in Chicago, Kansas City, Philadelphia and Richmond. Refinancing activity increased in the Chicago and Kansas City Districts, but declined in Cleveland and New York. Stability prevailed in loan payment delinquency rates, and overall credit quality was described as "strong" and "stable" in most areas. St. Louis, however, stood out with an increase in bankruptcy and past-due filings. Lending standard constrictions were increased in the Kansas City and New York Districts. In money centers, Philadelphia's investment firm revenues have been "adversely affected" by consumers' fund migration from equities to money markets, while San Francisco's financial sector remains "healthy."

AGRICULTURE, ENERGY AND NATURAL RESOURCES

Poor agricultural conditions continued in most areas, as a season of drought or near-drought persisted in the Chicago, Cleveland, Kansas City and Richmond Districts and some States in the Atlanta, Minneapolis and St. Louis Districts. Most soybean and corn -producing areas endured "oppressive" dry conditions. A desiccating drought continued in the Carolinas and Virginia, and areas with livestock reported deteriorated pasture conditions.

Dallas and Kansas City described energy activity as "strong," but oil and gas extraction in both Districts stagnated later in June, following a robust May. Smaller energy firms in the Dallas District began pulling back late in the quarter, anticipating lower demand for petroleum and gas products. Earnings experienced downward pressure in Kansas City's natural gas industry; prices fell sharply in Wyoming.

SERVICES AND TOURISM

On the heels of slow return to stability during the first quarter, signs of improvement in travel and tourism were noted across the western area of the country during the second quarter. Kansas City, Minneapolis and San Francisco Districts reported increases in activity, attributable to unexpectedly favorable weather conditions in these markets. Nonetheless, in the east, weaknesses surfaced in Atlantic Coast Districts: Atlanta and New York had slippage in hotel room occupancies; reports of shorter stays and curtailed spending by Florida tourists contributed to Atlanta District slackness.

Other service sub-sectors reported mixed conditions. Boston's insurers noted strong demand for life products, but scattered declines in health plan membership, attributed to weakening labor markets. Shipping and trucking showed robustness in the Richmond District, while Dallas's telecommunications and energy sector weaknesses rippled through its service industries.

LABOR MARKETS, WAGES & PRICES

The continuing labor market stagnation kept wage pressures from rising during the quarter, with the exception of a threatened strike by longshoremen. Sporadic reports of increased hiring in skilled occupations like engineers, nurses and specialty trade construction workers were reported across all Districts. While the net change indicated stability, Kansas City and New Yo rk had some softening and most contacts in the Cleveland and Minneapolis Districts signaled no intentions to increase hiring. The temporary staffing service sub-sector showed some signs of rising activity; Chicago and New York had weaknesses, but Atlanta, Cleveland, Dallas and Richmond had increases. As mentioned above, Chicago and Richmond experienced some weakening in the manufacturing sector, while Kansas City and New York had pickups in light manufacturing segments. Richmond reported increases in service and retail hiring, but Boston experienced declines. In the Dallas District, continuing airline industry problems resulted in more layoffs. Overall, wages were reported steady, with a contagion of non-wage benefit cost pressures.

Prices were characterized as "steady" for most goods and services, except building materials and health/insurance services. Other input prices remained flat or fell, especially in manufacturing across the country. Continued discounting in the retail sector was mentioned in widely scattered areas. The San Francisco District experienced "spikes" in wholesale spot electricity prices due to unseasonably warm weather. Boston reported "firming" of semiconductor prices but declining prices for other high-technology goods. A weakening energy market (mentioned above) contributed to inventory build-up in natural gas and consequent price decreases in the Dallas District. Chicago's developable land shortage supported prices for residential construction. Richmond had a moderate increase in service sector and manufactured goods prices.

OUTLOOK

While the nation's unemployment rate has been between 5.5% and 6.0% in recent months, it is up 1.5% from the average of the previous 30 months. Many forecasters expect it to rise above 6.0% before we recognize a recovery is again underway, probably topping out as the year ends. Increasing attention is being diverted to INVENTORY LEVELS and inventory/sales ratios as a harbinger of economic recovery. (For the most recent ratios, visit the Institute for Supply Management --formerly the National Association of Purchasing Management-- website www.ism.ws/ISMReport/ROB072002.cfm and the U.S. Department of Commerce's website www.census.gov/mrts/www/mrts.html.) As inventory drawdowns continue, it is important to recognize inventory "corrections" have accounted for about a quarter of the slowdown in Gross Domestic Product during post-World War II recessions, on average. The modest manufacturing inventory glut which emerged in the fourth quarter of 2001 is expected to reduce and reverse itself in the fourth quarter, even as real BUSINESS INVESTMENT trails. Business investment during the second quarter continued to contract in quarter-on-quarter annualized terms, but at a much slower pace than the previous few quarters. This could portend a turnaround is already underway. However, the "seed money" which created grass-roots growth in our last economic rebound has been largely withheld at this juncture. The drought otherwise unmentioned above has worsened to the extent INITIAL PUBLIC OFFERINGS are at their lowest volume in nearly ten years. This means "real" companies (not dot-coms) are withdrawing their offerings and postponing of product development plans, preferring to tap overseas markets or parking cash on the sidelines. Investors simply don't trust the current markets enough to buy IPOs. Previously, strengths in the housing market and other measures of CONSUMER ACTIVITY had shielded consumption and investment from some of the burden of equity market corrections. Instead, CAPITAL SPENDING indicators appear more affected by the decline in stock market prices. Indeed, business sentiment has fallen, credit conditions have changed, investment decisions have been put off and the SEC has imposed new corporate accountabilities. In a reflection of international disincentive, recent news media leaks suggest the IMF (read: World Bank) may be preparing to cut its 2002 and 2003 growth forecasts for the United States. As the quarter ended, concerns about a major, prolonged U.S. military commitment in Iraq loomed larger as the "wild card" in the deck of this economic recovery.

August 2002

Information contained in this report has been obtained by CEIR from sources believed to be reliable. CEIR is not able to guarantee the accuracy or completeness of this information, nor is NACVA responsible for any errors, omissions or damages arising from the use of this information.

(C)2002 NACVA and Center for Economic & Industry Research(TM), 1111 Brickyard Road, Salt Lake City, Utah 84106; ALL RIGHTS RESERVED.

CONSENSUS OF ANNUAL ECONOMIC FORECASTS


Average % Change on Previous Calendar Year

                                                           THIS MONTH'S MEAN                 LAST QUARTER'S MEAN
CATEGORY                                                  2002           2003                2002            2003
--------                                                  ----           ----                ----            ----
Real Gross Domestic Product                                2.3           3.1                  2.6            3.5

Real Disposable Personal Income                            4.5           3.1                  3.0            3.4

Real Personal Consumption                                  3.1           2.8                  3.1            3.0

Real Business Investment                                  -5.3           5.0                 -3.3            7.8

Industrial Production                                     -0.1           4.2                 -0.1            4.8

Consumer Prices                                            1.6           2.4                  1.5            2.4

Producer Prices                                           -1.1           1.5                 -0.8            1.8

Employment Costs                                           3.7           3.6                  3.6            3.5

Nominal Pre-tax Profits                                    9.0           9.7                 11.5            9.0


Absolute Values

                                                           THIS MONTH'S MEAN                  LAST QUARTER'S MEAN
CATEGORY                                                  2002           2003                2002            2003
--------                                                  ----           ----                ----            ----
Ann'l Change in Bus. Invent. ($ bn)                        0.6           35.7                 7.2             43.5

Ann'l Total Auto & Lt Truck Sls (mm units)                16.5           16.5                16.2             16.4

Annual Total Housing Starts (mm units)                    1.65           1.60                1.60             1.56

Annual Average Unemployment Rate (%)                       5.9            5.8                 5.7              5.4

TABLES EXPLAINED:

AVERAGE % CHANGE ON PREVIOUS CALENDAR YEAR:

Shows the mean value of our monthly consensus on the % movement of Indicators over the next two years

ABSOLUTE VALUES:

Shows the mean value of our monthly consensus on the magnitude of Indicators over the next two years



Source: Consensus Forecasts - USA                                          Aug-
02

                      QUARTERLY ECONOMIC PERFORMANCE TRENDS

                      Year-on-Year Percentage Change Trend

                                 2001a     2001a     2002a     2002e     2002f      2002f    2003f     2003f     2003f     2003f
                                3rd Qtr   4th Qtr   1st Qtr   2nd Qtr   3rd Qtr    4th Qtr  1st Qtr   2nd Qtr   3rd Qtr   4th Qtr
CATEGORY

Real Gross Dom Prod             -0.4       0.1       1.4       2.1       2.9        2.9      2.5       3.1       3.3       3.5

Real Disp Pers Inc               2.8       0.3       3.9       5.0       3.1        5.9      3.3       3.0       3.0       3.0

Real Pers Consump                1.8       2.8       3.0       3.1       3.6        2.6      2.6       2.9       2.8       3.0

Real Business Invest            -7.4      -9.3      -9.4      -6.1      -4.4       -0.7      2.3       4.4       6.2       7.5

Indust Production               -4.8      -5.9      -3.7      -1.2       0.9        3.7      4.2       4.1       4.3       4.4

Consumer Prices                  2.7       1.9       1.1       1.2       1.6        2.3      2.5       2.3       2.3       2.4

Producer Prices                  1.6      -1.0      -2.4      -2.3      -0.8        1.1      1.5       1.5       1.6       1.6

                                 Absolute Values

                                 2001a     2001a     2002a     2002e     2002f      2002f    2003f     2003f     2003f     2003f
Other Indicators                3Q(end)   4Q(end)   1Q(end)   2Q(end)   3Q(end)    4Q(end)  1Q(end)   2Q(end)   3Q(end)   4Q(end)
Change in Bus Invent
($bn)*                          -61.8      -98.4     -28.9       1.0       7.9       22.3     30.6      35.2      38.3      39.2

Unemployment Rate
(%)                               4.8        5.6       5.6       5.9       6.0        6.0      5.9       5.8       5.6       5.7

3 mo Treas Bill Rate
(%)                               2.4        1.7       1.8       1.7       1.7        1.8      2.0       2.2       2.6       3.1

10 yr Treas Bond Yld
(%)                               4.6        4.2       5.4       4.8       4.5        4.6      4.8       5.0       5.2       5.4

                        *chained 1996 prices; annual rate


TABLES EXPLAINED:



YEAR-ON YEAR  PERCENTAGE CHANGE TREND:

Shows the past actual and mean values of our consensus on quarterly movement of Indicators over a two-year period (a=actual, e=estimate, f=forecast)

ABSOLUTE VALUES:

Shows the past actual and mean values of our consensus on quarterly movement of Indicators over a two-year period (a=actual, e=estimate, f=forecast)

Source: Consensus Forecasts - USA                                        Aug-02

            BIBLIOGRAPHY FOR "THE NATIONAL ECONOMY: 2ND QUARTER 2002"


Summary of Commentary on Current Economic Conditions by Federal Reserve District; Board of Governors of the Federal Reserve System; June 12, 2002 and July 31, 2002

Consensus Forecasts - USA; Consensus Economics Inc.; August 12, 2002

"U.S. Economic Outlook"; InSight; Zions First National Bank; Summer 2002

BEA News Release; U.S. Department of Commerce/Bureau of Economic Analysis; July 31, 2002

"Industry Panel: Economic Recovery to Stay Weak While Employment and Capital Spending Slip"; NABE News; National Association for Business Economics; July/August 2002

"2nd Quarter Shapes Up Much Like The First"; Kenneth Gilpin; The New York Times; June 30, 2002

"Call It the (Pick Your Poison) Recovery"; Louis Uchitelle; The New York Times; July 7, 2002

"This Time, The Fed Is Boxed In On Rates"; Louis Uchitelle; The New York Times; June 16, 2002

"Snail's Pace of IPO Market Is Hampering Companies' Plans to Expand"; Matt Krantz; USA Today; August 17, 2002

"June Construction Plunges to 2-Year Low As All Major Segments Slip, AGC Economist Says"; Data DIGest; Associated General Contractors of America; August 1, 2002

"Inventory: How Much is Too Much?"; US Economic Digest; Credit Suisse/First Boston; August 19, 2002

June Manufacturing ISM Report On Business(R); Institute for Supply Management; July 1, 2002

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT B

                       REGIONAL ECONOMIC DATA AND ANALYSES

ECONSOUTH (THIRD QUARTER 2002)



COVER STORY


                                     [PHOTO]

Are We Running Out of Oil?

BOTH THE AVAILABILITY AND THE COST OF OIL CONCERN AMERICANS ACROSS THE COUNTRY. CONSUMERS ARE ANXIOUS NOT ONLY ABOUT PRICES AT THE GAS PUMP BUT ALSO ABOUT WHETHER OIL WILL BE AROUND FOR THE NEXT GENERATION.

Increased unrest and instability in the Middle East and in the oil-producing countries of Latin America have again raised concerns about recurring and persistent energy price increases. Oil prices have moved widely over recent years-- from below $10 a barrel in 1998 to over $35 a barrel in 2000 (see chart
1), and the threat to future supplies is again becoming a high-profile issue in the United States.

At stake are not only consumers' pocketbooks but also the health of both the U.S. and world economies, made even more tenuous by the recent downturn in business activity. Beyond these shorter-term concerns is the recognition that available supplies of oil are being depleted as oil use increases. As supplies become scarcer, prices will inevitably rise, and many analysts wonder about the consequences for the U.S. economy.

WHAT'S HAPPENED TO OIL SUPPLIES?

Several factors affect both the long- and short-term oil supply conditions, and these conditions, in turn, affect the U.S. economy. The first factor is what the world's oil reserves look like and what the prospects are for adding to those reserves. The second consideration is where those reserves are and who has access to them. The final component is U.S. refineries' ability to refine oil and get it to market.

At the end of World War II, known oil supplies stood at about 600 billion barrels, according to the U.S. Energy Information Administration. Following the war, the economies of both the United States and the rest of the world expanded rapidly, and consumption of these known supplies accelerated. However, as the result of new discovery, drilling and recovery technologies, exploitable oil reserves increased even more rapidly than demand. In 2000 a U.S. Geological Survey reported that known recoverable oil amounted to about 3 trillion barrels, a 20 percent increase over 1990 estimates of undiscovered oil (see chart 2).

Even more impressive is the fact that an additional three trillion barrels of known supply exist that are as yet unrecoverable given current extraction technologies. To put this number in perspective, consider that -- with reasonable assumptions about world economic growth -- the known recoverable supplies of oil would sustain the current rate of consumption for somewhere between 63 and 95 years. Of course, the ability to tap these reserves is critically dependent upon who possesses them and how willing the owners are to sell their oil.

WHERE DOES U.S. OIL COME FROM?

The United States currently imports about 60 percent of the oil that it consumes. About 50 percent of that oil comes from OPEC (Organization of Petroleum Exporting Countries). Persian Gulf OPEC countries account for about 26 percent of U.S. imports, with Iraq supplying slightly under half of the oil the United States gets from this region. Interestingly, oil from Iraq today makes up a much larger portion of U.S. oil imports than it did before the Gulf War. Non-Gulf OPEC countries, and specifically Venezuela, account for about 14 percent of U.S. imports. With such a high degree of dependence on foreign oil, it is no wonder that the United States is concerned about conditions in the Middle East. The nation has a great deal at risk if oil supplies from that region, especially from Iraq, are disrupted for even a short time.

                                     CHART 1
                              CRUDE OIL SPOT PRICE

                                     [CHART]

              Source: U.S. Energy Information Administration, dated
                           brent crude oil spot prices

Not only are the United States, Europe and the Far East dependent upon the Middle East for oil, but that area accounts for the bulk of the world's known reserves (see chart 3). Without a change in U.S. energy usage patterns, dependence on the Middle East for future oil supplies will continue to increase as supplies are drawn down.

THE UPS AND DOWNS OF OIL PRICES

Currently oil is in plentiful supply (see chart 2), and the world is in no immediate danger of running out of this resource. The United States' inability to convert crude oil into usable product, however, may have played a significant role in the run-up in domestic oil and gasoline prices during the summer of 2000 and again in 2001.

Refinery capacity has lagged behind demand in the United States, with existing refineries running at full or nearly full capacity since the late 1990s. The roots of this capacity problem were long in the making. Largely as result of the elimination of price controls and allocations in 1981, relatively small and inefficient refineries exited the industry, and refinery capacity in the United States fell dramatically. Capacity utilization of the remaining refineries increased, but virtually no new capacity was built.

Despite the rapid increase in demand for new refinery capacity during the 1990s, the combination of regulations, legal questions and economic considerations limits the attractiveness of such investment for investors and oil companies. The principal response to increased demand has been to increase capacity utilization. In 1998 measured capacity utilization reached 96 percent, a number that may even understate actual utilization given that a certain proportion of capacity is routinely sidelined for maintenance and improvements.

When U.S. oil prices spiked in the summer of 2001, the situation wasn't really an oil-supply problem. Even if more oil had arrived on U.S. shores, there was no easy way to convert it into gasoline. And varying environmental constraints on emissions meant that refined gasoline in surplus areas couldn't always be transferred to where it was needed. For example, oil refined in Texas could not necessarily be shipped to places like Chicago because the Texas refining process might not be compatible with Chicago's emission requirements. Therefore, because of capacity constraints, last summer's high oil prices were probably unavoidable.

Unfortunately, current data from the U.S. Energy Information Administration suggest that the capacity utilization problem hasn't improved. As of June 2002, U.S. refineries were running at 95 percent capacity, which is virtually identical to capacity utilization in June 2001. Operable refinery capacity in 2002 is about 16.8 million barrels of oil input per day, which is only 0.3 million barrels of oil per day greater than in 2001. Inventories are on par with the midpoint of last year's levels.

A SLIPPERY ISSUE

Even a cursory look at the oil supply and refining problems facing the United States suggests that a complex web of structural, production and political issues interacts to affect short-run prices of gasoline and oil-related products. The long-run dependence on the Middle East for oil remains a fact of life. A harmonious settlement of local political problems in the Middle East, as well as improvement of U.S. relations with that part of the world, is essential if shocks to energy supplies are to be avoided.

While there is clearly no demonstrable shortage of oil in the world, it is apparent that by the end of this century, alternative sources of cheap energy need to be found in order to maintain the current U.S. standard of living.

This article was written by Robert Eisenbeis, senior vice president and research director of the Atlanta Fed.

                                     CHART 2
               HYPOTHETICAL SIX TRILLION BARREL WORLD OIL-IN-PLACE
                              RESOURCES BASE, 2000

                                     [CHART]

                      Source: U.S. Geological Survey (2000)


                                     CHART 3
               GLOBAL CONSUMPTION, PRODUCTION AND RESERVES OF OIL

                                     [CHART]

             Source: U.S. Energy Information Administration, Weekly
                             Petroleum Status Report

ECONSOUTH (THIRD QUARTER 2002)


COVER STORY


                                     [PHOTO]


Energy Helps Power the Southeastern Economy

WITH ENERGY USE DECLINING IN THE NATION OVER THE PAST YEAR, SOUTHEASTERN STATES THAT DEPEND ON PRODUCING AND SELLING ENERGY COULD BEGIN TO FEEL THE PINCH.

As the economy powered down in 2001, energy consumption in the United States declined for the first time since 1990. According to the U.S. Energy Information Administration (EIA), energy consumption in the United States totaled 96.51 quadrillion Btus (British thermal units) in 2001, down from 98.77 quadrillion Btus in 2000 and 96.76 quadrillion Btus in 1999.

Petroleum remains the largest source of energy in the United States, accounting for 38.23 quadrillion Btus, or nearly 40 percent of all energy consumed. Natural gas and coal provide much of the rest at just over 22 quadrillion Btus -- about 23 percent of consumption -- each. Even so, except for nuclear electric power, "wood, waste, alcohol" energy (mostly a corn-derivative called ethanol that is blended into gasoline), and solar and wind power, energy consumption declined last year for every source. Not surprisingly, the decline in energy consumption has had the greatest impact on fossil fuel-producing states, especially those whose economies are less diversified and therefore more dependent on energy companies for jobs and tax revenues. In the Sixth Federal Reserve District, every state except Georgia produces oil and gas. But the industry's greatest presence, by far, is in Louisiana.


LEADING THE WAY

Louisiana is one of the nation's leading energy-producing states: It ranks fourth in crude oil production and fourth in production of natural gas (excluding federal offshore drilling areas). The state's extensive natural resources make it an important player in the energy industry, but the industry has a disproportionate impact on the state's economy.

According to a March study published by the Louisiana State University Center for Energy Studies, oil and gas drilling and production activities on state leases have a direct economic impact of $733 million and an indirect impact of $249 million on the state in a typical year. The study also reported that drilling and production on state leases in Louisiana produced 3,467 jobs with energy producers as well as an estimated 3,118 jobs in related fields. The industry had a significant effect on government revenues too, according to the study, generating $432.4 million for state coffers and $57.3 million for local governments.

Still, even allowing for the millions of dollars and thousands of jobs created by the oil and gas industry, Louisiana's inability to develop additional, non-energy-related industries remains its biggest economic challenge. The state's dependence on the oil and gas industry means that when energy prices and production decline, so does Louisiana's economy. For example, from 1999 to 2000, when the U.S. economy grew well over 4 percent, Louisiana's economy contracted
2.7 percent, according to the U.S. Bureau of Economic Analysis. Only Louisiana and Alaska, another major energy producer, suffered such fates.

Considered apart from the state's economy, however, Louisiana's oil and gas industry seems to be in very good shape. The state's proven oil reserves have been revised downward in recent years, but federal offshore reserves in the Gulf of Mexico are significant, and Louisiana-based companies and employees will continue to play a major role in extracting them.

A recent report by the EIA noted that after a long decline in the 1980s, natural gas accounted for 52 percent of the major firms' oil and natural gas production in the United States in 1999, driven by natural gas' clean -burning properties and its profitability relative to oil. Louisiana's dominance as a natural gas producer preceded this shift toward the use of natural gas.

TAKING CREDIT

In addition to noting environmental concerns and profitability considerations, the EIA's report on natural gas production finds that a tax code provision has contributed to the major energy producers' shift to natural gas. This provision,
Section 29 of the 1980 Windfall Profit Tax Act, makes tax credits available to firms that produce certain qualifying fuels from wells drilled between 1980 and 1992. Qualifying fuels include oil from shale and tar sands, wood fuels and synthetics from oil. The most commonly claimed Section 29 credit, however, is for gas from coal seams, also called coalbed methane.

According to the EIA, the Section 29 credit, which is scheduled to expire this year, averaged $1.02 per thousand cubic feet of gas in the 1990s, increasing the effective price received for eligible production by 53 percent. The effect on gas production in the United States has been dramatic. The EIA reports that
Section 29 companies increased U.S. natural gas production by 26 percent between 1990 and 1999 while production by other major companies not seeking the tax credits declined 14 percent over the same period.


SIXTH DISTRICT ENERGY CONSUMPTION AND PRODUCTION

                                                    CONSUMPTION                                      PRODUCTION
                                    -------------------------------------------    --------------------------------------------
                                                            Per Capita
              Population            Total Energy              Energy                 Crude Oil             Natural Gas
                 (in        Rank    (Quadrillion    Rank     (Million     Rank     (Thousands of   Rank     (Million      Rank
State          Millions)   (2000)       BTUs)      (1999)      BTUs)     (1999)     Barrels/Day)  (2000)   Cubic Feet)   (2001)
Alabama            4.447       23            2.0       17          459       10              29       15       349,114       10*

Florida           15.982        4            3.9        6          255       47              13       19         5,706       16

Georgia            8.186       10            2.8       10          359       25               0       NA             0       NA

Louisiana          4.469       22            3.6        8          827        3             288        4     1,497,201        4*

Mississippi        2.845       31            1.2       27          437       11              54       10       107,540       13

Tennessee          5.689       16            2.1       16          378       21               1       27             0       NA

*Onshore and state offshore only; does not include federal offshore

Sources: Energy Information Administration, Louisiana Department of Natural Resources, Alabama State Oil and Gas Board

A HOT MARKET

Section 29 seems to have had a particularly dramatic effect on gas production in Alabama, the nation's 10th leading natural gas-producing state. As one of three states (along with Colorado and New Mexico) holding 75 percent of proved coalbed methane reserves, Alabama's coalbed methane production increased from 36.4 billion cubic feet in 1990 to 113.5 billion cubic feet last year, when it accounted for 28 percent of the state's natural gas production.

Alabama gas production has also received a strong boost from so-called state offshore (within three miles of the shore) drilling, which increased from 19.9 billion cubic feet in 1990 to 201.9 billion cubic feet last year. The increase in coalbed methane and state offshore production generated strong growth in Alabama's natural gas production. Total natural gas marketed production grew from 136 billion cubic feet in 1990 to 349 billion cubic feet last year. As for petroleum, the state ranks 15th in crude oil production.

Unlike Alabama and Louisiana, Mississippi does not rank among the American Petroleum Institute's top 10 oil and gas -producing states. But its oil and gas production is not insignificant. The state ranks 10th in crude oil production and 13th in natural gas production.

Tennessee and Florida also produce energy, but the sector is not significant to the economy of either state. Florida, which ranked 16th in natural gas production with 5.7 billion cubic feet of gas marketed production in 2001 and 19th in crude oil production, is perhaps more notable for its relative energy efficiency; the state ranks 47th in per capita energy consumption. Tennessee produces no gas at all and ranks 27th in crude oil production.

For more information about energy consumption and production in the Sixth District, see the table above.

ENERGY AS PART OF A DIVERSE ECONOMY

One of the most significant national developments of the last 50 years has been the transformation of the Southeastern economy. As millions of Americans made their way south for new jobs and new homes, the region's economy began to resemble the national economy in almost every respect, including, of course, energy consumption. The Southeast, like the nation, now consumes far more gas and oil than it produces, adding to U.S. dependence on external oil production.

Nonetheless, for states such as Louisiana and, to some extent, Alabama and Mississippi, oil and gas production remain significant influences on the economy, and their importance is unlikely to be diminished any time soon.

ECONSOUTH (THIRD QUARTER 2002)


Southeastern Economic Indicators


                                                                                                 6TH
                           ALABAMA   FLORIDA   GEORGIA   LOUISIANA   MISSISSIPPI   TENNESSEE   DISTRICT   [ILLEGIBLE]
TOTAL PAYROLL
EMPLOYMENT
(THOUSANDS)(a)    2002Q2   1,898.7   7,178.7   3,890.4     1,929.0       1,129.5     2,703.4   18,729.7     130,716._

% change from     2002Q1      -0.1       0.0       0.3        -0.1          -0.         -0.6        0.0           0._

% change from     2001Q2      -0.8      -0.2      -2.2         0.0          -0.2        -0.2       -0.6          -_._

MANUFACTURING
PAYROLL
EMPLOYMENT
(THOUSANDS)(a)    2002Q2     329.1     448.0     538.9       177.2         207.7       466.0    2,166.9      16,776._

% change from     2002Q1      -0.8      -0.6       0.5         0.1          -0.1        -0.4       -0.2          -_._

% change from     2001Q2      -3.2      -5.6      -2.3        -3.1          -3.2        -2.7       -3.4          -_._

CIVILIAN
UNEMPLOYMENT
RATE(a)           2002Q2       5.6       5.2       4.7         6.1           6.8         5.0        5.3           5._

Rate as of        2002Q1       5.6       5.4       4.6         5.8           6.5         5.5        5.4           _._

Rate as of        2001Q2       5.1       4.5       3.9         5.8           5.1         4.4        4.6           _._

SINGLE-FAMILY
BUILDING
PERMITS
(UNITS)(b)        2002Q2    15,747   115,206    77,975      14,858         8,637      28,496    260,918   1,304,282._

% change from     2002Q1      -8.2     -14.7       6.8        -3.9           2.5         4.1       -5.6           _._

% change from     2001Q2      14.5      -1.9       1.9        10.9          -0.3         5.9        1.7           _._

MULTIFAMILY
BUILDING
PERMITS
(UNITS)(b)        2002Q2    12,700    63,132    25,343       3,473         3,158       3,614    111,421     450,618._

% change from     2002Q1     209.6       2.4      10.4        90.8         -26.7       -17.7       12.3           _._

% change from     2001Q2     399.9      38.8      15.0         9.8         150.1       -51.0       36.1          12._

PERSONAL
INCOME
($ BILLIONS)(b)   2002Q1     110.4     476.5     242.5       109.2          63.4       155.6    1,157.7       8,705._

% change from     2001Q4       1.3       1.3       1.6         0.8           2.3         2.1        1.5           _._

% change from     2001Q1       2.3       3.5       2.9         3.0           3.3         2.3        3.1           _._

                                                                                        NEW
                          ATLANTA   BIRMINGHAM   JACKSONVILLE    MIAMI    NASHVILLE   ORLEANS   ORLANDO      TAMPA
TOTAL PAYROLL
EMPLOYMENT
(THOUSANDS)(a)   2002Q2   2,144.9        485.2          572.3   1,041.9       686.1     622.5     904.0     1,223._

% change from    2002Q1       0.1          0.0            0.0       0.6         0.1      -1.0      -0.1        -_._

% change from    2001Q2      -2.8         -0.1            0.9       0.7         0.5      -0.8      -1.0        -_._

CIVILIAN
UNEMPLOYMENT
RATE(a)          2002Q2       4.9          4.1            5.1       7.3         3.8       5.4       5.2         4._

Rate as of       2002Q1       4.8          4.0            4.9       7.6         4.1       5.2       5.7          __

Rate as of       2001Q2       3.2          3.1            4.0       6.5         3.2       5.0       3.5          __


(a) Seasonally adjusted

(b) Seasonally adjusted annual rate

SOURCES: Payroll employment and civilian unemployment rate: U.S. Department of Labor, Bureau of Labor Statistics. Initial unemployment claims: U.S. Department of Labor, Employment and Training Administration. Single- and multifamily building permits: U.S. Bureau of the Census, Construction Statistics Division. Personal income: Bureau of Economic Analysis. Quarterly estimates of a construction data reflect annual benchmark revisions. All the data were obtained and seasonally adjusted by Regional Financial Associates. Small differences from previously published data reflect revisions of seasonal factors.


For more extensive information on the data series shown here, see the Atlanta Fed's World Wide Web site at www.frbatlanta.org/publica/econ_south/2002/q3/dist_data.htm.


    TOTAL PAYROLL EMPLOYMENT                    MANUFACTURING PAYROLL EMPLOYMENT

             [CHART]                                         [CHART]

   CIVILIAN UNEMPLOYMENT RATE                    SINGLE-FAMILY BUILDING PERMITS

             [CHART]                                         [CHART]

  MULTIFAMILY BUILDING PERMITS                           PERSONAL INCOME

             [CHART]                                         [CHART]




                                 RETURN TO INDEX

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT C

                       INDUSTRY ECONOMIC DATA AND ANALYSIS

                              SECOND QUARTER 2002


                                [FDIC LETTERHEAD]


                       THE FDIC QUARTERLY BANKING PROFILE



                                                      Donald E. Powell, Chairman


                COMMERCIAL BANK PERFORMANCE - SECOND QUARTER 2002

O        EARNINGS CLIMB TO RECORD-HIGH $23.4 BILLION

O        HIGHER NONINTEREST INCOME, NONRECURRING GAINS LIFT PROFITS

O        ASSET GROWTH SETS QUARTERLY RECORD

O        NET INTEREST MARGINS IMPROVE AT COMMUNITY BANKS

O        TROUBLED COMMERCIAL & INDUSTRIAL LOANS CONTINUE TO RISE

IMPROVED PROFITABILITY IS WIDESPREAD

Continued strength in consumer loan demand, plus a favorable interest-rate environment outweighed the negative effects of weakness in commercial loans for banks in the second quarter of 2002. Commercial banks' earnings rose to $23.4 billion in the second quarter, eclipsing the quarterly earnings record of $21.7 billion that was set in the first quarter by $1.7 billion (7.8 percent). Improved noninterest income, lower provisions for loan losses, increased gains from securities sales, and relatively low growth in noninterest expenses all contributed to the earnings record. Second-quarter earnings were $4.3 billion (22.7 percent) higher than in the same quarter of last year.(1) Net interest income was $5.6 billion (10.6 percent) higher than a year ago, noninterest income was up by $3.5 billion (8.9 percent), and gains from securities sales and other extraordinary items added $283 million (51.3 percent) more to after-tax earnings.

                           INDUSTRY EARNINGS CONTINUE
                               TO EXHIBIT STRENGTH

                                     [CHART]



                          COMMUNITY BANKS' MARGINS SHOW
                                   IMPROVEMENT

                                     [CHART]

While the industry's loan-loss provisions were $688 million (6.0 percent) below the level of the first quarter, they were still $2.0 billion (22.8 percent) more than in the second quarter of 2001, limiting the year-to-year improvement in net income. The average return on assets (ROA) rose to 1.41 percent in the second quarter, matching the all-time high reached in the third quarter of 1999. The industry's ROA was 1.33 percent in the first quarter and 1.21 percent in the second quarter of 2001. Almost two out of every three commercial banks (62.8 percent) reported an ROA of 1 percent or higher in the second quarter, and a similar proportion (62.1 percent) reported a higher quarterly ROA than a year ago.

(1) Year-to-year increases in the number and size of directly-owned subsidiary banks accounted for $269 million of the increase in net income. See Computation Methodology, p.21.

Requests for copies of and subscriptions to the FDIC Quarterly Banking Profile should be made through the FDIC's Public Information Center, 801 17th Street, NW, Washington, DC 20434; telephone (202) 416-6940 or (800) 276-6003; or Email:
pub-licinfo@fdic.gov.

Also available on the Internet at www.fdic.gov. Comparable financial data for individual institutions can now be obtained from the FDIC's Institution Directory (I.D.) System on this Web site.

DIVERSIFICATION IS EVIDENT IN BANKING PROFITS

A combination of strength in both transaction-based revenues and market-sensitive revenues contributed to the improvement in noninterest income. Higher securitization income at credit-card lenders, continued growth in service charges on deposit accounts, and increased income from trading activities were the main areas of strength. Income from securitization activities totaled $4.6 billion, an increase of $941 million (25.4 percent) over the second quarter of 2001. Service charges on deposit accounts added $7.5 billion to non-interest revenues, $710 million (10.5 percent) more than a year earlier. Trading revenue was $656 million (24.2 percent) higher. Higher net interest income (up $5.6 billion, or 10.6 percent) was partly the result of wider net interest margins in a more favorable interest-rate environment. The overall low level of interest rates contributed to loan growth, while the steep yield curve helped net interest margins. The industry's net interest margin of 4.11 percent was 8 basis points lower than in the first quarter, but was 21 basis points above the level of 2001's second quarter. After four successive quarters of no improvement, average margins at commercial banks with less than $100 million in assets rose for the first time in two years, increasing by 14 basis points, to 4.40 percent, from 4.26 percent in both the first quarter and in the second quarter of 2001.

FAVORABLE RATE ENVIRONMENT HELPS YEAR-TO-YEAR COMPARISONS

In the first six months of 2002, commercial banks earned $45.3 billion, a $6.5-billion (16.7 percent) improvement over their performance in the first half of 2001. The industry's six-month ROA was 1.37 percent, up from 1.23 percent a year earlier. A majority of banks - 59.8 percent - reported higher ROA's in the first half of 2002, compared to the same period in 2001, and more than two out of three banks (68.9 percent) reported higher net income. One of the main contributions to the earnings improvement came from net interest income, which was up by $12.8 billion (12.2 percent). A more favorable interest rate environment helped lift net interest margins in the first six months of 2002. The average margin was 4.13 percent, compared to 3.86 percent a year earlier. Increased noninterest income also contributed to the higher earnings. Noninterest revenues were $5.2 billion (6.5 percent) more than in the first half of 2001. Service charges on deposit accounts were up by $1.6 billion (12.4 percent), and securitization income was $2.0 billion (27.5 percent) higher. The improvement in earnings was limited by a $5.6-billion (33.7-percent) increase in provisions for loan losses. More than one-fourth of this increase ( $1.6 billion, or 27.5 percent) was attributable to higher provisions for credit losses in banks' foreign operations. Even with these increased credit expenses, net income from international operations was down by only $44 million (1.2 percent), compared to the first half of 2001.

COMMERCIAL LOANS STILL LEAD ARISING TREND IN CHARGE-OFFS

The quarter's net charge-offs of $10.6 billion were $2.6 billion (33.1 percent) higher than a year earlier. Commercial and industrial (C&I) loans registered the largest increase; charge-offs were up by $1.1 billion (34.6 percent), as net losses on C&I loans to non-U.S. borrowers increased by $405 million (206 percent). Other loan categories had smaller increases in net charge-offs. Credit-card charge-offs were $894 million (31.6 percent) above the level of a year ago, and charge-offs on other consumer loans were $256 million (24.7 percent) higher. Net charge-offs on leases increased by $200 million (89.3 percent).

                      TROUBLED C&I LOANS ARE STILL GROWING

                                     [CHART]

CREDIT QUALITY OF DOMESTIC C&I LOANS SHOWS POSITIVE SIGNS

Growth in noncurrent loans (loans 90 days or more past due or in nonaccrual status) slowed for the second consecutive quarter. Total noncurrent loans increased by only $1.3 billion, the smallest quarterly increase since the fourth quarter of 1999, and would have declined but for a $1.7-billion (41.2 percent) jump in noncurrent loans to non-U.S. C&I borrowers. Noncurrent loans to domestic C&I borrowers declined for the first time since the second quarter of 1998, falling by $79.4 million (0.4 percent). After rising by $294 million in the first quarter, noncurrent loans to foreign governments and official institutions increased by an additional $119 million (36.6 percent) in the second quarter. The percentage of commercial banks' total loans that were noncurrent remained unchanged at 1.47 percent, marking the first time since the fourth quarter of 1999 that the industry's noncurrent rate did not increase.

RESERVES FALL, EQUITY GROWS

Commercial banks' reserves for loan losses fell by $756 million in the second quarter, the first time in three years (since the second quarter of 1999) that



                                                  FDIC Quarterly Banking Profile
FDIC-Insured Commercial Banks           2                    Second Quarter 2002

                         CREDIT CARD LOSSES REMAIN HIGH

                                     [CHART]

reserves have declined. In contrast, equity capital registered fairly robust growth, rising by $19.4 billion (3.2 percent), with retained earnings and accumulated comprehensive income(2) contributing almost equal shares ( $9.3 billion and $9.7 billion, respectively) of the increase. A substantial increase in assets caused the industry's equity-capital-to-assets ratio to dip slightly during the quarter, from the 61-year high of 9.30 percent to 9.24 percent.

SURGE IN REFINANCING HELPS PROPEL INDUSTRY GROWTH

Total assets increased by $245.3 billion (3.8 percent) in the second quarter, after declining by $64.8 billion in the first quarter. This is the largest quarterly increase in industry assets on record, surpassing the $222.1-billion increase posted by the industry in the fourth quarter of 1999. Total loans and leases grew by $78.2 billion (2.0 percent) during the quarter. Assets in trading accounts increased by $66.4 billion (21.1 percent), as revaluation gains grew by $35.1 billion. Foreign office assets increased by $71.4 billion (9.7 percent).

                     SMALL-BUSINESS LOANS GREW SLOWLY, WHILE
                        LARGE BUSINESS LENDING CONTRACTED

                                     [CHART]

Reflecting the continued strength in mortgage refinancing activity, banks' holdings of mortgage-backed securities increased by $45.4 billion (7.4 percent), while their residential mortgage loans rose by $30.5 billion (3.8 percent). During the 12 months ending June 30, commercial banks' mortgage-backed securities grew by $152.7 billion (30.0 percent). Home equity loans continued to exhibit strong growth, rising by $21.8 billion (13.1 percent) in the quarter. C&I loans declined for the sixth consecutive quarter, falling by $27.4 billion (2.8 percent). The industry's C&I loan portfolio is now $113.3 billion (10.8 percent) below its peak level at the end of 2000. Annual data on C&I loans to small businesses show that during the 12 months ending June 30, these loans increased by $7.5 billion (3.1 percent), while larger C&I loans fell by $79.7 billion (13.0 percent).

SAVINGS DEPOSIT GROWTH SLOWS, BUT REMAINS STRONG

The largest share of funding for the increase in bank assets came from savings deposits, which grew by $50.9 billion (2.6 percent). Over the past 12 months, savings deposits have increased by $325.4 billion (19.2 percent). Deposits in foreign offices ended a string of three consecutive quarterly declines, rising by $37.4 billion (6.2 percent) in the second quarter. Short-term nondeposit borrowings were another significant contributor to commercial bank funding. Other borrowed money with a remaining maturity of less than one year increased by $35.6 billion (12.4 percent). Banks increased their borrowings from Federal Home Loan Banks by $13.7 billion during the quarter, with all of the growth occurring in longer-term (over 1 year) borrowings. Trading liabilities jumped by $46.4 billion (26.1 percent), as revaluation losses on derivatives contracts increased by $43.5 billion (43.6 percent). Brokered deposits fell by $1.2 billion (0.5 percent) during the quarter, only the second time in the last 14 quarters that these deposits have decreased.

NUMBER OF INSURED COMMERCIAL BANKS FALLS BELOW 8,000

The number of insured commercial banks reporting financial results declined from 8,005 to 7966 during the second quarter. One insured commercial bank failed during the quarter, while 66 were absorbed in mergers with other institutions. There were 26 new banks reporting financial results. The number of commercial banks on the FDIC's "Problem List" increased from 102 to 115 during the quarter, but assets of "problem" banks declined from $36.7 billion to $35.9 billion.

(2) Accumulated comprehensive income includes net unrealized gains/losses on available-for-sale securities, accumulated net gains/losses on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.


FDIC Quarterly Banking Profile
Second Quarter 2002                     3          FDIC-Insured Commercial Banks

TABLE I-A. SELECTED INDICATORS, FDIC-INSURED COMMERCIAL BANKS

                                                       2002*       2001*      2001       2000       1999       1998       1997
                                                     ---------   ---------  ---------  ---------  ---------  ---------  ---------
Return on assets (%) ..............................       1.37        1.23       1.15       1.19       1.31       1.19       1.23
Return on equity (%) ..............................      14.85       14.24      13.05      14.02      15.31      13.93      14.68
Core capital (leverage) ratio (%) .................       8.00        7.73       7.79       7.70       7.79       7.54       7.56
Noncurrent assets plus
  other real estate owned to assets (%) ...........       0.96        0.82       0.92       0.74       0.63       0.65       0.66
Net charge-offs to loans (%) ......................       1.10        0.78       0.95       0.67       0.61       0.67       0.64
Asset growth rate (%) .............................       6.13        6.29       5.20       8.88       5.38       8.53       9.54
Net interest margin (%) ...........................       4.13        3.86       3.90       3.95       4.07       4.07       4.21
Net operating income growth (%) ...................      16.73        6.52      -1.97       1.80      20.42       2.26      12.42
Number of institutions reporting ..................      7,966       8,178      8,080      8,315      8,579      8,773      9,142
Percentage of unprofitable institutions (%) 6.24 ..       7.23        8.09       7.34       7.51       6.11       4.85
Number of problem institutions ....................        115          80         95         76         66         69         71
Assets of problem institutions (in billions) ......  $      36   $      17  $      36  $      17  $       4  $       5  $       5
Number of failed/assisted institutions ............          7           2          3          6          7          3          1

* Through June 30, ratios annualized where Asset growth rates are for 12 months appropriate. ending June 30.


TABLE II-A. AGGREGATE CONDITION AND INCOME DATA, FDIC-INSURED COMMERCIAL BANKS

(dollar figures in millions)                         Preliminary
                                                     2nd Quarter    1st Quarter    2nd Quarter      %Change
                                                         2002           2002           2001        01:2-02:2
                                                     ------------   ------------   ------------   ------------

Number of institutions reporting .................          7,966          8,005          8,178           -2.6
Total employees (full-time equivalent) ...........      1,738,770      1,722,882      1,690,443            2.9
CONDITION DATA
Total assets .....................................   $  6,749,662   $  6,504,315   $  6,360,020            6.1
  Loans secured by real estate ...................      1,886,961      1,811,380      1,736,990            8.6
  Commercial & industrial loans ..................        938,726        966,125      1,027,834           -8.7
  Loans to individuals ...........................        662,454        649,136        610,682            8.5
  Farm loans .....................................         47,647         45,083         49,070           -2.9
  Other loans & leases ...........................        439,578        425,419        437,194            0.5
  Less: Unearned income ..........................          3,830          3,845          2,768           38.4
  Total loans & leases ...........................      3,971,537      3,893,297      3,859,003            2.9
  Less: Reserve for losses .......................         74,325         75,081         65,757           13.0
Net loans and leases .............................      3,897,212      3,818,216      3,793,246            2.7
Securities .......................................      1,237,108      1,185,937      1,056,279           17.1
Other real estate owned ..........................          3,874          3,810          3,204           20.9
Goodwill and other intangibles ...................        129,568        131,798        103,447           25.3
All other assets .................................      1,481,900      1,364,548      1,403,843            5.6

Total liabilities and capital ....................      6,749,662      6,504,315      6,360,020            6.1
  Noninterest-bearing deposits ...................        826,577        805,421        753,533            9.7
  Interest-bearing deposits ......................      3,621,321      3,546,787      3,491,194            3.7
  Other borrowed funds ...........................      1,191,061      1,136,083      1,135,921            4.9
  Subordinated debt ..............................         93,716         92,983         89,580            4.6
  All other liabilities ..........................        392,993        318,493        332,689           18.1
  Equity capital .................................        623,994        604,551        557,102           12.0

Loans and leases 30-89 days past due .............         46,528         49,057         46,778           -0.5
Noncurrent loans and leases ......................         58,424         57,100         48,684           20.0
Restructured loans and leases ....................          1,637          1,871          1,004           63.0
Direct and indirect investments in real estate ...            270            259            267            0.9
1-4 Family residential mortgages .................      1,012,887        960,565        943,806            7.3
Mortgage-backed securities .......................        661,372        615,947        508,638           30.0
Earning assets ...................................      5,796,777      5,619,535      5,478,426            5.8
Long-term assets (5+ years) ......................      1,397,859      1,324,901      1,241,881           12.6
Volatile liabilities .............................      2,128,517      2,043,698      2,157,858           -1.4
Foreign office deposits ..........................        640,905        603,522        682,411           -6.1
FHLB Advances ....................................        217,801        204,058        184,098           18.3
Unused loan commitments ..........................      5,183,234      5,066,653      4,646,279           11.6
Derivatives ......................................     50,577,822     46,508,825     48,212,888            4.9

                                           Preliminary                                  Preliminary
                                            First Half     First Half                   2nd Quarter    2nd Quarter      %Change
INCOME DATA                                    2002           2001         %Change          2002           2001        01:2-02:2
                                           ------------   ------------   ------------   ------------   ------------   ------------

Total interest income ..................   $    179,782   $    213,515          -15.8   $     90,405   $    104,315          -13.3
Total interest expense .................         62,158        108,695          -42.8         31,562         51,113          -38.3
  Net interest income ..................        117,624        104,820           12.2         58,843         53,202           10.6
Provision for loan and lease losses ....         22,432         16,782           33.7         10,861          8,847           22.8
Total noninterest income ...............         84,184         79,029            6.5         42,541         39,050            8.9
Total noninterest expense ..............        113,396        110,026            3.1         57,035         55,202            3.3
Securities gains (losses) ..............          1,718          2,031          -15.4          1,008            861           17.1
Applicable income taxes ................         22,431         19,890           12.8         11,216          9,951           12.7
Extraordinary gains, net ...............             39           -350            N/M            159            -17            N/M
  Net income ...........................         45,305         38,831           16.7         23,440         19,097           22.7
  Net charge-offs ......................         21,636         14,887           45.3         10,561          7,934           33.1
Cash dividends .........................         33,901         25,893           30.9         14,169         12,519           13.2
  Net operating income .................         44,102         37,780           16.7         22,605         18,545           21.9

                                                            N/M - Not meaningful


                                                  FDIC Quarterly Banking Profile
FDIC-Insured Commercial Banks           4                    Second Quarter 2002

TABLE III-A. FIRST HALF 2002, FDIC-INSURED COMMERCIAL BANKS

                                                                                 Asset Size  Distribution
                                                                    -------------------------------------------------
                                                                        Less    $100 Million  $1 Billion    Greater
FIRST HALF Preliminary                                    All        than $100       to          to         than $10
 (THE WAY IT IS...)                                   Institutions    Million    $1 Billion  $10 Billion    Billion
                                                      -----------   ----------   ----------   ----------   ----------

Number of institutions reporting ...................        7,966        4,374        3,194          320           78
Total assets (in billions) .........................   $  6,749.7   $    219.6   $    831.5   $    935.2   $  4,763.4
Total deposits (in billions) .......................      4,448.1        185.2        677.7        638.6      2,946.7
Net income (in millions) ...........................       45,305        1,135        5,106        6,798       32,265
% of unprofitable institutions .....................          6.2          9.5          2.4          1.6          2.6
% of institutions with earnings gains ..............         68.9         63.3         75.9         75.3         76.9


PERFORMANCE RATIOS (ANNUALIZED, %)
Yield on earning assets ............................         6.32         6.84         6.85         6.51         6.15
Cost of funding earning assets .....................         2.18         2.52         2.41         2.18         2.12
Net interest margin ................................         4.13         4.32         4.44         4.32         4.03
Noninterest income to earning assets ...............         2.96         1.22         1.64         2.66         3.36
Noninterest expense to earning assets ..............         3.99         3.79         3.78         3.95         4.04
Loan and lease loss provision to assets ............         0.68         0.27         0.35         0.54         0.78
Net operating income to assets .....................         1.33         1.03         1.25         1.45         1.33
Pretax return on assets ............................         2.04         1.36         1.76         2.22         2.09
Return on assets ...................................         1.37         1.05         1.26         1.48         1.38
Return on equity ...................................        14.85         9.55        12.89        14.69        15.57
Net charge-offs to loans and leases ................         1.10         0.28         0.37         0.82         1.34
Loan and lease loss provision to net charge-offs ...       103.68       156.82       144.97       105.31       100.73
Efficiency ratio ...................................        55.03        68.19        61.85        55.65        53.35

CONDITION RATIOS (%)
Earning assets to total assets .....................        85.88        91.58        91.47        90.00        83.84
Loss allowance to:
  Loans and leases .................................         1.87         1.44         1.45         1.81         1.99
  Noncurrent loans and leases ......................       127.22       123.08       151.26       173.24       118.51
Noncurrent assets plus
  other real estate owned to assets ................         0.96         0.88         0.75         0.73         1.04
Equity capital ratio ...............................         9.24        11.12         9.91        10.29         8.84
Core capital (leverage) ratio ......................         8.00        10.72         9.33         9.06         7.42
Tier 1 risk-based capital ratio ....................        10.14        15.88        13.04        12.45         9.05
Total risk-based capital ratio .....................        12.95        16.99        14.24        14.37        12.33
Net loans and leases to deposits ...................        87.61        72.37        78.92        89.10        90.25

STRUCTURAL CHANGES (YTD)
  New Charters .....................................           42           41            1            0            0
  Banks absorbed by mergers ........................          152           63           73           12            4
  Failed banks .....................................            7            4            2            1            0

PRIOR FIRST HALVES
 (THE WAY IT WAS...)
Number of institutions..........................2001        8,178        4,685        3,101          313           79
     ...........................................1999        8,673        5,301        2,978          317           77
     ...........................................1997        9,308        6,047        2,888          306           67

Total assets (in billions)......................2001   $  6,360.0   $    227.9   $    789.8   $    899.6   $  4,442.6
     ...........................................1999      5,468.6        246.9        736.6        872.7      3,612.3
     ...........................................1997      4,771.4        273.5        711.3        916.0      2,870.6

Return on assets (%)............................2001         1.23         0.98         1.24         1.32         1.22
     ...........................................1999         1.28         1.08         1.38         1.56         1.21
     ...........................................1997         1.24         1.24         1.36         1.25         1.21

Net charge-offs to loans & leases (%)
     ...........................................2001         0.78         0.23         0.33         0.84         0.88
     ...........................................1999         0.58         0.21         0.33         0.74         0.62
     ...........................................1997         0.60         0.21         0.35         0.99         0.55

Noncurrent assets plus
     OREO to assets (%).........................2001         0.82         0.79         0.69         0.73         0.87
     ...........................................1999         0.64         0.75         0.61         0.62         0.65
     ...........................................1997         0.69         0.79         0.72         0.82         0.64

Equity capital ratio (%)........................2001         8.76        11.13         9.80         9.50         8.30
     ...........................................1999         8.52        10.82         9.41         9.53         7.94
     ...........................................1997         8.44        10.84         9.69         9.14         7.68




                                                                           Geographic Distribution by Region
                                                      ---------------------------------------------------------------------------
                                                                      East                                   West
                                                      ------------------------------------   ------------------------------------
FIRST HALF Preliminary                                  North-       South-                     Mid-        South-
 (THE WAY IT IS...)                                      east         east       Central        west         west         West
                                                      ----------   ----------   ----------   ----------   ----------   ----------

Number of institutions reporting ...................         634        1,371        1,708        2,074        1,315          864
Total assets (in billions) .........................  $  2,323.3   $  1,658.6   $  1,379.0   $    377.0   $    280.1   $    731.8
Total deposits (in billions) .......................     1,457.1      1,126.1        882.0        253.5        227.9        501.6
Net income (in millions) ...........................      13,679       11,448        9,268        3,080        1,823        6,007
% of unprofitable institutions .....................         9.9          8.5          4.5          4.1          4.9         10.5
% of institutions with earnings gains ..............        70.5         74.8         72.5         66.8         64.7         63.1


PERFORMANCE RATIOS (ANNUALIZED, %)
Yield on earning assets ............................        6.18         6.22         6.10         7.27         6.49         6.78
Cost of funding earning assets .....................        2.38         2.14         2.23         2.20         2.00         1.68
Net interest margin ................................        3.80         4.09         3.87         5.07         4.49         5.11
Noninterest income to earning assets ...............        3.85         2.66         2.20         3.04         1.64         2.86
Noninterest expense to earning assets ..............        4.41         3.89         3.28         4.44         3.80         4.10
Loan and lease loss provision to assets ............        0.91         0.42         0.54         0.94         0.31         0.79
Net operating income to assets .....................        1.17         1.36         1.30         1.63         1.29         1.67
Pretax return on assets ............................        1.82         2.08         2.02         2.41         1.82         2.63
Return on assets ...................................        1.21         1.40         1.36         1.65         1.32         1.67
Return on equity ...................................       13.90        14.73        15.89        16.51        13.53        15.65
Net charge-offs to loans and leases ................        1.75         0.65         0.80         1.33         0.37         1.17
Loan and lease loss provision to net charge-offs ...      102.01       104.61       102.50       104.48       144.72       105.35
Efficiency ratio ...................................       56.46        56.27        53.04        53.19        61.44        50.60

CONDITION RATIOS (%)
Earning assets to total assets .....................       82.85        85.60        88.10        90.45        89.91        88.08
Loss allowance to:
  Loans and leases .................................        2.25         1.58         1.75         1.77         1.51         1.98
  Noncurrent loans and leases ......................      111.11       133.85       119.70       159.30       145.90       179.68
Noncurrent assets plus
  other real estate owned to assets ................        1.12         0.81         1.04         0.84         0.73         0.78
Equity capital ratio ...............................        8.64         9.50         8.66        10.31        10.02        10.84
Core capital (leverage) ratio ......................        7.48         7.93         7.81         9.39         8.79         9.15
Tier 1 risk-based capital ratio ....................        9.95         9.61         9.33        12.55        12.92        11.40
Total risk-based capital ratio .....................       12.98        12.48        12.42        13.90        14.37        14.02
Net loans and leases to deposits ...................       77.62        89.51        99.87        99.70        70.82        92.34

STRUCTURAL CHANGES (YTD)
  New Charters .....................................           6           12            3            5            4           12
  Banks absorbed by mergers ........................          18           39           20           25           26           24
  Failed banks .....................................           1            2            2            0            1            1

PRIOR FIRST HALVES
 (THE WAY IT WAS...)
Number of institutions..........................2001         653        1,413        1,744        2,118        1,356          894
     ...........................................1999         684        1,439        1,880        2,243        1,485          942
     ...........................................1997         738        1,543        2,048        2,357        1,648          974

Total assets (in billions)......................2001  $  2,233.6   $  1,612.5   $  1,144.2   $    406.9   $    264.2   $    698.6
     ...........................................1999     1,910.4      1,233.1        901.7        374.6        304.3        744.5
     ...........................................1997     1,810.7        855.1        795.9        289.3        342.1        678.4

Return on assets (%)............................2001        1.18         1.21         1.05         1.32         1.17         1.73
     ...........................................1999        1.15         1.27         1.31         1.56         1.18         1.50
     ...........................................1997        1.16         1.29         1.26         1.45         1.24         1.31

Net charge-offs to loans & leases (%)
     ...........................................2001        0.92         0.59         0.60         0.94         0.36         1.21
     ...........................................1999        0.75         0.44         0.35         0.71         0.42         0.72
     ...........................................1997        0.69         0.43         0.44         0.79         0.30         0.83

Noncurrent assets plus
     OREO to assets (%).........................2001        0.81         0.88         0.86         0.75         0.70         0.76
     ...........................................1999        0.73         0.57         0.58         0.61         0.66         0.63
     ...........................................1997        0.75         0.61         0.62         0.69         0.60         0.79

Equity capital ratio (%)........................2001        8.14         9.13         8.10         9.84         9.68         9.99
     ...........................................1999        7.83         8.89         8.36         8.72         8.72         9.72
     ...........................................1997        7.38         8.93         8.56         9.21         9.54         9.66



REGIONS: NORTHEAST - Connecticut, Delaware, District of Columbia, Maine,
                     Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Puerto Rico, Rhode Island, Vermont, U.S. Virgin Islands

         SOUTHEAST - Alabama, Florida, Georgia, Mississippi, North Carolina,
                     South Carolina, Tennessee, Virginia, West Virginia

         CENTRAL - Illinois, Indiana, Kentucky, Michigan, Ohio, Wisconsin

         MIDWEST - Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota,
                   South Dakota

         SOUTHWEST - Arkansas, Louisiana, New Mexico, Oklahoma, Texas

         WEST - Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana,
                Nevada, Oregon, Pacific Islands, Utah, Washington, Wyoming


FDIC Quarterly Banking Profile
Second Quarter 2002                     5          FDIC-Insured Commercial Banks

TABLE IV-A. SECOND QUARTER 2002, FDIC-INSURED COMMERCIAL BANKS

                                                                                 Asset Size  Distribution
                                                                   -------------------------------------------------
                                                                      Less     $100 Million  $1 Billion    Greater
SECOND QUARTER Preliminary                                All       than $100       to          to         than $10
 (THE WAY IT IS...)                                  Institutions    Million    $1 Billion  $10 Billion    Billion
                                                     ------------  ----------   ----------   ----------   ----------

Number of institutions reporting ..................        7,966        4,374        3,194          320           78
Total assets (in billions) ........................   $  6,749.7   $    219.6   $    831.5   $    935.2   $  4,763.4
Total deposits (in billions) ......................      4,448.1        185.2        677.7        638.6      2,946.7
Net income (in millions) ..........................       23,440          595        2,669        3,407       16,769
% of unprofitable institutions ....................          6.7          9.9          2.8          3.4          2.6
% of institutions with earnings gains .............         70.2         65.8         75.8         73.4         75.6

Performance Ratios (annualized, %)
Yield on earning assets ...........................         6.32         6.83         6.83         6.46         6.16
Cost of funding earning assets ....................         2.21         2.44         2.34         2.14         2.18
Net interest margin ...............................         4.11         4.40         4.49         4.32         3.98
Noninterest income to earning assets ..............         2.97         1.25         1.66         2.57         3.40
Noninterest expense to earning assets .............         3.99         3.81         3.81         3.92         4.04
Loan and lease loss provision to assets ...........         0.65         0.29         0.36         0.51         0.75
Net operating income to assets ....................         1.36         1.08         1.28         1.45         1.37
Pretax return on assets ...........................         2.09         1.41         1.81         2.20         2.14
Return on assets ..................................         1.41         1.09         1.30         1.47         1.43
Return on equity ..................................        15.24         9.92        13.29        14.44        16.10
Net charge-offs to loans and leases ...............         1.07         0.32         0.39         0.79         1.30
Loan and lease loss provision to net charge-offs ..       102.84       150.42       139.13       103.38       100.03
Efficiency ratio ..................................        55.04        67.27        61.51        55.98        53.35

Structural Changes (QTR)
  New charters ....................................           26           26            0            0            0
  Banks absorbed by mergers .......................           66           32           30            1            3
  Failed banks ....................................            1            0            1            0            0

PRIOR SECOND QUARTERS
 (THE WAY IT WAS...)
Return on assets (%)...........................2001         1.21         0.95         1.24         1.28         1.20
     ..........................................1999         1.24         1.08         1.30         1.68         1.14
     ..........................................1997         1.24         1.27         1.37         1.23         1.21

Net charge-offs to loans & leases (%)
     ..........................................2001         0.83         0.27         0.37         0.95         0.91
     ..........................................1999         0.56         0.24         0.34         0.74         0.57
     ..........................................1997         0.62         0.25         0.38         1.01         0.58



                                                                           Geographic Distribution by Region
                                                     ---------------------------------------------------------------------------
                                                                      East                                   West
                                                     ------------------------------------   ------------------------------------
SECOND QUARTER Preliminary                             North-       South-                     Mid-        South-
 (THE WAY IT IS...)                                     east         east       Central        west         west         West
                                                     ----------   ----------   ----------   ----------   ----------   ----------

Number of institutions reporting ..................         634        1,371        1,708        2,074        1,315          864
Total assets (in billions) ........................  $  2,323.3   $  1,658.6   $  1,379.0   $    377.0   $    280.1   $    731.8
Total deposits (in billions) ......................     1,457.1      1,126.1        882.0        253.5        227.9        501.6
Net income (in millions) ..........................       7,178        5,845        4,722        1,573          961        3,161
% of unprofitable institutions ....................         9.8          9.3          5.0          5.0          4.9         10.4
% of institutions with earnings gains .............        72.2         75.6         71.8         67.5         68.4         66.0

Performance Ratios (annualized, %)
Yield on earning assets ...........................        6.21         6.19         6.08         7.26         6.48         6.78
Cost of funding earning assets ....................        2.51         2.12         2.20         2.16         1.94         1.64
Net interest margin ...............................        3.71         4.08         3.88         5.10         4.54         5.14
Noninterest income to earning assets ..............        3.87         2.71         2.21         3.06         1.69         2.80
Noninterest expense to earning assets .............        4.35         3.91         3.34         4.44         3.85         4.11
Loan and lease loss provision to assets ...........        0.87         0.42         0.54         0.94         0.31         0.70
Net operating income to assets ....................        1.23         1.38         1.29         1.66         1.34         1.71
Pretax return on assets ...........................        1.84         2.12         2.05         2.45         1.90         2.73
Return on assets ..................................        1.26         1.43         1.39         1.68         1.38         1.75
Return on equity ..................................       14.47        15.04        16.05        16.53        14.03        16.14
Net charge-offs to loans and leases ...............        1.68         0.69         0.77         1.33         0.36         1.09
Loan and lease loss provision to net charge-offs ..      102.50        98.29       106.48       104.07       146.61        99.62
Efficiency ratio ..................................       56.12        56.19        53.83        52.66        61.21        50.98

Structural Changes (QTR)
  New charters ....................................           4            5            3            4            3            7
  Banks absorbed by mergers .......................           5           14           11           11           14           11
  Failed banks ....................................           1            0            0            0            0            0

PRIOR SECOND QUARTERS
 (THE WAY IT WAS...)
Return on assets (%)...........................2001        1.17         1.27         1.02         1.38         1.18         1.39
     ..........................................1999        0.98         1.29         1.28         1.60         1.30         1.59
     ..........................................1997        1.14         1.28         1.25         1.50         1.27         1.32

Net charge-offs to loans & leases (%)
     ..........................................2001        0.97         0.62         0.63         1.02         0.39         1.31
     ..........................................1999        0.70         0.45         0.31         0.73         0.41         0.68
     ..........................................1997        0.72         0.44         0.47         0.84         0.29         0.87



                                                  FDIC Quarterly Banking Profile
FDIC-Insured Commercial Banks           6                    Second Quarter 2002

TABLE V-A. LOAN PERFORMANCE, FDIC-INSURED COMMERCIAL BANKS

                                                                            Asset Size Distribution
                                                               -------------------------------------------------
                                                                   Less    $100 Million  $1 Billion    Greater
                                                     All        than $100       to          to         than $10
JUNE 30, 2002                                    Institutions    Million    $1 Billion  $10 Billion    Billion
                                                 -----------   ----------   ----------   ----------   ----------

PERCENT OF LOANS 30-89 DAYS PAST DUE
All loans secured by real estate ..............         1.03         1.30         0.92         0.87         1.09
  Construction and development ................         1.03         1.38         0.91         0.94         1.10
  Commercial real estate ......................         0.72         0.96         0.73         0.77         0.66
  Multifamily residential real estate .........         0.43         0.66         0.45         0.46         0.40
  Home equity loans ...........................         0.57         0.75         0.53         0.55         0.57
  Other 1-4 Family residential ................         1.34         1.66         1.24         1.03         1.41
Commercial and industrial loans ...............         1.13         1.81         1.38         1.35         1.04
Loans to individuals ..........................         2.05         2.43         2.23         1.97         2.03
  Credit card loans ...........................         2.55         2.36         5.32         2.46         2.49
  Other loans to individuals ..................         1.74         2.43         1.86         1.70         1.70
All other loans and leases (including farm) ...         0.62         0.97         0.97         0.69         0.57
Total loans and leases ........................         1.17         1.48         1.13         1.13         1.17
Memo: Commercial RE loans not secured by RE ...         1.00         0.62         0.30         0.76         1.06


PERCENT OF LOANS NONCURRENT*
All real estate loans .........................         0.95         1.00         0.83         0.83         1.02
  Construction and development ................         1.08         0.98         0.99         1.12         1.11
  Commercial real estate ......................         0.97         1.11         0.91         0.86         1.05
  Multifamily residential real estate .........         0.38         0.65         0.48         0.28         0.38
  Home equity loans ...........................         0.32         0.30         0.28         0.33         0.32
  Other 1-4 Family residential ................         1.00         0.87         0.74         0.81         1.11
Commercial and industrial loans ...............         2.87         1.82         1.43         1.75         3.28
Loans to individuals ..........................         1.40         0.94         0.83         1.01         1.55
  Credit card loans ...........................         2.02         1.43         3.07         1.74         2.03
  Other loans to individuals ..................         1.02         0.92         0.56         0.61         1.20
All other loans and leases (including farm) ...         0.89         1.31         1.26         0.82         0.85
Total loans and leases ........................         1.47         1.17         0.96         1.04         1.68
Memo: Commercial RE loans not secured by RE ...         0.80         0.70         0.28         0.63         0.84

PERCENT OF LOANS CHARGED-OFF (NET, YTD)
All real estate loans .........................         0.15         0.08         0.08         0.13         0.18
  Construction and development ................         0.12         0.13         0.09         0.18         0.12
  Commercial real estate ......................         0.14         0.11         0.10         0.16         0.16
  Multifamily residential real estate .........         0.06         0.04         0.04         0.08         0.05
  Home equity loans ...........................         0.20         0.03         0.04         0.14         0.23
  Other 1-4 Family residential ................         0.14         0.07         0.07         0.09         0.18
Commercial and industrial loans ...............         1.60         0.63         0.65         1.30         1.80
Loans to individuals ..........................         3.49         0.83         1.73         2.73         3.93
  Credit card loans ...........................         7.05         3.76         9.05         5.64         7.23
  Other loans to individuals ..................         1.36         0.74         0.82         1.11         1.55
All other loans and leases (including farm) ...         0.52         0.17         0.34         0.43         0.55
Total loans and leases ........................         1.10         0.28         0.37         0.82         1.34
Memo: Commercial RE loans not secured by RE ...         0.09         0.80         0.16         0.22         0.08

LOANS OUTSTANDING (IN BILLIONS)
All real estate loans .........................   $  1,887.0   $     80.6   $    365.3   $    329.4   $  1,111.7
  Construction and development ................        198.6          7.4         45.8         42.5        102.9
  Commercial real estate ......................        532.7         24.3        145.5        119.2        243.7
  Multifamily residential real estate .........         69.4          1.9         13.0         14.8         39.8
  Home equity loans ...........................        188.3          2.4         17.2         21.9        146.9
  Other 1-4 Family residential ................        824.6         34.3        128.1        126.4        535.8
Commercial and industrial loans ...............        938.7         23.1         94.8        115.8        704.9
Loans to individuals ..........................        662.5         16.3         55.1         96.1        494.9
  Credit card loans ...........................        250.4          0.5          6.0         34.1        209.9
  Other loans to individuals ..................        412.1         15.9         49.1         62.0        285.0
All other loans and leases (including farm) ...        487.2         16.1         28.1         38.6        404.5
Total loans and leases ........................      3,975.4        136.1        543.3        579.9      2,716.0
Memo: Commercial RE loans not secured by RE ...         38.8          0.3          1.4          3.5         33.6

MEMO: OTHER REAL ESTATE OWNED (IN MILLIONS)
All other real estate owned ...................   $  3,873.7   $    323.5   $  1,008.0   $    651.9   $  1,890.2
  Construction and development ................        351.9         34.3        169.3         74.0         74.3
  Commercial real estate ......................      1,806.1        143.2        466.3        329.1        867.5
  Multifamily residential real estate .........         68.9          9.9         39.1          7.4         12.5
  1-4 Family residential ......................      1,457.2        110.5        291.0        231.8        823.9
  Farmland ....................................         79.1         25.7         40.5          7.8          5.0
  Other real estate owned in foreign offices ..        110.5          0.0          1.7          1.8        107.0





                                                                      Geographic Distribution by Region
                                                 ---------------------------------------------------------------------------
                                                                 East                                   West
                                                 ------------------------------------   ------------------------------------
                                                   North-       South-                     Mid-        South-
JUNE 30, 2002                                       east         east       Central        west         west         West
                                                 ----------   ----------   ----------   ----------   ----------   ----------

PERCENT OF LOANS 30-89 DAYS PAST DUE
All loans secured by real estate ..............        1.07         0.91         1.30         0.98         0.99         0.78
  Construction and development ................        0.67         0.65         1.31         1.14         1.08         1.61
  Commercial real estate ......................        0.76         0.62         0.92         0.84         0.77         0.48
  Multifamily residential real estate .........        0.24         0.50         0.63         0.42         0.63         0.22
  Home equity loans ...........................        0.46         0.54         0.68         0.57         0.48         0.52
  Other 1-4 Family residential ................        1.26         1.26         1.83         1.13         1.25         0.91
Commercial and industrial loans ...............        1.03         1.01         1.26         1.55         1.27         1.18
Loans to individuals ..........................        2.24         1.85         1.81         2.45         1.81         1.79
  Credit card loans ...........................        2.66         3.48         1.94         2.83         1.42         1.95
  Other loans to individuals ..................        1.86         1.60         1.80         1.74         1.82         1.53
All other loans and leases (including farm) ...        0.54         0.36         0.79         1.05         0.91         0.63
Total loans and leases ........................        1.24         0.99         1.28         1.45         1.16         1.04
Memo: Commercial RE loans not secured by RE ...        0.59         0.47         2.02         1.72         1.91         0.95


PERCENT OF LOANS NONCURRENT*
All real estate loans .........................        1.09         0.76         1.32         0.73         0.88         0.64
  Construction and development ................        1.03         0.96         1.27         0.94         0.82         1.26
  Commercial real estate ......................        0.94         0.88         1.31         0.92         0.93         0.72
  Multifamily residential real estate .........        0.29         0.37         0.50         0.38         0.78         0.22
  Home equity loans ...........................        0.27         0.26         0.43         0.32         0.43         0.27
  Other 1-4 Family residential ................        1.10         0.76         1.70         0.55         0.79         0.42
Commercial and industrial loans ...............        3.83         2.63         2.47         1.46         1.50         2.27
Loans to individuals ..........................        2.05         0.76         0.66         1.61         0.69         1.21
  Credit card loans ...........................        2.23         1.86         1.39         2.04         0.86         1.70
  Other loans to individuals ..................        1.88         0.59         0.56         0.82         0.69         0.39
All other loans and leases (including farm) ...        0.88         0.78         0.85         1.11         1.45         1.05
Total loans and leases ........................        2.02         1.18         1.46         1.11         1.03         1.10
Memo: Commercial RE loans not secured by RE ...        0.20         1.28         1.09         1.44         0.33         0.38

PERCENT OF LOANS CHARGED-OFF (NET, YTD)
All real estate loans .........................        0.10         0.11         0.29         0.08         0.09         0.08
  Construction and development ................        0.15         0.09         0.16         0.17         0.05         0.14
  Commercial real estate ......................        0.04         0.09         0.32         0.14         0.11         0.10
  Multifamily residential real estate .........        0.06         0.05         0.10         0.00         0.04         0.01
  Home equity loans ...........................        0.05         0.18         0.38         0.10         0.15         0.07
  Other 1-4 Family residential ................        0.08         0.12         0.31         0.05         0.09         0.04
Commercial and industrial loans ...............        1.81         1.64         1.40         0.80         0.70         1.97
Loans to individuals ..........................        4.94         1.50         1.86         4.58         0.95         3.72
  Credit card loans ...........................        8.54         4.09         5.40         6.87         3.15         5.14
  Other loans to individuals ..................        1.81         1.11         1.33         0.45         0.89         1.34
All other loans and leases (including farm) ...        0.59         0.25         0.68         0.21         0.38         0.62
Total loans and leases ........................        1.75         0.65         0.80         1.33         0.37         1.17
Memo: Commercial RE loans not secured by RE ...        0.02         0.18         0.10         0.02         0.22         0.03

LOANS OUTSTANDING (IN BILLIONS)
All real estate loans .........................  $    376.8   $    579.3   $    454.8   $    121.2   $     94.5   $    260.4
  Construction and development ................        21.0         70.4         49.7         10.8         14.7         32.1
  Commercial real estate ......................        87.3        161.0        125.6         33.1         36.4         89.3
  Multifamily residential real estate .........        15.6         17.2         19.1          3.4          2.9         11.1
  Home equity loans ...........................        37.5         58.8         60.9          6.1          1.7         23.3
  Other 1-4 Family residential ................       181.3        261.6        190.5         56.3         34.6        100.3
Commercial and industrial loans ...............       317.0        227.0        218.7         42.5         37.6         96.0
Loans to individuals ..........................       266.4        122.9        102.2         63.6         22.0         85.4
  Credit card loans ...........................       125.5         16.5         13.3         41.4          0.6         53.1
  Other loans to individuals ..................       140.8        106.4         88.9         22.2         21.4         32.3
All other loans and leases (including farm) ...       199.3         95.6        121.1         30.1         10.0         31.1
Total loans and leases ........................     1,159.5      1,024.7        896.8        257.3        164.0        472.9
Memo: Commercial RE loans not secured by RE ...         9.1         11.7          9.0          0.8          0.7          7.4

MEMO: OTHER REAL ESTATE OWNED (IN MILLIONS)
All other real estate owned ...................  $    584.9   $  1,326.1   $    896.1   $    297.1   $    332.4   $    437.1
  Construction and development ................        42.7        119.0         56.9         32.9         45.2         55.1
  Commercial real estate ......................       269.8        696.0        287.2        138.1        168.1        246.9
  Multifamily residential real estate .........        11.9         15.2         10.4         13.1          5.8         12.5
  1-4 Family residential ......................       151.8        480.9        531.6         92.2         92.0        108.7
  Farmland ....................................         1.6         14.9          9.9         20.7         21.3         10.6
  Other real estate owned in foreign offices ..       107.3          0.0          0.0          0.0          0.0          3.2



* Noncurrent loan rates represent the percentage of loans in each category that are past due 90 days or more or that are in nonaccrual status.

                                                             N/A - Not Available


FDIC Quarterly Banking Profile
Second Quarter 2002                     7          FDIC-Insured Commercial Banks

           SAVINGS INSTITUTION PERFORMANCE--SECOND QUARTER, 2002

O        GAINS ON SALES OF SECURITIES CONTRIBUTE TO RECORD EARNINGS

O        ASSET QUALITY IMPROVED FOR THE FIRST TIME AFTER SIX QUARTERS OF
           DETERIORATION

O        INDUSTRY ASSETS DECLINE AS THE NUMBER OF INSTITUTIONS FALLS BELOW 1,500

EARNINGS HIT A RECORD $3.9 BILLION

A favorable interest rate environment enabled the thrift industry to sustain relatively wide net interest margins and supplement earnings with gains on securities sales. FDIC-insured savings institutions earned a record $3.9 billion in the second quarter, up $236 million from last quarter and $519 million higher than a year ago. Gains on sales of securities of $1.3 billion drove earnings to record levels. These gains were $656 million higher than in the first quarter and $264 million higher than a year ago. Several factors limited the rise in earnings. Net interest income was $265 million lower than in the first quarter, but $1.1 billion higher than a year ago. Provision expenses for loan losses were $127 million higher than in the first quarter and $214 million higher than a year ago. Noninterest income was $164 million lower than in the first quarter, primarily because of a decline in servicing fees. The annualized return on assets (ROA) for the industry rose to a record 1.21 percent for the second quarter, from the first quarter's 1.12 percent and the 1.06 percent reported a year ago. Almost three fourths of all savings institutions reported earnings gains from year-ago levels

THE 6 PERCENT DECLINE IN NONINTEREST INCOME WAS DRIVEN BY MORTGAGE BANKING ACTIVITIES

Lower mortgage rates continue to spur refinancings and drive down mortgage-servicing rights' values at some institutions. A year ago, noninterest income was $439 million higher. Servicing fee income--which

                          EARNINGS REACH RECORD LEVELS

                                     [CHART]

includes changes in the valuations of mortgage servicing rights--contributed $175 million to earnings in the first quarter. During the second quarter the industry had servicing fee income that was a negative $1.1 billion, primarily because of declines in the values of mortgage servicing rights. This resulted in a $1.3-billion swing in servicing fees.(1) Apart from servicing losses, other noninterest income rose by $1.1 billion compared to the first quarter. The increase included gains from successful hedging strategies that offset some of the decline in the value of mortgage servicing rights.

NET INTEREST MARGINS SLIPPED JUST 2 BASIS POINTS DURING THE QUARTER

The decline in short term interest rates over the past year has helped the industry maintain net interest margins that are close to the peak of 3.58 percent reached in early 1993. A steep yield curve helped keep net interest margins at 3.50 percent, down only 2 basis points from 3.52 percent in the first quarter. A year ago margins were 35 basis points lower, at 3.15 percent. The decline in net interest margins was concentrated in large institutions with over $5 billion in assets. This group reported a 9-basis-point decline, while the other asset size groups reported increases ranging from 6 to 15 basis points. Smaller institutions tend to lag the rest of the industry in reducing their funding costs and thus their margins are still improving as a result of interest rate cuts.

PERSISTENTLY LOW LONG-TERM RATES RESULTS IN LOWER ASSET YIELDS

Long-term interest rates have been persistently low over the last two years and this has led to a mortgage-refinancing boom, but has reduced the industry's asset yields. Asset yields fell 12 basis points during the second quarter to
6.38 percent, while the cost of funding earning assets declined just 10 basis points to 2.88 percent. This was the first time since rates began to fall last year that asset yields fell faster than the cost of funding earning assets. If short-term rates do not con-


(1) Much of the decline in servicing fees was caused by a write-down in the value of mortgage servicing rights reported by Washington Mutual Bank, FA, which reported servicing fees of minus $1.1 billion. This loss was partially offset by gains on derivatives, which can serve to hedge changes in mortgage servicing rights' values.


                                                  FDIC Quarterly Banking Profile
FDIC-Insured Savings Institutions       8                    Second Quarter 2002

                        NET INTEREST MARGINS TAPERED OFF
                                FOR LARGE THRIFTS

                                     [CHART]

tinue to fall and drive down costs, the industry's net interest margin may have reached a peak at 3.52 percent last quarter.

SMALL THRIFTS REPORTED A SLIGHT IMPROVEMENT IN PROFITABILITY

Small thrifts, 542 institutions with less than $100 million in assets, reported a 4 basis point improvement in ROA, compared to the first quarter, to 0.86 percent. A 14 basis point improvement in the group's net interest margin, which rose to 3.48 percent, helped drive the earnings improvement. Noninterest income as a percentage of earning assets declined 2 basis points to 2.21 percent, while noninterest expense increased 6 basis points to 4.29 percent. Specialized small thrifts that obtain more than 90 percent of their operating revenue from noninterest income heavily influence the group's results. Without 11 specialized small thrifts, the remaining 531 institutions with less than $100 million in

                    PROFITABILITY WAS DRIVEN BY NET INTEREST
                          MARGINS INSTEAD OF FEE INCOME

                                     [CHART]

assets reported a 5 basis point improvement in ROA, primarily because of the 14 basis point improvement in their net interest margin. At these institutions, noninterest income was equal to 0.88 percent of earning assets, 8 basis points higher than last quarter. While most small thrifts reported improved ROAs, 15 percent of the group reported losses for the quarter, which was the same as last quarter, but down from 18 percent a year ago.

ASSET QUALITY IMPROVED AFTER SIX CONSECUTIVE QUARTERLY DECLINES

Noncurrent assets plus other real estate owned equaled 0.65 percent of assets at the end of the quarter, a slight improvement from 0.68 percent at the end of the first quarter. This was the first improvement after 6 consecutive quarterly increases in the level of troubled assets. All real estate and consumer loan categories showed improvement and other real estate owned declined. Commercial and industrial (C&I) loans were the only loan category to show deterioration. Noncurrent C&I loans rose from 2.21 percent to 2.27 percent of all C&I loans during the second quarter.

                      NONCURRENT REAL ESTATE RATES IMPROVED
                                IN ALL CATEGORIES

                                     [CHART]

PROVISION EXPENSES OUTPACE NET CHARGE-OFFS

Provision expenses for loan losses exceeded net charge-offs during the second quarter to a degree not seen since 1990. Loan loss provisions were 193 percent of net charge-offs, up from 141 percent in the first quarter and just below the 211 percent recorded in the third quarter of 1990. Provision expenses were $930 million while net charge-offs were about half as much at $481 million. One third of the industry reported higher provision expenses, but one institution, Capital One


FDIC Quarterly Banking Profile
Second Quarter 2002                     9      FDIC-Insured Savings Institutions

FSB, accounted for almost one third (31 percent) of the provision expenses for the second quarter. The net charge-off rate fell 4 basis points to 0.23 percent, primarily because of improvements in home mortgages. The only dark spot was charge-offs on loans secured by non-residential (commercial) property, which rose 7 basis points to 0.11 percent during the quarter. The net charge-off rate for C&I loans declined to 1.36 percent from 1.39 percent last quarter.

LOAN LOSS RESERVES RISE WITH HIGHER PROVISIONS AND LOWER NET CHARGE-OFFS

Strong provisions for loan losses helped boost reserves for loan losses by $183 million, to $8 billion. Noncurrent loans declined $521 million to $7.4 billion. Last quarter, noncurrent loans exceeded reserves slightly, by $56 million, but during the second quarter reserves pulled ahead of noncurrent loans. As a result, the coverage ratio--loan loss reserves to noncurrent loans--rose to 109 percent from 99 percent during the second quarter with more than half the industry reporting an improvement.

                          RESERVES IMPROVE RELATIVE TO
                                NONCURRENT LOANS

                                     [CHART]

INDUSTRY ASSETS SHRINK BY $30.3 BILLION, BUT DEPOSITS CONTINUE TO FLOW IN

Industry assets fell by $30.3 billion in the second quarter, primarily because of a charter transfer. Charter One Bank, FSB, with $38 billion in assets, converted to a national bank during the second quarter. This institution held over $25 billion in deposits last quarter and was the fourth largest savings institution as ranked by total assets. The industry's decline in deposits in the second quarter was just $14.5 billion, as over two-thirds of institutions reported increases. Federal Home Loan Bank Advances were also down by a similar amount, $14.4 billion. A decline in securities portfolios at the two largest thrifts led to a $9.3-billion decline for the industry. One of these institutions, World Savings Bank, FSB reported a $5.9 billion rise in home mortgages which was caused by conversions of mortgage backed securities into loans.

CAPITAL RISES TO HIGHEST LEVEL EVER

Reductions in interest rates have raised the value of thrifts' investment securities and these gains have boosted equity capital ratios. Equity capital increased $2.4 billion to $119.6 billion or 9.29 percent of assets, the highest level seen since data are available, back to 1940. Unrealized gains on available-for-sale securities accounted for $2.2 billion (90 percent) of the increase in capital. Core capital, which excludes these gains, improved to 8.18 percent of average assets from 7.89 percent last quarter. This is its highest level since reporting on this ratio began in 1990.

THE COUNT OF SAVINGS INSTITUTIONS FELL BELOW 1,500 FOR THE FIRST TIME SINCE 1935

At the end of June there were 1,498 savings institutions, which was 17 fewer than at the end of the first quarter. During the quarter 8 institutions with assets of $1.6 billion were absorbed by commercial banks and 3 with $207 million were absorbed by thrifts. One institution with $52 million in assets failed and merged, with assistance, into a commercial bank. There were 3 institutions with $37.9 billion in assets that converted their charter to a commercial bank charter during the quarter. The number of "problem" thrifts fell slightly to 21 from 22 at the end March. The assets of "problem" thrifts fell to $3.8 billion from $15.0 billion at the end of March.

                              CAPITAL HITS A RECORD

                                     [CHART]


                                                  FDIC Quarterly Banking Profile
FDIC-Insured Savings Institutions       10                   Second Quarter 2002

TABLE I-B. SELECTED INDICATORS, FDIC-INSURED SAVINGS INSTITUTIONS

                                                    2002*       2001*      2001       2000       1999       1998       1997
                                                  ---------   ---------  ---------  ---------  ---------  ---------  ---------
Return on assets (%) ...........................       1.22        1.01       1.09       0.92       1.00       1.01       0.93
Return on equity (%) ...........................      13.65       11.95      12.73      11.14      11.73      11.35      10.84
Core capital (leverage) ratio (%) ..............       8.18        7.76       7.80       7.80       7.86       7.85       7.95
Noncurrent assets plus
  other real estate owned to assets (%) ........       0.65        0.60       0.66       0.56       0.58       0.72       0.95
Net charge-offs to loans (%) ...................       0.24        0.25       0.28       0.20       0.17       0.22       0.25
Asset growth rate (%) ..........................       1.04        8.13       6.76       5.99       5.52       6.06      -0.28
Net interest margin ............................       3.52        3.10       3.23       2.96       3.10       3.10       3.23
Net operating income growth (%) ................      28.55       -7.80       7.14       3.05      16.62       7.71      19.98
Number of institutions reporting ...............      1,498       1,569      1,533      1,589      1,642      1,690      1,780
Percentage of unprofitable institutions (%) ....       8.21       10.07       8.55       8.56       8.28       5.27       4.10
Number of problem institutions .................         21          22         19         18         13         15         12
Assets of problem institutions (in billions) ...  $       4   $       7  $       4  $       7  $       6  $       6  $       2
Number of failed/assisted institutions .........          1           0          1          1          1          0          0

* Through June 30, ratios annualized where Asset growth rates are for 12 months appropriate. ending June 30.

TABLE II-B. AGGREGATE CONDITION AND INCOME DATA, FDIC-INSURED SAVINGS
INSTITUTIONS

(DOLLAR FIGURES IN MILLIONS)                         Preliminary
                                                     2nd Quarter  1st Quarter  2nd Quarter    %Change
                                                        2002         2002         2001       01:2-02:2
                                                     ----------   ----------   ----------   ----------
Number of institutions reporting .................        1,498        1,515        1,569         -4.5
Total employees (full-time equivalent) ...........      262,460      271,259      263,814         -0.5
CONDITION DATA
Total assets .....................................   $1,288,032   $1,318,304   $1,274,768          1.0
 Loans secured by real estate ....................      740,572      746,302      751,645         -1.5
  1-4 Family Residential .........................      575,912      583,105      593,596         -3.0
  Multifamily residential property ...............       60,449       59,648       58,246          3.8
  Commercial real estate .........................       66,963       65,766       63,058          6.2
  Construction, development, and land ............       37,247       37,783       36,746          1.4
 Commercial & industrial loans ...................       37,978       38,423       37,671          0.8
 Loans to individuals ............................       66,316       68,904       65,031          2.0
 Other loans & leases ............................        4,706        6,787        6,591        -28.6
 Less: Unearned income & contra accounts .........          158          158          177        -10.8
 Total loans & leases ............................      849,413      860,258      860,760         -1.3
 Less: Reserve for losses ........................        8,040        7,857        7,627          5.4
Net loans & leases ...............................      841,373      852,402      853,133         -1.4
Securities .......................................      293,041      302,325      279,262          4.9
Other real estate owned ..........................        1,030        1,065        1,031         -0.1
Goodwill and other intangibles ...................       23,948       26,217       23,048          3.9
All other assets .................................      128,639      136,295      118,293          8.7

Total liabilities and capital ....................    1,288,032    1,318,304    1,274,768          1.0
 Deposits ........................................      805,633      820,099      775,695          3.9
 Other borrowed funds ............................      337,703      355,194      364,972         -7.5
 Subordinated debt ...............................        3,304        3,747        3,896        -15.2
 All other liabilities ...........................       21,792       22,053       21,657          0.6
 Equity capital ..................................      119,600      117,210      108,548         10.2

Loans and leases 30-89 days past due .............        7,696        8,682        8,250         -6.7
Noncurrent loans and leases ......................        7,391        7,912        6,557         12.7
Restructured loans and leases ....................        1,661        1,622        1,502         10.5
Direct and indirect investments in real estate ...          434          429          614        -29.3
Mortgage-backed securities .......................      194,064      198,146      207,935         -6.7
Earning assets ...................................    1,177,550    1,205,159    1,170,058          0.6
FHLB Advances ....................................      224,121      238,516      254,116        -11.8
Unused loan commitments ..........................      331,451      316,479      288,575         14.9


                                           Preliminary                                 Preliminary
                                           First Half      First Half                  2nd Quarter    2nd Quarter       %Change
INCOME DATA                                   2002           2001          %Change         2002           2001         01:2-02:2
                                          ------------   ------------   ------------   ------------   ------------   ------------
Total interest income .................   $     37,555   $     44,398          -15.4   $     18,708   $     22,119          -15.4
Total interest expense ................         17,063         26,701          -36.1          8,450         12,972          -34.9
  Net interest income .................         20,492         17,697           15.8         10,258          9,147           12.2
Provision for loan and lease losses ...          1,693          1,397           21.3            930            716           29.8
Total noninterest income ..............          5,891          6,187           -4.8          2,802          3,242          -13.6
Total noninterest expense .............         14,835         14,501            2.3          7,514          7,452            0.8
Securities gains (losses) .............          1,982          1,874            5.8          1,310          1,045           25.4
Applicable income taxes ...............          4,080          3,532           15.5          2,005          1,891            6.0
Extraordinary gains, net ..............              6            -47            N/M            -42            -15            N/M
  Net income ..........................          7,763          6,281           23.6          3,880          3,361           15.5
Net charge-offs .......................          1,009          1,051           -4.0            481            543          -11.4
Cash dividends ........................          3,468          2,920           18.8          2,064          1,766           16.9
  Net operating income ................          6,428          5,001           28.6          3,054          2,599           17.5


                                                            N/M - Not Meaningful


FDIC Quarterly Banking Profile
Second Quarter 2002                     11     FDIC-Insured Savings Institutions

TABLE III-B. FIRST HALF 2002, FDIC-INSURED SAVINGS INSTITUTIONS

                                                                                 Asset Size Distribution
                                                                    -------------------------------------------------
                                                                        Less    $100 Million  $1 Billion    Greater
FIRST HALF Preliminary                                    All        than $100       to           to        than $5
 (THE WAY IT IS...)                                   Institutions    Million    $1 Billion   $5 Billion    Billion
                                                      -----------   ----------  ------------  ----------   ----------

Number of institutions reporting ...................        1,498          542          808          104           44
Total assets (in billions) .........................   $  1,288.0   $     27.8   $    252.0   $    198.4   $    809.9
Total deposits (in billions) .......................        805.6         22.2        191.8        140.0        451.6
Net income (in millions) ...........................        7,763          118        1,096        1,064        5,486
% of unprofitable institutions .....................          8.2         15.3          4.1          5.8          2.3
% of institutions with earnings gains ..............         75.7         71.4         78.0         78.8         79.5

PERFORMANCE RATIOS (ANNUALIZED, %)
Yield on earning assets ............................         6.45         6.53         6.58         6.56         6.38
Cost of funding earning assets .....................         2.93         3.11         3.05         2.97         2.88
Net interest margin ................................         3.52         3.42         3.53         3.58         3.50
Noninterest income to earning assets ...............         1.01         2.17         0.94         0.81         1.04
Noninterest expense to earning assets ..............         2.55         4.24         2.99         2.72         2.31
Loan and lease loss provision to assets ............         0.27         0.14         0.15         0.19         0.32
Net operating income to assets .....................         1.01         0.70         0.82         0.95         1.09
Pretax return on assets ............................         1.86         1.34         1.34         1.56         2.11
Return on assets ...................................         1.22         0.86         0.89         1.11         1.36
Return on equity ...................................        13.65         6.98         8.51        11.91        16.44
Net charge-offs to loans and leases ................         0.24         0.14         0.15         0.15         0.29
Loan and lease loss provision to net charge-offs ...       167.85       153.97       150.77       194.30       167.49
Efficiency ratio ...................................        55.46        75.53        66.48        60.93        49.89

CONDITION RATIOS (%)
Earning assets to total assets .....................        91.42        93.91        93.38        92.59        90.44
  Loss allowance to:
  Loans and leases .................................         0.95         0.77         0.89         1.10         0.93
Noncurrent loans and leases ........................       108.78        83.08       118.06       109.59       107.02
Noncurrent assets plus
  other real estate owned to assets ................         0.65         0.76         0.59         0.79         0.64
Noncurrent RE loans to RE loans ....................         0.83         0.87         0.70         0.92         0.85
Equity capital ratio ...............................         9.29        12.39        10.49         9.36         8.79
Core capital (leverage) ratio ......................         8.18        11.99        10.00         8.57         7.39
Tier 1 risk-based capital ratio ....................        13.32        21.68        16.68        13.72        11.93
Total risk-based capital ratio .....................        14.64        22.74        17.74        14.80        13.40
Gross real estate assets to gross assets ...........        72.22        68.58        69.70        72.97        72.94
Gross 1-4 family mortgages to gross assets .........        44.43        46.60        41.13        35.38        47.60
Net loans and leases to deposits ...................       104.44        82.26        85.06        91.45       117.78

Structural Changes (YTD)
  New Charters .....................................            1            1            0            0            0
  Thrifts absorbed by mergers ......................           29            9           18            1            1
  Failed Thrifts ...................................            1            1            0            0            0

PRIOR FIRST HALVES
  (THE WAY IT WAS...)
Number of institutions..........................2001        1,569          603          822          102           42
    ............................................1999        1,654          683          828          108           35
    ............................................1997        1,852          808          887          121           36

Total assets (in billions)......................2001   $  1,274.8   $     30.6   $    254.1   $    197.7   $    792.3
    ............................................1999      1,126.0         35.2        241.4        220.8        628.7
    ............................................1997      1,028.6         42.1        263.4        246.3        476.8

Return on assets (%)............................2001         1.01         0.67         0.71         0.82         1.17
    ............................................1999         1.01         0.68         0.92         1.14         1.01
    ............................................1997         0.94         0.80         0.96         1.12         0.85

Net charge-offs to loans & leases (%)
    ............................................2001         0.25         0.11         0.11         0.24         0.31
    ............................................1999         0.17         0.09         0.09         0.39         0.13
    ............................................1997         0.28         0.10         0.13         0.36         0.35

Noncurrent assets plus
    OREO to assets (%)*.........................2001         0.60         0.68         0.54         0.83         0.55
    ............................................1999         0.62         0.70         0.59         0.91         0.53
    ............................................1997         1.02         0.89         0.90         1.35         0.92

Equity capital ratio (%)........................2001         8.52        12.99        10.56         8.82         7.61
    ............................................1999         8.55        12.22        10.71         8.87         7.40
    ............................................1997         8.53        11.65        10.08         8.52         7.41



                                                                          Geographic Distribution by Region
                                                     ---------------------------------------------------------------------------
                                                                     East                                   West
                                                     ------------------------------------   ------------------------------------
FIRST HALF Preliminary                                 North-       South-                     Mid-        South-
 (THE WAY IT IS...)                                     east         east       Central        west         west         West
                                                     ----------   ----------   ----------   ----------   ----------   ----------

Number of institutions reporting ...................        600          193          378          118          104          105
Total assets (in billions) ......................... $    439.0   $    101.0   $    134.3   $     43.6   $     76.6   $    493.6
Total deposits (in billions) .......................      295.5         70.8         97.5         26.7         41.9        273.3
Net income (in millions) ...........................      2,546          285          747          190          604        3,391
% of unprofitable institutions .....................        7.0          9.8         10.3         11.0          6.7          2.9
% of institutions with earnings gains ..............       76.8         75.6         74.3         67.8         75.0         83.8

PERFORMANCE RATIOS (ANNUALIZED, %)
Yield on earning assets ............................       6.46         6.70         6.95         6.62         6.39         6.24
Cost of funding earning assets .....................       2.93         3.47         3.50         3.32         2.62         2.68
Net interest margin ................................       3.53         3.23         3.45         3.29         3.77         3.56
Noninterest income to earning assets ...............       0.86         1.78         1.36         0.84         1.23         0.88
Noninterest expense to earning assets ..............       2.37         3.37         3.37         2.72         2.76         2.27
Loan and lease loss provision to assets ............       0.15         1.08         0.40         0.16         0.34         0.17
Net operating income to assets .....................       1.12         0.28         0.60         0.74         1.47         1.13
Pretax return on assets ............................       1.83         0.91         1.73         1.35         1.94         2.14
Return on assets ...................................       1.20         0.59         1.14         0.88         1.64         1.35
Return on equity ...................................      12.23         6.86        10.98         9.90        19.57        16.88
Net charge-offs to loans and leases ................       0.18         0.70         0.33         0.18         0.33         0.16
Loan and lease loss provision to net charge-offs ...     142.98       221.01       164.05       133.87       168.31       148.45
Efficiency ratio ...................................      52.83        66.66        69.62        65.10        54.92        50.35

CONDITION RATIOS (%)
Earning assets to total assets .....................      92.36        92.83        92.68        92.76        93.16        89.57
  Loss allowance to:
  Loans and leases .................................       0.97         1.35         0.83         0.77         1.11         0.87
Noncurrent loans and leases ........................     134.45       157.08        83.19       120.04        77.05        97.99
Noncurrent assets plus
  other real estate owned to assets ................       0.49         0.71         0.86         0.61         0.98         0.69
Noncurrent RE loans to RE loans ....................       0.66         0.64         0.99         0.60         1.68         0.87
Equity capital ratio ...............................       9.90         8.88        10.70         8.92         8.37         8.61
Core capital (leverage) ratio ......................       8.84         8.62         9.48         8.39         8.24         7.14
Tier 1 risk-based capital ratio ....................      14.69        13.28        15.18        14.44        13.36        11.54
Total risk-based capital ratio .....................      15.94        14.76        16.12        15.48        14.37        13.06
Gross real estate assets to gross assets ...........      71.71        64.56        72.57        75.53        61.47        75.52
Gross 1-4 family mortgages to gross assets .........      38.41        38.36        50.30        44.12        24.93        52.49
Net loans and leases to deposits ...................      87.82        96.53       101.35       110.16       109.31       124.24

Structural Changes (YTD)
  New Charters .....................................          0            1            0            0            0            0
  Thrifts absorbed by mergers ......................         10            8            7            1            1            2
  Failed Thrifts ...................................          0            0            1            0            0            0

PRIOR FIRST HALVES
  (THE WAY IT WAS)
Number of institutions..........................2001        618          207          401          123          109          111
    ............................................1999        644          227          431          127          113          112
    ............................................1997        704          271          478          139          126          134

Total assets (in billions)......................2001 $    421.8   $     91.0   $    189.6   $     42.0   $     69.3   $    461.2
    ............................................1999      372.9         68.9        179.5         39.2         72.3        393.2
    ............................................1997      341.5         65.8        175.9         41.8         64.7        338.9

Return on assets (%)............................2001       1.01         0.55         0.71         0.80         1.23         1.22
    ............................................1999       0.98         0.92         1.08         0.82         1.15         1.01
    ............................................1997       0.99         0.91         1.00         0.84         1.11         0.85

Net charge-offs to loans & leases (%)
    ............................................2001       0.17         0.38         0.54         0.18         0.34         0.15
    ............................................1999       0.10         0.22         0.25         0.16         0.20         0.17
    ............................................1997       0.31         0.46         0.22         0.05         0.40         0.26

Noncurrent assets plus
    OREO to assets (%)*.........................2001       0.52         0.59         0.77         0.72         1.03         0.52
    ............................................1999       0.66         0.58         0.66         0.51         0.86         0.54
    ............................................1997       1.20         0.93         0.64         0.66         1.01         1.09

Equity capital ratio (%)........................2001       9.82         8.67         8.54         9.19         8.48         7.22
    ............................................1999       9.59        10.30         9.12        10.21         8.17         6.89
    ............................................1997       9.29         9.64         9.27         8.73         8.30         7.19


* Beginning with June 1996, TFR filers report noncurrent loans net of specific reserves. Accordingly, specific reserves have been subtracted from loan-loss reserves, beginning with June 1996, to make the ratio more closely comparable to prior periods.


                                                  FDIC Quarterly Banking Profile
FDIC-Insured Savings Institutions       12                   Second Quarter 2002

TABLE IV-B. SECOND Quarter 2002, FDIC-INSURED SAVINGS INSTITUTIONS

                                                                                   Asset Size Distribution
                                                                     ------------------------------------------------

                                                                        Less    $100 Million   $1 Billion     Greater
SECOND QUARTER PRELIMINARY                                All        than $100       to           to          than $5
 (THE WAY IT IS...)                                   Institutions    Million    $1 Billion   $5 Billion      Billion
                                                      ------------   ---------   -----------  -----------    --------

Number of institutions reporting ...................        1,498          542          808          104           44
Total assets (in billions) .........................   $  1,288.0   $     27.8   $    252.0   $    198.4   $    809.9
Total deposits (in billions) .......................        805.6         22.2        191.8        140.0        451.6
Net income (in millions) ...........................        3,880           59          565          530        2,725
% of unprofitable institutions .....................          7.8         15.1          3.5          5.8          2.3
% of institutions with earnings gains ..............         74.2         70.1         76.6         75.0         79.5

PERFORMANCE RATIOS (ANNUALIZED, %)
Yield on earning assets ............................         6.38         6.49         6.53         6.54         6.29
Cost of funding earning assets .....................         2.88         3.01         2.96         2.89         2.85
Net interest margin ................................         3.50         3.48         3.57         3.65         3.44
Noninterest income to earning assets ...............         0.96         2.21         0.94         0.78         0.96
Noninterest expense to earning assets ..............         2.56         4.29         2.98         2.76         2.32
Loan and lease loss provision to assets ............         0.29         0.17         0.16         0.25         0.34
Net operating income to assets .....................         0.95         0.69         0.84         0.93         1.00
Pretax return on assets ............................         1.83         1.36         1.37         1.51         2.07
Return on assets ...................................         1.21         0.86         0.91         1.08         1.34
Return on equity ...................................        13.24         6.97         8.69        11.66        15.66
Net charge-offs to loans and leases ................         0.23         0.15         0.17         0.13         0.27
Loan and lease loss provision to net charge-offs ...       193.28       170.71       145.24       282.18       192.33
Efficiency ratio ...................................        56.73        75.01        65.63        61.10        51.91

STRUCTURAL CHANGES (QTR)
  New charters .....................................            0            0            0            0            0
  Thrifts absorbed by mergers ......................           11            5            6            0            0
  Failed Thrifts ...................................            1            1            0            0            0

PRIOR SECOND QUARTERS
(THE WAY IT WAS...)
Return on assets (%)............................2001         1.06         0.70         0.71         0.85         1.24
        ........................................1999         1.03         0.66         0.88         1.18         1.05
        ........................................1997         0.95         0.83         0.97         1.15         0.84

Net charge-offs to loans & leases (%)
        ........................................2001         0.25         0.15         0.11         0.23         0.31
        ........................................1999         0.17         0.11         0.10         0.31         0.16
        ........................................1997         0.30         0.12         0.16         0.33         0.37





                                                                          Geographic Distribution by Region
                                                     ---------------------------------------------------------------------------
                                                                     East                                   West
                                                     ------------------------------------   ------------------------------------
SECOND QUARTER PRELIMINARY                             North-       South-                     Mid-        South-
 (THE WAY IT IS...)                                     east         east       Central        west         west         West
                                                     ----------   ----------   ----------   ----------   ----------   ----------

Number of institutions reporting ...................        600          193          378          118          104          105
Total assets (in billions) ......................... $    439.0   $    101.0   $    134.3   $     43.6   $     76.6   $    493.6
Total deposits (in billions) .......................      295.5         70.8         97.5         26.7         41.9        273.3
Net income (in millions) ...........................      1,319           89          349          100          342        1,681
% of unprofitable institutions .....................        6.8          9.3         10.3          9.3          6.7          1.0
% of institutions with earnings gains ..............       76.2         75.6         70.4         66.9         76.9         80.0

PERFORMANCE RATIOS (ANNUALIZED, %)
Yield on earning assets ............................       6.44         6.61         6.86         6.56         6.45         6.12
Cost of funding earning assets .....................       2.86         3.38         3.41         3.26         2.55         2.67
Net interest margin ................................       3.57         3.22         3.46         3.30         3.90         3.45
Noninterest income to earning assets ...............       0.87         1.79         1.30         0.77         1.31         0.73
Noninterest expense to earning assets ..............       2.36         3.39         3.39         2.66         2.78         2.30
Loan and lease loss provision to assets ............       0.15         1.46         0.40         0.16         0.31         0.16
Net operating income to assets .....................       1.15         0.03         0.55         0.75         1.68         0.98
Pretax return on assets ............................       1.87         0.55         1.61         1.40         2.14         2.11
Return on assets ...................................       1.22         0.36         1.05         0.93         1.83         1.34
Return on equity ...................................      12.44         4.14         9.87        10.36        21.83        16.03
Net charge-offs to loans and leases ................       0.16         0.72         0.27         0.16         0.27         0.17
Loan and lease loss provision to net charge-offs ...     161.18       295.22       197.09       150.34       187.03       133.48
Efficiency ratio ...................................      52.10        66.72        70.84        64.62        53.09        54.26

STRUCTURAL CHANGES (QTR)
  New charters .....................................          0            0            0            0            0            0
  Thrifts absorbed by mergers ......................          1            4            4            0            1            1
  Failed Thrifts ...................................          0            0            1            0            0            0

PRIOR SECOND QUARTERS
(THE WAY IT WAS...)
Return on assets (%)............................2001       1.04         0.55         0.73         0.84         1.31         1.31
          ......................................1999       1.05         0.82         1.06         0.89         1.23         1.00
          ......................................1997       1.00         0.92         1.09         0.68         1.16         0.82

Net charge-offs to loans & leases (%)
          ......................................2001       0.14         0.44         0.53         0.25         0.43         0.16
          ......................................1999       0.12         0.21         0.19         0.19         0.20         0.20
          ......................................1997       0.35         0.46         0.19         0.17         0.37         0.28


REGIONS: NORTHEAST - Connecticut, Delaware, District of Columbia, Maine,
                     Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Puerto Rico, Rhode Island, Vermont, U.S. Virgin Islands

         SOUTHEAST - Alabama, Florida, Georgia, Mississippi, North Carolina,
                     South Carolina, Tennessee, Virginia, West Virginia

         CENTRAL - Illinois, Indiana, Kentucky, Michigan, Ohio, Wisconsin

         MIDWEST - Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota,
                   South Dakota

         SOUTHWEST - Arkansas, Louisiana, New Mexico, Oklahoma, Texas

         WEST - Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana,
                Nevada, Oregon, Pacific Islands, Utah, Washington, Wyoming



FDIC Quarterly Banking Profile
Second Quarter 2002                    13      FDIC-Insured Savings Institutions

TABLE V-B. LOAN PERFORMANCE, FDIC-INSURED SAVINGS INSTITUTIONS

                                                                                 Asset Size  Distribution
                                                                    -------------------------------------------------

                                                                        Less    $100 Million  $1 Billion    Greater
                                                          All        than $100       to          to         than $5
JUNE 30, 2002                                         Institutions    Million    $1 Billion   $5 Billion    Billion
                                                      -----------   ----------   ----------   ----------   ----------

PERCENT OF LOANS 30-89 DAYS PAST DUE
All loans secured by real estate ...................         0.83         1.69         0.94         0.76         0.78
  Construction, development, and land ..............         1.01         1.74         1.26         0.73         0.97
  Commercial real estate ...........................         0.62         1.07         0.72         0.73         0.42
  Multifamily residential real estate ..............         0.18         0.99         0.33         0.26         0.11
  Home equity loans ................................         0.18         0.48         0.35         0.21         0.11
  Other 1-4 Family residential .....................         0.96         1.85         1.06         0.92         0.91
Commercial and industrial loans ....................         1.22         2.32         1.88         0.90         1.06
Loans to individuals ...............................         1.61         2.31         1.72         1.26         1.63
  Credit card loans ................................         1.57         1.39         2.28         0.89         1.52
  Other loans to individuals .......................         1.63         2.37         1.66         1.29         1.70
Total loans and leases .............................         0.91         1.76         1.03         0.80         0.86

PERCENT OF LOANS NONCURRENT*
All real estate loans ..............................         0.83         0.87         0.70         0.92         0.85
  Construction, development, and land ..............         1.52         1.04         1.10         1.42         1.87
  Commercial real estate ...........................         1.26         0.94         0.82         1.48         1.52
  Multifamily residential real estate ..............         0.34         0.90         0.36         0.86         0.15
  Home equity loans ................................         0.09         0.18         0.12         0.11         0.07
  Other 1-4 Family residential .....................         0.83         0.88         0.71         0.77         0.87
Commercial and industrial loans ....................         2.27         1.96         1.84         2.93         2.19
Loans to individuals ...............................         0.54         1.04         0.63         0.54         0.51
  Credit card loans ................................         1.00         0.77         0.86         0.74         1.02
  Other loans to individuals .......................         0.38         1.07         0.60         0.53         0.25
Total loans and leases .............................         0.87         0.93         0.75         1.01         0.87

PERCENT OF LOANS CHARGED-OFF (NET, YTD)
All real estate loans ..............................         0.05         0.04         0.04         0.05         0.05
  Construction, development, and land ..............         0.10         0.01         0.08         0.13         0.11
  Commercial real estate ...........................         0.07         0.05         0.06         0.01         0.12
  Multifamily residential real estate ..............         0.00        -0.05         0.01         0.05        -0.02
  Home equity loans ................................         0.05         0.02         0.01         0.09         0.06
  Other 1-4 Family residential .....................         0.05         0.04         0.04         0.04         0.05
Commercial and industrial loans ....................         1.37         1.12         0.92         0.83         1.72
Loans to individuals ...............................         1.78         0.85         1.09         0.80         2.17
  Credit card loans ................................         3.35         2.39         3.01         1.97         3.41
  Other loans to individuals .......................         1.22         0.80         0.80         0.75         1.51
Total loans and leases .............................         0.24         0.14         0.15         0.15         0.29

LOANS OUTSTANDING (IN BILLIONS)
All real estate loans ..............................   $    740.6   $     16.3   $    146.0   $    111.2   $    467.0
  Construction, development, and land ..............         37.2          1.1         10.4          9.0         16.7
  Commercial real estate ...........................         66.7          1.7         22.4         18.6         24.0
  Multifamily residential real estate ..............         60.4          0.5          8.8         12.9         38.3
  Home equity loans ................................         34.7          0.5          7.2          5.4         21.6
  Other 1-4 Family residential .....................        541.2         12.5         97.0         65.3        366.3
Commercial and industrial loans ....................         38.0          0.8          7.6          7.6         22.0
Loans to individuals ...............................         66.3          1.2         10.5          9.4         45.3
  Credit card loans ................................         17.3          0.0          1.5          0.4         15.4
  Other loans to individuals .......................         48.6          1.2          8.9          8.9         29.7
Total loans and leases .............................        849.6         18.4        164.7        129.5        536.9

MEMO: OTHER REAL ESTATE OWNED (IN MILLIONS)**
All other real estate owned ........................   $  1,029.9   $     37.1   $    241.7   $    254.4   $    496.7
  Construction, development, and land ..............        141.6          2.8         33.3         28.3         77.2
  Commercial real estate ...........................        295.5          7.5         65.0        146.6         76.4
  Multifamily residential real estate ..............         35.9          1.4         10.9         21.7          1.9
  1-4 Family residential ...........................        577.6         25.8        134.0         74.0        343.8

TROUBLED REAL ESTATE ASSET RATES***
(OF TOTAL RE ASSETS)
All real estate loans ..............................         0.97         1.10         0.87         1.15         0.95
  Construction, development, and land ..............         1.90         1.29         1.42         1.73         2.32
  Commercial real estate ...........................         1.70         1.34         1.11         2.26         1.84
  Multifamily residential real estate ..............         0.40         1.20         0.49         1.03         0.16
  1-4 family residential ...........................         0.88         1.04         0.79         0.83         0.92




                                                                          Geographic Distribution by Region
                                                     ---------------------------------------------------------------------------
                                                                     East                                   West
                                                     ------------------------------------   ------------------------------------
                                                       North-       South-                     Mid-        South-
JUNE 30, 2002                                           east         east       Central        west         west         West
                                                     ----------   ----------   ----------   ----------   ----------   ----------

PERCENT OF LOANS 30-89 DAYS PAST DUE
All loans secured by real estate ...................       0.67         0.84         1.25         1.02         1.14         0.79
  Construction, development, and land ..............       0.62         0.85         1.71         0.94         0.62         1.43
  Commercial real estate ...........................       0.50         0.75         1.16         0.82         1.38         0.30
  Multifamily residential real estate ..............       0.18         0.58         0.52         1.32         0.38         0.08
  Home equity loans ................................       0.28         0.24         0.19         0.28         0.01         0.09
  Other 1-4 Family residential .....................       0.78         0.91         1.38         1.09         1.41         0.93
Commercial and industrial loans ....................       1.01         1.98         1.75         1.73         1.26         0.94
Loans to individuals ...............................       1.35         2.14         1.29         1.62         0.76         2.31
  Credit card loans ................................       1.72         3.91         0.88         3.45         0.61         1.53
  Other loans to individuals .......................       1.29         1.50         1.70         1.48         0.90         2.39
Total loans and leases .............................       0.73         1.16         1.27         1.09         1.06         0.85

PERCENT OF LOANS NONCURRENT*
All real estate loans ..............................       0.66         0.64         0.99         0.60         1.68         0.87
  Construction, development, and land ..............       1.01         0.69         2.05         0.92         1.54         2.40
  Commercial real estate ...........................       0.86         1.04         1.25         0.69         3.51         1.60
  Multifamily residential real estate ..............       0.23         0.52         0.79         0.44         9.17         0.05
  Home equity loans ................................       0.11         0.17         0.11         0.06         0.00         0.05
  Other 1-4 Family residential .....................       0.68         0.62         0.96         0.59         0.94         0.93
Commercial and industrial loans ....................       1.77         3.45         2.48         1.89         2.42         2.55
Loans to individuals ...............................       0.55         0.81         0.64         0.48         0.37         0.33
  Credit card loans ................................       1.52         2.04         0.57         1.15         0.56         0.72
  Other loans to individuals .......................       0.39         0.36         0.72         0.43         0.20         0.31
Total loans and leases .............................       0.72         0.86         0.99         0.65         1.44         0.89

PERCENT OF LOANS CHARGED-OFF (NET, YTD)
All real estate loans ..............................       0.03         0.06         0.10         0.04         0.09         0.04
  Construction, development, and land ..............       0.04         0.11         0.14         0.01         0.06         0.19
  Commercial real estate ...........................       0.02         0.14         0.10         0.10         0.39         0.02
  Multifamily residential real estate ..............       0.00         0.00         0.16        -0.06         0.00        -0.02
  Home equity loans ................................       0.02         0.26         0.06         0.11         0.06         0.02
  Other 1-4 Family residential .....................       0.04         0.03         0.09         0.03         0.04         0.04
Commercial and industrial loans ....................       0.95         2.91         1.07         1.19         1.20         1.63
Loans to individuals ...............................       1.35         2.54         1.92         1.37         0.78         2.32
  Credit card loans ................................       4.20         6.96         2.62         9.12         1.12         4.02
  Other loans to individuals .......................       0.88         0.97         1.20         0.81         0.44         2.19
Total loans and leases .............................       0.18         0.70         0.33         0.18         0.33         0.16

LOANS OUTSTANDING (IN BILLIONS)
All real estate loans .............................. $    226.0   $     51.0   $     85.3   $     26.2   $     32.0   $    320.0
  Construction, development, and land ..............        8.4          5.9          5.1          2.0          7.1          8.8
  Commercial real estate ...........................       30.5          4.8          7.6          3.7          4.5         15.6
  Multifamily residential real estate ..............       17.5          1.1          4.6          1.2          1.1         34.9
  Home equity loans ................................       10.6          3.2          5.6          0.9          1.2         13.2
  Other 1-4 Family residential .....................      159.1         35.9         62.3         18.4         18.1        247.4
Commercial and industrial loans ....................       17.4          4.8          2.8          1.2          3.7          8.0
Loans to individuals ...............................       15.9         13.0         11.3          2.1         10.2         13.8
  Credit card loans ................................        2.4          3.4          5.6          0.1          5.0          0.8
  Other loans to individuals .......................       13.4          9.5          5.7          2.0          5.2         12.8
Total loans and leases .............................      262.2         69.3         99.7         29.6         46.3        342.6

MEMO: OTHER REAL ESTATE OWNED (IN MILLIONS)**
All other real estate owned ........................ $    233.3   $    118.6   $    169.7   $     76.0   $     87.1   $    345.0
  Construction, development, and land ..............       17.4         48.2         10.4         29.5         14.6         21.5
  Commercial real estate ...........................      126.5         16.2         28.8         14.1         31.5         78.4
  Multifamily residential real estate ..............        6.5          2.6          7.9          1.1         16.9          1.0
  1-4 Family residential ...........................       98.4         52.4        123.0         32.5         24.6        246.8

TROUBLED REAL ESTATE ASSET RATES***
(OF TOTAL RE ASSETS)
All real estate loans ..............................       0.76         0.87         1.18         0.89         1.95         0.98
  Construction, development, and land ..............       1.21         1.49         2.25         2.36         1.74         2.64
  Commercial real estate ...........................       1.27         1.37         1.62         1.07         4.16         2.10
  Multifamily residential real estate ..............       0.27         0.74         0.96         0.54        10.57         0.05
  1-4 family residential ...........................       0.70         0.72         1.07         0.73         1.01         0.98


* Noncurrent loan rates represent the percentage of loans in each category that are past due 90 days or more or that are in nonaccrual status.

** TFR filers report "All other real estate owned" net of valuation allowances, while individual categories of OREO are reported gross.

*** Noncurrent real estate loans plus other real estate owned as a percent of total real estate loans plus OREO.




                                                  FDIC Quarterly Banking Profile
FDIC-Insured Savings Institutions       14                   Second Quarter 2002

                          ALL FDIC-INSURED INSTITUTIONS

O        INSURED DEPOSIT GROWTH SLOWS IN SECOND QUARTER TO 0.1 PERCENT

O        BIF RESERVE RATIO RISES TO 1.26 PERCENT

O        SAIF RESERVE RATIO INCREASES TO 1.38 PERCENT

O        TWO INSURED INSTITUTIONS FAIL DURING QUARTER

Total assets of the nation's 9,480 FDIC-insured depository institutions increased by $215 billion from March 31 to June 30, 2002. Deposits, which increased $81.5 billion during the period, funded about 38 percent of this growth. Deposits from domestic offices grew by $44.1 billion (1 percent) while deposits from foreign offices increased by $37.3 billion (6.2 percent). Domestic deposits in accounts greater than $100 thousand grew by $45.2 billion while domestic deposits in accounts less than $100 thousand shrank by $1.1 billion. Quarterly growth was strongest for money market deposit accounts, which grew by $29.5 billion (2 percent), and other savings deposits which increased by $17.2 billion (2.7 percent).

Insured deposits increased by 0.1 percent during the second quarter, the slowest rate of growth since the second quarter of 1999. Insured deposits increased at 5,050 institutions, remained unchanged at 60 institutions, and declined at 4,328 institutions. Deposits insured by the Bank Insurance Fund (BIF) decreased by 0.1 percent during the quarter, after increasing in the first quarter by 3.2 percent.(1) Deposits insured by the Savings Association Insurance Fund (SAIF) rose by 1.0 percent, following a first quarter increase of 1.3 percent.

The Bank Insurance Fund (BIF) grew by 1.6 percent ( $490 million) during the second quarter of 2002, ending the quarter with a balance of $31.19 billion (unaudited). The BIF's second quarter growth was $232 million greater than the previous quarter's. The second quarter's faster growth was attributable to a greater amount of interest income from investments and a larger amount of unrealized gains on securities. The increase to the Bank Insurance Fund plus the decrease in BIF-insured deposits caused the BIF reserve ratio to rise from 1.23 percent on March 31 to 1.26 percent on June 30.

The Savings Association Insurance Fund (SAIF) increased during the second quarter of 2002 by 2.5 percent to $11.32 billion (unaudited). Increased income from investments, unrealized gains on securities, and a negative provision for insurance losses made the second quarter growth for the SAIF the largest since it was recapitalized in the third quarter of 1996. The growth of SAIF more than offset the quarterly increase in SAIF insured deposits, and the reserve ratio rose from 1.36 on March 31 to 1.38 percent on June 30. This was the largest increase in the SAIF reserve ratio since the third quarter of 2000.

Sweeps of brokerage-originated cash management funds to FDIC-insured accounts of affiliate banks lost momentum during the quarter. Among insured institutions whose brokerage affiliates sweep cash management accounts into FDIC-insured accounts, insured brokered deposits decreased by $2.1 billion during the second quarter of 2002. At these institutions, BIF-insured brokered deposits fell by $1.2 billion and SAIF-insured brokered deposits dropped by $900 million. During the same period, fully insured brokered deposits increased by 2.3 percent at all other BIF-insured institutions and decreased at all other SAIF-insured institutions by .6 percent.

Two FDIC insured institutions failed during the second quarter of 2002, one BIF member commercial bank and one SAIF member savings bank. At the time of failure the BIF-member commercial bank had $379 million in assets, and the SAIF-member savings bank had $50 million in assets. For the first six months of 2002 seven BIF member institutions have failed with combined assets of $2,403 million at an estimated cost of $611 million. During the same period one SAIF-member institutions failed with assets of $50 million and an estimated cost of $11 million.


                         QUARTERLY PERCENTAGE CHANGE IN
                       INSURANCE FUND BALANCES, 1999-2002

                                     [CHART]

(1) About two-thirds of the first quarter's deposit growth was due to a reporting change for institutions filing Call reports. Starting in March 2002 all institutions filing the Call Report are required to report estimated uninsured deposits. Prior to March 2002 reporting estimated uninsured deposits was voluntary for these institutions. If uninsured deposits were not reported then they were estimated using a simple formula ((Amount of domestic deposits> $100K) less (number of deposit accounts> $100K times $100K)). An institution's insured deposits are estimated by subtracting estimated uninsured deposits from total domestic deposits.



FDIC Quarterly Banking Profile
Second Quarter 2002                    15         All FDIC-Insured Institutions

TABLE I-C. SELECTED INDICATORS, FDIC-INSURED INSTITUTIONS*

(DOLLAR FIGURES IN MILLIONS)                   2002**      2001**       2001        2000        1999        1998        1997
                                             ----------  ----------  ----------  ----------  ----------  ----------  ----------

Number of institutions reporting ..........       9,464       9,747              9,6139,904      10,221      10,463      10,922
Total assets ..............................   $ 8,037,6  $7,634,788  $7,868,670   $7,461,95   $6,883,68  $6,530,951  $6,041,128
Total deposits ............................   5,253,776   5,020,422   5,189,418   4,914,827   4,538,085   4,386,298   4,125,862
Number of problem institutions ............         136         102         114          94          79          84          92
Assets of problem institutions
   (in billions) ..........................  $       40  $       24  $       40  $       24  $       10  $       11  $        6
Number of failed/assisted institutions ....           8           2           4           7           8           3           1
Assets of failed/assisted institutions
   (in billions) ..........................  $     2.45  $     0.03  $     2.25  $     0.41  $     1.56  $     0.37  $     0.03

** As of June 30.

TABLE II-C. AGGREGATE CONDITION AND INCOME DATA, ALL FDIC-INSURED INSTITUTIONS*

(DOLLAR FIGURES IN MILLIONS)                        Preliminary
                                                    2nd Quarter   1st Quarter  2nd Quarter    %Change
                                                        2002         2002        2001        01:2-02:2
                                                    -----------   -----------  -----------  ----------
Number of institutions reporting .................        9,464        9,520        9,747         -2.9
Total employees (full-time equivalent) ...........    2,001,230    1,994,141    1,954,257          2.4
CONDITION DATA
Total assets .....................................   $8,037,693    $7,822,61   $7,634,788          5.3
  Loans secured by real estate ...................    2,627,533    2,557,682    2,488,635          5.6
    1-4 Family residential .......................    1,588,799    1,543,669    1,537,402          3.3
      Home equity loans ..........................      223,062      198,960      160,995         38.6
    Multifamily residential property .............      129,830      125,478      118,733          9.3
    Commercial real estate .......................      599,344      585,036      540,931         10.8
    Construction, development, and land ..........      235,887      232,222      221,412          6.5
    Other real estate loans ......................       73,672       71,277       70,157          5.0
Commercial & industrial loans ....................      976,704    1,004,547    1,065,505         -8.3
Loans to individuals .............................      728,769      718,040      675,713          7.9
    Credit cards & related plans .................      267,743      264,393      242,311         10.5
Other loans & leases .............................      491,931      477,289      492,855         -0.2
    Less: Unearned income & contra accounts ......        3,988        4,003        2,945         35.4
  Total loans & leases ...........................    4,820,950    4,753,556    4,719,763          2.1
  Less: Reserve for losses .......................       82,365       82,938       73,384         12.2
Net loans and leases .............................    4,738,585    4,670,618    4,646,380          2.0
Securities .......................................    1,530,149    1,488,262    1,335,542         14.6
Other real estate owned ..........................        4,904        4,875        4,235         15.8
Goodwill and other intangibles ...................      153,516      158,015      126,495         21.4
All other assets .................................    1,610,539    1,500,843    1,522,136          5.8

Total liabilities and capital ....................    8,037,693    7,822,619    7,634,788          5.3
  Deposits .......................................    5,253,776    5,172,305    5,020,422          4.6
  Other borrowed funds ...........................    1,528,765    1,491,277    1,500,893          1.9
  Subordinated debt ..............................       97,020       96,731       93,476          3.8
  All other liabilities ..........................      414,537      340,546      354,346         17.0
  Equity capital .................................      743,595      721,761      665,650         11.7

Loans and leases 30-89 days past due .............       54,224       57,739       55,028         -1.5
Noncurrent loans and leases ......................       65,816       65,012       55,240         19.1
Restructured loans and leases ....................        3,298        3,492        2,506         31.6
Direct and indirect investments in real estate ...          704          688          881        -20.1
Mortgage-backed securities .......................      855,436      814,093      716,572         19.4
Earning assets ...................................    6,974,327    6,824,694    6,648,484          4.9
FHLB Advances ....................................      441,614      442,551      438,214          0.8
Unused loan commitments ..........................    5,514,685    5,383,133    4,934,854         11.7



                                           Preliminary                                 Preliminary
                                           First Half      First Half                  2nd Quarter    2nd Quarter       %Change
INCOME DATA                                   2002           2001          %Change         2002           2001         01:2-02:2
                                          ------------   ------------   ------------   ------------   ------------   ------------
Total interest income .................   $    217,337   $    257,913          -15.7   $    109,113   $    126,434          -13.7
Total interest expense ................         79,221        135,396          -41.5         40,012         64,085          -37.6
  Net interest income .................        138,116        122,517           12.7         69,102         62,349           10.8
Provision for loan and lease losses ...         24,125         18,179           32.7         11,791          9,563           23.3
Total noninterest income ..............         90,075         85,215            5.7         45,343         42,292            7.2
Total noninterest expense .............        128,230        124,528            3.0         64,549         62,654            3.0
Securities gains (losses) .............          3,700          3,905           -5.2          2,319          1,907           21.6
Applicable income taxes ...............         26,511         23,421           13.2         13,221         11,842           11.6
Extraordinary gains, net ..............             45           -397            N/M            117            -31            N/M
  Net income ..........................         53,068         45,112           17.6         27,320         22,458           21.6


* Excludes insured branches of foreign banks (IBAs).        N/M - Not meaningful





                                                  FDIC Quarterly Banking Profile
All FDIC-Insured Institutions           16                   Second Quarter 2002

TABLE III-C. SELECTED INSURANCE FUND INDICATORS*

(DOLLAR FIGURES IN MILLIONS)                Preliminary
                                            2nd Quarter   1st Quarter    2nd Quarter      %Change
                                               2002           2002           2001        01:2-02:2
                                           ------------   ------------   ------------   ------------
BANK INSURANCE FUND
  Reserve ratio (%) ....................           1.26           1.23           1.33           -5.6
  Fund balance (unaudited) .............   $     31,187   $     30,697   $     31,681           -1.6
  Estimated insured deposits ...........      2,482,836      2,485,809      2,381,111            4.3
    SAIF-member Oakars .................         83,732         80,944         61,558           36.0
    BIF-members ........................      2,399,104      2,404,865      2,319,553            3.4
  Assessment base ......................      3,631,687      3,590,199      3,415,156            6.3
    SAIF-member Oakars .................         85,215         82,366         62,628           36.1
    BIF-members ........................      3,546,472      3,507,833      3,352,528            5.8

SAVINGS ASSOCIATION INSURANCE FUND
  Reserve ratio (%) ....................           1.38           1.36           1.40           -1.4
  Fund balance (unaudited) .............   $     11,323   $     11,049   $     10,792            4.9
  Estimated insured deposits ...........        820,464        812,769        772,428            6.2
    BIF-member Oakars ..................        345,912        340,770        317,907            8.8
    SAIF-member Sassers ................         95,688         78,717         71,625           33.6
    Other SAIF members .................        378,864        393,283        382,896           -1.1
  Assessment base ......................        925,679        913,145        861,252            7.5
    BIF-member Oakars ..................        348,400        343,129        318,963            9.2
    SAIF-member Sassers ................        114,598         94,765         88,412           29.6
    Other SAIF members .................        462,682        475,250        453,876            1.9

                         INSURANCE FUND RESERVE RATIOS*
                           Percent of Insured Deposits

                                     [CHART]


                       FUND BALANCES AND INSURED DEPOSITS*
                                   ($Millions)

               BIF          BIF-INSURED         SAIF          SAIF-INSURED
             BALANCE          DEPOSITS         BALANCE          DEPOSITS

 12/97           28,293        2,056,558            9,368          689,915

 12/98           29,612        2,134,425            9,840          716,029

 12/99           29,414        2,151,454           10,281          717,591

 12/00           30,975        2,299,932           10,759          755,156

  3/01           31,426        2,371,197           10,973          768,580

  6/01           31,681        2,381,111           10,792          772,428

  9/01           31,834        2,403,880           10,815          778,880

 12/01           30,439        2,408,350           10,935          802,358

  3/02           30,697        2,485,809           11,049          812,769

  6/02           31,187        2,482,836           11,323          820,464

* A reserve ratio is the fund balance as a percentage of estimated insured deposits. As with other Call Report items, prior periods may reflect adjustments. As a result, prior period reserve ratios may differ from previously reported values. Only year end fund balances are audited by GAO. BIF-insured deposit totals include U.S. branches of foreign banks.

TABLE IV-C. CLOSED/ASSISTED INSTITUTIONS

(DOLLAR FIGURES IN MILLIONS)
                                2002**     2001**      2001       2000       1999       1998       1997
                                ------     ------     ------     ------     ------     ------     ------

BIF MEMBERS
  Number of institutions ...         7          2          3          6          7          3          1
  Total assets .............    $2,403     $   28     $   54     $  378     $1,490     $  371     $   27
SAIF MEMBERS
  Number of institutions ...         1          0          1          1          1          0          0
  Total assets .............    $   50     $    0     $2,200     $   30     $   71     $    0     $    0

**Through June 30.


FDIC Quarterly Banking Profile
Second Quarter 2002                    17         All FDIC-Insured Institutions

TABLE V-C. SELECTED INDICATORS, BY FUND MEMBERSHIP*

(DOLLAR FIGURES IN MILLIONS)                    2002**      2001**       2001        2000        1999        1998        1997
                                              ----------  ----------  ----------  ----------  ----------  ----------  ----------

BIF MEMBERS
Number of institutions reporting ...........       8,208       8,430       8,326       8,571       8,834       9,031       9,404
  BIF-member Oakars ........................         785         748         763         743         744         745         778
  Other BIF-members ........................       7,423       7,682       7,563       7,828       8,090       8,286       8,626
Total assets ...............................  $6,974,962  $6,641,201  $6,856,933  $6,509,796  $5,980,153  $5,702,774  $5,285,403
Total deposits .............................   4,586,933   4,411,904   4,567,594   4,337,727   3,987,382   3,843,816   3,611,453
Net income .................................      46,738      40,467      76,697      73,637      73,967      64,335      61,459
Return on assets (%) .......................        1.36        1.23        1.14        1.18        1.30        1.18        1.22
Return on equity (%) .......................       14.78       14.19       12.94       13.90       15.11       13.80       14.44
Noncurrent assets plus OREO to assets (%) ..        0.93        0.80        0.90        0.72        0.62        0.64        0.67
Number of problem institutions .............         111          76          90          74          66          68          73
Assets of problem institutions .............  $   32,028  $   12,152  $   31,881  $   10,787  $    4,450  $    5,326  $    4,598
Number of failed/assisted institutions .....           7           2           3           6           7           3           1
Assets of failed/assisted institutions .....  $    2,403  $       28  $       54  $      378  $    1,490  $      371  $       27

SAIF MEMBERS
Number of institutions reporting ...........       1,256       1,317       1,287       1,333       1,387       1,432       1,518
  SAIF-member Oakars .......................         132         128         130         123         123         116         112
  Other SAIF-members .......................       1,124       1,189       1,157       1,210       1,264       1,316       1,406
Total assets ...............................  $ 1,062,73  $  993,587    $1,011,7  $  952,161  $  903,532  $  828,177  $  755,724
Total deposits .............................     666,843     608,518     621,823     577,100     550,703     542,481     514,409
Net income .................................       6,330       4,646      10,622       8,070       8,450       7,598       6,486
Return on assets (%) .......................        1.21        0.96        1.11        0.89        0.99        0.98        0.94
Return on equity (%) .......................       13.86       11.64       13.46       11.12       11.97       11.34       11.13
Noncurrent assets plus OREO to assets (%) ..        0.73        0.68        0.75        0.65        0.64        0.80        0.98
Number of problem institutions .............          25          26          24          20          13          16          19
Assets of problem institutions .............  $    7,673  $   11,537  $    7,923  $   13,053  $    5,524  $    5,992  $    1,662
Number of failed/assisted institutions .....           1           0           1           1           1           0           0
Assets of failed/assisted institutions .....  $       50  $        0  $    2,200  $       30  $       71  $        0  $        0

* Excludes insured branches of foreign banks (IBAs).

** Through June 30, ratios annualized where appropriate.

TABLE VI-C. ESTIMATED FDIC-INSURED DEPOSITS BY FUND MEMBERSHIP AND TYPE OF INSTITUTION

                                                                                               Estimated Insured Deposits
(DOLLAR FIGURES IN MILLIONS)                    Number of      Total       Domestic     ----------------------------------------
                                              Institutions     Assets      Deposits*         BIF          SAIF         Total
                                              ------------  ------------  ------------  ------------  ------------  ------------
JUNE 30, 2002

COMMERCIAL BANKS AND SAVINGS INSTITUTIONS
  FDIC-Insured Commercial Banks ............         7,966     6,749,662     3,807,239     2,252,225       370,710     2,622,935
    BIF-member .............................         7,859     6,597,875     3,704,477     2,225,967       312,442     2,538,409
    SAIF-member ............................           107       151,787       102,762        26,258        58,268        84,526

    FDIC-Supervised ........................         4,932     1,247,657       930,844       618,486        79,045       697,531
    OCC-Supervised .........................         2,118     3,739,495     2,025,600     1,195,169       213,560     1,408,729
    Federal Reserve-Supervised .............           955     1,762,509       850,795       438,571        78,105       516,675

  FDIC-Insured Savings Institutions ........         1,498     1,288,032       805,633       229,375       449,754       679,129
  OTS-Supervised Savings Institutions ......           995       972,225       581,499       101,807       388,520       490,326
    BIF-member .............................            38       123,303        61,808        46,750         9,656        56,406
    SAIF-member ............................           957       848,921       519,691        55,057       378,864       433,921
  FDIC-Supervised State Savings Banks ......           503       315,807       224,133       127,568        61,234       188,802
    BIF-member .............................           311       253,784       179,842       125,151        23,814       148,965
    SAIF-member ............................           192        62,023        44,291         2,417        37,420        39,837

TOTAL COMMERCIAL BANKS AND
    SAVINGS INSTITUTIONS ...................         9,464     8,037,693     4,612,871     2,481,600       820,464     3,302,063
  BIF-member ...............................         8,208     6,974,962     3,946,127     2,397,867       345,912     2,743,779
  SAIF-member ..............................         1,256     1,062,732       666,744        83,732       474,552       558,284

OTHER FDIC-INSURED INSTITUTIONS
  U.S. Branches of Foreign Banks ...........            18         9,998         5,321         1,237             0         1,237

TOTAL FDIC-INSURED INSTITUTIONS ............         9,482     8,047,692     4,618,193     2,482,836       820,464     3,303,300


* Excludes $641 billion in foreign office deposits, which are uninsured.


                                                  FDIC Quarterly Banking Profile
All FDIC-Insured Institutions           18                   Second Quarter 2002

      TABLE VII-C.  ASSESSMENT BASE DISTRIBUTION AND RATE SCHEDULES

                       BIF ASSESSMENT BASE DISTRIBUTION
               ASSESSABLE DEPOSITS IN MILLIONS AS OF JUNE 30, 2002 SUPERVISORY AND CAPITAL RATINGS FOR SECOND SEMIANNUAL ASSESSMENT PERIOD, 2002

                                                         SUPERVISORY RISK SUBGROUP
                                 ---------------------------------------------------------------------------
CAPITAL GROUP                                A                        B                          C
                                 -----------------------   -----------------------   -----------------------
1. Well-capitalized
   Number of institutions ....        7,542         91.7          433          5.3           90          1.1
   Assessable deposit base ...   $3,470,795         95.6   $  109,516          3.0   $   22,641          0.6
2. Adequately capitalized
   Number of institutions ....          125          1.5           13          0.2           13          0.2
   Assessable deposit base ...   $   23,407          0.6   $    1,270          0.0   $    2,340          0.1
3. Undercapitalized
   Number of institutions ....            3          0.0            0          0.0            7          0.1
   Assessable deposit base ...   $      451          0.0   $        0          0.0   $    1,267          0.0

Note: "Number" reflects the number of BIF members; "Base" reflects the BIF-assessable deposits held by both BIF and SAIF members. Institutions are categorized based on capitalization and a supervisory subgroup rating, which is generally determined by on-site examinations.

                       SAIF ASSESSMENT BASE DISTRIBUTION
              ASSESSABLE DEPOSITS IN MILLIONS AS OF JUNE 30, 2002
 SUPERVISORY AND CAPITAL RATINGS FOR SECOND SEMIANNUAL ASSESSMENT PERIOD, 2002

                                                         SUPERVISORY RISK SUBGROUP
                                 ---------------------------------------------------------------------------
CAPITAL GROUP                               A                         B                         C
                                 -----------------------   -----------------------   -----------------------
1. Well-capitalized
   Number of institutions ....        1,139         90.7           78          6.2           17          1.4
   Assessable deposit base ...   $  878,998         95.0   $   38,382          4.1   $    5,471          0.6
2. Adequately capitalized
   Number of institutions ....            7          0.6            6          0.5            7          0.6
   Assessable deposit base ...   $    1,814          0.2   $      490          0.1   $      451          0.0
3. Undercapitalized
   Number of institutions ....            0          0.0            0          0.0            2          0.2
   Assessable deposit base ...   $        0          0.0   $        0          0.0   $       73          0.0

Note: "Number" reflects the number of SAIF members; "Base" reflects the SAIF-assessable deposits held by both BIF and SAIF members. Institutions are categorized based on capitalization and a supervisory subgroup rating, which is generally determined by on-site examinations.


                           ASSESSMENT RATE SCHEDULES
                    SECOND SEMIANNUAL 2002 ASSESSMENT PERIOD
                     CENTS PER $100 of ASSESSABLE DEPOSITS

                                       SUPERVISORY RISK SUBGROUP
                                 ------------------------------------
CAPITAL GROUP                        A            B             C
                                 ----------   ----------   ----------
1. Well Capitalized ..........            0            3           17
2. Adequately Capitalized ....            3           10           24
3. Undercapitalized ..........           10           24           27

Note: Rates for the BIF and the SAIF are set separately by the FDIC. Currently, the rate schedules are identical.


FDIC Quarterly Banking Profile
Second Quarter 2002                    19         All FDIC-Insured Institutions

                 NUMBER OF FDIC-INSURED "PROBLEM" INSTITUTIONS,
                                    1994-2002


                                     [CHART]

Number of Institutions

SAVING INSTITUTIONS     71     49     35     21     15     13     15     16     15     18     17     22     20     19     22     21
COMMERCIAL BANKS       247    144     82     71     69     66     72     73     75     76     78     80     74     95    102    115





                 ASSETS OF FDIC-INSURED "PROBLEM" INSTITUTIONS,
                                    1994-2002


                                     [CHART]


$ Billions

SAVING INSTITUTIONS    39    14     7     2     6     6     5     8     7     7     6     7     4     4    15     4
COMMERCIAL BANKS       33    17     5     5     5     4     5    11    12    17    17    17    14    36    37    36


                                                  FDIC Quarterly Banking Profile
All FDIC-Insured Institutions           20                   Second Quarter 2002

                                 NOTES TO USERS

This publication contains financial data and other information for depository institutions insured by the Federal Deposit Insurance Corporation (FDIC). These notes are an integral part of this publication and provide information regarding the comparability of source data and reporting differences over time. The information presented in the FDIC Quarterly Banking Profile is divided into the following groups of institutions:

FDIC-INSURED COMMERCIAL BANKS (TABLES I-ATHROUGH V-A.)

This section covers commercial banks insured by the FDIC either through the Bank Insurance Fund (BIF) or through the Savings Association Insurance Fund (SAIF). These institutions are regulated by and submit financial reports to one of the three federal commercial bank regulators (the Board of Governors of the Federal Reserve System, the FDIC or the Office of the Comptroller of the Currency).

FDIC-INSURED SAVINGS INSTITUTIONS (TABLES I-B THROUGH V-B.)

This section covers savings institutions insured by either BIF or SAIF that operate under state or federal banking codes applicable to thrift institutions. Savings institutions in conservatorships are excluded from these tables while in conservatorship, where applicable. The institutions covered in this section are regulated by and submit financial reports to one of two Federal regulators -- the FDIC or the Office of Thrift Supervision (OTS).

FDIC-INSURED INSTITUTIONS BY INSURANCE FUND (TABLES I-C THROUGH VII-C.)

Summary balance-sheet and earnings data are provided for commercial banks and savings institutions according to insurance fund membership. BIF-member institutions may acquire SAIF-insured deposits, resulting in institutions with some deposits covered by both insurance funds. Also, SAIF members may acquire BIF-insured deposits. The insurance fund membership does not necessarily reflect which fund insures the largest percentage of an institution's deposits. Therefore, the BIF-member and the SAIF-member tables each include deposits from both insurance funds. Depository institutions that are not insured by the FDIC through either the BIF or SAIF are not included in the FDIC Quarterly Banking Profile. U.S. branches of institutions headquartered in foreign countries and non-deposit trust companies are not included unless otherwise indicated. Efforts are made to obtain financial reports for all active institutions. However, in some cases, final financial reports are not available for institutions that have closed or converted their charter.

DATASOURCES

The financial information appearing in this publication is obtained primarily from the Federal Financial Institutions Examination Council (FFIEC) Call Reports and the OTS Thrift Financial Reports submitted by all FDIC-insured depository institutions. This information is stored on and retrieved from the FDIC's Research Information System (RIS) data base.

COMPUTATION METHODOLOGY

Certain adjustments are made to the OTS Thrift Financial Reports to provide closer conformance with the reporting and accounting requirements of the FFIEC Call Reports. Parent institutions are required to file consolidated reports, while their subsidiary financial institutions are still required to file separate reports. Data from subsidiary institution reports are included in the Quarterly Banking Profile tables, which can lead to double-counting. No adjustments are made for any double-counting of subsidiary data.

All asset and liability figures used in calculating performance ratios represent average amounts for the period (beginning-of-period amount plus end-of-period amount plus any interim periods, divided by the total number of periods). For "pooling-of-interest" mergers, the assets of the acquired institution(s) are included in average assets since the year-to-date income includes the results of all merged institutions. No adjustments are made for "purchase accounting" mergers. Growth rates represent the percentage change over a 12-month period in totals for institutions in the base period to totals for institutions in the current period.

All data are collected and presented based on the location of each reporting institution's main office. Reported data may include assets and liabilities located outside of the reporting institution's home state. In addition, institutions may change their charters, resulting in an inter-industry migration, e.g., savings institutions can convert to commercial banks or commercial banks may convert to savings institutions. These situations can affect state and regional statistics.

ACCOUNTING CHANGES

GOODWILL AND INTANGIBLE ASSETS -- FAS 141 terminates the use of pooling-of-interest accounting for business combinations after 2001 and requires purchase accounting. Under FAS 142 amortization of goodwill is eliminated. Only intangible assets other than goodwill are amortized each quarter. In addition companies are required to test for impairment of both goodwill and other intangibles once each fiscal year. The year 2002, the first fiscal year affected by this accounting change, has been designated a transitional year and the amount of initial impairments are to be recorded as extraordinary losses on a "net of tax" basis (and not as noninterest expense). Subsequent annual review of intangibles and goodwill impairment may require additional noninterest expense recognition.

FASB STATEMENT NO. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- establishes new accounting and reporting standards. Derivatives were previously off-balance sheet items, but beginning in 2001 all banks must recognize derivatives as either assets or liabilities on the balance sheet, measured at fair value. A derivative may be specifically designated as a "fair value hedge," a "cash flow hedge," or a hedge of a foreign currency exposure. The accounting for changes in the value of a derivative (gains and losses) depends on the intended use of the derivative, its resulting designation, and the effectiveness of the hedge. Derivatives held for purposes other than trading are reported as "other assets" (positive fair values) or "other liabilities" (negative fair values). For a fair value hedge, the gain or loss is recognized in earnings and "effectively" offsets loss or gain on the hedged item attributable to the risk being hedged. Any ineffectiveness of the hedge could result in a net gain or loss on the income statement. Accumulated net gains (losses) on cash flow hedges are recorded on the balance sheet as "accumulated other comprehensive income" and the periodic change in the accumulated net gains (losses) for cash flow hedges is reflected directly in equity as the value of the derivative changes. Initial transition adjustments upon adoption of FAS 133 are reported as adjustments to net income in the income statement as extraordinary items. Upon implementing FAS 133, a bank may transfer any debt security categorized as held-to-maturity into the available-for-sale category or the trading category. Unrealized gains (losses) on transferred held-to-maturity debt securities on the date of initial application must




FDIC Quarterly Banking Profile
Second Quarter 2002                    21                         Notes to Users
be reflected as an adjustment to net income if transferred to the trading category or an adjustment to equity if transferred to the available-for-sale category.

SUBCHAPTER S CORPORATIONS -- The Small Business Job Protection Act of 1996 changed the Internal Revenue Code to allow financial institutions to elect Subchapter S corporation status, beginning in 1997. A Subchapter S corporation is treated as a pass-through entity, similar to a partnership, for federal income tax purposes. It is generally not subject to any federal income taxes at the corporate level. Its taxable income flows through to its shareholders in proportion to their stock ownership, and the shareholders generally pay federal income taxes on their share of this taxable income. This can have the effect of reducing institutions' reported taxes and increasing their after-tax earnings.

The election of Subchapter S status may result in an increase in shareholders' personal tax liability. Therefore, some S corporations may increase the amount of earnings distributed as dividends to compensate for higher personal taxes.

DEFINITIONS (IN ALPHABETICAL ORDER)

ACCUMULATED OTHER COMPREHENSIVE INCOME -- includes net unrealized gains/losses on available-for-sale securities, accumulated net gains/losses on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.

ALL OTHER ASSETS -- total cash, balances due from depository institutions, premises, fixed assets, direct investments in real estate, investment in unconsolidated subsidiaries, customers' liability on acceptances outstanding, assets held in trading accounts, federal funds sold, securities purchased with agreements to resell, fair market value of derivatives, and other assets.

ALL OTHER LIABILITIES -- bank's liability on acceptances, limited-life preferred stock, allowance for estimated off-balance sheet credit losses, fair market value of derivatives, and other liabilities.

ASSESSMENT BASE DISTRIBUTION -- assessable deposits consist of BIF and SAIF deposits in banks' domestic offices with certain adjustments. Each institution's assessment depends on its assigned risk-based capital category and supervisory risk subgroup:

                       Total        Tier 1
                    Risk-Based    Risk-Based       Tier 1    Tangible
(Percent)            Capital*      Capital*      Leverage    Equity

Well-capitalized       >10      AND  >6       AND   >5         --
                       -             -              -
Adequately
capitalized            >8       AND  >4       AND   >4         --
                       -             -              -
Undercapitalized       >6       AND  >3       AND   >3         --
                       -             -              -
Significantly
undercapitalized       <6       OR   <3       OR    <3     AND >2
Critically
undercapitalized       --            --             --         <2

----------
*As a percentage of risk-weighted assets.

For purpose of BIF and SAIF assessments, risk-based assessment rules combine the three lowest capital rating categories into a single "undercapitalized" group. Supervisory risk subgroup assignments are based on supervisory ratings. Generally, the strongest institutions (those rated 1 or 2) are in subgroup A, those rated 3 are in subgroup B, and those rated 4 or 5 are in subgroup C.

BIF-INSURED DEPOSITS (estimated) -- the portion of estimated insured deposits that is insured by the BIF. For SAIF-member "Oakar" institutions, it represents the adjusted attributable amount acquired from BIF members.

CONSTRUCTION AND DEVELOPMENT LOANS -- includes loans for all property types under construction, as well as loans for land acquisition and development.

CORE CAPITAL -- common equity capital plus noncumulative perpetual preferred stock plus minority interest in consolidated subsidiaries, less goodwill and other ineligible intangible assets. The amount of eligible intangibles (including servicing rights) included in core capital is limited in accordance with supervisory capital regulations.

COST OF FUNDING EARNING ASSETS -- total interest expense paid on deposits and other borrowed money as a percentage of average earning assets.

DERIVATIVES (NOTIONAL AMOUNT) -- represents the sum of the following: interest-rate contracts (defined as the "notional" value of interest-rate swap, futures, forward and option contracts), foreign-exchange-rate contracts, commodity contracts and equity contracts (defined similarly to interest-rate contracts).

   FUTURES AND FORWARD CONTRACTS -- a contract in which the buyer agrees to purchase and the seller agrees to sell, at a specified future date, a specific quantity of an underlying variable or index at a specified price or yield. These contracts exist for a variety of variables or indices, (traditional agricultural or physical commodities, as well as currencies and interest rates). Futures contracts are standardized and are traded on organized exchanges which set limits on counterparty credit exposure. Forward contracts do not have standardized terms and are traded over the counter.

   OPTION CONTRACTS -- a contract in which the buyer acquires the right to buy from or sell to another party some specified amount of an underlying variable or index at a stated price (strike price) during a period or on a specified future date, in return for compensation (such as a fee or premium). The seller is obligated to purchase or sell the variable or index at the discretion of the buyer of the contract.

   SWAPS -- an obligation between two parties to exchange a series of cash flows at periodic intervals (settlement dates), for a specified period. The cash flows of a swap are either fixed, or determined for each settlement date by multiplying the quantity (notional principal) of the underlying variable or index by specified reference rates or prices. Except for currency swaps, the notional principal is used to calculate each payment but is not exchanged.

DIRECT AND INDIRECT INVESTMENTS IN REAL ESTATE -- excludes loans secured by real estate and property acquired through foreclosure.

EARNING ASSETS -- all loans and other investments that earn interest or dividend income.

EFFICIENCY RATIO -- Noninterest expense less amortization of intangible assets as a percent of net interest income plus noninterest income. This ratio measures the proportion of net operating revenues that are absorbed by overhead expenses, so that a lower value indicates greater efficiency.

ESTIMATED INSURED DEPOSITS -- in general, insured deposits are total domestic deposits minus estimated uninsured deposits. While the uninsured estimate is calculated as the sum of the excess amounts in accounts over $100,000, beginning June 30, 2000 the amount of estimated uninsured deposits was adjusted to consider a financial institution's better estimate. Since March 31, 2002, all institutions provide a reasonable estimate of uninsured deposits from their systems and records.

FAILED/ASSISTED INSTITUTIONS -- an institution fails when regulators take control of the institution, placing the assets and liabilities into a bridge bank, conservatorship, receivership, or


                                                  FDIC Quarterly Banking Profile
Notes to Users                          22                   Second Quarter 2002
another healthy institution. This action may require the FDIC to provide funds to cover losses. An institution is defined as "assisted" when the institution remains open and receives some insurance funds in order to continue operating.

FHLB ADVANCES -- all borrowings by FDIC insured institutions from the Federal Home Loan Bank System (FHLB), as reported by Call Report filers and by TFR filers.

GOODWILL AND OTHER INTANGIBLES -- intangible assets include servicing rights, purchased credit card relationships and other identifiable intangible assets.

LOANS SECURED BY REAL ESTATE -- includes home equity loans, junior liens secured by 1-4 family residential properties and all other loans secured by real estate.

LOANS TO INDIVIDUALS -- includes outstanding credit card balances and other secured and unsecured consumer loans.

LONG-TERM ASSETS (5+ YEARS) -- loans and debt securities with remaining maturities or repricing intervals of over five years.

MORTGAGE-BACKED SECURITIES -- certificates of participation in pools of residential mortgages and collateralized mortgage obligations issued or guaranteed by government-sponsored or private enterprises. Also, see "Securities", below.

NET CHARGE-OFFS -- total loans and leases charged off (removed from balance sheet because of uncollectibility), less amounts recovered on loans and leases previously charged off.

NET INTEREST MARGIN -- the difference between interest and dividends earned on interest-bearing assets and interest paid to depositors and other creditors, expressed as a percentage of average earning assets. No adjustments are made for interest income that is tax exempt.

NET OPERATING INCOME -- income excluding discretionary transactions such as gains (or losses) on the sale of investment securities and extraordinary items. Income taxes subtracted from operating income have been adjusted to exclude the portion applicable to securities gains (or losses).

NONCURRENT ASSETS -- the sum of loans, leases, debt securities and other assets that are 90 days or more past due, or in nonaccrual status.

NONCURRENT LOANS & LEASES -- the sum of loans and leases 90 days or more past due, and loans and leases in nonaccrual status.

NUMBER OF INSTITUTIONS REPORTING -- the number of institutions that actually filed a financial report.

OTHER BORROWED FUNDS -- federal funds purchased, securities sold with agreements to repurchase, demand notes issued to the U.S. Treasury, FHLB advances, other borrowed money, mortgage indebtedness, obligations under capitalized leases and trading liabilities, less revaluation losses on assets held in trading accounts.

OTHER REAL ESTATE OWNED -- primarily foreclosed property. Direct and indirect investments in real estate ventures are excluded. The amount is reflected net of valuation allowances. For institutions that file a Thrift Financial Report
(TFR), the valuation allowance subtracted also includes allowances for other repossessed assets. Also, for TFR filers the components of other real estate owned are reported gross of valuation allowances.

PERCENT OF INSTITUTIONS WITH EARNINGS GAINS -- the percent of institutions that increased their net income (or decreased their losses) compared to the same period a year earlier.

"PROBLEM" INSTITUTIONS -- federal regulators assign a composite rating to each financial institution, based upon an evaluation of financial and operational criteria. The rating is based on a scale of 1 to 5 in ascending order of supervisory concern. "Problem" institutions are those institutions with financial, operational, or managerial weaknesses that threaten their continued financial viability. Depending upon the degree of risk and supervisory concern, they are rated either a "4" or "5". For all BIF-member institutions, and for all SAIF-member institutions for which the FDIC is the primary federal regulator, FDIC composite ratings are used. For all SAIF-member institutions whose primary federal regulator is the OTS, the OTS composite rating is used.

RESERVES FOR LOSSES -- the allowance for loan and lease losses on a consolidated basis. Prior to March 31, 2001 reserves for losses included the allocated transfer risk reserve, which is no longer included as part of the loss reserve, but netted from loans and leases.

RESTRUCTURED LOANS AND LEASES -- loan and lease financing receivables with terms restructured from the original contract. Excludes restructured loans and leases that are not in compliance with the modified terms.

RETURN ON ASSETS -- net income (including gains or losses on securities and extraordinary items) as a percentage of average total assets. The basic yardstick of bank profitability.

RETURN ON EQUITY -- net income (including gains or losses on securities and extraordinary items) as a percentage of average total equity capital.

RISK-WEIGHTED ASSETS -- assets adjusted for risk-based capital definitions which include on-balance-sheet as well as off-balance-sheet items multiplied by risk-weights that range from zero to 100 percent. A conversion factor is used to assign a balance sheet equivalent amount for selected off-balance-sheet accounts.

SAIF-INSURED DEPOSITS (ESTIMATED) -- the portion of estimated insured deposits that is insured by the SAIF. For BIF-member "Oakar" institutions, it represents the adjusted attributable amount acquired from SAIF members.

SECURITIES -- excludes securities held in trading accounts. Banks' securities portfolios consist of securities designated as "held-to-maturity", which are reported at amortized cost (book value), and securities designated as "available-for-sale", reported at fair (market) value.

SECURITIES GAINS (LOSSES) -- realized gains (losses) on held-to-maturity and available-for-sale securities, before adjustments for income taxes. Thrift Financial Report (TFR) filers also include gains (losses) on the sales of assets held for sale.

TROUBLED REAL ESTATE ASSET RATE -- noncurrent real estate loans plus other real estate owned as a percent of total real estate loans and other real estate owned.

UNEARNED INCOME & CONTRA ACCOUNTS -- unearned income for Call Report filers only.

UNUSED LOAN COMMITMENTS -- includes credit card lines, home equity lines, commitments to make loans for construction, loans secured by commercial real estate, and unused commitments to originate or purchase loans.

VOLATILE LIABILITIES -- the sum of large-denomination time deposits, foreign-office deposits, federal funds purchased, securities sold under agreements to repurchase, and other borrowings.

YIELD ON EARNING ASSETS -- total interest, dividend and fee income earned on loans and investments as a percentage of average earning assets.

FDIC Quarterly Banking Profile
Second Quarter 2002                    23                         Notes to Users

FDIC-INSURED COMMERCIAL BANKS
  Quarterly Net Income and Margins .............................................    1
  Quarterly Return on Assets and Equity ........................................    2
  Quarterly Return on
    Risk-Weighted Assets .......................................................    3
  Quarterly Efficiency Ratios ..................................................    4
  Noninterest Income as a Percentage
    of Net Operating Revenue ...................................................    5
  Composition of Noninterest Income ............................................    6
  Changes in Number of
    FDIC-Insured Commercial Banks ..............................................    7
  Bank Mergers: Interstate vs. Intrastate ......................................    8
  Capital Ratios ...............................................................    9
  Utilization Rates of Loan Commitments ........................................   10
  Loan Portfolio Composition ...................................................   11
  Loan Portfolio Composition by Asset Size .....................................   12
  Noncurrent Loan and Quarterly
    Net Charge-off Rates .......................................................   13
  Noncurrent Loan and Quarterly Net
    Charge-off Rates on C&I Loans ..............................................   14
  Reserve Coverage Ratio .......................................................   15
  Loan Quality .................................................................   16
  Credit Quality of C&I Loans ..................................................   17
  Credit Card Loss Rates and
    Personal Bankruptcy Filings ................................................   18
  Credit Card Loss Rates and
    Personal Bankruptcy Filings Table ..........................................   19
  Expansion of Credit Card Lines ...............................................   20
  Total Securities by Category .................................................   21
  Real Estate Assets by Type ...................................................   22
  Number and Amount of
    Banks with FHLB Advances ...................................................   23
  Debt Securities by Maturity and Region
    and Total Securities (Debt and Equity) .....................................   24
  Net Loans and Leases to Deposits .............................................   25
  Commercial and Industrial
    Loans to Small Businesses ..................................................   26
  Credit Risk Diversification ..................................................   27
  Quarterly Change in Loans Outstanding
    and Unused Loan Commitments ................................................   28
  Derivatives ..................................................................   29
  Concentration and Composition of
    Derivatives ................................................................   30
  Purpose of Derivatives .......................................................   31
  Positions of Derivatives .....................................................   32
  Return on Assets by State ....................................................   33

FDIC-INSURED SAVINGS INSTITUTIONS
  Noninterest Income as a Percentage
    of Net Operating Revenue ...................................................   34
  Quarterly Return on Assets and Equity ........................................   35
  Quarterly Return
    on Risk-Weighted Assets ....................................................   36
  Quarterly Efficiency Ratios ..................................................   37
  Noncurrent Loan Rates by State ...............................................   38
  Changes in Number of
    FDIC-Insured Savings Institutions ..........................................   39
  Return on Assets by Asset Size ...............................................   40
  Noncurrent Loan Rates and
    Net Charge-off Rates .......................................................   41
  Loan Quality .................................................................   42
  Noncurrent Real Estate Loans by Type .........................................   43
  Noncurrent Real Estate Loans by Region .......................................   43
  Loan Utilization Rates .......................................................   44
  Total Securities by Category .................................................   45
  Real Estate Assets by Type ...................................................   46
  Number and Amount of
    Institutions with FHLB Advances ............................................   47
  Assets and Number of Mutual and
    Stock Savings Institutions .................................................   48
  Return on Assets by State ....................................................   49

ALL FDIC-INSURED INSTITUTIONS
  Number and Assets of FDIC-Insured
    Banking Organizations ......................................................   50
  Number and Assets of
    FDIC-Insured Institutions ..................................................   51
  Offices and Branches of
    FDIC-Insured Institutions ..................................................   52
  Credit Risk Diversification ..................................................   53
  Interstate Branches as a
    Percent of Total Offices ...................................................   54
  Capital Category Distribution ................................................   55
  Total Liabilities and Equity Capital .........................................   56
  Insurance Fund Reserve Ratios
    and Insured Deposits .......................................................   57
  U.S. Treasury Yield Curve ....................................................   58
  NOTES TO USERS ...............................................................   59

                              QUARTERLY NET INCOME
                                   1998 - 2002

$ Billions

                                     [CHART]

                1998            1999            2000            2001            2002

Quarter 1       15.9            18.0            19.5            19.8            21.7
Quarter 2       16.1            16.9            14.6            19.1            23.4
Quarter 3       15.1            19.4            19.3            17.4             N/A
Quarter 4       14.8            17.7            17.6            18.5             N/A


                   QUARTERLY NET INTEREST MARGINS, ANNUALIZED
                                   1998 - 2002

                                     [CHART]




FDIC Quarterly Banking Profile
Second Quarter 2002                     1          FDIC-Insured Commercial Banks

                  QUARTERLY RETURN ON ASSETS (ROA), ANNUALIZED
                                   1993 - 2002

                                     [CHART]
ROA %

          5 HIGHEST VALUES
Jun 2002                   1.41
Sep 1999                   1.41
Mar 2000                   1.35
Mar 2002                   1.33
Mar 1999                   1.32

                  QUARTERLY RETURN ON EQUITY (ROE), ANNUALIZED
                                   1993 - 2002

                                     [CHART]
ROE %

         5 HIGHEST VALUES
Sep 1999                   16.57
Sep 1995                   16.31
Sep 1993                   16.13
Mar 1993                   16.10
Mar 2000                   16.04


FDIC Quarterly Banking Profile
Second Quarter 2002                     2          FDIC-Insured Commercial Banks

                 QUARTERLY RETURN ON RISK-WEIGHTED ASSETS (RWA)*
                             AND RWA TO TOTAL ASSETS
                                   1995 - 2002

                                     [CHART]

* Assets weighted according to risk categories used in regulatory capital computations.




FDIC Quarterly Banking Profile
Second Quarter 2002                     3          FDIC-Insured Commercial Banks

                          QUARTERLY EFFICIENCY RATIOS*
                                   1999 - 2002

Efficiency Ratio (%)
                                     [CHART]



                             1999                           2000                            2001                            2002
Assets<$1 Billion   62.61   62.83   62.22   64.95   62.41   61.06   61.67   64.60   63.85   63.90   63.07   64.92   63.53   62.64

Assets>$1 Billion   57.59   59.07   55.28   59.29   55.76   61.54   56.30   57.29   57.01   56.67   57.65   54.87   53.71   53.79

Total               58.42   59.71   56.43   60.22   56.82   61.46   57.14   58.40   58.01   57.74   58.46   56.33   55.08   55.04

*Noninterest expenses less amortization of intangible assets as a percent of net interest income plus noninterest income.



FDIC Quarterly Banking Profile
Second Quarter 2002                     4          FDIC-Insured Commercial Banks

                             NONINTEREST INCOME AS A
                      PERCENTAGE OF NET OPERATING REVENUE*
                                   1994 - 2002

Quarterly Noninterest Income, % of net Operating Revenue*



                                     [CHART]



                   TRENDS IN COMMERICAL BANK INCOME & EXPENSES
                                   1994 - 2002

% of Net Operating Revenue*


                                     [CHART]


*Net operating revenue equals net interest income plus total noninterest income.


FDIC Quarterly Banking Profile
Second Quarter 2002                     5          FDIC-Insured Commercial Banks

                        COMPOSITION OF NONINTEREST INCOME
                                 FIRST HALF 2002


                                     [CHART]



Service Charges on Deposit Accounts     17.2%

Trading Gains & Fees                     7.7%

Investment Banking/Brokerage Fees        5.6%

Fiduciary Income                        12.6%

Net Servicing Fees                       8.3%

Net Gains On Asset Sales                 3.8%

Net Securitization Income               10.9%

Insurance Commissions & Fees             2.1%

Other Noninterest Income                31.8%




                                              Noninterest         Number of
                                                Income         Banks Reporting       Percent of
Noninterest Income Source                     $ Millions      Non-Zero Balances      All Banks
-----------------------------------------     ------------    -----------------    ------------

Fiduciary Income                              $     10,586               1,565             19.5%
Service Charges on Deposit Accounts           $     14,498               7,800             97.1%
Trading Gains & Fees                          $      6,518                 149              1.9%
Investment Banking/Brokerage Fees             $      4,696               2,062             25.7%
Venture Capital Revenue                       $       $-45                  48              0.6%
Net Servicing Fees                            $      7,028               1,641             20.4%
Net Securitization Income                     $      9,213                  81              1.0%
Insurance Commissions & Fees                  $      1,726               3,828             47.6%
Net Gains On Asset Sales
Net Gains/Losses On Loan Sales                $      3,206               1,695             21.1%
Net Gains/Losses On OREO Sales                $         15               1,708             21.3%
Net Gains/Losses On Sales Of Other Assets              $-4               1,688             21.0%
Other Noninterest Income                      $     26,745               7,855             97.8%

Total Noninterest Income                      $     84,183               7,938             98.8%




FDIC Quarterly Banking Profile
Second Quarter 2002                     6          FDIC-Insured Commercial Banks

                      CHANGES IN THE NUMBER OF FDIC-INSURED
                                COMMERCIAL BANKS
                             QUARTERLY, 1998 - 2002



                                     [CHART]

Number of Banks

                                 1998                       1999                      2000

New Charters            26     49     49     65     62     54     59     55     56     51     33     51     32

Mergers                144     91    124    198    114    103    109     91    118     91    135    109    104

Failures                 0      1      2      0      1      1      3      2      1      1      2      2      1

Other Changes, Net*     -2      3      4     -3      1      2      0     -3     -1      1      2      2     -4

No. of banks at
end of quarter       9,023  8,983  8,910  8,773  8,722  8,674  8,621  8,579  8,516  8,477  8,375  8,315  8,238

Net Change during
quarter               -119    -40    -73   -137    -52    -48    -53    -41    -64    -39   -102    -59    -76



                        2001                 2002

New Charters             30     30     37     17     26

Mergers                  88     58    107     86     66

Failures                  1      1      0      6      1

Other Changes, Net*      -1     -1      2      0      2

No. of banks at
end of quarter        8,178  8,149  8,080  8,005  7,966

Net Change during
quarter                 -60    -29    -70    -75    -39

* Includes charter conversions, voluntary liquidations, adjustments for open-bank assistance transactions and other changes.




FDIC Quarterly Banking Profile
Second Quarter 2002                     7          FDIC-Insured Commercial Banks

                     BANK MERGERS: INTERSTATE VS. INTRASTATE
                             QUARTERLY, 1998 - 2002


Number of Banks
                                     [CHART]



                              1998                    1999                    2000                    2001                2002


INTRASTATE MERGERS    98    69    87   132    86    77    82    61    82    62    85    76    79    68    40    69    54    49

INTERSTATE MERGERS    46    22    37    66    28    26    27    30    36    29    50    33    25    20    18    37    32    17


FDIC Quarterly Banking Profile
Second Quarter 2002                     8          FDIC-Insured Commercial Banks

                                 CAPITAL RATIOS
                                   1996 - 2002

Ratios (%)
                                     [CHART]



                                                       12/96     12/97     12/98     12/99     12/00     12/01      6/02

TOTAL RISK-BASED CAPITAL                               12.53     12.23     12.23     12.16     12.12     12.72     12.95

TIER 1 RISK-BASED CAPITAL                               9.95      9.59      9.48      9.49      9.41      9.89     10.14

EQUITY TO ASSETS                                        8.20      8.33      8.49      8.36      8.50      9.09      9.24

CORE CAPITAL (LEVERAGE)                                 7.64      7.56      7.54      7.79      7.70      7.79      8.00




FDIC Quarterly Banking Profile
Second Quarter 2002                     9          FDIC-Insured Commercial Banks

                     UTILIZATION RATES OF LOAN COMMITMENTS*
                                    1997-2002

Utilization Rate (%)

                                     [CHART]



* Utilization rates represent outstanding loan amounts as a percentage of unused loan commitments plus outstanding loan amounts.

** Includes on-balance-sheet loans and off-balance-sheet securitized receivables.





FDIC Quarterly Banking Profile
Second Quarter 2002                    10          FDIC-Insured Commercial Banks

                COMPOSITION OF COMMERCIAL BANKS' LOAN PORTFOLIOS
                                  JUNE 30, 2002


                                     [CHART]


Commercial Real Estate          13%

Credit Cards                     6%

Residential Mortgages           21%

Other Consumer                  10%

Agriculture                      1%

Leases                           4%

Construction                     5%

Commercial & Industrial         24%

All Other Loans                 15%




FDIC Quarterly Banking Profile
Second Quarter 2002                    11          FDIC-Insured Commercial Banks

             LOAN PORTFOLIO COMPOSITION OF INSURED COMMERCIAL BANKS
                                  JUNE 30, 2002


                               ASSETS < $1 BILLION


                                     [CHART]


Commercial Real Estate          25%

Credit Cards                     1%

Residential Mortgages           24%

Other Consumer                  10%

Agriculture                      5%

Leases                           1%

Construction                     8%

Commercial & Industrial         17%

All Other Loans                 10%


                               ASSETS > $1 BILLION


                                     [CHART]


Commercial Real Estate          11%

Credit Cards                     7%

Residential Mortgages           20%

Other Consumer                  11%

Agriculture                      1%

Leases                           5%

Construction                     4%

Commercial & Industrial         25%

All Other Loans                 16%




FDIC Quarterly Banking Profile
Second Quarter 2002                    12          FDIC-Insured Commercial Banks

                              NONCURRENT LOAN RATES
                                  BY ASSET SIZE
                                   1992 - 2002




                                     [CHART]





                         QUARTERLY NET CHARGE-OFF RATES
                                  BY ASSET SIZE
                                   1992 - 2002




                                     [CHART]




FDIC Quarterly Banking Profile
Second Quarter 2002                    13          FDIC-Insured Commercial Banks

                            NONCURRENT C&I LOAN RATES
                                  BY ASSET SIZE
                                   1992 - 2002




                                     [CHART]



                   QUARTERLY NET CHARGE-OFF RATES ON C&I LOANS
                                  BY ASSET SIZE
                                   1992 - 2002




                                     [CHART]



FDIC Quarterly Banking Profile
Second Quarter 2002                    14          FDIC-Insured Commercial Banks

                             RESERVE COVERAGE RATIO*
                                    1998-2002

$ Billions                                                   Coverage Ratio (%)

                                     [CHART]


     3/98   6/98   9/98  12/98   3/99   6/99   9/99  12/99   3/00   6/00   9/00  12/00   3/01   6/01   9/01  12/01   3/02   6/02
NONCURRENT LOANS ($ BILLIONS)
     29.5   29.1   29.5   31.3   32.2   31.2   33.0   33.0   34.6   36.7   38.9   42.9   46.1   48.7   51.7   55.0   57.1   58.4

LOAN-LOSS RESERVES ($ BILLIONS)
     55.2   56.4   57.3   57.3   57.9   57.6   58.4   58.8   59.9   62.0   62.6   64.1   64.7   65.8   68.2   72.4   75.1   74.3

COVERAGE RATIO (%)
      187    194    194    183    180    185    177    178    173    169    161    149    140    135    132    132    131    127



* Loan-loss reserves to noncurrent loans.




FDIC Quarterly Banking Profile
Second Quarter 2002                    15          FDIC-Insured Commercial Banks

                                  LOAN QUALITY
                                    1998-2002
                            30-89 Day Past Due Loans



                                     [CHART]



                               Noncurrent Loans*



                                     [CHART]



                     Quarterly Net Charge-offs (Annualized)


                                     [CHART]



*Loans past due 90 or more days or in nonaccrual status.

**Includes loans to foreign governments, depository institutions and lease receivables.




FDIC Quarterly Banking Profile
Second Quarter 2002                    16          FDIC-Insured Commercial Banks

                 CREDIT QUALITY OF COMMERCIAL BANKS' C&I LOANS
                                   1997 - 2002





                                     [CHART]





FDIC Quarterly Banking Profile
Second Quarter 2002                    17          FDIC-Insured Commercial Banks

             CREDIT CARD LOSS RATES AND PERSONAL BANKRUPTCY FILINGS
                                    1984-2002


Net Charge - Off Rate(%)                            Number of Bankruptcy Filings
                                                          (Thousands)
                                     [CHART]



Sources: Bankruptcies - Administrative Offices of the United States Courts Charge-Off Rates - Commercial Bank Call Reports




FDIC Quarterly Banking Profile
Second Quarter 2002                    18          FDIC-Insured Commercial Banks

             CREDIT CARD LOSS RATES AND PERSONAL BANKRUPTCY FILINGS
                                   1984 - 2002

                       NET               NUMBER OF                                     NET                NUMBER OF
                    CHARGE-OFF          BANKRUPTCY                                  CHARGE-OFF           BANKRUPTCY
DATE                   RATE               FILINGS                DATE                  RATE               FILINGS
 3/31/84               1.37                71,697                3/31/94               3.25               192,707
 6/30/84               1.48                71,955                6/30/94               3.07               202,596
 9/30/84               1.59                71,201                9/30/94               2.93               195,308
12/31/84               1.81                69,554               12/31/94               3.00               189,695
 3/31/85               1.98                72,887                3/31/95               2.89               199,503
 6/30/85               2.31                84,243                6/30/95               3.33               222,086
 9/30/85               2.65                87,727                9/30/95               3.58               220,945
12/31/85               2.95                96,376               12/31/95               3.98               231,603
 3/31/86               3.21               103,088                3/31/96               4.18               252,761
 6/30/86               3.28               114,384                6/30/96               4.48               283,170
 9/30/86               3.35               116,037                9/30/96               4.41               290,111
12/31/86               3.38               116,204               12/31/96               4.66               298,244
 3/31/87               3.46               116,578                3/31/97               4.92               321,242
 6/30/87               3.37               122,689                6/30/97               5.22               353,177
 9/30/87               3.10               123,868                9/30/97               5.37               340,059
12/31/87               3.26               127,409               12/31/97               5.34               335,032
 3/31/88               3.18               133,712                3/31/98               5.15               341,708
 6/30/88               3.22               138,245                6/30/98               5.42               361,908
 9/30/88               3.12               136,561                9/30/98               5.15               350,859
12/31/88               3.17               139,215               12/31/98               5.26               343,220
 3/31/89               3.10               144,711                3/31/99               4.93               321,604
 6/30/89               3.21               157,955                6/30/99               4.25               335,578
 9/30/89               3.01               152,696                9/30/99               4.44               314,564
12/31/89               3.28               161,404               12/31/99               4.48               309,614
 3/31/90               3.08               166,694                3/31/00               4.55               302,879
 6/30/90               3.34               179,943                6/30/00               4.18               312,486
 9/30/90               3.50               177,351                9/30/00               4.27               300,507
12/31/90               3.86               193,872               12/31/00               4.70               301,756
 3/31/91               4.16               212,913                3/31/01               4.44               356,836
 6/30/91               4.78               227,853                6/30/01               5.11               390,064
 9/30/91               4.79               214,174                9/30/01               5.20               349,981
12/31/91               4.64               217,160               12/31/01               6.34               354,694
 3/31/92               4.84               233,973                3/31/02               8.09               369,237
 6/30/92               4.97               232,657                6/30/02               5.98               390,991
 9/30/92               4.31               220,021
12/31/92               4.57               212,112
 3/31/93               4.03               206,271
 6/30/93               4.02               212,982
 9/30/93               3.59               200,329
12/31/93               3.42               192,617




FDIC Quarterly Banking Profile
Second Quarter 2002                    19          FDIC-Insured Commercial Banks

                         EXPANSION OF CREDIT CARD LINES
                                   2000 - 2002


                                     [CHART]

LOANS OUTSTANDING ($ BILLIONS)

                                 3/00     6/00     9/00     12/00     3/01     6/01    9/01     12/01    3/02      6/02

Held on-balance-sheet *           207.6    219.0    228.7    249.4    216.4    226.3    218.4    232.8    247.7    250.4
Securitized & sold **             290.9    295.5    294.7    299.3    308.2    315.0    328.5    341.3    358.1    367.1
Unused commitments **           2,210.7  2,291.6  2,420.2  2,527.7  2,604.5  2,700.7  2,776.8  2,875.9  3,170.2  3,228.6
Total                           2,709.2  2,806.1  2,943.5  3,076.4  3,129.1  3,242.0  3,323.7  3,450.0  3,776.1  3,846.1

* Includes check credit and other revolving credit plans before 3/31/01.

** Off-balance-sheet




FDIC Quarterly Banking Profile
Second Quarter 2002                    20          FDIC-Insured Commercial Banks

                                TOTAL SECURITIES*
                                  JUNE 30, 2002



                                     [CHART]



                                HELD-TO-MATURITY
                                       8%
                                   $96 BILLION
                                (AMORTIZED COST)


                               AVAILABLE-FOR-SALE
                                       92%
                                 $1,141 BILLION
                                  (FAIR VALUE)


                               TOTAL SECURITIES*

                                 JUNE 30, 2002

                                  ($ MILLIONS)

                                              Held-to-Maturity               Available-for-Sale
                                        ----------------------------    ----------------------------
                                                         Fair Value                     Fair Value                       Fair Value
                                          Amortized     to Amortized       Fair        to Amortized        Total        to Amortized
                                            Cost          Cost (%)         Value          Cost (%)       Securities       Cost (%)

U.S. Government Obligations
  U.S. Treasury                         $      4,439           101.5    $     47,507           101.2    $     51,946           101.2
  U.S. Government Agencies                     1,782           100.7           5,737           101.1           7,519           101.0
Government Sponsored Enterprises              27,679           101.5         175,326           101.7         203,005           101.7
Mortgage Pass-through Securities              17,674           102.8         420,466           101.5         438,140           101.6
Collateralized Mortgage Obligations           15,598           101.9         207,635           101.7         223,233           101.8
State, County, Municipal Obligations          21,994           103.3          76,276           103.3          98,269           103.3
Asset Backed Securities                          510           100.9          96,446           100.8          96,956           100.8
Other Debt Securities                          6,574            99.6          91,201           103.7          97,776           120.6
Equity Securities                                 **              **          20,264           109.0          20,264           109.0
                                        ------------    ------------    ------------    ------------    ------------    ------------
Total Securities                        $     96,250           102.1    $  1,140,858           101.6    $  1,237,108           101.7

Memoranda***
  Structured Notes                             6,931                           7,006                                           101.1


* Excludes trading account assets.

** Equity Securities are classified as 'Available-for-Sale'.

*** Structured notes are included in the 'Held-to-Maturity' or 'Available-for-Sale' accounts.



FDIC Quarterly Banking Profile
Second Quarter 2002                    21          FDIC-Insured Commercial Banks

                 REAL ESTATE ASSETS AS A PERCENT OF TOTAL ASSETS
                                  JUNE 30, 2002


                                     [CHART]

CONSTRUCTION & LAND
DEVELOPMENT LOANS:              2.94%

COMMERCIAL REAL ESTATE LOANS:   7.89%


Mortgage-Backed Securities:     9.80%

Other Assets
Net of Reserves:               61.61%


1-4 FAMILY RESIDENTIAL
PROPERTY LOANS:                15.01%

ALL OTHER REAL ESTATE LOANS &
INVESTMENTS IN REAL ESTATE:
(INCLUDING OREO):               2.75%


                          REAL ESTATE LOAN GROWTH RATES
                                    1993-2002


                                     [CHART]




FDIC Quarterly Banking Profile
Second Quarter 2002                    22          FDIC-Insured Commercial Banks

                 NUMBER OF COMMERICAL BANKS WITH FHLB ADVANCES*
                                   1991 - 2002


Number of Banks

   6/02
 3,9743

                                     [CHART]




                      AMOUNT OF FHLB ADVANCES OUTSTANDING*
                                   1991 - 2002


                                     [CHART]

$ Billions

12/91   12/92   12/93   12/94   12/95   12/96   12/97   12/98   12/99   12/00   12/01   6/02


$  2    $  6    $ 16    $ 26    $ 33    $ 38    $ 60    $106    $155    $175    $199    $218


*Source: Call Report and FHFB prior to 3/31/01.





FDIC Quarterly Banking Profile
Second Quarter 2002                    23          FDIC-Insured Commercial Banks

              DEBT SECURITIES BY MATURITY OR REPRICING FREQUENCY...

                                     [CHART]

Percent of Total Assets

                    12/98    12/99     3/00     6/00     9/00    12/00     3/01     6/01     9/01    12/01     3/02     6/02


Over 1 Year         15.11    15.48    15.24    14.66    14.43    14.27    14.32    14.59    15.00    15.98    16.26    16.48

Less than 1 Year     2.28     2.10     2.15     2.15     2.41     2.33     2.00     1.73     1.59     1.69     1.64     1.53

Total               17.39    17.58    17.39    16.81    16.84    16.61    16.31    16.32    16.60    17.63    17.89    18.01



                                ...AND BY REGION
                                  JUNE 30, 2002


                                     [CHART]

Percent of Total Assets

                    ALL BANKS    NORTHEAST   SOUTHEAST    CENTRAL     MIDWEST    SOUTHWEST      WEST

Over 1 Year            16.48       14.88       16.87       17.85       14.35       24.33       16.23

Less than 1 Year        1.53        2.15        0.83        1.28        2.17        1.87        1.17

Total                  18.01       17.03       17.69       19.13       16.52       26.20       17.40



                       TOTAL SECURITIES (DEBT AND EQUITY)
                                  ($ BILLIONS)

                                          6/00      9/00     12/00     3/01      6/01      9/01     12/01      3/02      6/02
U.S. Government Obligations:
  U.S. Treasury                            102        94        76        56        55        48        45        51        52
  U.S. Agencies                              5         5         5         6         4         4         6         6         8
Government Sponsored Enterprises           219       229       225       204       183       181       190       199       203
Mortgage Pass-through Securities           285       284       296       317       330       365       383       381       438
Collateralized Mortgage Obligations        168       166       175       178       178       195       231       235       223
State, County, Municipal Obligations        90        90        93        94        94        96        96        97        98
Asset Backed Securities                      *         *         *        71        88        94       108       100        97
Other Debt Securities                        *         *         *       107       105       105       100        97        98
Equity Securities                           40        40        41        18        18        18        21        22        20
                                        ------    ------    ------    ------    ------    ------    ------    ------    ------
Total Securities                        $1,047    $1,062    $1,079    $1,049    $1,056    $1,107    $1,180    $1,186    $1,237



* Not reported prior to 3/01


FDIC Quarterly Banking Profile
Second Quarter 2002                    24          FDIC-Insured Commercial Banks

                        NET LOANS AND LEASES TO DEPOSITS
                             (DOMESTIC AND FOREIGN)
                                   1993 - 2002


                                     [CHART]


             QUARTERLY CHANGE IN DOMESTIC LOANS VS DOMESTIC DEPOSITS
                                   1993 - 2002



                                     [CHART]



FDIC Quarterly Banking Profile
Second Quarter 2002                    25          FDIC-Insured Commercial Banks

                            COMMERCIAL AND INDUSTRIAL
                            LOANS TO SMALL BUSINESSES
                                    1998-2002
                                  AS OF JUNE 30


                                     [CHART]


$ Billions
                                        1998     1999     2000     2001     2002
SMALL BUSINESSES
(ORIGINAL LOAN AMOUNTS < $1 MILLION)    200.7    212.0    232.5    243.4    250.9

MEDIUM/LARGE BUSINESSES
(ORIGINAL LOAN AMOUNTS > $1 MILLION)    477.5    547.4    629.4    611.1    531.4








FDIC Quarterly Banking Profile
Second Quarter 2002                    26          FDIC-Insured Commercial Banks

                           CREDIT RISK DIVERSIFICATION
               CONSUMER LOANS VERSUS LOANS TO COMMERCIAL BORROWERS
                          (AS A PERCENT OF TOTAL LOANS)
                                   1993 - 2002



                                     [CHART]



Percent of Loans

                               12/93           12/95           12/97           12/99           12/01            6/02

Commercial Borrowers              57              55              57              60              59              58

Consumer Loans                    43              45              43              40              41              42



LOANS ($ BILLIONS):

                               12/93           12/95           12/97           12/99           12/01            6/02
Commercial Borrowers          $1,222          $1,447          $1,695          $2,097          $2,301          $2,300

Consumer Loans                   935           1,161           1,280           1,398           1,598           1,675



LOANS TO COMMERICAL BORROWERS (CREDIT RISK CONCENTRATED) - These are loans that can have relatively large balances at risk to a single borrower. A single loan may represent a significant portion of an institution's capital or income. Therefore, a relatively small number of defaults could impair an institution's capital or income. These loans include commercial and industrial loans, commercial real estate, construction loans, and agricultural loans.

CONSUMER LOANS (CREDIT RISK DIVERSIFIED) - These are loans that typically have relatively small balances spread among a large number of borrowers. A number of defaults are likely but typically do not impair an institution's capital or income. These loans include consumer and credit card loans, 1-4 family residential mortgages and home equity loans.




FDIC Quarterly Banking Profile
Second Quarter 2002                    27          FDIC-Insured Commercial Banks

                 QUARTERLY CHANGE IN REPORTED LOANS OUTSTANDING
                                  ($ BILLIONS)


                                     [CHART]


 12/98    3/99    6/99    9/99   12/99    3/00    6/00    9/00   12/00    3/01    6/01    9/01   12/01    3/02    6/02

$ 92.4  $ 12.5  $ 57.2  $ 54.0  $129.3  $ 75.8  $136.7  $ 74.3  $ 40.3  $ 11.6  $ 27.7  $  1.7  $ 35.2   $-1.5  $ 78.2



In the second quarter of 2002, 1-4 family loans increased by $52 billion and consumer loans increased by $13 billion, while commercial and industrial loans decreased by $27 billion.


                   QUARTERLY CHANGE IN UNUSED LOAN COMMITMENTS
                                  ($ BILLIONS)


                                     [CHART]



 12/98    3/99    6/99    9/99   12/99    3/00    6/00    9/00   12/00    3/01    6/01    9/01   12/01    3/02    6/02

$ 84.1  $ 34.8  $-28.3  $ 59.2  $146.1  $ 92.0  $108.9  $156.2  $137.9  $ 80.0  $ 97.1  $ 86.2  $ 96.4  $237.8  $116.6


In the second quarter of 2002, unused credit card commitments increased by $58 billion and unused commitments for loans to businesses increased by $34 billion.





FDIC Quarterly Banking Profile
Second Quarter 2002                    28          FDIC-Insured Commercial Banks

                                   DERIVATIVES
                         1998 - 2002 (NOTIONAL AMOUNTS)


                                     [CHART]


                                                   12/98       12/99       12/00       12/01       3/02        6/02
Total Derivatives                                $ 32,863    $ 34,533    $ 40,145    $ 44,647    $ 45,899    $ 49,582
   (Notional Amounts, in billions of dollars)

FUTURES AND FORWARD CONTRACTS                      10,924       9,390       9,877       9,313      10,087      10,269
   Interest rate contracts                          5,521       5,096       5,302       5,310       6,221       6,458
   Foreign exchange rate contracts                  5,308       4,175       4,425       3,862       3,714       3,620
   Other futures and forwards*                         95         119         150         141         152         191

OPTION CONTRACTS                                    7,592       7,361       8,301       9,689       9,594      10,242
   Interest rate options                            5,679       5,795       6,744       8,252       8,041       8,470
   Foreign currency options                         1,393         965         775         743         841       1,014
   Other option contracts*                            520         601         782         693         712         758

SWAPS                                              14,347      17,781      21,968      25,645      26,218      29,071
   Interest rate swaps                             13,592      16,884      20,920      24,401      25,020      27,768
   Foreign exchange rate swaps                        686         774         899       1,129       1,071       1,176
   Other swaps*                                        69         123         148         115         127         127

Memoranda
   Spot Foreign Exchange Contracts                    375          66         189         111         172         504
   Credit Derivatives                                 144         287         426         411         438         492
   Number of banks reporting derivatives              447         418         401         370         381         392
   Replacement cost of interest rate and
      foreign exchange rate contracts **              471         361         449         598         500         720


*  Not reported by banks with less than $300 million in assets.

** Reflects replacement cost of interest rate and foreign exchange contracts covered by risk-based-capital requirements. Does not include foreign exchange rate contracts with an original maturity of 14 days or less or futures contracts.


FDIC Quarterly Banking Profile
Second Quarter 2002                    29          FDIC-Insured Commercial Banks

                          CONCENTRATION OF DERIVATIVES*

                                NOTIONAL AMOUNTS

                                  JUNE 30, 2002


                                   [PIE CHART]

7 Largest Participants $47.6 Trillion                   (96%)
All Other Participants (385 Banks) $2.0 Trillion         (4%)


                           COMPOSITION OF DERIVATIVES*

                                NOTIONAL AMOUNTS

                                  JUNE 30, 2002


                                   [PIE CHART]

Interest Rate Contracts $42.7 Trillion          (86%)
Foreign Exchange Contracts $5.8 Trillion        (12%)
Equity Derivative Contracts $0.9 Trillion        (2%)
Commodity & Other Contracts $0.2 Trillion        (0%)

* Amounts do not represent either the net market position or the credit exposure of banks' derivative activities.

They represent the gross value of all contracts written. Spot foreign exchange contracts of $452 billion for the seven largest participants and $52 billion for all others are not included.



FDIC Quarterly Banking Profile
Second Quarter 2002                    30          FDIC-Insured Commercial Banks

                             PURPOSE OF DERIVATIVES*

                                HELD FOR TRADING

                                NOTIONAL AMOUNTS

                                  JUNE 30, 2002


                                   [PIE CHART]

Interest Rate Contracts $40.7 Trillion     (86%)
Foreign Exchange Contracts $5.8 Trillion   (12%)
Equity Derivative Contracts $0.9 Trillion   (2%)
Commodity & Other Contracts $0.2 Trillion   (0%)



                              NOT HELD FOR TRADING

                                NOTIONAL AMOUNTS

                                  JUNE 30, 2002


                                   [PIE CHART]

Interest Rate Contracts $2.0 Trillion                                   (97%)
Foreign Exchange Contracts $53.6 Billion                                 (3%)
Equity Derivative Contracts, Commodity & Other Contracts $2.5 Billion    (0%)


* Notional amounts do not represent either the net market position or the credit exposure of banks' derivative activities. They represent the gross value of all contracts written. Spot foreign exchange contracts of $504 billion are not included.


FDIC Quarterly Banking Profile
Second Quarter 2002                    31          FDIC-Insured Commercial Banks

                             POSITION OF DERIVATIVES

                                GROSS FAIR VALUES

                                  June 30, 2002
                                  ($ Millions)

                                HELD FOR TRADING

                 91 BANKS HELD DERIVATIVE CONTRACTS FOR TRADING

           7 LARGEST PARTICIPANTS HELD 98% OF TOTAL (NOTIONAL AMOUNT)

                               (MARKED TO MARKET)

                                  INTEREST          FOREIGN             EQUITY        COMMODITY
                                    RATE            EXCHANGE          DERIVATIVES      & OTHER              TOTAL           NET
                                  -------           --------          -----------     ---------            -------        ------
SEVEN LARGEST PARTICIPANTS
   Gross positive fair value      520,288           157,209             32,249           11,360            721,105        14,598
   Gross negative fair value      504,194           159,430             32,380           10,504            706,508

ALL OTHER PARTICIPANTS
   Gross positive fair value        9,056             8,202              1,156              865             19,278          (797)
   Gross negative fair value        9,225             9,429                550              871             20,075

TOTAL
   Gross positive fair value      529,344           165,410             33,405           12,224            740,384        13,801
   Gross negative fair value      513,419           168,859             32,930           11,375            726,583

                      HELD FOR PURPOSES OTHER THAN TRADING

       341 BANKS HELD DERIVATIVE CONTRACTS FOR PURPOSES OTHER THAN TRADING

           7 LARGEST PARTICIPANTS HELD 75% OF TOTAL (NOTIONAL AMOUNT)

                                   INTEREST          FOREIGN         EQUITY      COMMODITY
                                     RATE            EXCHANGE      DERIVATIVES    & OTHER         TOTAL            NET
                                   --------          --------      -----------   ---------        ------          -----
SEVEN LARGEST PARTICIPANTS
   Gross positive fair value        17,395              494              0           0            17,889          7,974
   Gross negative fair value         8,897            1,011              7           0             9,915

ALL OTHER PARTICIPANTS
   Gross positive fair value         7,020              429            180           1             7,630            842
   Gross negative fair value         5,898              651            238           1             6,789

TOTAL
   Gross positive fair value        24,415              923            180           1            25,519          8,815
   Gross negative fair value        14,795            1,662            245           1            16,704

FDIC Quarterly Banking Profile
Second Quarter 2002                    32          FDIC-Insured Commercial Banks

                             RETURN ON ASSETS (ROA)

                             2002 (YTD, ANNUALIZED)


                                      [MAP]

                              ROA RANKINGS BY STATE

                    No. of Inst.
                   as of 6/30/02      YTD 2002         YTD 2001        Change*
                   -------------      --------         --------        -------
 1 Nevada                  35           3.99             3.87             12
 2 Delaware                31           2.92             2.22             70
 3 South Dakota            93           2.80             2.42             38
 4 Arizona                 40           2.45             2.08             37
 5 Virginia               128           2.01             1.91             10
 6 New Hampshire           14           1.92             4.28           (236)
 7 Wyoming                 45           1.79             1.81             (2)
 8 Oregon                  32           1.78             1.49             29
 9 North Dakota           104           1.75             1.31             44
10 Colorado               175           1.68             1.39             29
11 Utah                    56           1.67             1.23             44
12 Ohio                   201           1.65             1.15             50
13 Minnesota              472           1.63             1.21             42
14 Indiana                154           1.53             1.03             50
15 Tennessee              190           1.51             1.27             24
16 New Jersey              82           1.46             0.97             49
17 Michigan               161           1.43             1.04             39
18 California             288           1.41             1.77            (36)
19 Alaska                   6           1.40             0.82             58
20 North Carolina          72           1.40             1.15             25
21 Vermont                 15           1.40             1.48             (8)
22 Maine                   15           1.39             1.21             18
23 Louisiana              142           1.38             1.22             16
24 Pennsylvania           177           1.38             1.30              8
25 Alabama                153           1.36             1.19             17
26 Mississippi             98           1.36             1.12             24
27 Texas                  675           1.36             1.24             12
28 Wisconsin              279           1.36             1.11             25
29 Georgia                324           1.34             1.49            (15)
30 Hawaii                   7           1.31             1.26              5
31 New Mexico              52           1.31             0.66             65
32 Iowa                   414           1.30             1.13             17
33 Nebraska               273           1.29             1.18             11
34 Montana                 80           1.28             1.34             (6)
35 Connecticut             25           1.27             0.73             54
36 Kansas                 368           1.27             1.33             (6)
37 District of Col.         4           1.22             0.75             47
38 Oklahoma               276           1.22             1.17              5
39 Arkansas               170           1.19             1.04             15
40 Missouri               350           1.19             1.19              0
41 South Carolina          77           1.18             1.16              2
42 Washington              79           1.18             1.10              8
43 Puerto Rico             12           1.14             1.12              2
44 Idaho                   17           1.13             1.00             13
45 Massachusetts           41           1.13             1.55            (42)
46 Kentucky               227           1.11             1.20             (9)
47 Maryland                72           1.11             0.89             22
48 West Virginia           70           1.10             0.68             42
49 Rhode Island             7           1.03             1.12             (9)
50 Florida                259           1.02             0.82             20
51 Illinois               686           1.02             0.95              7
52 New York               137           1.01             0.99              2

   U.S. and Terr.       7,966           1.37             1.23             14


*YTD ROA minus ROA for the same period one year ago equals change in basis points. Basis point = 1/100 of a percent. Results for four of the states with the highest ROAs (SD, NV, DE, & NH) were significantly influenced by the presence of large credit card operators.

FDIC Quarterly Banking Profile
Second Quarter 2002                    33          FDIC-Insured Commercial Banks

                              QUARTERLY NET INCOME

                                   1998 - 2002


                                   [BAR CHART]

$ Billion

                        1998       1999      2000      2001     2002
                        ----       ----      ----      ----     ----
                                        $ Billions
1                       2.6        2.7        2.9      2.9      3.6
2                       2.8        2.9        2.7      3.4      3.9
3                       3.0        2.8        2.5      3.5
4                       2.0        2.7        2.6      3.7

                   QUARTERLY NET INTEREST MARGINS, ANNUALIZED

                                   1998 - 2002


                                     [GRAPH]

Net Interest Margin (%)

Assets > $100 Million           3.50
Assets < $100 Million           3.48


FDIC Quarterly Banking Profile
Second Quarter 2002                    34       FDIC-Insured Saving Institutions

                  QUARTERLY RETURN ON ASSETS (ROA), ANNUALIZED

                                   1993 - 2002


                                     [GRAPH]

5 HIGHEST VALUES
Jun 2002           1.21
Dec 2001           1.16
Sep 1998           1.14
Mar 2002           1.12
Jun 1998           1.09


                  QUARTERLY RETURN ON EQUITY (ROE), ANNUALIZED

                                   1993 - 2002


                                     [GRAPH]

5 HIGHEST VALUES
Dec 2001           13.5
Jun 2002           13.2
Mar 1993           13.1
Mar 2002           12.9
Sep 1998           12.7


FDIC Quarterly Banking Profile
Second Quarter 2002                    35       FDIC-Insured Saving Institutions

                 QUARTERLY RETURN ON RISK-WEIGHTED ASSETS (RWA)*

                             AND RWA TO TOTAL ASSETS

                                   1993 - 2002


                                     [GRAPH]

Return on Risk-Weighted Assets           2.0
Risk-Weighted Assets to Assets          59.9

* Assets weighted according to risk categories used in regulatory capital computations.


FDIC Quarterly Banking Profile
Second Quarter 2002                    36       FDIC-Insured Saving Institutions

                          QUARTERLY EFFICIENCY RATIOS*

                                   1999 - 2002


                      [QUARTERLY EFFICIENCY RATIOS* GRAPH]

Assets < $100 Million   77.14   77.43   76.37   81.70   79.32  78.51   84.13   81.27   82.79   80.19   77.58   89.20   77.75   75.01

Assets > $100 Million   57.39   55.07   54.57   55.59   54.60  55.09   56.90   58.26   58.51   57.50   57.89   56.96   54.66   56.20

Total                   58.13   55.89   55.38   56.50   55.46  55.93   57.96   59.19   59.40   58.26   58.50   58.03   55.30   56.73

*Noninterest expenses less amortization of intangible assets as a percent of net interest income plus noninterest income.



FDIC Quarterly Banking Profile
Second Quarter 2002                    37       FDIC-Insured Saving Institutions

                             NONINTEREST INCOME AS A

                      PERCENTAGE OF NET OPERATING REVENUE*

                                   1993 - 2002


                     [NONINTEREST INCOME AS A PERCENTAGE OF
                   NET OPERATING REVENUE* (1993 - 2002) GRAPH]

                        2002
                        ----
Assets < $100 Million   38.8
Assets > $100 Million   21.0

* Net operating revenue equals net interest income plus noninterest income.




FDIC Quarterly Banking Profile
Second Quarter 2002                    38       FDIC-Insured Saving Institutions

                      CHANGES IN THE NUMBER OF FDIC-INSURED

                              SAVINGS INSTITUTIONS

                             QUARTERLY, 1998 - 2002

New Charters              4       5      12       7       8       9      12       9       5
Mergers                  26      29      26      33      28      19      17      16      13
Failures                  0       0       0       0       0       0       1       0       1
Other Changes, Net*      -1      -3      -2       2      -1      -5       2      -2       3
No. of banks at
end of quarter        1,756   1,729   1,713   1,690   1,668   1,653   1,649   1,642   1,635
Net Change during
quarter                 -23     -27     -16     -24     -21     -15      -4      -8      -6

New Charters             12       7       8       6       3       3       5       1       0
Mergers                  23      17      29      11      18      18      18      18      11
Failures                  0       0       0       0       0       1       0       0       1
Other Changes, Net*       1      -1      -2      -1       0      -1      -5      -1      -5
No. of banks at
end of quarter        1,624   1,613   1,589   1,584   1,569   1,552   1,533   1,515   1,498
Net Change during
quarter                 -11     -11     -23      -6     -15     -17     -18     -18     -17

* Includes charter conversions, voluntary liquidations, adjustments for open-bank assistance transactions and other changes.


FDIC Quarterly Banking Profile
Second Quarter 2002                    39       FDIC-Insured Saving Institutions

                                 CAPITAL RATIOS

                                   1996 - 2002

                      [CAPITAL RATIOS (1996 - 2002) GRAPH]

                                  12/96     12/97     12/98     12/99     12/00     12/01      6/02
TOTAL RISK-BASED CAPITAL          15.17     15.14     15.02     14.48     13.96     14.01     14.64

TIER 1 RISK-BASED CAPITAL         13.85     13.80     13.68     13.24     12.70     12.66     13.32

EQUITY TO ASSETS                   8.34      8.71      8.68      8.27      8.45      8.49      9.29

CORE CAPITAL (LEVERAGE)            7.76      7.95      7.85      7.86      7.80      7.80      8.18


FDIC Quarterly Banking Profile
Second Quarter 2002                    40       FDIC-Insured Saving Institutions

                             RESERVE COVERAGE RATIO*

                                    1998-2002


                    [RESERVE COVERAGE RATIO* 1998-2002 GRAPH]

NONCURRENT LOANS ($ BILLIONS)
     7.2   6.8   6.3   6.2   6.0   5.6   5.7   5.5   5.4   5.2   5.5   5.9    6.3   6.6   7.2   7.5   7.9  7.4

LOAN-LOSS RESERVES ($ BILLIONS)
     7.0   7.0   7.0   6.9   7.0   7.0   7.0   6.9   6.9   7.0   7.2   7.3    7.5   7.6   7.9   7.7   7.9  8.0

COVERAGE RATIO (%)
     97    103   110   111   115   124   123   125   127   134   132   124    119   116   110   102   99   109

* Loan-loss reserves to noncurrent loans.


FDIC Quarterly Banking Profile
Second Quarter 2002                    41       FDIC-Insured Saving Institutions

                                  LOAN QUALITY

                                    1998-2002


                        [30-89 DAY PAST DUE LOANS GRAPH]

                            [NONCURRENT LOANS* GRAPH]

                 [QUARTERLY NET CHARGE-OFFS (ANNUALIZED) GRAPH]


* Loans past due 90 or more days or in nonaccrual status.


FDIC Quarterly Banking Profile
Second Quarter 2002                    42       FDIC-Insured Saving Institutions

                   NONCURRENT REAL ESTATE LOAN RATES BY TYPE*

                                    2000-2002


                                     [GRAPH]

CONSTRUCTION
AND LAND          0.73       0.74       0.80       1.08       1.20       1.28       1.54       1.39       1.70       1.52

1-4 FAMILY        0.69       0.63       0.62       0.65       0.66       0.69       0.74       0.78       0.83       0.79

MULTIFAMILY       0.34       0.30       0.28       0.27       0.28       0.34       0.34       0.36       0.38       0.34

COMMERCIAL        0.85       0.82       0.83       0.87       1.03       1.03       1.18       1.37       1.36       1.26

TOTAL             0.68       0.62       0.62       0.66       0.69       0.72       0.78       0.83       0.89       0.83

*Noncurrent loan rates represent the percentage of loans in each category that are past due 90 days or more or in nonaccrual status.


FDIC Quarterly Banking Profile
Second Quarter 2002                    43       FDIC-Insured Saving Institutions

                     UTILIZATION RATES OF LOAN COMMITMENTS*

                                    1997-2002


                                     [GRAPH]


* Utilization rates represent outstanding loan amounts as a percentage of unused loan commitments plus outstanding loan amounts.

** Includes on-balance-sheet loans and off-balance-sheet securitized receivables.


FDIC Quarterly Banking Profile
Second Quarter 2002                    44       FDIC-Insured Saving Institutions

                    TOTAL SECURITIES* AS A PERCENT OF ASSETS

                                  JUNE 30, 2002


                                   [BAR CHART]

Percent of Assets

Northeast               30.6
Southeast               20.4
Central                 14.8
Midwest                 21.4
Southwest               22.4
West                    18.6

                                TOTAL SECURITIES*

                                  ($ BILLIONS)

                                                 6/00     9/00      12/00    3/01      6/01     9/01      12/01     3/02      6/02
U.S. Government Obligations (non-mortgage)      $  40     $  39     $  40    $  41     $  41    $  37     $  57     $  73     $  67
Mortgage-Backed Securities (excluding CMO's)      116       115       118      122       122      122       115       113       110
Collateralized Mortgage Obligations                95        93        95       89        86       85        82        85        84
All Other Securities                               28        28        29       28        30       32        31        32        32
                                                -----     -----     -----    -----     -----    -----     -----     -----     -----
Total Securities                                  279       276       282      280       279      276       285       302       293
Securities as a Percent of Assets                23.6%     23.0%     23.2%    22.3%     21.9%    21.4%     21.9%     22.9%     22.8%
Memoranda:
  Amortized Cost of Total Held-to-Maturity Sec     95        93        94       72        71       68        67        71        68
  Fair Value of Total Available-for-Sale Sec      184       182       188      208       208      208       218       232       225

                                TOTAL SECURITIES*

                                  JUNE 30, 2002


                                   [PIE CHART]

Mortgage-Backed Securities: (excluding CMO's)   37.53%
Collateralized Mortgage Obligations:            28.69%
U.S. Government Obligations (non-mortgage):     22.88%
All Other Securities:                           10.89%

*Excludes trading account assets for savings institutions filing a Call Report. Trading account assets for savings institutions filing a TFR are netted out of 'All Other Securities'.


FDIC Quarterly Banking Profile
Second Quarter 2002                    45       FDIC-Insured Saving Institutions

                 REAL ESTATE ASSETS AS A PERCENT OF TOTAL ASSETS

                                  JUNE 30, 2002


                                   [PIE CHART]

1-4 Family Residential Property Loans:          44.71%
Other Assets
Net of Reserves:                                27.30%
Mortgage-Backed Securities:                     15.07%
COMMERCIAL REAL ESTATE LOANS:                    5.18%
MULTIFAMILY RESIDENTIAL LOANS:                   4.69%
CONSTRUCTION & LAND DEVELOPMENT LOANS:           2.89%
ALL OTHER REAL ESTATE LOANS &
INVESTMENTS IN REAL ESTATE: (INCLUDING OREO):    0.16%


                          REAL ESTATE LOAN GROWTH RATES

                                    1993-2002

                                     [GRAPH]

Annual Growth Rate (%)

                                               6/02*
                                               -----
Construction and Land Development Loans         1.4
Commercial Real Estate Loans                    6.3
1-4 Family Residential Property Loans           3.8
Multifamily Residential Loans                  -3.0

* Beginning in March 1997, TFR filers report balances net of loans in process.


FDIC Quarterly Banking Profile
Second Quarter 2002                    46       FDIC-Insured Saving Institutions

               NUMBER OF SAVINGS INSTITUTIONS WITH FHLB ADVANCES*

                                   1991 - 2002


                                     [CHART]


Number of Banks

                                6/02
                                -----
Number of Banks                 1,044


                      AMOUNT OF FHLB ADVANCES OUTSTANDING*

                                   1991 - 2002


                                   [BAR CHART]

$ Billions

12/91     12/92     12/93     12/94     12/95     12/96     12/97     12/98     12/99     12/00     12/01     6/02
-----     -----     -----     -----     -----     -----     -----     -----     -----     -----     -----     ----
                                                    $ Billions
  $76      $72       $85       $102      $100     $121       $140      $175     $231       $261      $255     $224


*Source: TFR and Call Reports, FHFB prior to 3/31/01.


FDIC Quarterly Banking Profile
Second Quarter 2002                    47       FDIC-Insured Saving Institutions

                           ASSETS OF MUTUAL AND STOCK

                              SAVINGS INSTITUTIONS

                                   1993 - 2002


                                    [CHART]

$ Billions

                        2002
                        -----
STOCK                   1,139

MUTUAL                    149

                           NUMBER OF MUTUAL AND STOCK

                              SAVINGS INSTITUTIONS

                                   1993 - 2002

Number of Institutions

                        2002
                        ----
STOCK                   811

MUTUAL                  687


FDIC Quarterly Banking Profile
Second Quarter 2002                    48       FDIC-Insured Saving Institutions

                             RETURN ON ASSETS (ROA)

                             2002 (YTD, ANNUALIZED)


                                     [MAP]

                                 RANKINGS BY ROA


                        No. of Inst.
                       as of 6/30/02          YTD 2002           YTD 2001            Change*
                       -------------          --------           --------            -------
 1 Oklahoma                        7             2.72              2.19                53
 2 Delaware                        7             1.93              1.40                53
 3 Arizona                         3             1.84              2.83               (99)
 4 Texas                          48             1.61              1.19                42
 5 New York                       76             1.50              1.28                22
 6 Illinois                      112             1.48              0.61                87
 7 New Hampshire                  18             1.41              1.19                22
 8 Washington                     22             1.38              1.21                17
 9 California                     42             1.36              1.24                12
10 Nevada                          2             1.29             (0.08)              137
11 Tennessee                      23             1.29              1.03                26
12 Michigan                       20             1.25              0.10               115
13 North Dakota                    3             1.23              0.70                53
14 Wisconsin                      41             1.13              0.86                27
15 Arkansas                        8             1.11              0.89                22
16 Minnesota                      22             1.11              0.83                28
17 Alaska                          2             1.09              0.72                37
18 Iowa                           22             1.07              0.68                39
19 South Dakota                    4             1.07              0.80                27
20 South Carolina                 26             1.06              0.94                12
21 Utah                            4             1.06              1.15                (9)
22 New Jersey                     71             1.04              0.87                17
23 Colorado                       10             1.03              0.76                27
24 New Mexico                      9             1.03              0.88                15
25 Hawaii                          2             1.02              0.81                21
26 Connecticut                    43             1.00              1.10               (10)
27 Pennsylvania                  111             1.00              0.70                30
28 North Carolina                 38             0.99              0.67                32
29 Florida                        42             0.94              0.79                15
30 Rhode Island                    7             0.94              0.83                11
31 Kansas                         17             0.92              0.93                (1)
32 Louisiana                      32             0.92              0.71                21
33 Ohio                          118             0.92              0.96                (4)
34 Vermont                         5             0.91              0.83                 8
35 Massachusetts                 179             0.90              0.83                 7
36 Oregon                          5             0.87              0.91                (4)
37 Kentucky                       27             0.86              0.59                27
38 Maryland                       58             0.84              0.68                16
39 West Virginia                   7             0.82              0.58                24
40 Indiana                        60             0.80              0.85                (5)
41 Maine                          24             0.78              0.64                14
42 Nebraska                       15             0.78              0.84                (6)
43 Missouri                       35             0.72              0.50                22
44 Alabama                        11             0.68              0.93               (25)
45 Wyoming                         4             0.65              0.41                24
46 Idaho                           3             0.62              0.50                12
47 Montana                         4             0.58              0.98               (40)
48 Mississippi                     8             0.31              1.26               (95)
49 Virginia                       15             0.31              0.39                (8)
50 District of Col                 1            (0.20)             0.20               (40)
51 Georgia                        23            (0.46)            (0.68)               22
52 Puerto Rico                     0               NA                NA                NM

   U.S. and Terr               1,498             1.22              1.01                21

*YTD ROA minus ROA for the same period one year ago equals change in basis points. Basis point = 1/100 of a percent.


FDIC Quarterly Banking Profile
Second Quarter 2002                    49       FDIC-Insured Saving Institutions

                  NUMBER OF FDIC-INSURED BANKING ORGANIZATIONS

                                   1986 - 2002


                                    [GRAPH]

Number

                                12/86      12/88      12/90      12/92      12/94      12/96      12/98      12/00       6/02
Thrifts* and Indpt Banks         8,351      7,394      6,290      5,488      4,692      3,967      3,383      3,153      2,915
One-Bank Holding Co.'s           5,001      4,918      4,870      4,803      4,521      4,427      4,396      4,395      4,482
Multi-Bank Holding Co.'s           960        973        963        877        839        823        745        700        626
Total                           14,312     13,285     12,123     11,168     10,052      9,217      8,524      8,248      8,023

                  ASSETS OF FDIC-INSURED BANKING ORGANIZATIONS

                                   1986 - 2002


                                     [GRAPH]

$ Billions

                                12/86     12/88     12/90     12/92     12/94     12/96     12/98     12/00      6/02
Thrifts* and Indpt Banks        1,592     1,798     1,405     1,188     1,132     1,128     1,115     1,330     1,448
One-Bank Holding Co.'s            501       516       619       672       691       777       931     1,292     1,445
Multi-Bank Holding Co.'s        2,234     2,423     2,625     2,676     3,196     3,702     4,485     4,840     5,145
Total                           4,328     4,737     4,649     4,536     5,019     5,607     6,531     7,462     8,038

* Includes thrifts owned by unitary thrift holding companies or multi-thrift holding companies.


FDIC Quarterly Banking Profile
Second Quarter 2002                    50          ALL FDIC-Insured Institutions

                       NUMBER OF FDIC-INSURED INSTITUTIONS

                                   1986 - 2002


                                     [GRAPH]

Number

                            12/86      12/88      12/90      12/92      12/94      12/96      12/98      12/00       6/02
SAVINGS INSTITUTIONS         3,677      3,438      2,815      2,390      2,152      1,926      1,690      1,589      1,498
COMMERCIAL BANKS            14,199     13,123     12,343     11,462     10,451      9,527      8,773      8,315      7,966
TOTAL                       17,876     16,561     15,158     13,852     12,603     11,453     10,463      9,904      9,464


                       ASSETS OF FDIC-INSURED INSTITUTIONS

                                   1986 - 2002


                                     [GRAPH]

$ Billions

                                  12/86     12/88     12/90     12/92     12/94     12/96     12/98     12/00      6/02
SAVINGS INSTITUTIONS              1,387     1,606     1,259     1,030     1,009     1,029     1,088     1,217     1,288
COMMERCIAL BANKS                  2,941     3,131     3,389     3,506     4,011     4,578     5,443     6,245     6,750
TOTAL                             4,328     4,737     4,649     4,536     5,019     5,607     6,531     7,462     8,038


FDIC Quarterly Banking Profile
Second Quarter 2002                    51          ALL FDIC-Insured Institutions

                      OFFICES OF FDIC-INSURED INSTITUTIONS

                                   1986 - 2002


                                     [GRAPH]

Number

                                     12/86      12/88      12/90      12/92      12/94      12/96      12/98      12/00       6/02
Savings Institutions
Main Offices                          3,677      3,438      2,815      2,390      2,152      1,926      1,690      1,589      1,498
Branches                             21,466     22,167     18,810     15,428     13,939     13,830     12,952     12,685     11,977
Total Offices                        25,143     25,605     21,625     17,818     16,091     15,756     14,642     14,274     13,475

Commercial Banks*
Main Offices                         14,199     13,123     12,376     11,500     10,488      9,553      8,793      8,331      7,982
Branches                             44,319     46,332     50,343     51,771     54,582     57,214     61,272     63,571     65,654
Total Offices                        58,518     59,455     62,719     63,271     65,070     66,767     70,065     71,902     73,636

All FDIC-Insured Institutions*
Main Offices                         17,876     16,561     15,191     13,890     12,640     11,479     10,483      9,920      9,480
Branches                             65,785     68,499     69,153     67,199     68,521     71,044     74,224     76,256     77,631
Total Offices                        83,661     85,060     84,344     81,089     81,161     82,523     84,707     86,176     87,111


* Includes insured branches of foreign banks that file a Call Report.


FDIC Quarterly Banking Profile
Second Quarter 2002                    52          ALL FDIC-Insured Institutions

                  NUMBER OF FDIC-INSURED "PROBLEM" INSTITUTIONS

                                    1994-2002


                                   [BAR CHART]

Number of Institutions

                        12/94   12/95  12/96   12/97   12/98  12/99  3/00  6/00  9/00  12/00  3/01  6/01  9/01   12/01  3/02  6/02
SAVINGS INSTITUTIONS      71      49    35      21      15      13    15    16    15    18     17    22    20      19     22    21
COMMERCIAL BANKS         247     144    82      71      69      66    72    73    75    76     78    80    74      95    102   115

                  ASSETS OF FDIC-INSURED "PROBLEM" INSTITUTIONS

                                    1994-2002


                                   [BAR CHART]

$ Billions

                       12/94  12/95  12/96  12/97  12/98  12/99  3/00   6/00   9/00   12/00  3/01   6/01   9/01   12/01  3/02   6/02
SAVINGS INSTITUTIONS    39     14      7      2      6      6      5      8      7      7      6      7      4      4     15      4
COMMERCIAL BANKS        33     17      5      5      5      4      5     11     12     17     17     17     14     36     37     36


FDIC Quarterly Banking Profile
Second Quarter 2002                    53          ALL FDIC-Insured Institutions

                INTERSTATE BRANCHES AS A PERCENT OF TOTAL OFFICES

                                  JUNE 30, 2002


                                      [MAP]

AK      12.7            MT       5.1
AL       6.4            NC      12.6
AR      25.3            ND      11.7
AZ      53.8            NE       8.2
CA      19.9            NH      44.0
CO      30.1            NJ      50.1
CT      35.2            NM      24.2
DC      93.4            NV      38.7
DE       7.3            NY      21.0
FL      64.1            OH       3.9
GA      43.2            OK      13.1
HI       1.6            OR      69.2
IA      16.6            PA      19.8
ID      75.1            PR       2.8
IL      21.3            RI      22.2
IN      13.0            SC      35.3
KS      16.6            SD      10.5
KY      20.7            TN      31.5
LA      24.4            TX      27.8
MA      28.9            UT      21.5
MD      39.9            VA      40.9
ME      21.1            VT      34.1
MI      29.0            WA      42.3
MN      13.4            WI       9.5
MO      23.9            WV      32.0
MS      20.4            WY      32.8

Note: Figures reflect percent of branches owned by out-of-state commercial banks and savings institutions.


FDIC Quarterly Banking Profile
Second Quarter 2002                    54          ALL FDIC-Insured Institutions

                          CAPITAL CATEGORY DISTRIBUTION

                                  JUNE 30, 2002


                             BIF-MEMBER INSTITUTIONS

                                          Institutions                      Assets
                                      ---------------------          -----------------------
                                      Number     Percent of             In        Percent of
                                        of         Total             Billions       Total
                                      ------     ----------          --------     ----------
Well Capitalized                       8,024       97.8%             $6,943.2       99.5%
Adequately Capitalized                   172        2.1%             $   28.1        0.4%
Undercapitalized                           7        0.1%             $    1.6        0.0%
Significantly Undercapitalized             4        0.0%             $    0.3        0.0%
Critically Undercapitalized                1        0.0%             $    1.6        0.0%

                            SAIF-MEMBER INSTITUTIONS

                                            Institutions                            Assets
                                       ------------------------            ------------------------
                                       Number        Percent of               In         Percent of
                                         of            Total               Billions         Total
                                       ------        ----------            --------      ----------
Well Capitalized                       1,234           98.2%               $1,060.4         99.8%
Adequately Capitalized                    21            1.7%               $    2.2          0.2%
Undercapitalized                           1            0.1%               $    0.0          0.0%
Significantly Undercapitalized             0            0.0%               $    0.0          0.0%
Critically Undercapitalized                0            0.0%               $    0.0          0.0%


Note: Excludes U.S. branches of foreign banks.


                          CAPITAL CATEGORY DEFINITIONS

                                        Total                         Tier 1
                                      Risk-Based                    Risk-Based                    Tier 1                 Tangible
                                       Capital*                      Capital*                    Leverage                 Equity
                                      ----------                    ----------                   --------                 ------
Well Capitalized                        >=10%             and         >=6%             and         >=5%                     --
Adequately Capitalized                  >=8%              and         >=4%             and         >=4%                     --
Undercapitalized                        >=6%              and         >=3%             and         >=3%                     --
Significantly Undercapitalized          <6%               or          <3%              or          <3%           and        >2%
Critically Undercapitalized             --                            --                           --                       <=2%


* As a percentage of risk-weighted assets.


FDIC Quarterly Banking Profile
Second Quarter 2002                    55          ALL FDIC-Insured Institutions

                      TOTAL LIABILITIES AND EQUITY CAPITAL

                                  JUNE 30, 2002


INSURED DEPOSITS                41.1%
UNINSURED DEPOSITS              24.3%
OTHER BORROWED FUNDS*           19.0%
EQUITY CAPITAL                   9.3%
ALL OTHER LIABILITIES            6.4%

($ Billions)                            6/30/01   6/30/02   % Change
Insured Deposits (estimated)             3,152     3,302      4.8
BIF - Insured                            2,382     2,482      4.2
SAIF - Insured                             773       820      6.1

Uninsured Deposits                       1,868     1,952      4.5
In Foreign Offices                         682       641     -6.0
Other Borrowed Funds*                    1,501     1,529      1.9

All Other Liabilities                      448       512     14.3
Subordinated Debt                           93        97      4.3

Equity Capital                             666       744     11.7

Total Liabilities and Equity Capital     7,635     8,038      5.3


* Other borrowed funds include federal funds purchased, securities sold under agreement to repurchase, FHLB and FRB borrowings and indebtedness.


FDIC Quarterly Banking Profile
Second Quarter 2002                    56          ALL FDIC-Insured Institutions

                          INSURANCE FUND RESERVE RATIOS

                        DECEMBER 31, 1995 - JUNE 30, 2002


                                   [BAR CHART]

Funds per $100 Est. Insured Deposits

Target Ratio
1.25

                       12/95      12/96     12/97      12/98     12/99      12/00      12/01      3/02      6/02
BIF Coverage            1.30      1.34      1.38       1.39      1.37        1.35       1.26      1.23      1.26
SAIF Coverage           0.47      1.31      1.36       1.37      1.43        1.43       1.36      1.36      1.38

($ BILLIONS)
BIF
  Fund Balance                 25.5        26.9        28.3        29.6        29.4        31.0        30.4        30.7        31.2
  Est. Insured Deposits     1,951.7     2,007.0     2,056.6     2,134.4     2,151.5     2,299.9     2,408.3     2,485.8     2,482.8

SAIF
  Fund Balance                  3.4         8.9         9.4         9.8        10.3        10.8        10.9        11.0        11.3
  Est. Insured Deposits       711.9       683.4       689.9       716.0       717.6       755.2       802.4       812.8       820.5

Note: Includes insured branches of foreign banks. 2002 fund balances are unaudited. Insured deposits for prior periods may reflect adjustments.



FDIC Quarterly Banking Profile
Second Quarter 2002                    57          ALL FDIC-Insured Institutions

                           U.S. TREASURY YIELD CURVES

                          JUNE 30, 2001 - JUNE 30, 2002


                                     [CHART]

Spot Yield (%)

Maturity           3-Month      6-Month        1 Year       2 Year       3 Year      5 Year        7 Year      10 Year      30 Year
--------           -------      -------        ------       ------       ------      ------        ------      -------      -------
6/30/02              1.74         1.86           2.25         3.12         3.64        4.33          4.72        5.02         5.61*
3/31/02              1.78         1.96           2.41         3.31         3.88        4.53          4.94        5.12         5.52
12/31/01             1.86         1.86           2.10         2.78         3.25        4.04          4.47        4.72         5.21
9/30/01              3.10         3.05           3.14         3.43         3.73        4.32          4.65        4.84         5.47
6/30/01              3.71         3.70           3.72         4.21         4.47        4.91          5.21        5.36         5.74

Source: Federal Reserve's H.15 Statistical Release. The quarterly average rates shown above represent a 3-month average of the monthly average rates published by the Federal Reserve.

* Source: 3 month average daily closes of CBOE 30 year T-Bond index (from Yahoo, Commodity Systems,Inc.).


FDIC Quarterly Banking Profile
Second Quarter 2002                    58          ALL FDIC-Insured Institutions

                                 NOTES TO USERS

This publication contains financial data and other information for depository institutions insured by the Federal Deposit Insurance Corporation (FDIC). These notes are an integral part of this publication and provide information regarding the comparability of source data and reporting differences over time. The information presented in the FDIC Quarterly Banking Profile is divided into the following groups of institutions:

FDIC-INSURED COMMERCIAL BANKS

This section covers commercial banks insured by the FDIC either through the Bank Insurance Fund (BIF) or through the Savings Association Insurance Fund (SAIF). These institutions are regulated by and submit financial reports to one of the three federal commercial bank regulators (the Board of Governors of the Federal Reserve System, the FDIC or the Office of the Comptroller of the Currency).

FDIC-INSURED SAVINGS INSTITUTIONS

This section covers savings institutions insured by either BIF or SAIF that operate under state or federal banking codes applicable to thrift institutions. Savings institutions in conservator-ships, are excluded from these tables while in conservatorship, where applicable. The institutions covered in this section are regulated by and submit financial reports to one of two Federal regulators - the FDIC or the Office of Thrift Supervision (OTS).

FDIC-INSURED INSTITUTIONS BY INSURANCE FUND

Summary balance-sheet and earnings data are provided for commercial banks and savings institutions according to insurance fund membership. BIF-member institutions may acquire SAIF-insured deposits, resulting in institutions with some deposits covered by both insurance funds. Also, SAIF members may acquire BIF-insured deposits. The insurance fund membership does not necessarily reflect which fund insures the largest percentage of an institution's deposits. Therefore, the BIF-member and the SAIF-member tables each include deposits from both insurance funds. Depository institutions that are not insured by the FDIC through either the BIF or SAIF are not included in the FDIC Quarterly Banking Profile. U.S. branches of institutions headquartered in foreign countries and non-deposit trust companies are not included unless otherwise indicated. Efforts are made to obtain financial reports for all active institutions. However, in some cases, final financial reports are not available for institutions that have closed or converted their charter.

DATASOURCES

The financial information appearing in this publication is obtained primarily from the Federal Financial Institutions Examination Council (FFIEC) Call Reports and the OTS Thrift Financial Reports submitted by all FDIC-insured depository institutions. This information is stored on and retrieved from the FDIC's Research Information System (RIS) data base.

COMPUTATION METHODOLOGY

Certain adjustments are made to the OTS Thrift Financial Reports to provide closer conformance with the reporting and accounting requirements of the FFIEC Call Reports. Parent institutions are required to file consolidated reports, while their subsidiary financial institutions are still required to file separate reports. Data from subsidiary institution reports are included in the Quarterly Banking Profile tables, which can lead to double-


counting. No adjustments are made for any double-counting of subsidiary data. All asset and liability figures used in calculating performance ratios represent average amounts for the period (beginning-of-period amount plus end-of-period amount plus any interim periods, divided by the total number of periods). For "pooling-of-interest" mergers, the assets of the acquired institution(s) are included in average assets since the year-to-date income includes the results of all merged institutions. No adjustments are made for "purchase accounting" mergers. Growth rates represent the percentage change over a 12-month period in totals for institutions in the base period to totals for institutions in the current period.

All data are collected and presented based on the location of each reporting institution's main office. Reported data may include assets and liabilities located outside of the reporting institution's home state. In addition, institutions may change their charters, resulting in an inter-industry migration, e.g., savings institutions can convert to commercial banks or commercial banks may convert to savings institutions. These situations can affect state and regional statistics.

RECENT ACCOUNTING CHANGES

FASB STATEMENT NO. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- establishes new accounting and reporting standards. Derivatives were previously off-balance sheet items, but beginning in 2001 all banks must recognize derivatives as either assets or liabilities on the balance sheet, measured at fair value. Aderiva-tive may be specifically designated as a "fair value hedge," a "cash flow hedge," or a hedge of a foreign currency exposure. The accounting for changes in the value of a derivative (gains and losses) depends on the intended use of the derivative, its resulting designation, and the effectiveness of the hedge. Derivatives held for purposes other than trading are reported as "other assets" (positive fair values) or "other liabilities" (negative fair values). For a fair value hedge, the gain or loss is recognized in earnings and "effectively" offsets loss or gain on the hedged item attributable to the risk being hedged. Any ineffectiveness of the hedge could result in a net gain or loss on the income statement. Accumulated net gains (losses) on cash flow hedges are recorded on the balance sheet as "accumulated other comprehensive income" and the periodic change in the accumulated net gains (losses) for cash flow hedges is reflected directly in equity as the value of the derivative changes.

Initial transition adjustments upon adoption of FAS 133 are reported as adjustments to net income in the income statement as extraordinary items. Upon implementing FAS 133, a bank may transfer any debt security categorized as held-to-maturity into the available-for-sale category or the trading category. Unrealized gains (losses) on transferred held-to-maturity debt securities on the date of initial application must be reflected as an adjustment to net income if transferred to the trading category or an adjustment to equity if transferred to the available-for-sale category.

SUBCHAPTER S CORPORATIONS -The Small Business Job Protection Act of 1996 changed the Internal Revenue Code to allow financial institutions to elect Subchapter S corporation


FDIC Quarterly Banking Profile
Second Quarter 2002                    59                         Notes to Users
status, beginning in 1997. ASubchapter S corporation is treated as a pass-through entity, similar to a partnership, for federal income tax purposes. It is generally not subject to any federal income taxes at the corporate level. Its taxable income flows through to its shareholders in proportion to their stock ownership, and the shareholders generally pay federal income taxes on their share of this taxable income. This can have the effect of reducing institutions' reported taxes and increasing their after-tax earnings.

The election of Subchapter S status may result in an increase in shareholders' personal tax liability. Therefore, some S corporations may increase the amount of earnings distributed as dividends to compensate for higher personal taxes.

DEFINITIONS (IN ALPHABETICAL ORDER)

BIF-INSURED DEPOSITS (estimated) - the amount of deposits in accounts of less than $100,000 insured by the BIF. For SAIF-member "Oakar" institutions, it represents the adjusted attributable amount acquired from BIF members.

CONSTRUCTION AND DEVELOPMENT LOANS - includes loans for all property types under construction, as well as loans for land acquisition and development.

DERIVATIVE CONTRACTS, GROSS FAIR VALUES (POSITIVE/NEGATIVE) -are reported separately and represent the amount at which a contract could be exchanged in a transaction between willing parties, other than in a forced or liquidation sale. If a quoted market price is available for a contract, the fair value reported for that contract is calculated using this market price. If quoted market prices are not available, the reporting banks use the best estimate of fair value based on quoted market prices of similar contracts or on valuation techniques such as discounted cash flows. This information is reported only by banks with assets greater than $100 million.

DERIVATIVES (NOTIONAL AMOUNT) - represents the sum of the following: interest-rate contracts (defined as the "notional" value of interest-rate swap, futures, forward and option contracts), foreign-exchange-rate contracts, commodity contracts and equity contracts (defined similarly to interest-rate contracts).

    FUTURES AND FORWARD CONTRACTS - a contract in which the buyer agrees to purchase and the seller agrees to sell, at a specified future date, a specific quantity of an underlying variable or index at a specified price or yield. These contracts exist for a variety of variables or indices, (traditional agricultural or physical commodities, as well as currencies and interest rates). Futures contracts are standardized and are traded on organized exchanges which set limits on counterparty credit exposure. Forward contracts do not have standardized terms and are traded over the counter.

    OPTION CONTRACTS - a contract in which the buyer acquires the right to buy from or sell to another party some specified amount of an underlying variable or index at a stated price (strike price) during a period or on a specified future date, in return for compensation (such as a fee or premium). The seller is obligated to purchase or sell the variable or index at the discretion of the buyer of the contract. SWAPS - an obligation between two parties to exchange a series of cash flows at periodic intervals (settlement dates), for a specified period. The cash flows of a swap are either fixed, or determined for each settlement date by multiplying the quantity (notional principal) of the underlying variable or index by specified reference rates or prices. Except for currency swaps, the notional principal is used to calculate each payment but is not exchanged.

EFFICIENCY RATIO - Noninterest expense less amortization of intangible assets as a percent of net interest income plus non-interest income. This ratio measures the proportion of net operating revenues that are absorbed by overhead expenses, so that a lower value indicates greater efficiency.

LOANS SECURED BY REAL ESTATE - includes home equity loans, junior liens secured by 1-4 family residential properties and all other loans secured by real estate. LOANS TO INDIVIDUALS - includes outstanding credit card balances and other secured and unsecured consumer loans. MORTGAGE-BACKED SECURITIES - certificates of participation in pools of residential mortgages and collateralized mortgage obligations issued or guaranteed by government-sponsored or private enterprises. Also, see "Securities", below.

NET CHARGE-OFFS - total loans and leases charged off (removed from balance sheet because of uncollectibility), less amounts recovered on loans and leases previously charged off. NET INTEREST MARGIN - the difference between interest and dividends earned on interest-bearing assets and interest paid to depositors and other creditors, expressed as a percentage of average earning assets. No adjustments are made for interest income that is tax exempt.
NET OPERATING INCOME - income excluding discretionary transactions such as gains (or losses) on the sale of investment securities and extraordinary items. Income taxes subtracted from operating income have been adjusted to exclude the portion applicable to securities gains (or losses).

NONCURRENT ASSETS - the sum of loans, leases, debt securities and other assets that are 90 days or more past due, or in nonaccrual status.

NONCURRENT LOANS & LEASES - the sum of loans and leases 90 days or more past due, and loans and leases in nonaccrual status.

OTHER REAL ESTATE OWNED - primarily foreclosed property. Direct and indirect investments in real estate ventures are excluded. The amount is reflected net of valuation allowances. For institutions that file a Thrift Financial Report
(TFR), the valuation allowance subtracted also includes allowances for other repossessed assets. Also, for TFR filers the components of other real estate owned are reported gross of valuation allowances.

"PROBLEM" INSTITUTIONS - federal regulators assign a composite rating to each financial institution, based upon an evaluation of financial and operational criteria. The rating is based on a scale of 1 to 5 in ascending order of supervisory concern. "Problem" institutions are those institutions with financial, operational, or managerial weaknesses that threaten their continued financial viability. Depending upon the degree of risk and supervisory concern, they are rated either a "4" or "5". For all BIF-member institutions, and for all SAIF-member institutions for which the FDIC is the primary federal regulator, FDIC composite ratings are used. For all SAIF-member institutions whose primary federal regulator is the OTS, the OTS composite rating is used.


FDIC Quarterly Banking Profile
Second Quarter 2002                    60                         Notes to Users

RESERVES FOR LOSSES - the allowance for loan and lease losses on a consolidated basis. Prior to March 31, 2001 reserves for losses included the allocated transfer risk reserve, which is no longer included as part of the loss reserve, but netted from loans and leases.

RETURN ON ASSETS - net income (including gains or losses on securities and extraordinary items) as a percentage of average total assets. The basic yardstick of bank profitability.

RETURN ON EQUITY - net income (including gains or losses on securities and extraordinary items) as a percentage of average total equity capital.

RISK-WEIGHTED ASSETS - assets adjusted for risk-based capital definitions which include on-balance-sheet as well as off-balance-sheet items multiplied by risk-weights that range from zero to 100 percent. A conversion factor is used to assign a balance sheet equivalent amount for selected off-balance-sheet accounts.

SAIF-INSURED DEPOSITS (ESTIMATED) - the amount of deposits in accounts of less than $100,000 insured by the SAIF. For BIF-member "Oakar" institutions, it represents the adjusted attributable amount acquired from SAIF members.

SECURITIES - excludes securities held in trading accounts. Banks' securities portfolios consist of securities designated as "held-to-maturity", which are reported at amortized cost (book value), and securities designated as "available-for-sale", reported at fair (market) value.

TROUBLED REAL ESTATE ASSET RATE - noncurrent real estate loans plus other real estate owned as a percent of total real estate loans and other real estate owned.


                                     REGIONS

NORTHEAST-- Connecticut, Delaware, District of Columbia, Maine, Maryland,
  Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Puerto Rico, Rhode Island, Vermont, U.S. Virgin Islands

SOUTHEAST-- Alabama, Florida, Georgia, Mississippi, North Carolina, South
  Carolina, Tennessee, Virginia, West Virginia

CENTRAL-- Illinois, Indiana, Kentucky, Michigan, Ohio, Wisconsin

MIDWEST-- Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota,
  South Dakota

SOUTHWEST-- Arkansas, Louisiana, New Mexico, Oklahoma, Texas

WEST-- Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada,
  Oregon, Pacific Islands, Utah, Washington, Wyoming


FDIC Quarterly Banking Profile
Second Quarter 2002                    61                         Notes to Users

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT D

                        MARKET AND COMPETITOR INFORMATION

ZACHARY MARKET SHARE


DATE OF FINANCIAL DATA: JUNE 30, 2001

                                                                                       % TOP
                                                       NUMBER      TOTAL     CITY    INSTITUTION
                                                         OF      DEPOSITS   MARKET      TOTAL
NAME                               CITY       STATE   BRANCHES    (000'S)    SHARE    DEPOSITS
Zachary Bancshares, Inc.        Zachary        LA            2     71,289    42.03         84.96
Regions Financial Corporation   Birmingham     AL            1     45,198    26.65          0.15
Bank One Corporation            Chicago        IL            2     33,760     19.9          0.02
GP Louisiana FCU                Zachary        LA            1     10,488     6.18           100
Clinton Bancshares, Inc.        Clinton        LA            1      5,831     3.44         13.72
Lane Memorial FCU               Zachary        LA            1      2,876      1.7           100
Zachary Community FCU           Zachary        LA            1        179     0.11           100
TOTALS FOR ZACHARY                                           9    169,621      100

Notes:
Deposit Weightings
  Bank Deposits = 100%
  Thrift Deposits (Savings Bank and S&L) = 100%
  Credit Union Deposits = 100%

Source: Sheshunoff Banksource (banksource.sheshunoff.com)

ZACHARY MARKET SNAPSHOT

Total Deposits:                                 169,621
Number of Branches:                                   9
Average Deposits per Branch ($000):              18,847
3 Year CAGR (%):                                   5.32
5 Year CAGR (%):                                   3.81

                                                  BASE YEAR   CURRENT YEAR   PROJECTED YEAR
                                                    1990          2001            2006
Total Population                                      9,036         10,784           11,399
             TOTAL POPULATION BY AGE
  0 - 14                                              2,503          2,749            2,779
  15 - 34                                             2,718          2,970            3,279
  35 - 54                                             2,283          3,070            2,992
  55+                                                 1,532          1,995            2,349
Number of Total Households                            2,940          3,692            3,963

        NUMBER TOTAL HOUSEHOLDS BY INCOME
  0 - 24,999                                          1,179            919              851
  25,000 - 49,999                                       922            844              815
  50,000+                                               827          1,929            2,297
Average Household Income ($)                         38,381         69,792           89,617
Median Household Income ($)                          31,850         52,911           63,079
Per Capita Income ($)                                12,348         24,121           31,476
Total Deposits Per Person ($)                                       15,729
Total Deposits Per Household ($)                                    45,943
Total Deposits Per Average Household Income ($)                       2.43

Source: Sheshunoff Banksource (banksource.sheshunoff.com)

BATON ROUGE MARKET SHARE


DATE OF FINANCIAL DATA: JUNE 30, 2001

                                                                                                 % TOP
                                                               NUMBER      TOTAL      MSA     INSTITUTION
                                                                 OF       DEPOSITS   MARKET      TOTAL
NAME                                       CITY      STATE    BRANCHES    (000'S)    SHARE     DEPOSITS
Hibernia Corporation                   New Orleans    LA            25   1,718,533    23.29         14.22
Bank One Corporation                   Chicago        IL            39   1,576,804    21.37          1.07
Hancock Holding Company                Gulfport       MS            23     678,119     9.19          22.2
Union Planters Corporation             Memphis        TN            17     555,869     7.53          2.47
Whitney Holding Corporation            New Orleans    LA            15     441,639     5.99          8.01
Regions Financial Corporation          Birmingham     AL            10     321,623     4.36          1.08
AmSouth Bancorporation                 Birmingham     AL             9     221,351        3          0.87
Campus FCU                             Baton Rouge    LA             1     174,560     2.37           100
Baton Rouge Teachers FCU               Baton Rouge    LA             1     157,485     2.13           100
Louisiana Capitol FCU                  Baton Rouge    LA             1     149,761     2.03           100
West Baton Rouge Bancshares            Port Allen     LA            12     148,328     2.01           100
Exxon FCU                              Baton Rouge    LA             1      86,313     1.17           100
Zachary Bancshares, Inc.               Zachary        LA             3      83,912     1.14           100
FBT Bancorp                            Baton Rouge    LA             1      76,929     1.04           100
Business Holding Corp.                 Baton Rouge    LA             1      75,793     1.03           100
First National Bankers Banks           Baton Rouge    LA             1      58,983      0.8         87.66
Pelican State                          Baton Rouge    LA             1      58,606     0.79           100
Louisiana Dotd FCU                     Baton Rouge    LA             1      52,463     0.71           100
Baton Rouge Telco FCU                  Baton Rouge    LA             1      50,366     0.68           100
Alliance Bk of Baton Rouge             Baton Rouge    LA             1      46,508     0.63           100
Department of Corrections CU           Baton Rouge    LA             1      45,495     0.62           100
Louisiana State CU                     Baton Rouge    LA             1      39,005     0.53           100
United Comm Bancshares Inc             Gonzales       LA             2      37,449     0.51           100
Exxon Baton Rouge FCU                  Baton Rouge    LA             1      33,661     0.46           100
Citizens Bancorporation, Inc           Plaquemine     LA             3      33,501     0.45         33.58
Britton & Koontz Capital Corporation   Natchez        MS             2      32,855     0.45         15.56
Ascension School Empl CU               Gonzales       LA             1      30,226     0.41           100
Louisiana USA FCU                      Baton Rouge    LA             1      30,182     0.41           100
A. Wilbert's Sons L & S Co.            Plaquemine     LA             3      28,563     0.39         21.02
Baton Rouge City Parish FCU            Baton Rouge    LA             1      26,781     0.36           100
Bayou FCU                              Baton Rouge    LA             1      26,126     0.35           100
Postal CU                              Baton Rouge    LA             1      24,081     0.33           100
First Bnchr of Bat Rouge Inc           Baton Rouge    LA             1      23,131     0.31          45.8
Southern Tchrs & Parents FCU           Baton Rouge    LA             1      19,987     0.27           100
LES FCU                                Baton Rouge    LA             1      19,775     0.27           100
Breco                                  Baton Rouge    LA             1      18,427     0.25           100
Burnside FCU                           Gonzales       LA             1      17,799     0.24           100
COPO FCU                               Baton Rouge    LA             1      16,077     0.22           100
Liberty Financial Services             New Orleans    LA             2      14,928      0.2          8.73
Central Progressive Bncshrs            Lacombe        LA             1      12,569     0.17          7.45
Baton Rouge Fire Dept FCU              Baton Rouge    LA             1      12,546     0.17           100

BATON ROUGE MARKET SHARE


DATE OF FINANCIAL DATA: JUNE 30, 2001

                                                                                           % TOP
                                                         NUMBER      TOTAL      MSA     INSTITUTION
                                                           OF       DEPOSITS   MARKET      TOTAL
NAME                                CITY        STATE   BRANCHES    (000'S)     SHARE     DEPOSITS
Capital City Press FCU         Baton Rouge       LA            1      11,668     0.16           100
GP Louisiana FCU               Zachary           LA            1      10,488     0.14           100
Allied Plastics FCU            Baton Rouge       LA            1       8,705     0.12           100
S.A.I.F. FCU                   Baton Rouge       LA            1       8,065     0.11           100
A L E C FCU                    Baton Rouge       LA            1       5,848     0.08           100
Clinton Bancshares, Inc.       Clinton           LA            1       5,831     0.08         13.72
L P E A FCU                    Denham Springs    LA            1       5,544     0.08           100
One American Corporation       Vacherie          LA            1       5,404     0.07          1.48
Loup Employees                 Gonzales          LA            1       4,346     0.06           100
C-F LA CU                      Donaldsonville    LA            1       4,074     0.06           100
Bank of Greensburg             Greensburg        LA            1       3,683     0.05          7.28
OLOL Regional FCU              Baton Rouge       LA            1       3,634     0.05           100
Louisiana Farm Bureau CU       Baton Rouge       LA            1       3,048     0.04           100
East Baton Rouge Tchrs FCU     Baton Rouge       LA            1       2,919     0.04           100
Lane Memorial FCU              Zachary           LA            1       2,876     0.04           100
Blue Cross-Baton Rouge FCU     Baton Rouge       LA            1       2,277     0.03           100
Lawilifie CU                   Baton Rouge       LA            1       2,211     0.03           100
Ladai FCU                      Baton Rouge       LA            1       2,044     0.03           100
Gulf Coast CU                  Baton Rouge       LA            1       1,931     0.03           100
Barnard and Burk FCU           Baton Rouge       LA            1       1,850     0.03           100
Kaiser Employees CU            Baton Rouge       LA            1       1,753     0.02           100
W B R T                        Port Allen        LA            1       1,045     0.01           100
Homestead Bancorp, Inc.        Ponchatoula       LA            1         907     0.01           1.9
Zachary Community FCU          Zachary           LA            1         179        0           100
Shiloh Baptist Church Br FCU   Baton Rouge       LA            1         120        0           100
Dillard NB                     Baton Rouge       LA            1         100        0           100
TOTALS FOR BATON ROUGE, LA                                   218   7,377,659      100

Notes:
Deposit Weightings
  Bank Deposits = 100%
  Thrift Deposits (Savings Bank and S&L) = 100%
  Credit Union Deposits = 100%

Source: Sheshunoff Banksource (banksource.sheshunoff.com)

BATON ROUGE MARKET SNAPSHOT

Total Deposits:                                 7,377,659
Number of Branches:                                   218
Average Deposits per Branch ($000):                33,842
3 Year CAGR (%):                                     3.43
5 Year CAGR (%):                                     3.11

POPULATION AND INCOME

                                                  BASE YEAR   CURRENT YEAR   PROJECTED YEAR
                                                    1990          2001            2006
Total Population                                    528,264        608,549          635,854
             TOTAL POPULATION BY AGE
  0 - 14                                            127,837        141,565          142,169
  15 - 34                                           184,112        179,350          182,458
  35 - 54                                           131,535        177,284          180,080
  55+                                                84,780        110,350          131,147
Number of Total Households                          188,377        228,970          243,281

        NUMBER TOTAL HOUSEHOLDS BY INCOME
  0 - 24,999                                         79,099         71,040           64,701
  25,000 - 49,999                                    53,765         60,607           61,305
  50,000+                                            36,241         97,323          117,275
Average Household Income ($)                         34,239         56,835           69,982
Median Household Income ($)                          27,249         42,300           48,061
Per Capita Income ($)                                12,305         21,580           27,023
Total Deposits Per Person ($)                                       12,123
Total Deposits Per Household ($)                                    32,221
Total Deposits Per Average Household Income ($)                     129.81

Source: Sheshunoff Banksource (banksource.sheshunoff.com)

                        STATE BANKING PERFORMANCE SUMMARY
                            FDIC-Insured Institutions

                                           COMMERCIAL BANKS                COMMERICAL BANKS                COMMERICAL BANKS
                                              LOUISIANA                       LOUISIANA                       LOUISIANA
                                            JUNE 30, 2002                   JUNE 30, 2001                   JUNE 30, 2000
                                                  ASSETS   ASSETS                 ASSETS   ASSETS                 ASSETS   ASSETS
                                                   LESS    GREATER                 LESS    GREATER                 LESS    GREATER
                                                   THAN     THAN                   THAN     THAN                   THAN     THAN
                                        ALL        $100     $100        ALL        $100     $100        ALL        $100     $100
   (dollar figures in millions)     INSTITUTIONS  MILLION  MILLION  INSTITUTIONS  MILLION  MILLION  INSTITUTIONS  MILLION  MILLION
   ----------------------------     ------------  -------  -------  ------------  -------  -------  ------------  -------  -------
Number of institutions reporting             142       81       61           144       91       53           153      102       51
Total employees (full-time
equivalent)                               16,577    2,361   14,216        16,360    2,593   13,767        18,460    2,897   15,563
AGGREGATE CONDITION
AND INCOME DATA
Net income (year-to-date)                    294       32      261           249       30      219           256       31      225
Total assets                              42,662    4,786   37,876        41,052    5,299   35,753        50,493    5,553   44,939
Earning assets                            38,868    4,388   34,479        37,503    4,862   32,640        46,017    5,095   40,921
Total loans & leases                      27,693    2,774   24,919        26,958    3,043   23,914        33,089    3,212   29,877
Other real estate owned                       37        6       30            31        7       24            38        8       30
Total deposits                            34,865    4,055   30,810        33,563    4,519   29,044        40,814    4,736   36,077
Equity capital                             4,214      561    3,653         4,027      590    3,437         4,569      621    3,948
PERFORMANCE RATIOS
(YTD, %)
Yield on earning assets                     6.70     7.09     6.65          8.09     8.22     8.07          8.08     8.36     8.04
Cost of funding earning assets              2.00     2.25     1.96          3.63     3.60     3.64          3.68     3.43     3.71
Net interest margin                         4.70     4.83     4.69          4.46     4.61     4.44          4.40     4.93     4.33
Noninterest income to avg.
earning assets                              1.53     1.13     1.58          1.51     1.10     1.57          1.31     1.09     1.34
Noninterest expense to avg.
earning assets                              3.63     3.98     3.58          3.65     3.90     3.61          3.37     4.14     3.27
Net charge-offs to loans &
leases                                      0.39     0.14     0.41          0.42     0.28     0.43          0.37     0.24     0.38
Credit-loss provision to net
charge-offs                               152.32   182.16   151.21        129.65   123.69   130.12        172.74   146.88   174.40
Net operating income to
average assets                              1.37     1.35     1.37          1.20     1.16     1.21          1.15     1.12     1.16
Retained earnings to average
equity                                      8.03     8.47     7.96          7.08     7.03     7.09          6.11     7.58     5.89
Pre tax return on assets                    2.01     1.68     2.05          1.78     1.49     1.82          1.51     1.55     1.50
Return to assets                            1.38     1.35     1.38          1.22     1.18     1.22          1.02     1.14     1.00
Return on equity                           14.37    12.06    14.71         12.68    10.61    13.03         11.33    10.24    11.50
Percent of unprofitable
institutions                                                                2.78     4.40                   6.54     9.80
Percent of institutions with
earning gains                              75.35    69.14    83.61         48.61    45.05    54.72         69.28    73.53    60.78
CONDITION RATIOS (%)
Net loans and leases to assets             63.84    57.07    64.69         64.69    56.54    65.90         64.63    56.95    65.58
Loss allowance to:
  Loans and leases                          1.66     1.54     1.67          1.48     1.55     1.47          1.37     1.54     1.36
  Noncurrent loans and leases             191.79   119.22   204.53        173.56   113.57   186.74        143.60   129.48   145.55
Noncurrent loans & leases to
  total loans & leases                      0.86     1.29     0.82          0.85     1.36     0.79          0.96     1.19     0.93
Nonperforming assets to assets              0.65     0.87     0.62          0.64     0.91     0.60          0.70     0.83     0.69
Core deposits to total liabilities         75.14    78.77    74.69         74.27    78.34    73.68         73.36    79.10    72.67
Equity capital to total assets              9.88    11.72     9.64          9.81    11.12     9.61          9.05    11.18     8.78
Core capital (leverage) ratio               8.97    11.28     8.68          8.81    10.99     8.49          8.17    11.62     7.74
Total capital to risk-weighted
assets                                     13.79    19.45    13.17         13.44    19.10    12.74         12.93    19.97    12.21
Gross 1-4 family mortgages to
gross assets                               19.29    17.09    19.57         19.71    17.19    20.08         18.30    17.73    18.37
Gross real estate assets to
gross assets                               49.91    41.52    50.97         46.41    40.36    47.31         40.86    40.37    40.91


                Source: Call Report and Thrift Financial Report:
            Prepared by the FDIC-Division of Research and Statistics

                        STATE BANKING PERFORMANCE SUMMARY
                            FDIC-Insured Institutions

                                         COMMERICAL BANKS                  COMMERCIAL BANKS                  COMMERCIAL BANKS
                                            NATIONAL                          NATIONAL                          NATIONAL
                                          JUNE 30, 2002                     JUNE 30, 2001                     JUNE 30, 2000
                                              ASSETS    ASSETS                  ASSETS    ASSETS                   ASSETS   ASSETS
                                               LESS     GREATER                  LESS     GREATER                   LESS    GREATER
                                               THAN      THAN                    THAN      THAN                     THAN     THAN
                                    ALL        $100      $100         ALL        $100      $100         ALL         $100     $100
 (dollar figures in millions)   INSTITUTIONS  MILLION   MILLION   INSTITUTIONS  MILLION   MILLION   INSTITUTIONS  MILLION   MILLION
------------------------------  ------------  -------  ---------  ------------  -------  ---------  ------------  -------  ---------
Number of institutions
reporting                              7,966    4,374      3,592         8,178    4,685      3,493         8,476    5,036      3,440
Total employees (full-time
equivalent)                        1,738,770   88,815  1,649,955     1,690,443   96,010  1,594,433     1,661,894  105,505  1,556,389
AGGREGATE CONDITION
AND INCOME DATA
Net income (year-to-date)             45,305    1,135     44,170        38,831    1,090     37,742        34,144    1,381     32,763
Total assets                       6,749,662  219,576  6,530,085     6,360,020  227,949  6,132,071     5,983,430  237,224  5,746,206
Earning assets                     5,796,777  201,099  5,595,678     5,478,426  209,229  5,269,198     5,181,050  217,855  4,963,195
Total loans & leases               3,971,537  136,003  3,835,534     3,859,003  141,373  3,717,630     3,704,674  146,553  3,558,121
Other real estate owned                3,874      324      3,550         3,204      269      2,935         2,781      265      2,516
Total deposits                     4,448,144  185,233  4,262,911     4,244,727  192,498  4,052,229     3,974,183  199,320  3,774,864
Equity capital                       623,994   24,426    599,568       557,102   25,380    531,722       503,333   25,925    477,408
PERFORMANCE RATIOS
(YTD, %)
Yield on earning assets                 6.32     6.84       6.30          7.86     8.21       7.84          8.14     8.29       8.14
Cost of funding earning
assets                                  2.18     2.52       2.17          4.00     3.95       4.00          4.15     3.71       4.17
Net interest margin                     4.13     4.32       4.13          3.86     4.26       3.84          3.99     4.58       3.96
Noninterest income to avg.
earning assets                          2.96     1.22       3.02          2.91     1.15       2.98          2.92     1.33       2.99
Noninterest expense to avg.
earning assets                          3.99     3.79       3.99          4.05     3.76       4.06          4.23     3.90       4.25
Net charge-offs to loans &
leases                                  1.10     0.28       1.13          0.78     0.23       0.80          0.58     0.24       0.59
Credit-loss provision to net
charge-offs                           103.68   156.82     103.23        112.73   179.02     112.02        126.30   178.49     125.44
Net operating income to
average assets                          1.33     1.03       1.34          1.20     0.96       1.21          1.21     1.18       1.21
Retained earnings to average
equity                                  3.74     3.93       3.73          4.75     3.15       4.82          4.62     4.41       4.63
Pre tax return on assets                2.04     1.36       2.07          1.86     1.29       1.88          1.81     1.59       1.82
Return to assets                        1.37     1.05       1.38          1.23     0.98       1.24          1.16     1.19       1.16
Return on equity                       14.85     9.55      15.07         14.24     8.74      14.51         13.86    10.84      14.03
Percent of unprofitable
institutions                            6.24     9.47       2.31          7.23    10.82       2.40          6.68     9.95       1.89
Percent of institutions with
earning gains                          68.94    63.26      75.86         50.98    45.06      58.92         69.69    69.02      70.67
CONDITION RATIOS (%)
Net loans and leases to assets         57.74    61.05      57.63         59.64    61.15      59.59         60.88    60.91      60.88
Loss allowance to:
  Loans and leases                      1.87     1.44       1.89          1.70     1.40       1.72          1.67     1.40       1.68
  Noncurrent loans and leases         127.22   123.08     127.33        135.07   129.33     135.25        168.91   149.69     169.65
Noncurrent loans & leases to
  total loans & leases                  1.47     1.17       1.48          1.26     1.08       1.27          0.99     0.93       0.99
Nonperforming assets to assets          0.96     0.88       0.96          0.82     0.79       0.82          0.67     0.69       0.67
Core deposits to total
liabilities                            52.99    80.25      52.10         51.38    79.82      50.35         50.27    80.56      49.05
Equity capital to total assets          9.24    11.12       9.18          8.76    11.13       8.67          8.41    10.93       8.31
Core capital (leverage) ratio           8.00    10.72       7.91          7.73    10.86       7.61          7.73    11.16       7.58
Total capital to risk-weighted
assets                                 12.95    16.99      12.83         12.41    17.13      12.26         12.18    17.66      12.00
Gross 1-4 family mortgages to
gross assets                           14.83    16.52      14.78         14.68    16.74      14.60         14.94    16.98      14.86
Gross real estate assets to
gross assets                           37.38    42.49      37.21         34.99    40.79      34.77         34.44    39.83      34.22

                Source: Call Report and Thrift Financial Report:
            Prepared by the FDIC-Division of Research and Statistics

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT E

                         UNIFORM BANK PERFORMANCE REPORT

                               SEPTEMBER 30, 2002

CERT #306    DIST/RSSD: 06/860334    BANK OF ZACHARY    ZACHARY, LA
CHARTER # NA     COUNTY: EAST BATON ROUGE

                              SEPTEMBER 30, 2002 UNIFORM BANK PERFORMANCE REPORT


                                 INFORMATION

INTRODUCTION

THIS UNIFORM BANK PERFORMANCE REPORT COVERS THE OPERATIONS OF YOUR BANK AND THAT OF A COMPARABLE GROUP OF PEER BANKS. IT IS PROVIDED FOR YOUR USE AS A MANAGEMENT TOOL BY THE FEDERAL FINANCIAL INSTITUTIONS EXAMINATION COUNCIL. DETAILED INFORMATION CONCERNING THIS REPORT IS PROVIDED IN "A USER'S GUIDE FOR THE UNIFORM BANK PERFORMANCE REPORT" FORWARDED TO YOUR BANK UNDER SEPARATE COVER. TO OBTAIN ADDITIONAL USER'S GUIDE OR OTHER UBPR MATERIALS, CALL THE NUMBER INDICATED AT RIGHT FOR ORDERING ASSISTANCE.

AS OF THE DATE OF PREPARATION OF THIS REPORT, YOUR BANK'S FEDERAL REGULATOR WAS THE FEDERAL DEPOSIT INSURANCE CORPORATION

YOUR CURRENT PEER GROUP #9
INCLUDES ALL INSURED COMMERCIAL BANKS HAVING ASSETS BETWEEN $100 MILLION AND $300 MILLION, WITH 2 OR LESS BANKING OFFICES, AND LOCATED IN A METROPOLITAN AREA.


PEER GROUPS BY REPORTING PERIOD:
09/30/2002: 9, 09/30/2001: 13, 12/31/2001: 13, 12/31/2000: 13, 12/31/1999: 13.

FOR THE DEFINITION OF OTHER UBPR PEER GROUPS, REFER TO THE UBPR USER'S GUIDE.

ADDRESSEE  CHIEF EXECUTIVE OFFICER
           BANK OF ZACHARY
           P.O. BOX 497
           ZACHARY, LA -0000


                                TABLE OF CONTENTS

                                                                           PAGE
SECTIONS                                                                 NUMBER
--------                                                                 ------

SUMMARY RATIOS .........................................................     01

INCOME INFORMATION:
   INCOME STATEMENT - REVENUES AND EXPENSES ($000) .....................     02
   NONINTEREST INCOME AND EXPENSES ($000) AND YIELDS ...................     03

   BALANCE SHEET INFORMATION:
   BALANCE SHEET - ASSETS, LIABILITIES & CAPITAL ($000) ................     04
   OFF- BALANCE SHEET ITEMS ............................................     05
   BALANCE SHEET - % COMPOSITION OF ASSETS & LIABILITIES ...............     06
   ANALYSIS OF CREDIT ALLOWANCE AND LOAN MIX ...........................     07
   ANALYSIS OF PAST DUE, NONACCRUAL & RESTRUCTURED LN&LS ...............     08
   INTEREST RATE RISK ANALYSIS .........................................     09
   LIQUIDITY AND INVESTMENT PORTFOLIO ..................................     10
   CAPITAL ANALYSIS ....................................................     11

   ONE QUARTER ANNUALIZED INCOME ANALYSIS ..............................     12

   SECURITIZATION AND ASSET SALE ACTIVITIES ............................     13
STATE AVERAGE SUMMARY ..................................................  STAVG

FOR ORDERING ASSISTANCE PHONE: (800) 276-6003
(IN THE WASHINGTON, DC AREA: (202) 898-7108)
QUESTIONS REGARDING CONTENT OF REPORTS: (202) 872-7500

BANK AND BANK HOLDING COMPANY INFORMATION
CERTIFICATE #306 CHARTER #NA
DIST/RSSD: 06/860334
ZACHARY BANCSHARES, INC.
(HOLDING CO. #1086056 )
ZACHARY  LA
(HOLDING COMPANY REFERS TO TOP HOLDER)

NOTE

THIS REPORT HAS BEEN PRODUCED FOR THE USE OF THE FEDERAL REGULATORS OF FINANCIAL INSTITUTIONS IN CARRYING OUT THEIR SUPERVISORY RESPONSIBILITIES. ALL INFORMATION CONTAINED HEREIN WAS OBTAINED FROM SOURCES DEEMED RELIABLE. HOWEVER NO GUARANTEE IS GIVEN AS TO THE ACCURACY OF THE DATA OR OF THE CALCULATIONS DERIVED THEREFROM. THE DATA AND CALCULATIONS IN THIS REPORT DO NOT INDICATE APPROVAL OR DISAPPROVAL OF ANY PARTICULAR INSTITUTION'S PERFORMANCE AND ARE NOT TO BE CONSTRUED AS A RATING OF ANY INSTITUTION BY FEDERAL BANK REGULATORS. USERS ARE CAUTIONED THAT ANY CONCLUSIONS DRAWN FROM THIS REPORT ARE THEIR OWN AND ARE NOT TO BE ATTRIBUTED TO THE FEDERAL BANK REGULATORS.

THE REPORTS OF CONDITION AND INCOME FOR THIS BANK CONTAIN ADDITIONAL INFORMATION NOT INCLUDED IN THIS PERFORMANCE REPORT, SUCH AS AN OPTIONAL NARRATIVE STATEMENT BY THE BANK.

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                         PAGE 01
CHARTER # NA       COUNTY: EAST BATON ROUGE             SUMMARY RATIOS                                          1/20/03 5:20:51 PM

                                        09/30/2002             09/30/2001             12/31/2001         12/31/2000      12/31/1999
                                        ----------             ----------             ----------         ----------      ----------

AVERAGE ASSETS ($000)                      101,868                 92,845                 93,990             87,383          85,807
NET INCOME ($000)                              867                    905                  1,231              1,147           1,223
NUMBER OF BANKS IN PEER GROUP                  339                    495                    497                482             488

EARNINGS AND PROFITABILITY           BANK  PEER9   PCT    BANK    PEER13  PCT    BANK   PEER13  PCT    BANK   PEER13   BANK   PEER13

PERCENT OF AVERAGE ASSETS:
 INTEREST INCOME (TE)                6.39   6.18    60    7.34     7.57    36    7.21    7.34    41    7.73    8.05    7.45    7.50
 - INTEREST EXPENSE                  1.95   2.21    37    2.99     3.58    23    2.84    3.35    25    2.93    3.74    2.66    3.24
 NET INTEREST INCOME (TE)            4.45   3.95    77    4.36     4.00    70    4.37    3.99    71    4.79    4.34    4.79    4.27
 + NONINTEREST INCOME                1.02   0.70    77    1.59     0.70    91    1.48    0.67    90    1.30    0.69    1.23    0.69
 - NONINTEREST EXPENSE               3.41   2.81    79    3.72     3.30    69    3.62    3.29    67    3.78    3.43    3.50    3.33
 - PROVISION: LOAN&LEASE LOSSES      0.34   0.25    69    0.26     0.24    58    0.29    0.29    57    0.32    0.28    0.21    0.22
 = PRETAX OPERATING INCOME (TE)      1.72   1.67    50    1.97     1.21    79    1.95    1.12    82    2.00    1.38    2.31    1.50
 + REALIZED GAINS/LOSSES SEC         0.00   0.02    59    0.00     0.02    64    0.04    0.03    75    0.00    0.00   -0.12    0.00
 = PRETAX NET OPERATING INC (TE)     1.72   1.71    48    1.97     1.25    79    1.98    1.16    82    2.00    1.38    2.19    1.50
 NET OPERATING INCOME                1.13   1.19    45    1.30     0.91    74    1.31    0.84    77    1.31    1.01    1.43    1.05
 ADJUSTED NET OPERATING INCOME       1.12   1.34    35    1.48     1.07    75    1.44    1.02    75    1.55    1.19    1.55    1.19
 NET INCOME ADJUSTED SUB S                  1.10   N/A             0.84   N/A            0.77   N/A            0.92            0.98
 NET INCOME                          1.13   1.18    46    1.30     0.91    74    1.31    0.84    77    1.31    1.01    1.43    1.05

MARGIN ANALYSIS:
AVG EARNING ASSETS TO AVG ASSETS    92.86  94.12    31   92.62    93.52    33   92.62   93.45    34   92.13   93.51   92.17   93.21
AVG INT-BEARING FUNDS TO AVG AST    67.88  77.39    13   67.49    76.05    13   67.62   76.03    13   65.92   75.43   67.16   75.24
INT INC (TE) TO AVG EARN ASSETS      6.88   6.58    63    7.93     8.11    41    7.78    7.86    45    8.39    8.63    8.08    8.07
INT EXPENSE TO AVG EARN ASSETS       2.10   2.35    37    3.22     3.83    22    3.06    3.58    25    3.18    4.00    2.89    3.48
NET INT INC -TE TO AVG EARN ASSET    4.79   4.21    77    4.70     4.28    70    4.72    4.27    73    5.20    4.65    5.20    4.60

LOAN & LEASE ANALYSIS
NET LOSS TO AVERAGE TOTAL LN&LS      0.65   0.13    91    0.12     0.12    64    0.24    0.19    70    0.12    0.16    0.13    0.15
EARNINGS COVERAGE OF NET LOSS(X)     5.77  35.69    40   29.26    25.45    72   14.60   22.87    63   26.67   25.00   29.23   32.55
LN&LS ALLOWANCE TO NET LOSSES(X)     3.57  17.01    40   18.36    14.26    73    9.01   13.46    62   15.39   12.80   13.04   14.74
LN&LS ALLOWANCE TO TOTAL LN&LS       2.44   1.29    92    2.13     1.25    94    2.21    1.28    94    1.87    1.26    1.58    1.28
NON-CUR LN&LS TO GROSS LN&LS         2.18   0.66    88    1.38     0.68    77    2.52    0.69    90    1.07    0.51    0.36    0.50

LIQUIDITY
NET NON CORE FUND DEPENDENCE        17.08  15.54    55   14.47     9.65    58   21.61   10.74    73   12.38   10.55   18.75    9.97
NET LOANS & LEASES TO ASSETS        48.27  66.59    14   62.00    65.22    39   59.37   65.01    35   68.11   64.88   70.68   62.96

CAPITALIZATION
TIER ONE LEVERAGE CAPITAL           10.85   9.58    73   11.18     9.52    76   10.96    9.44    77   11.08    9.84   10.50    9.60
CASH DIVIDENDS TO NET INCOME        29.99  21.94    64   24.53    20.82    65   38.99   23.77    69   41.41   24.37   36.79   27.97
RETAIN EARNS TO AVG TOTAL EQUITY     7.23   8.12    45    8.77     5.60    70    7.17    4.78    66    7.13    6.13    8.82    6.17
RESTR+NONAC+RE ACQ TO EQCAP+ALLL     6.69   4.13    70    6.10     4.02    71   10.52    4.23    82

GROWTH RATES
ASSETS                              10.97  17.08    42    8.48    18.89    38    7.31   17.73    35    5.66   21.22    1.96   13.27
TIER ONE CAPITAL                     6.44  13.68    33    7.06     8.45    52    7.56    7.88    56    7.27    9.51    9.11    9.36
NET LOANS & LEASES                 -13.59  18.91     3   -6.94    22.30     5   -6.45   21.50     7    1.81   27.66   17.05   21.67
SHORT TERM INVESTMENTS             -16.60  18.96    40  168.46    64.64    82  -88.68   23.16     5  333.49   71.22  -85.95  -27.88
SHORT TERM NON CORE FUNDING        -20.43  11.62    18   15.56    29.42    49   19.46   26.24    54    4.74   42.64   -1.50   42.16

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                         PAGE 02
CHARTER # NA          COUNTY: EAST BATON ROUGE          INCOME STATEMENT - REVENUE AND EXPENSES ($000)          1/20/03 5:20:53 PM

                                                                                                                     PERCENT CHANGE
                                     09/30/2002      09/30/2001      12/31/2001      12/31/2000      12/31/1999          1 YEAR
                                     ----------      ----------      ----------      ----------      ----------      --------------

INTEREST AND FEES ON LOANS                3,422           4,025           5,299           5,569           5,116          -14.98
INCOME FROM LEASE FINANCING                   0               0               0               0               0              NA
 TAX-EXEMPT                                   0               0               0               0               0              NA
 ESTIMATED TAX BENEFIT                        0               0               0               0               0
  INCOME ON LOANS & LEASES (TE)           3,422           4,025           5,299           5,569           5,116          -14.98

U S TREAS & AGENCY (EXCL MBS)               587             550             780              NA              NA            6.73
MORTGAGE BACKED SECURITIES                  746             244             364              NA              NA          205.74
 ESTIMATED TAX BENEFIT                       16               0               0               0               0
ALL OTHER SECURITIES                         30               0               0              NA              NA              NA
 TAX EXEMPT SECURITIES INCOME                30               0               0               0               0              NA
INVESTMT INTEREST INCOME (TE)             1,379             794           1,144             998           1,032           73.63

INTEREST ON DUE FROM BANKS                    3              74              74               3              61          -95.95
INT ON FED FUNDS SOLD & RESALES              57             191             227             182             185          -70.16
TRADING ACCOUNT INCOME                        0               0               0               0               0              NA
OTHER INTEREST INCOME                        24              29              31              NA              NA          -17.24

  TOTAL INTEREST INCOME (TE)              4,885           5,113           6,775           6,752           6,394           -4.47

INT ON DEPOSITS IN FOREIGN OFF               NA              NA              NA              NA              NA              NA
INTEREST ON TIME DEP OVER $100M             547             779             989             880             778          -29.78
INTEREST ON ALL OTHER DEPOSITS              940           1,301           1,676           1,620           1,480          -27.75
INT ON FED FUNDS PURCH & REPOS                0               0               0               0               0              NA
INT TRAD LIAB & OTH BORROWINGS                0               0               0              63              24              NA
INT ON MORTGAGES & LEASES                    NA              NA              NA              NA              NA              NA
INT ON SUB NOTES & DEBENTURES                 0               0               0               0               0              NA

  TOTAL INTEREST EXPENSE                  1,487           2,080           2,665           2,563           2,282          -28.51

  NET INTEREST INCOME (TE)                3,398           3,033           4,110           4,189           4,112           12.02
NONINTEREST INCOME                          780           1,108           1,394           1,138           1,053          -29.60
  ADJUSTED OPERATING INCOME (TE)          4,178           4,141           5,504           5,327           5,165            0.88

NON-INTEREST EXPENSE                      2,605           2,590           3,402           3,300           3,002            0.58
PROVISION: LOAN & LEASE LOSSES              259             180             271             281             180           43.89
  PRETAX OPERATING INCOME (TE)            1,314           1,371           1,831           1,746           1,983           -4.19

REALIZED G/L HLD-TO-MATURITY SEC              0               0               0               0               0              NA
REALIZED G/L AVAIL-FOR SALE SEC               0               0              34               0            -105              NA
  PRETAX NET OPERATING INC (TE)           1,314           1,371           1,865           1,746           1,878           -4.19

APPLICABLE INCOME TAXES                     431             466             634             599             655
CURRENT TAX EQUIV ADJUSTMENT                 16               0               0               0               0
OTHER TAX EQUIV ADJUSTMENTS                   0               0               0               0               0
 APPLICABLE INCOME TAXES(TE)                447             466             634             599             655

 NET OPERATING INCOME                       867             905           1,231           1,147           1,223           -4.20

NET EXTRAORDINARY ITEMS                       0               0               0               0               0
  NET INCOME                                867             905           1,231           1,147           1,223           -4.20

CASH DIVIDENDS DECLARED                     260             222             480             475             450           17.12
RETAINED EARNINGS                           607             683             751             672             773          -11.13
MEMO: NET INTERNATIONAL INCOME               NA              NA              NA              NA              NA              NA

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                         PAGE 03
CHARTER # NA          COUNTY: EAST BATON ROUGE          NONINTEREST INCOME AND EXPENSES ($000) AND YIELDS       1/20/03 5:20:54 PM

                                        09/30/2002           09/30/2001             12/31/2001         12/31/2000      12/31/1999
                                        ----------           ----------             ----------         ----------      ----------

NONINTEREST INCOME & EXPENSES
FIDUCIARY ACTIVITIES                             0                    0                      0                 NA             NA
DEPOSIT SERVICE CHARGES                        523                  487                    646                607            514
TRADING REVENUE                                  0                    0                      0                 NA             NA
OTHER FOREIGN TRANSACTIONS                      NA                   NA                     NA                 NA             NA
OTHER NONINTEREST INCOME                       257                  621                    748                531            539
 NONINTEREST INCOME                            780                1,108                  1,394              1,138          1,053
PERSONNEL EXPENSE                            1,386                1,340                  1,799              1,800          1,643
OCCUPANCY EXPENSE                              420                  647                    806                751            617
OTHER OPER EXP(INCL INTANGIBLES)               799                  603                    797                749            742
 TOTAL OVERHEAD EXPENSE                      2,605                2,590                  3,402              3,300          3,002
DOMESTIC BANKING OFFICES(#)                      2                    2                      2                  2              2
FOREIGN BRANCHES (#)                            NA                   NA                     NA                 NA             NA
ASSETS PER DOMESTIC OFFICE                  53,262               47,996                 48,357             45,061         42,647
NUMBER OF EQUIVALENT EMPLOYEES                  45                   46                     45                 46             43

PERCENT OF AVERAGE ASSETS            BANK   PEER9   PCT   BANK  PEER13  PCT    BANK   PEER13  PCT    BANK   PEER13   BANK   PEER13

PERSONNEL EXPENSE                     1.81   1.51   75    1.92    1.75   66    1.91    1.74    67     2.06    1.81    1.91    1.75
OCCUPANCY EXPENSE                     0.55   0.36   85    0.93    0.49   94    0.86    0.48    92     0.86    0.49    0.72    0.47
OTHER OPER EXP(INCL INTANGIBLES)      1.05   0.91   71    0.87    1.04   33    0.85    1.04    33     0.86    1.12    0.86    1.08
  TOTAL OVERHEAD EXPENSE              3.41   2.81   79    3.72    3.30   69    3.62    3.29    67     3.78    3.43    3.50    3.33
OVERHEAD LESS NONINT INC              2.39   2.03   71    2.13    2.52   29    2.14    2.55    29     2.47    2.66    2.27    2.54
OTHER INCOME & EXPENSE RATIOS:
AVG PERSONNEL EXP PER EMPL($000)     41.07  58.42   10   38.84   48.03   20   39.98   48.33    23    39.13   46.46   38.21   43.88
ASSETS PER EMPLOYEE ($MILLION)        2.37   4.42    7    2.09    3.05   14    2.15    3.14    16     1.96    2.95    1.98    2.79
MARGINAL TAX RATE                    34.00               34.00                34.00                  34.00           34.00

YIELD ON OR COST OF:
TOTAL LOANS & LEASES (TE)             8.26   7.37   87    8.76    9.09   35    8.71    8.89    43     8.93    9.61    8.98    9.21
 LOANS IN DOMESTIC OFFICES            8.26   7.35   87    8.76    9.08   35    8.71    8.88    43     8.93    9.59    8.98    9.20
  REAL ESTATE                         8.14   7.33   83    8.60    8.90   38    8.54    8.10    45     8.74    8.21    8.65    8.20
  COMMERCIAL & INDUSTRIAL             9.27   7.13   87    9.36    9.11   60    8.35    8.22    36     9.16    8.70    9.40    8.46
  INDIVIDUAL                         10.07   7.66   80   10.53   9.54    73   11.28    8.76    84     9.77    8.47   10.09    8.74
  CREDIT CARD                           NA   2.10   74      NA    2.51   74      NA    2.51    74    11.49    6.68   11.13    6.92
  AGRICULTURAL                          NA   0.17   92      NA    0.99   83      NA    1.05    82       NA    1.55      NA    1.62
  LOANS IN FOREIGN OFFICES              NA    N/A   98      NA    N/A    99      NA     N/A    99       NA     N/A      NA     N/A
TOTAL INVESTMENT SECURITIES(TE)       5.32   5.07   60    6.25    6.16   56    6.12    6.03    53     6.59    6.40    6.05    6.04
TOTAL INVESTMENT SECURITIES(BOOK)     5.26   4.80   70    6.25    5.93   72    6.12    5.78    72     6.59    6.16    6.05    5.76
  U S TREAS & AGENCY (EXCL MBS)       5.51   4.12   77    6.01    5.68   51    5.96    5.87    54       NA     N/A      NA     N/A
  MORTGAGE BACKED SECURITIES          5.13   3.77   55    6.88    4.21   86    6.53    4.14    82       NA     N/A      NA     N/A
  ALL OTHER SECURITIES                4.12   3.54   43    0.00    3.58   30    0.00    3.58    27       NA     N/A      NA     N/A
INTEREST-BEARING BANK BALANCES        3.18   1.39   78    4.49    3.24   57    4.47    3.04    65     7.19    3.90    4.81    3.01
FEDERAL FUNDS SOLD & RESALES          1.62   1.54   38    4.58    4.05   78    3.87    3.74    59     6.11    6.22    4.88    4.91
TOTAL-INT BEARING DEPOSITS            2.87   2.81   51    4.43    4.67   37    4.19    4.38    38     4.41    4.89    3.95    4.29
  TRANSACTION ACCOUNTS                1.48   0.94   78    2.71    1.93   82    2.49    1.79    80     3.81    2.23    3.13    2.08
  OTHER SAVINGS DEPOSITS              1.48   1.78   31    1.99    3.32    5    1.93    3.02     6     2.02    2.78    2.04    2.63
  TIME DEPS OVER $100M                3.47   3.64   40    5.82    5.77   50    5.46    5.49    45     5.85    5.94    5.42    5.19
  ALL OTHER TIME DEPOSITS             3.77   3.78   46    5.37    5.77   22    5.16    5.54    23     5.10    5.77    4.66    5.17
  FOREIGN OFFICE DEPOSITS               NA    N/A   98      NA     N/A   99      NA     N/A    99       NA     N/A      NA     N/A

FEDERAL FUNDS PURCHASED & REPOS         NA   1.03   42      NA    1.88   54      NA    1.90    49     0.00    3.69      NA    2.54
OTHER BORROWED MONEY                    NA   2.23   38      NA    2.37   52      NA    2.25    50     7.00    2.88    6.00    1.84
SUBORD NOTES & DEBENTURES               NA    N/A   96      NA     N/A   98      NA     N/A    98       NA     N/A      NA     N/A
ALL INTEREST-BEARING FUNDS            2.87   2.84   47    4.43    4.69   36    4.19    4.39    37     4.45    4.94    3.96    4.30

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                           PAGE 04
CHARTER # NA          COUNTY: EAST BATON ROUGE          BALANCE SHEET - ASSETS, LIABILITIES AND CAPITAL ($000)    1/20/03 5:20:56 PM

                                                                                                                 PERCENT CHANGE
                                                                                                                ----------------
                                     09/30/2002    09/30/2001    12/31/2001    12/31/2000    12/31/1999         1 QTR     1 YEAR
                                     ----------    ----------    ----------    ----------    ----------         -----     ------
ASSETS:
REAL ESTATE LOANS                        41,595        49,303        46,722        51,450        51,315         -5.37     -15.63
COMMERCIAL LOANS                          4,070         6,251         6,823         6,318         5,966          1.34     -34.89
INDIVIDUAL LOANS                          6,947         5,088         5,015         4,479         3,845         -3.02      36.54
AGRICULTURAL LOANS                            0            19            18            26            35            NA    -100.00
OTHER LN&LS IN DOMESTIC OFFICES              97           148           142           277            92        -53.59     -34.46
LN&LS IN FOREIGN OFFICES                     NA            NA            NA            NA            NA            NA         NA
GROSS LOANS & LEASES                     52,709        60,809        58,720        62,550        61,253         -4.76     -13.32
LESS: UNEARNED INCOME                         0             0             0             0             0
  LN&LS ALLOWANCE                         1,286         1,297         1,297         1,170           965          3.96      -0.85
 NET LOANS & LEASES                      51,423        59,512        57,423        61,380        60,288         -4.96     -13.59
U S TREASURY & AGENCY SECURITIES         38,162        21,682        30,585        13,686        14,820          7.70      76.01
MUNICIPAL SECURITIES                      2,324             0             0             0             0         62.18         NA
FOREIGN DEBT SECURITIES                       0             0             0            NA            NA            NA         NA
ALL OTHER SECURITIES                          0             0             0           647           613            NA         NA
                                                                                                                        1,157.58
INTEREST-BEARING BANK BALANCES              415            33            33            24            29      1,704.35

FEDERAL FUNDS SOLD & RESALES              5,200         6,700           925         6,950         1,425
TRADING ACCOUNT ASSETS                        0             0             0             0             0            NA         NA
 TOTAL INVESTMENTS                       46,101        28,415        31,543        21,307        16,887
 TOTAL EARNING ASSETS                    97,524        87,927        88,966        82,687        77,175

NONINT CASH & DUE FROM BANKS              3,066         2,938         2,719         2,785         3,162         12.93       4.36
ACCEPTANCES                                   0             0             0             0             0
PREMISES, FIX ASSTS, CAP LEASES           4,033         3,594         3,558         3,888         4,157         12.97      12.21
OTHER REAL ESTATE OWNED                     113             0            28             0             0         -0.88         NA
INV IN UNCONSOLIDATED SUBS                    0             0             0             0             0
OTHER ASSETS                              1,788         1,534         1,443           762           801         24.17      16.56
 TOTAL ASSETS                           106,524        95,993        96,714        90,122        85,295          4.76      10.97
AVERAGE ASSETS DURING QUARTER           104,020        94,821        97,426        89,627        88,149          2.37       9.70

LIABILITIES
DEMAND DEPOSITS                          22,215        19,730        18,858        17,904        18,296         14.50      12.60
ALL NOW & ATS ACCOUNTS                   12,431        11,738        10,790        12,446        12,299          4.01       5.90
MONEY MARKET DEPOSIT ACCOUNTS             2,625         1,950         2,494         2,184         3,232         19.81      34.62
OTHER SAVINGS DEPOSITS                   10,643         9,331        10,529         8,263         8,825          0.59      14.06
TIME DEP UNDER $100M                     24,867        23,035        22,912        21,297        17,306          4.15       7.95
 CORE DEPOSITS                           72,781        65,784        65,583        62,094        59,958          7.03      10.64
TIME DEP OF $100M OR MORE                21,331        18,480        19,979        17,656        14,056         -2.90      15.43
DEPOSITS IN FOREIGN OFFICES                   0             0             0             0             0            NA         NA
 TOTAL DEPOSITS                          94,112        84,265        85,562        79,750        74,014          4.61      11.69
FEDERAL FUNDS PURCH & RESALE                  0             0             0             0             0
OTHER BORROWINGS INCL MAT < 1 YR              0             0             0             0         2,000            NA         NA
 MEMO: SHT TERM N CORE FUNDING           11,911        14,970        18,132        15,178        14,491        -35.50     -20.43
OTHER BORROWINGS WITH MAT > 1 YR              0             0             0             0             0            NA         NA
ACCEPTANCES & OTHER LIABILITIES             663           743           323           451           316         47.01     -10.77
 TOTAL LIABILITIES (INCL MORTG)          94,775        85,008        85,885        80,201        76,330          4.82      11.49
SUBORD NOTES AND DEBENTURES                   0             0             0             0             0            NA         NA
ALL COMMON & PREFERRED CAPITAL           11,749        10,985        10,829         9,921         8,965          4.27       6.95
 TOTAL LIABILITIES & CAPITAL            106,524        95,993        96,714        90,122        85,295          4.76      10.97
MEMORANDA:
OFFICER, SHAREHOLDER LOANS (#)                1             0             0             0             0
OFFICER, SHAREHOLDER LOANS ($)              705           541           566           527           499         80.31      30.31
NON-INVESTMENT ORE                          113             0            28             0             0         -0.88         NA
LOANS HELD FOR SALE                           0             0             0             0             0            NA         NA
HELD-TO-MATURITY SECURITIES                   0             0             0             0             0            NA         NA
AVAILABLE-FOR -SALE-SECURITIES           40,486        21,682        30,585        14,333        15,433          9.82      86.73
ALL BROKERED DEPOSITS                         0             0             0             0             0            NA         NA

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                           PAGE 05
CHARTER # NA          COUNTY: EAST BATON ROUGE          OFF BALANCE SHEET ITEMS & DERIVATIVES ANALYSIS            1/20/03 5:20:58 PM

                                                                                                                 PERCENT CHANGE
                                                                                                                ----------------
                                     09/30/2002    09/30/2001    12/31/2001    12/31/2000    12/31/1999         1 QTR     1 YEAR
                                     ----------    ----------    ----------    ----------    ----------         -----     ------
OUTSTANDING ($000)
 HOME EQUITY (1-4 FAMILY)                     0             0             0             0             0
 CREDIT CARD                                  0             0             0             0             0
 COMMERCIAL RE SECURED BY RE                454           372           561           593           450         -40.34      22.04
 COMMERCIAL RE NOT SECURED BY RE              0           500           140             0             0                      -100
 ALL OTHER                                5,384         4,924         6,641         3,784         7,398          59.05       9.34
 SECURITIES UNDERWRITING                      0             0             0             0             0
MEMO: UNUSED COMMIT W/MAT GT 1 YR             0             0             0             0             0

STANDBY LETTERS OF CREDIT                    57           157           158           128            69              0     -63.69
 AMOUNT CONVEYED TO OTHERS                    0             0             0             0             0
COMMERCIAL LETTERS OF CREDIT                  0             0             0             0             0

ASSETS SECURITIZED OR SOLD W REC              0             0             0             0             0
 AMOUNT OF RECOURSE EXPOSURE                  0             0             0             0             0

CREDIT DERIVS BANK AS GTR                     0             0             0             0             0
CREDIT DERIVS BANK AS BENEF                   0             0             0             0             0

ALL OTH OFF-BALANCE SHEET ITEMS               0             0             0             0             0

OFF-BALANCE SHEET ITEMS                   5,895         5,953         7,500         4,505         7,917          40.26      -0.97

OUTSTANDING (% OF TOTAL)           BANK   PEER9   PCT    BANK   PEER13  PCT    BANK   PEER13  PCT   BANK   PEER13   BANK   PEER13
 HOME EQUITY (1-4 FAMILY)          0.00    1.76    24    0.00    1.19    30    0.00    1.19    30   0.00    0.96    0.00     0.97
 CREDIT CARD                       0.00    0.17    73    0.00    0.21    71    0.00    0.21    72   0.00    0.25    0.00     0.29
 COMMERCIAL RE SECURED BY RE       0.43    3.24    20    0.39    3.35    20    0.58    3.02    25   0.66    2.97    0.53     2.73
 COMMERCIAL RE NOT SECURED BY RE   0.00    0.00    90    0.52    0.01    95    0.14    0.01    91   0.00    0.01    0.00     0.01
 ALL OTHER                         5.05    5.13    53    5.13    4.82    55    6.87    4.74    70   4.20    5.15    8.67     5.32
  TOTAL LN&LS COMMITMENTS          5.48   12.60    20    6.04   11.28    25    7.59   10.82    35   4.86   10.60    9.20    10.86
 SECURITIES UNDERWRITING           0.00    0.00    99    0.00    0.00    99    0.00    0.00    99   0.00    0.00    0.00     0.00

STANDBY LETTERS OF CREDIT          0.05    0.39    28    0.16    0.30    50    0.16    0.29    50   0.14    0.29    0.08     0.31
 AMOUNT CONVEYED TO OTHERS         0.00    0.00    97    0.00    0.00    98    0.00    0.00    98   0.00    0.00    0.00     0.00
COMMERCIAL LETTERS OF CREDIT       0.00    0.02    84    0.00    0.01    86    0.00    0.02    86   0.00    0.01    0.00     0.01

ASSETS SECURITIZED OR SOLD W REC   0.00    0.00    95    0.00    0.00    98    0.00    0.00    98   0.00    0.00    0.00     0.00
 AMOUNT OF RECOURSE EXPOSURE       0.00    0.00    97    0.00    0.00    98    0.00    0.00    98   0.00    0.00    0.00     0.00
CREDIT DERIVS BANK AS GTR          0.00    0.00    99    0.00    0.00    99    0.00    0.00    99   0.00    0.00    0.00     0.00
CREDIT DERIVS BANK AS BENEF        0.00    0.00    99    0.00    0.00    99    0.00    0.00    99   0.00    0.00    0.00     0.00

ALL OTH OFF-BALANCE SHEET ITEMS    0.00    0.00    97    0.00    0.00    98    0.00    0.00    98   0.00    0.00    0.00     0.00

OFF-BALANCE SHEET ITEMS            5.53   13.63    18    6.20   11.87    23    7.75   11.45    33   5.00   11.12    9.28    11.35

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                           PAGE 06
CHARTER # NA     COUNTY: EAST BATON ROUGE     BALANCE SHEET - PERCENTAGE COMPOSITION OF ASSETS AND LIABILITIES    1/20/03 5:21:02 PM

                                        09/30/2002             09/30/2001           12/31/2001         12/31/2000      12/31/1999
                                        ----------             ----------           ----------         ----------      ----------
ASSETS, PERCENT OF AVG ASSETS        BANK   PEER9  PCT    BANK   PEER13   PCT    BANK   PEER13  PCT   BANK   PEER13   BANK   PEER13

TOTAL LOANS                         55.01   66.67    22   65.73   65.28    48    64.70   64.82   47   71.68   64.35   66.84   61.46
LEASE FINANCING RECEIVABLES          0.00    0.04    85    0.00    0.03    85     0.00    0.03   85    0.00    0.02    0.00    0.02
 LESS: LN&LS ALLOWANCE               1.27    0.86    89    1.32    0.81    94     1.32    0.81   94    1.23    0.80    1.07    0.78
   NET LOANS & LEASES               53.73   66.22    21   64.41   64.71    46    63.37   64.26   45   70.46   63.89   65.77   60.89

INTEREST-BEARING BANK BALANCES       0.12    0.68    55    1.10    1.03    71     0.88    0.99   67    0.03    0.69    1.23    0.72
FEDERAL FUNDS SOLD & RESALES         3.08    4.21    44    7.27    5.67    65     5.97    5.91   57    3.50    4.35    4.15    5.26
TRADING ACCOUNT ASSETS               0.00    0.00    99    0.00    0.00    99     0.00    0.00   99    0.00    0.00    0.00    0.00
HELD-TO-MATURITY SECURITIES          0.00    1.65    60    0.00    2.16    57     0.00    2.31   55    0.00    2.77    0.00    3.44
AVAILABLE-FOR -SALE SECURITIES      34.94   15.39    89   18.59   15.32    63    21.27   15.84   66   17.05   17.16   19.76   18.31

   TOTAL EARNING ASSETS             91.87   93.05    31   91.37   92.41    30    91.49   92.41   32   91.04   92.24   90.91   92.26

NONINT CASH & DUE FROM BANKS         2.83    3.19    44    3.24    3.64    43     3.15    3.66   41    3.41    3.81    3.64    3.88
PREMISES, FIX ASSTS & CAP LEASES     3.64    1.39    92    4.03    1.87    91     3.96    1.87   90    4.58    1.98    4.56    1.85
OTHER REAL ESTATE OWNED              0.07    0.06    72    0.00    0.05    66     0.01    0.05   64    0.00    0.05    0.05    0.06
ACCEPTANCES & OTHER ASSETS           1.59    1.87    50    1.36    1.67    41     1.39    1.65   44    0.98    1.60    0.85    1.57
   SUBTOTAL                          8.12    6.92    68    8.63    7.59    69     8.51    7.59   67    8.97    7.76    9.10    7.74
   TOTAL ASSETS                     99.99  100.00        100.00  100.00         100.00  100.00       100.01  100.00  100.01  100.00

STANDBY LETTERS OF CREDIT            0.10    0.38    31    0.15    0.30    46     0.16    0.31   48    0.12    0.31    0.13    0.32

LIABILITIES, PERCENT OF AVG ASST
DEMAND DEPOSITS                     19.93   11.55    87   20.87   13.10    84    20.59   13.05   85   21.60   13.70   21.77   13.83
ALL NOW & ATS ACCOUNTS              11.62    7.02    76   12.63    8.86    76    12.33    9.01   73   14.35    8.92   14.77    9.72
MONEY MARKET DEPOSIT ACCOUNTS        2.31   15.43     8    2.12   12.71     9     2.22   13.09    9    3.04   12.29    4.05   11.93
OTHER SAVINGS DEPOSITS              10.43    5.99    75    9.44    5.86    75     9.74    6.04   75    9.89    6.21   10.26    7.15
TIME DEP LESS THAN $100M            23.42   21.74    52   23.55   27.07    35    23.58   26.56   37   20.86   26.90   19.93   27.59
   CORE DEPOSITS                    67.71   67.83    44   68.62   70.86    40    68.45   71.01   38   69.75   71.25   70.78   74.03

TIME DEP OF $100M OR MORE           20.74   15.28    75   19.68   14.74    75    19.88   14.44   76   17.76   13.72   18.04   12.01
DEPOSITS IN FOREIGN OFFICES          0.00    0.00    98    0.00    0.00    99     0.00    0.00   99      NA    0.00      NA    0.00
   TOTAL DEPOSITS                   88.44   84.51    72   88.30   86.25    63    88.33   86.08   63   87.51   85.76   88.82   86.74
FEDERAL FUNDS PURCH & REPOS          0.00    0.91    48    0.00    0.53    58     0.00    0.63   54    0.23    0.81    0.00    0.60
OTHER BORROWINGS INCL < 1 YR         0.00    0.77    45    0.00    0.52    58     0.00    0.55   55    1.02    0.63    0.47    0.30
 MEMO: SHT TER N CORE FUNDING       16.78   15.63    58   16.70   14.54    65    17.12   14.50   66   16.54   14.28   16.72   12.14

  OTHER BORROWINGS > 1 YR            0.00    1.54    51    0.00    0.86    65     0.00    0.89   63    0.00    0.72    0.00    0.68
ACCEPTANCES & OTHER LIABILITIES      0.48    0.66    34    0.58    0.72    39     0.53    0.68   37    0.51    0.68    0.44    0.67
   TOTAL LIABILITIES (INCL MORTG)   88.92   90.20    27   88.88   90.10    29    88.86   90.01   30   89.27   89.94   89.72   90.22

SUBORDINATED NOTES & DEBENTURES      0.00     N/A    96    0.00     N/A    98     0.00     N/A   98    0.00     N/A    0.00     N/A
ALL COMMON & PREFERRED CAPITAL      11.08    9.71    73   11.12    9.86    71    11.14    9.97   69   10.73   10.03   10.28    9.77
   TOTAL LIABILITIES & CAPITAL     100.00  100.00        100.00  100.00         100.00  100.00       100.00  100.00  100.01  100.00

MEMO: ALL BROKERED DEPOSITS          0.00    1.38    64    0.00    0.61    76     0.00    0.64   76    0.00    0.45    0.00    0.21
   INSURED BROKERED DEP              0.00    1.09    68    0.00    0.49    78     0.00    0.47   78    0.00    0.37    0.00    0.16

DIRECT & INDIRECT INV IN RE          0.00    0.00    98    0.00    0.00    97     0.00    0.00   97    0.00    0.00    0.00    0.00
   LOANS HELD FOR SALE               0.00    0.30    75    0.00    0.13    80     0.00    0.16   79    0.00    0.05    0.00    0.12

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                           PAGE 07
CHARTER # NA     COUNTY: EAST BATON ROUGE     ANALYSIS OF CREDIT ALLOWANCE AND LOAN MIX                           1/20/03 5:21:05 PM

                                          09/30/2002           09/30/2001           12/31/2001           12/31/2000     12/31/1999
                                          ----------           ----------           ----------           ----------     ----------
CHANGE: CREDIT ALLOWANCE ($000)
BEGINNING BALANCE                              1,297                1,170                1,170                  965            859
GROSS CREDIT LOSSES                              280                   71                  162                  102            109
  MEMO: LOANS HFS WRITEDOWN                        0                    0                    0                    0              0
RECOVERIES                                        10                   18                   18                   26             35
  NET CREDIT LOSSES                              270                   53                  144                   76             74

PROVISION FOR CREDIT LOSS                       259                   180                  271                  281            180
OTHER ADJUSTMENTS                                 0                     0                    0                    0              0
  ENDING BALANCE                              1,286                 1,297                1,297                1,170            965

AVERAGE TOTAL LOANS & LEASES                 55,209                61,290               60,853               62,338         56,975

ANALYSIS RATIOS                      BANK   PEER9   PCT   BANK    PEER13  PCT    BANK   PEER13   PCT   BANK    PEER13  BANK   PEER13
LOSS PROVISION TO AVERAGE ASSETS     0.34    0.25    69    0.26    0.24    58     0.29    0.29    57    0.32    0.28    0.21   0.22
RECOVERIES TO PRIOR CREDIT LOSS      8.23   17.92    48   23.53   22.82    68    17.65   27.22    56   23.85   24.40   23.33  24.76

NET LOSS TO AVERAGE TOTAL LN&LS      0.65    0.13    91    0.12    0.12    64     0.24    0.19    70    0.12    0.16    0.13   0.15
GROSS LOSS TO AVERAGE TOT LN&LS      0.68    0.17    90    0.15    0.16    63     0.27    0.22    67    0.16    0.20    0.19   0.20
RECOVERIES TO AVERAGE TOT LN&LS      0.02    0.04    60    0.04    0.03    71     0.03    0.04    65    0.04    0.04    0.06   0.05

LN&LS ALLOWANCE TO TOTAL LN&LS       2.44    1.29    92    2.13    1.25    94     2.21    1.28    94    1.87    1.26    1.58   1.28
LN&LS ALLOWANCE TO NET LOSSES (X)    3.57   17.01    40   18.36   14.26    73     9.01   13.46    62   15.39   12.80   13.04  14.74
LN&LS ALL TO NONACCURAL LN&LS (X)    1.69    3.97          1.73    3.08           1.04    4.37          1.78    4.24    4.33   5.56

EARN COVER OF NET LN&LS LOSS (X)     5.77   35.69    40   29.26   25.45    72    14.60   22.87    63   26.67   25.00   29.23  32.55

NET LOSSES BY TYPE OF LN&LS
REAL ESTATE LOANS                    0.02    0.01    79    0.00    0.01    82     0.00    0.02    74    0.03    0.01    0.00   0.01
LOANS TO FINANCE COMML REAL EST      0.00    0.00    99    0.00    0.00    99     0.00    0.00    99      NA    0.00      NA   0.00
CONSTRUCTION & LAND DEV              0.00    0.00    93    0.00    0.00    97     0.00    0.00    94    0.00    0.00    0.00   0.00
SECURED BY FARMLAND                    NA    0.00    98      NA    0.00    99       NA    0.00    98      NA    0.00      NA   0.00
SINGLE & MULTI FAMILY MORTGAGE       0.04    0.01    84    0.00    0.01    87     0.00    0.02    80    0.04    0.01    0.00   0.01
 HOME EQUITY LOANS                     NA    0.00    95      NA    0.00    98       NA    0.00    97      NA    0.00      NA   0.00
 1-4 FAMILY NON-REVOLVING            0.04    0.01    85    0.00    0.01    88     0.00    0.02    81    0.04    0.01    0.00   0.01
 MULTIFAMILY LOANS                     NA    0.00    98      NA    0.00    99       NA    0.00    99    0.00    0.00    0.00   0.00
NON-FARM NON-RESIDENTIAL MTG         0.00    0.00    95    0.00    0.00    94     0.00    0.00    92    0.00    0.00    0.00   0.00
RE LOANS IN FOREIGN OFFICES            NA    0.00    99      NA    0.00    99       NA    0.00    99      NA    0.00      NA   0.00

AGRICULTURAL LOANS                     NA    0.00    97      NA    0.00    98       NA    0.00    97      NA    0.00      NA   0.00
COMMERCIAL AND INDUSTRIAL LOANS      0.00    0.27    52    0.00    0.19    66     0.00    0.35    55    0.00    0.24    0.00   0.21
LEASE FINANCING                        NA    0.00    96      NA    0.00    97       NA    0.00    97      NA    0.00      NA   0.00
LOANS TO INDIVIDUALS                 5.29    0.44    97    1.05    0.38    85     2.28    0.45    93    1.50    0.34    2.08   0.40
CREDIT CARD PLANS                      NA    0.18    85      NA    0.11    87       NA    0.20    85    0.00    0.35    0.00   0.45

ALL OTHER LOANS & LEASES             0.00    0.01    90    0.00    0.00    93     0.00    0.01    90      NA    0.00      NA   0.00
LOANS TO FOREIGN GOVERNMENTS           NA    0.00    99      NA    0.00    99       NA    0.00    99      NA    0.00      NA   0.00

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                          PAGE 07A
CHARTER # NA     COUNTY: EAST BATON ROUGE     ANALYSIS OF LOAN AND LEASE ALLOWANCE AND LOAN MIX                   1/20/03 5:21:06 PM

                                       09/30/2002           09/30/2001               12/31/2001        12/31/2000      12/31/1999
                                       ----------           ----------               ----------        ----------      ----------
LOAN MIX, % AVERAGE GROSS LN&LS     BANK  PEER9  PCT    BANK    PEER13  PCT     BANK   PEER13   PCT   BANK   PEER13   BANK   PEER13
CONSTRUCTION & DEVELOPMENT         13.07   7.91   74    11.22    8.04    69     11.53    7.87    70   12.00    7.23  12.69    6.07
1 - 4 FAMILY RESIDENTIAL           43.07  23.98   82    45.57   24.96    87     45.23   25.14    86   47.02   24.47  45.03   26.36
 HOME EQUITY LOANS                  0.00   3.29   21     0.00    2.26    25      0.00    2.29    25    0.00    1.94   0.00    1.83
OTHER REAL ESTATE LOANS            23.14  31.45   30    24.65   27.88    41     24.33   27.86    41   24.34   27.91  25.83   26.45
 FARMLAND                           0.00   0.52   50     0.00    1.37    43      0.00    1.45    42    0.00    1.49   0.00    1.61
 MULTIFAMILY                        0.00   2.30   17     0.00    1.68    22      0.00    1.66    22    0.01    1.66   0.01    1.47
 NON-FARM NON-RESIDENTIAL          23.14  25.64   40    24.65   23.11    54     24.33   23.06    54   24.33   23.03  25.83   21.77
   TOTAL REAL ESTATE               79.28  69.13   71    81.44   64.89    85     81.08   64.93    85   83.36   63.53  83.55   62.77

FINANCIAL INSTITUTION LOANS         0.00   0.00   94     0.00    0.00    96      0.00    0.00    96    0.00    0.00   0.00    0.00
AGRICULTURAL LOANS                  0.01   0.30   71     0.08    1.23    59      0.07    1.36    56    0.05    1.42   0.10    1.70
COMMERCIAL & INDUSTRIAL LOANS       9.62  18.00   28    10.36   20.69    22     10.60   20.80    22    9.86   20.64   9.85   19.41
LOANS TO INDIVIDUALS               10.77   5.53   78     7.77    9.24    50      7.92    9.28    51    6.51    9.78   6.11   10.93
CREDIT CARD LOANS                   0.00   0.06   74     0.08    0.13    65      0.06    0.13    64    0.29    0.24   0.23    0.28
MUNICIPAL LOANS                     0.08   0.11   76     0.00    0.16    71      0.00    0.15    71    0.00    0.12   0.00    0.16
ACCEPTANCES OF OTHER BANKS            NA   0.00   99     0.00    0.00    99      0.00    0.00    99    0.00    0.00   0.00    0.00
FOREIGN OFFICE LOANS & LEASES       0.00   0.00   98     0.00    0.00    99      0.00    0.00    99    0.00    0.00   0.00    0.00
ALL OTHER LOANS                     0.24   0.24   72     0.35    0.24    75      0.33    0.22    77    0.23    0.27   0.39    0.27
LEASE FINANCING RECEIVABLES         0.00   0.05   85     0.00    0.04    85      0.00    0.04    85    0.00    0.03   0.00    0.03

SUPPLEMENTAL:
LOANS TO FOREIGN GOVERNMENTS        0.00   0.00   98     0.00    0.00    99      0.00    0.00    98      NA    0.00     NA    0.00
LOANS TO FINANCE COMML REAL EST     0.72   0.05   93     0.20    0.06    86      0.33    0.05    88    0.00    0.05   0.00    0.04

MEMORANDUM (% OF AVG TOT LOANS):
 LOAN & LEASE COMMITMENTS          10.97  18.92   23     9.43   17.54    23     12.33   17.14    36    7.15   16.99  12.85   17.89
 OFFICER, SHAREHOLDER LOANS         1.32   1.91   47     0.88    2.43    28      0.95    2.42    30    0.86    2.41   0.82    2.17
OFFICER, SHAREH LOANS TO ASSETS     0.66   1.25   43     0.56    1.55    29      0.59    1.54    30    0.58    1.51   0.59    1.29

OTHER REAL ESTATE OWNED % ASSETS
CONSTRUCTION & LAND DEVELOPMENT     0.01   0.00   88     0.00    0.00    89      0.01    0.00    91    0.00    0.00   0.05    0.00
 FARMLAND                           0.00   0.00   98     0.00    0.00    98      0.00    0.00    98    0.00    0.00   0.00    0.00
 1-4 FAMILY                         0.05   0.01   85     0.00    0.01    79      0.00    0.01    76    0.00    0.01   0.00    0.01
 MULTIFAMILY                        0.00   0.00   97     0.00    0.00    98      0.00    0.00    98    0.00    0.00   0.00    0.00
 NON-FARM-NON-RESID                 0.00   0.01   82     0.00    0.02    83      0.00    0.02    79    0.00    0.01   0.00    0.01
 FOREIGN OFFICES                      NA   0.00   99       NA    0.00    99        NA    0.00    99      NA    0.00     NA    0.00

SUBTOTAL                            0.07   0.05   73     0.00    0.05    66      0.01    0.05    64    0.00    0.05   0.05    0.06
 DIRECT AND INDIRECT INV            0.00   0.00   98     0.00    0.00    98      0.00    0.00    98    0.00    0.00   0.00    0.00
   TOTAL                            0.07   0.06   72     0.00    0.05    66      0.01    0.05    64    0.00    0.05   0.05    0.06

 ASSET SERVICING % ASSETS
  MORTG SERV W RECOURSE             0.00   0.00   97     0.00    0.00    98      0.00    0.00    98      NA    0.00     NA    0.00
  MORTG SERV WO RECOURSE            0.00   0.15   89     0.00    0.00    94      0.00    0.00    95      NA    0.00     NA    0.00
  OTHER FINANCIAL ASSETS            0.00   0.00   95     0.00    0.00    97      0.00    0.00    97      NA    0.00     NA    0.00
 TOTAL                              0.00   1.21   85     0.00    0.05    92      0.00    0.02    93      NA    0.00     NA    0.00

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                           PAGE 08
CHARTER # NA     COUNTY: EAST BATON ROUGE     ANALYSIS OF PAST DUE, NONACCRUAL & RESTRUCTURED LOANS & LEASES      1/20/03 5:21:09 PM

                                     09/30/2002           09/30/2001               12/31/2001          12/31/2000      12/31/1999
                                     ----------           ----------               ----------          ----------      ----------
NON-CURRENT LN&LS ($000)
90 DAYS AND OVER PAST DUE                   392                   93                      231                  12               0
TOTAL NONACCRUAL LN&LS                      759                  749                    1,248                 657             223
   TOTAL NON-CURRENT LN&LS                1,151                  842                    1,479                 669             223
 LN&LS 30-89 DAYS PAST DUE                3,054                1,666                    1,998

 RESTRUCTURED LN&LS 90+ DAYS P/D             0                     0                        0                   0               0
 RESTRUCTURED LN&LS NONACCRL                 0                     0                        0                   0               0
 RESTRUCTURE LN&LS 30-89 DAYS PD             0                     0                        0

 CURRENT RESTRUCTURED LN&LS                  0                     0                        0                   0               0
 ALL OTHER REAL ESTATE OWNED               113                     0                       28                   0               0

% OF NON-CURR LN&LS BY LN TYPE    BANK    PEER9  PCT    BANK   PEER13   PCT     BANK   PEER13  PCT   BANK    PEER13  BANK    PEER13

REAL ESTATE LNS-90+ DAYS P/D      0.72    0.11    91    0.12    0.12     76     0.19    0.12    76    0.00    0.08    0.00    0.10
     -NONACCRUAL                  1.76    0.33    92    1.40    0.34     87     2.56    0.34    94    1.45    0.21    0.45    0.28
     -TOTAL                       2.49    0.51    92    1.52    0.55     83     2.75    0.54    92    1.45    0.35    0.45    0.44
     -30-89 DAYS P/D              6.30    0.62    99    1.49    0.91     74     2.37    0.93    83

LNS FIN COML RE -90+ DAYS P/D     0.00    0.00    99    0.00    0.00     99     0.00    0.00    99      NA    0.00      NA    0.00
     -NONACCRUAL                  0.00    0.00    99    0.00    0.00     99     0.00    0.00    99      NA    0.00      NA    0.00
     -TOTAL                       0.00    0.00    99    0.00    0.00     99     0.00    0.00    99      NA    0.00      NA    0.00
     -30-89 DAYS P/D              0.00    0.00    99    0.00    0.00     99     0.00    0.00    99

CONST & LAND DEV -90+ DAYS P/D    0.00    0.01    93    0.00    0.00     95     0.00    0.00    95    0.00    0.00    0.00    0.00
     -NONACCRUAL                  7.45    0.08    98    6.77    0.06     97    12.09    0.06    98    0.00    0.00    0.00    0.00
     -TOTAL                       7.45    0.20    96    6.77    0.14     96    12.09    0.14    98    0.00    0.01    0.00    0.01
     -30-89 DAYS P/D              3.84    0.23    94    1.05    0.37     85     0.57    0.52    80

SINGLE & MULTI MTG-90+ DAYS P/D   1.36    0.12    95    0.20    0.09     82     0.35    0.11    83    0.00    0.06    0.00    0.08
     -NONACCRUAL                  0.97    0.26    85    0.66    0.27     80     1.10    0.27    86    0.62    0.14    0.66    0.22
     -TOTAL                       2.32    0.46    90    0.87    0.45     75     1.46    0.47    83    0.62    0.25    0.66    0.38
     -30-89 DAYS P/D              5.27    0.66    96    2.35    0.91     82     4.13    0.99    90

NON-FARM/RESI MTG-90+ DAYS P/D    0.00    0.03    87    0.00    0.04     89     0.00    0.03    88    0.00    0.01    0.00    0.02
     -NONACCRUAL                  0.00    0.26    71    0.00    0.25     79     0.00    0.26    79    2.46    0.13    0.00    0.11
     -TOTAL                       0.00    0.39    65    0.00    0.45     73     0.00    0.43    73    2.46    0.23    0.00    0.21
     -30-89 DAYS P/D              9.51    0.42    99    0.00    0.52     66     0.00    0.53    66

RE LNS FOR OFF-90+ DAYS P/D         NA    0.00    99      NA    0.00     99       NA    0.00    99      NA    0.00      NA    0.00
     -NONACCRUAL                    NA    0.00    99      NA    0.00     99       NA    0.00    99      NA    0.00      NA    0.00
     -TOTAL                         NA    0.00    99      NA    0.00     99       NA    0.00    99      NA    0.00      NA    0.00
     -30-89 DAYS P/D                NA    0.00    99      NA    0.00     99       NA    0.00    99

COML & INDUST LNS-90+ DAYS P/D    0.74    0.13    88    0.16    0.16     77     1.55    0.17    91    0.00    0.11    0.00    0.06
     -NONACCRUAL                  0.00    0.56    46    0.91    0.52     76     0.79    0.57    74    0.49    0.37    0.25    0.30
     -TOTAL                       0.74    0.88    63    1.07    0.88     70     2.35    0.92    81    0.49    0.58    0.25    0.44
     -30-89 DAYS P/D              5.85    0.92    94   12.17    1.20     98    10.04    1.20    97

LOANS TO INDIVDLS -90+ DAYS P/D   0.46    0.09    87    0.51    0.12     86     0.68    0.14    88    0.28    0.09    0.00    0.09
     -NONACCRUAL                  0.37    0.24    74    0.00    0.18     64     0.00    0.16    66    0.00    0.15    0.00    0.14
     -TOTAL                       0.83    0.40    77    0.51    0.38     69     0.68    0.39    74    0.28    0.31    0.00    0.29
     -30-89 DAYS P/D              2.95    0.99    85    3.36    1.36     82     4.15    1.36    87

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                          PAGE 08A
CHARTER # NA     COUNTY: EAST BATON ROUGE     ANALYSIS OF PAST DUE, NONACCRUAL & RESTRUCTURED LOANS & LEASES      1/20/03 5:21:11 PM

                                         09/30/2002            09/30/2001            12/31/2001          12/31/2000     12/31/1999
                                         ----------            ----------            ----------          ----------     ----------
% OF NON-CURR LN&LS BY LN TYPE       BANK   PEER9  PCT    BANK   PEER13   PCT    BANK   PEER13   PCT    BANK   PEER13  BANK  PEER13
CREDIT CARD PLANS-90+ DAYS P/D         NA   0.04    90      NA    0.02     91      NA    0.03     91    0.00    0.03   0.00   0.04
     -NONACCRUAL                       NA   0.00    98      NA    0.00     98      NA    0.00     98    0.00    0.00   0.00   0.00
     -TOTAL                            NA   0.05    89      NA    0.03     91      NA    0.04     90    0.00    0.05   0.00   0.06
     -30-89 DAYS P/D                   NA   0.16    85      NA    0.17     86      NA    0.21     84

FOREIGN GOVT LNS-90+ DAYS P/D          NA   0.00    99      NA    0.00     99      NA    0.00     99      NA    0.00     NA   0.00
     -NONACCRUAL                       NA   0.00    99      NA    0.00     99      NA    0.00     99      NA    0.00     NA   0.00
     -TOTAL                            NA   0.00    99      NA    0.00     99      NA    0.00     99      NA    0.00     NA   0.00
     -30-89 DAYS P/D                   NA   0.00    99      NA    0.00     99      NA    0.00     99

LEASE FINANCING-90+ DAYS P/D           NA   0.00    98      NA    0.00     98      NA    0.00     99      NA    0.00     NA   0.00
     -NONACCRUAL                       NA   0.00    96      NA    0.00     98      NA    0.00     98      NA    0.00     NA   0.00
     -TOTAL                            NA   0.00    96      NA    0.00     98      NA    0.00     98      NA    0.00     NA   0.00
     -30-89 DAYS P/D                   NA   0.00    95      NA    0.00     97      NA    0.00     97

AGRICULTURAL LNS-90+ DAYS P/D          NA   0.00    97    0.00    0.00     97    0.00    0.00     98    0.00    0.00   0.00   0.00
     -NONACCRUAL                       NA   0.00    97    0.00    0.00     97    0.00    0.00     97    0.00    0.00   0.00   0.00
     -TOTAL                            NA   0.00    96    0.00    0.00     95    0.00    0.00     96    0.00    0.00   0.00   0.02
     -30-89 DAYS P/D                   NA   0.00    96    0.00    0.00     94    0.00    0.00     95

OTHER LN&LS-90+ DAYS P/D            11.03   0.01    98    0.00    0.00     93    0.00    0.00     95      NA    0.00     NA   0.00
     -NONACCRUAL                     0.00   0.00    93    0.00    0.00     95    0.00    0.00     95      NA    0.00     NA   0.00
     -TOTAL                         11.03   0.05    98    0.00    0.02     90    0.00    0.01     92      NA    0.00     NA   0.00
     -30-89 DAYS P/D                 0.00   0.10    83    0.00    0.10     83    0.00    0.10     84

GROSS LN&LS-90+ DAYS P/D             0.74   0.14    90    0.15    0.17     69    0.39    0.17     78    0.02    0.14   0.00   0.11
     -NONACCRUAL                     1.44   0.46    86    1.23    0.44     83    2.13    0.44     91    1.05    0.32   0.36   0.33
     -TOTAL                          2.18   0.66    88    1.38    0.68     77    2.52    0.69     90    1.07    0.51   0.36   0.50
     -30-89 DAYS P/D                 5.79   0.83    98    2.74    1.15     84    3.40    1.15     89

OTHER PERTINENT RATIOS:

NON-CUR LN&LS TO-LN&LS ALLOWANCE    89.50  46.76    77   64.92   52.59     65  114.03   53.15     79
     -EQUITY CAPITAL                 9.80   4.51    80    7.66    4.65     71   13.66    4.92     85
%TOTAL P/D LN&LS-INCL NONACCRUAL     7.98   1.54    97    4.12    1.92     83    5.92    1.92     93
IENC-LOANS TO TOTAL LOANS              NA   0.00    99      NA    0.00     99      NA    0.00     99    0.65    0.77   0.58   0.68
NON CURR LNS+OREO TO LNS+OREO        2.39   0.78    88    1.38    0.82     71    2.57    0.84     87
NON-CURR RESTRUCT DEBT/GR LN&LS      0.00   0.00    95    0.00    0.00     96    0.00    0.00     97
CURR+NON-CURR RESTRUCT/GR LN&LS      0.00   0.00    95    0.00    0.00     96    0.00    0.00     97
CURRENT RESTRUCT LN&LS               0.00   0.02    87    0.00    0.00     91    0.00    0.01     90

CERT #306          DIST/RSSD: 06/860334                BANK OF ZACHARY                 ZACHARY, LA                           PAGE 09
CHARTER # NA     COUNTY: EAST BATON ROUGE     INTEREST RATE RISK ANALYSIS AS A PERCENT OF ASSETS                  1/20/03 5:21:13 PM

                                        09/30/2002            09/30/2001            12/31/2001         12/31/2000       12/31/1999
                                        ----------            ----------            ----------         ----------       ----------
LONG ASSETS INSTS W/ OPTIONS       BANK    PEER9   PCT    BANK  PEER13   PCT   BANK    PEER13   PCT   BANK   PEER13    BANK  PEER13
MORTGAGE LOANS & PASS THRUS        41.05   15.56    95   31.06   15.21    90   37.44    15.63    93   30.55   14.88   30.51   15.72
 LOANS & SECURITIES OVER 15 YRS     1.99    1.72    69    1.82    1.54    70    2.17     1.66    69   2.21     1.23    4.87    1.28
 LOANS & SECURITIES 5-15 YRS        9.68    2.56    92    4.96    2.13    81    9.20     2.38    90   2.34     1.81    2.32    2.05

OTHER LOANS AND SECURITIES         45.73   68.34     7   54.10   66.99    16   53.60    67.41    15   53.23    69.39  58.13   68.86
 LOANS & SECURITIES OVER 15 YRS     0.55    0.65    63    0.02    0.56    44    0.02     0.54    44    0.00     0.49   0.19    0.51
 LOANS & SECURITIES 5-15 YRS        6.92    5.72    66   12.12    6.23    82   12.13     6.43    80    6.42     6.16   6.07    7.32
TOTAL LOANS & SECURITIES OVR 15     2.54    2.70    62    1.84    2.30    57    2.19     2.41    60    2.21     1.91   5.06    2.00
CMO`S TOTAL                         0.00    1.40    51    0.00    0.98    58    0.00     1.05    59    0.08     0.65   0.29    0.84
 AVG LIFE OVER 3 YEARS              0.00    0.17    76    0.00    0.43    69    0.00     0.41    71    0.00     0.35   0.16    0.38

STRUCTURED NOTES                    0.00    0.10    82    0.00    0.00    93    0.00     0.01    92    0.00     0.01   0.00    0.02
HIGH RISK SECURITIES                  NA    0.00    99      NA    0.00    99      NA     0.00    99      NA     0.00     NA    0.00
MORTGAGE SERVICING                  0.00    0.00    95    0.00    0.00    97    0.00     0.00    97    0.00     0.00   0.00    0.00
 TOTAL                              0.00    0.12    79    0.00    0.01    91    0.00     0.02    90    0.00     0.02   0.00    0.03

OVERALL RISK INDICATORS
AVAILABLE FOR SALE                 38.01   15.17    89   22.59   14.32    71   31.62    15.26    85   15.90    16.53  18.09   17.89
HELD TO MATURITY                    0.00    1.52    62    0.00    1.96    62    0.00     2.09    61    0.00     2.41   0.00    3.28
OFF BALANCE SHEET                   5.53   13.63    18    6.20   11.87    23    7.75    11.45    33    5.00    11.12   9.28   11.35

UNREALIZED APPN/DEPN                0.00    0.03    70    0.00    0.04    67    0.00     0.02    70    0.00     0.01   0.00   -0.04
UNREAL APP/DEP % TIER ONE CAP       0.00    0.33    67    0.00    0.40    66    0.00     0.26    68    0.00     0.07   0.00   -0.44

CONTRACTUAL MAT/REPRICE DATA
LOANS/SECURITIES OVER 3 YEARS      47.35   28.77    87   48.41   28.96    89   54.13    30.20    92   46.63    29.39  50.52   32.76
LIABILITIES OVER 3 YEARS            6.06    2.81    79    1.07    1.63    55    1.08     1.68    55    1.23     1.50   0.00    1.65
 NET 3 YEAR POSITION               41.29   25.10    80   47.34   26.67    89   53.04    27.89    92   45.41    27.35  50.52   30.53

LOANS/SECURITIES OVER 1 YEAR       66.49   49.29    84   69.36   49.08    91   75.47    50.92    94   64.92    49.77  65.95   52.17
LIABILITIES OVER 1 YEAR            16.31   12.19    66    8.95    9.74    49    5.69     9.44    34    9.28     9.26   5.16    9.03
 NET OVER 1 YEAR POSITION          50.18   36.11    74   60.41   38.60    91   69.78    40.79    96   55.64    39.84  60.79   42.44

NON-MATURITY DEPOSITS              44.98   44.19    52   44.53    43.47   55   44.12    45.18    49   45.27    42.82  50.01   45.39
NON-MATURITY DEPS % LONG ASSETS    94.99  185.60    22   91.99   179.48   20   81.51   182.11    15   97.08   176.77  98.98  163.06
 NET OVER 3 YEAR POSITION           2.37  -14.92    80    3.88   -14.03   81   10.01   -14.34    86    1.36   -13.23   0.51  -12.36

AS % TIER 1 CAPITAL

STRUCTURED NOTES                   0.00    1.13     82    0.00    0.04    93    0.00     0.11    92   0.00      0.14   0.00    0.26
HIGH RISK SECURITIES                 NA    0.00     99      NA    0.00    99      NA     0.00    99     NA      0.00     NA    0.00
MORTGAGE SERVICING (FV)            0.00    0.00     94    0.00     N/A    97    0.00      N/A    97   0.00       N/A   0.00     N/A
 TOTAL                             0.00    1.35     78    0.00    0.10    91    0.00     0.20    90   0.00      0.22   0.00    0.37

CERT #306          DIST/RSSD: 06/860334                   BANK OF ZACHARY                    ZACHARY, LA                     PAGE 10
CHARTER # NA       COUNTY: EAST BATON ROUGE    LIQUIDITY AND INVESTMENT PORTFOLIO                                 1/20/03 5:21:15 PM

                                   09/30/2002           09/30/2001           12/31/2001           12/31/2000        12/31/1999
                                   ----------           ----------           ----------           ----------        ----------
SHORT TERM INVESTMENTS                5,615                6,733                  958                8,466             1,953
SHORT TERM ASSETS                    19,823               19,740               14,022               22,352            19,903
SHORT TERM NON CORE FUNDING          11,911               14,970               18,132               15,178            14,491
NON CORE LIABILITIES                 21,331               18,480               19,979               17,656            16,056

DEBT SECURITIES 90+ DAYS P/D              0                    0                    0                    0                 0
TOTAL NON-CURRENT DEBT SEC                0                    0                    0                    0                 0
FAIR VALUE HIGH-RISK MTG SECS             0                    0                    0                    0                 0
FAIR VALUE STRUCTURED NOTES               0                    0                    0                    0                 0

PERCENT OF TOTAL ASSETS             BANK    PEER9   PCT     BANK   PEER13  PCT   BANK   PEER13   PCT   BANK   PEER13  BANK   PEER13
SHORT TERM INVESTMENTS               5.27    8.20    38     7.01    9.93    37    0.99    8.71     9    9.39   9.33    2.29    7.63
MARKETABLE EQUITY SEC (MES)          0.00    0.05    84     0.00    0.05    88    0.00    0.05    88    0.00   0.01    0.00    0.02
CORE DEPOSITS                       68.32   67.54    46    68.53   70.94    37   67.81   71.42    34   68.90  70.93   70.29   73.23
S T NON CORE FUNDING                11.18   15.13    41    15.59   14.33    60   18.75   14.19    73   16.84  14.79   16.99   13.23

LIQUIDITY RATIOS
NET S T NONCORE FUND DEPENDENCE      6.84    7.83    48    10.14    4.67    65   19.51    5.80    83    9.04   5.98   16.67    6.17
NET NON CORE FUND DEPENDENCE        17.08   15.54    55    14.47    9.65    58   21.61   10.74    73   12.38  10.55   18.75    9.97
BROKERED DEPOSITS TO DEPOSITS        0.00    2.02    66     0.00    0.78    78    0.00    0.83    79    0.00   0.58    0.00    0.26
BROKER DEP MAT < 1YR TO BKR DEPS       NA   14.50    69       NA    7.46    81      NA    7.84    80      NA   8.87      NA    6.81
SHORT TRM INV TO S T NCORE FUND     47.14   77.05    47    44.98   96.06    36    5.28   88.68     8   55.78  87.63   13.48   84.05
SHORT TERM ASSET TO S T LIABS       68.78  106.35    27    59.96   98.41    21   37.50   95.45     8   73.07  94.52   69.34   91.08
NET S T LIAB TO ASSETS               8.45    0.65    70    13.73    3.16    73   24.16    3.86    89    9.14   4.52   10.32    5.39
NET LOANS & LEASES TO DEPOSITS      54.64   79.43    13    70.62   75.98    35   67.11   76.10    31   76.97  75.80   81.45   73.36
NET LN&LS TO CORE DEPOSITS          70.65  100.45    17    90.47   93.26    46   87.56   92.62    45   98.85  93.06  100.55   87.46
NET LN&LS & SBLC TO ASSETS          48.33   67.11    13    62.16   65.62    38   59.54   65.41    35   68.25  65.30   70.76   63.39
SECURITIES MIX
HELD-TO-MATURITY % TOTAL SECS
  US TREAS & GOVT AGENCIES           0.00    5.34    79     0.00    5.17    78    0.00    5.02    78    0.00   6.47    0.00    8.09
  MUNICIPAL SECURITIES               0.00    1.01    78     0.00    1.75    76    0.00    1.85    76    0.00   1.99    0.00    2.36
  PASS-THROUGH MTG BACKED SECS       0.00    0.19    85     0.00    0.21    86    0.00    0.25    85    0.00   0.15    0.00    0.29
  CMO & REMIC MTG BACKED SECS        0.00    0.00    94     0.00    0.00    96    0.00    0.00    96    0.00   0.00    0.00    0.01
  ASSET BACKED SECURITIES            0.00    0.00    98     0.00    0.00    99    0.00    0.00    99      NA   0.00      NA    0.00
  OTHER DOMESTIC DEBT SECS           0.00    0.10    90     0.00    0.01    93    0.00    0.01    93    0.00   0.02    0.00    0.04
  FOREIGN DEBT SECURITIES            0.00    0.00    97     0.00    0.00    98    0.00    0.00    98      NA   0.00      NA    0.00
    TOTAL HELD -TO-MATURITY          0.00    9.95    62     0.00   10.61    62    0.00   11.12    61    0.00  12.73    0.00   15.60

AVAILABLE-FOR -SALE % TOTAL SECS
  US TREASURY & GOVT AGENCIES       36.02   31.52    57    71.53   38.16    75   53.35   38.58    64   65.70  47.27   62.24   44.52
  MUNICIPAL SECURITIES               5.74    7.82    59     0.00    6.57    60    0.00    6.37    59    0.00   6.23    0.00    7.09
  PASS-THROUGH MTG BACKED SECS      58.24   16.04    90    28.47   13.20    75   46.65   13.97    87   29.30   9.17   32.18    8.73
  CMO & REMIC MTG BACKED SECS        0.00    6.17    55     0.00    4.73    60    0.00    4.74    61    0.49   2.62    1.61    2.77
  ASSET BACKED SECURITIES            0.00    0.01    93     0.00    0.00    95    0.00    0.00    95      NA   0.00      NA    0.00
  OTHER DOMESTIC DEBT SECS           0.00    2.63    67     0.00    1.83    73    0.00    1.95    74    0.00   1.43    0.00    1.18
  FOREIGN DEBT SECURITIES            0.00    0.00    97     0.00    0.00    98    0.00    0.00    99      NA   0.00      NA    0.00
  INV MUT FND & OTH MKTBL            0.00    0.32    84     0.00    0.22    87    0.00    0.23    87    0.00   0.03    0.00    0.07
  OTHER EQUITY SECURITIES              NA    0.00    99       NA    0.00    99      NA    0.00    99    4.51   2.20    3.97    1.70
    TOTAL AVAILABLE -FOR-SALE      100.00   52.53    99   100.00   53.99    99  100.00   55.36    99  100.00  65.02  100.00   65.38

OTHER SECURITIES RATIOS:
  STRUC NOTE TO T1CAP                0.00    1.15    82     0.00    0.04    93    0.00    0.11    92    0.00   0.12    0.00    0.25
  APP (DEP) HI RISK & STRUC/T1CAP      NA    0.00    99       NA    0.00    99      NA    0.00    99      NA   0.00      NA    0.00
  APP (DEP) IN HTM SEC TO HTM SEC      NA    0.77    67       NA    0.70    66      NA    0.42    68      NA   0.15      NA   -0.46
  APP (DEP) IN HTM SEC TO EQY CAP    0.00    0.32    67     0.00    0.40    66    0.00    0.25    68    0.00   0.07    0.00   -0.45
  PLEDGED SECURITIES TO TOT SEC     29.85   33.06    46    38.37   33.99    55   31.31   32.10    51   72.33  33.37   87.62   32.29

CERT #306                     DIST/RSSD: 06/860334               BANK OF ZACHARY        ZACHARY, LA                          PAGE 11
CHARTER # NA                  COUNTY: EAST BATON ROUGE           CAPITAL ANALYSIS                                 1/20/03 5:21:18 PM

                                      09/30/2002         09/30/2001         12/31/2001         12/31/2000       12/31/1999
                                      ----------         ----------         ----------         ----------       ----------
END OF PERIOD CAPITAL ($000)
  PERPETUAL PREFERRED                         0                 0                  0                 0                0
+ COMMON STOCK                              720               720                720               720              720
+ SURPLUS                                 2,280             1,480              1,480             1,480            1,480
+ UNDIVIDED PROFITS                       8,288             8,405              8,481             7,730            7,057
+ ACCUM OTHER COMP INCOME                   461               380                148                -9             -292
+ OTHER EQUITY CAPITAL COMP                   0                 0                  0                 0                0
    TOTAL EQUITY CAPITAL                 11,749            10,985             10,829             9,921            8,965

SUBORD NOTES & DEBENTURES                     0                 0                  0                 0                0

CHANGES IN TOTAL EQUITY ($000)
  BALANCE AT BEGINNING OF PERIOD         10,829             9,921              9,921             8,965            8,490
+ NET INCOME                                867               905              1,231             1,147            1,223
+ SALE OR PURCHASE OF CAPITAL                 0                 0                  0                 0                0
+ MERGER & ABSORPTIONS                        0                 0                  0                 0                0
+ RESTATE DUE TO ACCTG ERROR&CHG              0                 0                  0                 0                0
+ TRANS WITH PARENT                           0                 0                  0                 0                0
- DIVIDENDS                                 260               222                480               475              450
+ OTHER COMPREHENSIVE INCOME                313               381                157               284             -298
    BALANCE AT END OF PERIOD             11,749            10,985             10,829             9,921            8,965

INTANGIBLE ASSETS
  MORTGAGE SERVICING RIGHTS                   0                 0                  0                 0                0
+ PURCH CRED CARD RELATION                    0                 0                  0                 0                0
+ OTHER INTANGIBLES                           0                 0                  0                 0                0
+ GOODWILL                                    0                 0                  0                 0                0
    TOTAL INTANGIBLES                         0                 0                  0                 0                0

  MEMO: GRANDFATHERED INTANG                  0                 0                  0                 0                0

CAPITAL RATIOS                     BANK    PEER9   PCT  BANK    PEER13   PCT    BANK   PEER13   PCT   BANK   PEER13    BANK   PEER13
PERCENT OF TOTAL EQUITY:
  NET LOANS & LEASES (X)            4.38    7.19   19     5.42    6.94    27     5.30    7.05    24    6.19    6.98     6.72    7.04
  SUBORD NOTES & DEBENTURES         0.00     N/A   97     0.00     N/A    98     0.00     N/A    98    0.00     N/A     0.00     N/A
  LONG TERM DEBT                    0.00     N/A   97     0.00     N/A    98     0.00     N/A    98    0.00     N/A     0.00     N/A
  COM RE & RELATED VENTURES       168.95  291.77   32   199.98  243.48    45   198.95  249.10    45  211.26  229.12   272.97  221.88
PERCENT OF AVERAGE TOTAL EQUITY:
  NET INCOME                       10.33   12.36   42    11.62    9.32    65    11.76    8.74    67   12.17   10.67    13.96   11.24
  DIVIDENDS                         3.10    3.33   63     2.85    2.90    66     4.58    3.22    71    5.04    3.60     5.14    4.17
  RETAINED EARNINGS                 7.23    8.12   45     8.77    5.60    70     7.17    4.78    66    7.13    6.13     8.82    6.17
OTHER CAPITAL RATIOS:
  DIVIDENDS TO NET OPER INCOME     29.99   21.88   64    24.53   20.68    65    38.99   23.57    69   41.41   24.04    36.79   27.80
  EQUITY CAPITAL TO ASSETS         11.03    9.79   72    11.44    9.74    76    11.20    9.57    76   11.01    9.75    10.51    9.42
GROWTH RATES:
  TOTAL EQUITY CAPITAL              6.95   14.38   31    13.55   13.83    60     9.15    9.21    56   10.66   13.56     5.59    4.52
  EQUITY GROWTH LESS ASST GROWTH   -4.02   -2.72   37     5.07   -4.73    65     1.84   -8.03    66    5.00   -7.15     3.63   -8.28
INTANG ASSETS % TOTAL EQUITY
  MORTGAGE SERVICING RIGHTS         0.00    0.00   94     0.00     N/A    97     0.00     N/A    97    0.00     N/A     0.00     N/A
  GOODWILL                          0.00    0.09   90     0.00    0.11    90     0.00    0.08    91    0.00    0.11     0.00    0.24
  PURCH CREDIT CARD RELATION        0.00     N/A   97     0.00     N/A    99     0.00     N/A    98    0.00     N/A     0.00     N/A
  ALL OTHER INTANGIBLES             0.00    0.00   93     0.00    0.00    94     0.00    0.00    94    0.00    0.00     0.00    0.00
  TOTAL INTANGIBLES                 0.00    0.42   80     0.00    0.30    84     0.00    0.25    85    0.00    0.33     0.00    0.57

CERT #306           DIST/RSSD: 06/860334                  BANK OF ZACHARY                  ZACHARY, LA                     PAGE 11A
CHARTER # NA         COUNTY: EAST BATON ROUGE             CAPITAL ANALYSIS                                       1/20/03 5:21:20 PM

                                              09/30/2002      09/30/2001      12/31/2001      12/31/2000      12/31/1999
                                             ------------    ------------    ------------    ------------    ------------
RISK BASED CAPITAL ($000)
TIER ONE CAPITAL
TOTAL EQUITY CAPITAL ADJUSTED                      11,288          10,605          10,681           9,930           9,257
- INELIGIBLE DEF TAX ASSETS                             0               0               0               0               0
- INELIGIBLE INTANGIBLES                                0               0               0               0               0
    NET TIER ONE                                   11,288          10,605          10,681           9,930           9,257

TIER TWO CAPITAL
+ QUALIF DEBT AND REDEEM PFD                            0               0               0               0               0
+ CUMULATIVE PREFERRED STOCK                            0               0               0               0               0
+ ALLOWABLE LN&LS LOSS ALLOW                          640             710             697             750             738
+ UNRL GAIN MKTBL EQY SEC (45%)                         0               0               0               0               0
+ OTHER TIER 2 CAPITAL COMP                             0               0               0               0               0
    NET ELIGIBLE TIER TWO                             640             710             697             750             738
TOTAL RBC BEFORE DEDUCTIONS
TIER ONE & TIER TWO                                11,928          11,315          11,378          10,680           9,995
TIER THREE & FIN SUB ADJ                                0               0               0               0               0
- RECRIPROCAL CAPITAL HOLDINGS                          0               0               0               0               0
- DEDUCTIONS FOR TOTAL RBC                              0               0               0               0               0
    TOTAL RISK -BASED-CAPITAL                      11,928          11,315          11,378          10,680           9,995

RISK-WEIGHTED ASSETS
ON-BALANCE SHEET
CATEGORY TWO - 20%                                  8,189           5,713           6,567           3,841           2,780
CATEGORY THREE - 50%                               13,950          13,520          12,669          11,763          10,584
CATEGORY FOUR - 100%                               28,981          37,472          36,515          44,321          45,656
    TOTAL ON -BALANCE SHEET                        51,120          56,705          55,751          59,925          59,020
    MEMO: CATEGORY ONE - 0%                         9,283           3,636           3,098           4,250           5,978

OFF- BALANCE SHEET
CATEGORY TWO - 20%                                      0               0               0               0               0
CATEGORY THREE - 50%                                    0               0               0               0               0
CATEGORY FOUR - 100%                                   57             157             158             128              69
    TOTAL OFF -BALANCE SHEET                           57             157             158             128              69
    MEMO: CATEGORY ONE - 0%                             0               0               0               0               0

ADJUSTMENTS TO RISK-WGT ASSETS
RISK-WIEGHTED ASSET BEFORE DED                     51,177          56,862          55,909          60,053          59,089
- INELIGIBLE DEF TAX ASSETS                             0               0               0               0               0
- INELIGIBLE INTANGIBLES                                0               0               0               0               0
- RECIPROCAL CAPITAL HOLDINGS                           0               0               0               0               0
- EXCESS ALLOWABLE LN&LS LOSS AL                      646             587             600             419             226
- ALLOCATED TRANSFER RISK RESERV                        0               0               0               0               0
+ MKT RISK ASSETS & FIN SUB ADJ                         0               0               0               0               0
    TOTAL RISK -WEIGHTED ASSETS                    50,532          56,276          55,309          59,634          58,863

RISK-BASED CAPITAL               BANK   PEER9   PCT   BANK  PEER13   PCT   BANK  PEER13   PCT   BANK  PEER13   BANK  PEER13
-------------------------------  -----  -----  -----  ----- ------  -----  ----- ------  -----  ----- ------  -----  -----

TIER ONE RBC TO RISK-WGT ASSETS  22.34  13.59     87  18.84  13.60     84  19.31  13.57     85  16.65  13.99  15.73  14.26
TOTAL RBC TO RISK-WEIGHT ASSETS  23.60  14.71     87  20.11  14.69     85  20.57  14.70     86  17.91  15.09  16.98  15.37
TIER ONE LEVERAGE CAPITAL        10.85   9.58     73  11.18   9.52     76  10.96   9.44     77  11.08   9.84  10.50   9.60

OTHER CAPITAL RATIO:
    DEF TAX ASSET TO T1 CAP       0.00   1.19     43   0.00   0.73     57   0.41   0.94     57   0.95   1.20   2.23   2.06

NOTE: FROM MARCH 31, 2001 FORWARD RISK BASED CAPITAL RATIOS AND DATA DO INCLUDE ADJUSTMENT FOR FINANCIAL SUBSIDIARIES. FOR BANKS WITH FINANCIAL SUBSIDIARIES PLEASE REFER TO CALL REPORT FOR INFORMATION ON THE ADJUSTMENT.

CERT #306         DIST/RSSD: 06/860334                BANK OF ZACHARY                  ZACHARY, LA                          PAGE 12
CHARTER # NA         COUNTY: EAST BATON ROUGE     ONE QUARTER ANNUALIZED INCOME ANALYSIS                         1/20/03 5:21:22 PM

                                        09/30/2002          6/30/2002           3/31/2002          12/31/2001         9/30/2001
EARNINGS AND PROFITABILITY                                                  N/A
PERCENT OF AVERAGE ASSETS:           BANK    PEER9  PCT    NA  0.00   NA    BANK    PEER13  PCT    BANK    PEER13    BANK    PEER13
 INTEREST INCOME (TE)                6.26     6.11   56    NA  0.00   NA     6.69     6.36   72     6.82     6.76     7.10     7.26
 - INTEREST EXPENSE                  1.87     2.11   35    NA  0.00   NA     2.09     2.36   32     2.40     2.77     2.81     3.30
 NET INTEREST INCOME (TE)            4.39     3.99   73    NA  0.00   NA     4.60     3.98   81     4.42     3.99     4.29     3.97
 + NONINTEREST INCOME                1.03     0.73   76    NA  0.00   NA     1.05     0.65   81     1.17     0.70     2.64     0.70
 - NON-INTEREST EXPENSE              3.48     2.82   79    NA  0.00   NA     3.38     3.18   63     3.33     3.30     3.92     3.23
 - PROVISION: LOAN&LEASE LOSSES      0.36     0.27   69    NA  0.00   NA     0.30     0.21   67     0.37     0.35     0.26     0.23
 PRETAX OPERATING INCOME (TE)        1.59     1.73   40    NA  0.00   NA     1.98     1.27   79     1.89     1.06     2.75     1.26
 + REALIZED GAINS/LOSSES SECS        0.00     0.03   72    NA  0.00   NA     0.00     0.01   82     0.14     0.03    -0.02     0.02
 PRETAX NET OPERATING INC (TE)       1.59     1.79   38    NA  0.00   NA     1.98     1.29   79     2.03     1.12     2.73     1.31
 NET OPERATING INCOME                1.07     1.26   41    NA  0.00   NA     1.30     0.93   72     1.34     0.79     1.80     0.95
 ADJUSTED NET OPERATING INCOME       1.25     1.42   41    NA  0.00   NA     1.39     1.09   68     1.34     0.97     1.97     1.10
 NET INCOME ADJUSTED SUB S                    1.16  N/A        0.00  N/A              0.86  N/A              0.72              0.87
 NET INCOME                          1.07     1.26   41    NA  0.00   NA     1.30     0.93   72     1.34     0.79     1.80     0.95
MARGIN ANALYSIS:                                           NA  0.00  N/A
INT INC (TE) TO AVG EARN ASSETS      6.76     6.51   61    NA  0.00   NA     7.19     6.82   72     7.37     7.25     7.66     7.78
INT EXPENSE TO AVG EARN ASSETS       2.01     2.25   35    NA  0.00   NA     2.25     2.54   33     2.59     2.97     3.04     3.53
NET INT INC -TE TO AVG EARN ASST     4.74     4.25   74    NA  0.00   NA     4.95     4.29   80     4.77     4.29     4.63     4.25
                                                         0.00  0.00  N/A
LOAN & LEASE ANALYSIS                                      NA  0.00  N/A
NET LOSS TO AVERAGE TOTAL LN&LS      0.33     0.14   81    NA  0.00   NA     0.37     0.10   86     0.61     0.28     0.14     0.14
EARNINGS COVERAGE OF NET LOSS(X)    11.30     8.55   64    NA  0.00   NA    10.72    -0.17   72     6.05     7.59    33.90     6.37
LN&LS ALLOWANCE TO NET LOSSES(X)     7.31     3.07   67    NA  0.00   NA     6.22    -0.38   71     3.56     4.34    15.44     2.28
                                                         0.00  0.00  N/A
CAPITALIZATION                                             NA  0.00  N/A
CASH DIVIDENDS TO NET INCOME         0.00    15.32   63    NA  0.00   NA     0.00    20.57   65    79.14    22.94     0.00    13.85
RETAIN EARNS TO AVG TOT EQUITY       9.63     9.65   49    NA  0.00   NA    11.96     5.74   81     2.49     3.81    16.04     6.76
                                                         0.00  0.00  N/A
YIELD ON OR COST OF:                                       NA  0.00  N/A
TOTAL LOANS & LEASES (TE)            8.42     7.33   90    NA  0.00   NA     8.46     7.81   81     8.56     8.32     8.48     8.81
LOANS IN DOMESTIC OFFICES            8.42     7.32   90    NA  0.00   NA     8.46     7.79   81     8.56     8.31     8.48     8.80
 REAL ESTATE                         8.14     7.25   85    NA  0.00   NA     8.17     7.68   72     8.37     7.62     8.30     8.60
 COMMERCIAL & INDUSTRIAL            14.69     7.13   97    NA  0.00   NA     9.66     7.72   87     6.02     7.59     9.39     8.86
 INDIVIDUAL                          9.35     7.57   72    NA  0.00   NA    13.87     8.89   95    14.24     8.54    13.89     9.45
 CREDIT CARD PLANS                     NA     2.08   75    NA  0.00   NA       NA     2.25   75       NA     2.12       NA     2.12
 AGRICULTURAL                          NA     0.17   92    NA  0.00   NA       NA     0.89   83       NA     0.98       NA     0.96
 LOANS IN FOREIGN OFFICES              NA      N/A   99    NA  0.00   NA       NA      N/A   99       NA      N/A       NA      N/A
TOTAL INVESTMENT SECURITIES(TE)      5.03     4.96   53    NA  0.00   NA     5.60     5.33   57     5.86     5.59     5.76     5.89
TOTAL INVESTMENT SECURITIES(BOOK)    4.92     4.67   60    NA  0.00   NA     5.60     5.09   74     5.86     5.29     5.76     5.65
U S TREAS & AGENCY (EXCL MBS)        5.12     3.87   73    NA  0.00   NA     5.79     4.55   79     5.83     4.88     5.93     5.20
 MORTGAGE BACKED SECURITIES          4.87     3.63   52    NA  0.00   NA     5.40     3.78   57     5.93     3.81     6.50     4.05
 ALL OTHER SECURITIES                4.06     3.45   45    NA  0.00   NA     8.33     3.29   97       NA     3.19       NA     3.26
INTEREST-BEARING BANK BALANCES       3.74     1.18   85    NA  0.00   NA     0.00     1.51   49     0.00     1.86    10.81     2.58
FEDERAL FUNDS SOLD & RESALES         1.62     1.50   36    NA  0.00   NA     1.54     1.46   33     2.12     1.92     3.38     3.15
TOTAL INT-BEARING DEPOSITS           2.75     2.68   52    NA  0.00   NA     3.09     3.06   49     3.53     3.61     4.18     4.30
 TRANSACTION ACCOUNTS                1.45     0.93   79    NA  0.00   NA     1.48     1.08   74     1.83     1.28     2.39     1.72
 OTHER SAVINGS DEPOSITS              1.51     1.77   36    NA  0.00   NA     1.43     1.83   21     1.75     2.20     2.00     2.93
 TIME DEPS OVER $100M                3.32     3.41   41    NA  0.00   NA     3.91     3.97   42     4.44     4.70     5.39     5.39
 ALL OTHER TIME DEPOSITS             3.51     3.55   45    NA  0.00   NA     4.09     4.18   42     4.57     4.88     5.15     5.46
DEPOSITS IN FOREIGN OFFICES            NA      N/A   98    NA  0.00   NA       NA      N/A   99       NA      N/A       NA      N/A
FEDERAL FUNDS PURCHASED & REPOS        NA     0.86   50    NA  0.00   NA       NA     0.63   64       NA     0.75       NA     0.91
OTHER BORROWED MONEY                   NA     2.16   41    NA  0.00   NA       NA     1.82   52       NA     1.86       NA     2.12
SUBORD NOTES & DEBENTURES              NA      N/A   97    NA  0.00   NA       NA      N/A   98       NA      N/A       NA      N/A
ALL INTEREST-BEARING FUNDS           2.75     2.73   47    NA  0.00   NA     3.09     3.08   48     3.53     3.64     4.18     4.34

CERT #306              DIST/RSSD: 06/860334               BANK OF ZACHARY             ZACHARY, LA                           PAGE 13
CHARTER # NA   COUNTY: EAST BATON ROUGE        SECURITIZATION AND ASSET SALE ACTIVITIES                         1/20/03  5:21:24 PM

                                                                                                              PERCENT CHANGE
                                                                                                         -------------------------
                                   09/30/2002    09/30/2001    12/31/2001    12/31/2000    12/31/1999      1 QTR         1 YEAR
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
SECURITIZATION ACTIVITIES                    0             0             0            NA            NA            NA            NA
  1-4 FAMILY RESIDENTIAL LOANS               0             0             0            NA            NA            NA            NA
  HOME EQUITY LINES                          0             0             0            NA            NA            NA            NA
  CREDIT CARD RECEIVABLES                    0             0             0            NA            NA            NA            NA
  AUTO LOANS                                 0             0             0            NA            NA            NA            NA
  COMMERCIAL & INDUSTRIAL LOANS              0             0             0            NA            NA            NA            NA
  ALL OTHER LOANS AND LEASES                 0             0             0            NA            NA            NA            NA

RETAINED INTEREST-ONLY STRIPS                0             0             0            NA            NA            NA            NA
  1-4 FAMILY RESIDENTIAL LOANS               0             0             0            NA            NA            NA            NA
  HOME EQUITY LOANS                          0             0             0            NA            NA            NA            NA
  CREDIT CARD RECEIVABLES                    0             0             0            NA            NA            NA            NA
  AUTO LOANS                                 0             0             0            NA            NA            NA            NA
  COMMERCIAL & INDUSTRIAL LOANS              0             0             0            NA            NA            NA            NA
  ALL OTHER LOANS AND LEASES                 0             0             0            NA            NA            NA            NA

RETAINED CREDIT ENHANCEMENTS                 0             0             0            NA            NA            NA            NA
  1-4 FAMILY RESIDENTIAL LOANS               0             0             0            NA            NA            NA            NA
  HOME EQUITY LOANS                          0             0             0            NA            NA            NA            NA
  CREDIT CARD RECEIVABLES                    0             0             0            NA            NA            NA            NA
  AUTO LOANS                                 0             0             0            NA            NA            NA            NA
  COMMERCIAL & INDUSTRIAL LOANS              0             0             0            NA            NA            NA            NA
  ALL OTHER LOANS AND LEASES                 0             0             0            NA            NA            NA            NA

UNUSED LIQUIDITY COMMITMENTS                 0             0             0            NA            NA            NA            NA

SELLERS INTEREST IN SECS & LOANS             0             0             0            NA            NA            NA            NA
  HOME EQUITY LINES                          0             0             0            NA            NA            NA            NA
  CREDIT CARD RECEIVABLES                    0             0             0            NA            NA            NA            NA
  COMMERCIAL & INDUSTRIAL LOANS              0             0             0            NA            NA            NA            NA

TOTAL RETAINED CREDIT EXPOSURE               0             0             0            NA            NA            NA            NA

ASSET BACKED COMML PAPER COND                0             0             0            NA            NA            NA            NA
  CR EXP SPONS BY BANK & OTHER               0             0             0            NA            NA            NA            NA
  LIQUID COMM BY BANK & OTHER                0             0             0            NA            NA            NA            NA

ACTIVITY %TOTAL ASSETS
SECURITIZATION ACTIVITIES                 0.00          0.00          0.00            NA            NA
  1-4 FAMILY RESIDENTIAL LOANS            0.00          0.00          0.00            NA            NA
  HOME EQUITY LINES                       0.00          0.00          0.00            NA            NA
  CREDIT CARD RECEIVABLES                 0.00          0.00          0.00            NA            NA
  AUTO LOANS                              0.00          0.00          0.00            NA            NA
  COMMERCIAL & INDUSTRIAL LOANS           0.00          0.00          0.00            NA            NA
  ALL OTHER LOANS AND LEASES              0.00          0.00          0.00            NA            NA
  ASSET BACKED COMML PAPER COND           0.00          0.00          0.00            NA            NA
  CR EXP SPONS BY BANK & OTHER            0.00          0.00          0.00            NA            NA
  LIQUID COMM BY BANK & OTHER             0.00          0.00          0.00            NA            NA

PERCENT OF TOT MANAGED ASSETS ON
BALANCE SHEET & SEC ASSETS
  1-4 FAMILY RESIDENTIAL LOANS           42.13         45.77         43.78            NA            NA
  HOME EQUITY LINES                       0.00          0.00          0.00            NA            NA
  CREDIT CARD RECEIVABLES                 0.00          0.00          0.00            NA            NA
  AUTO LOANS                             12.82          8.05          8.17            NA            NA
  COMMERCIAL & INDUSTRIAL LOANS           7.39         10.28         11.62            NA            NA
  ALL OTHER LOANS AND LEASES             37.66         35.90         36.43            NA            NA

                                     SUMMARY INFORMATION FOR BANKS IN STATE OF LOUISIANA                                      STAVG
                                      AVERAGE FOR ALL INSURED COMMERCIAL BANKS IN STATE        BANKS WITH ASSETS - $MILL 09/30/2002

                                      09/30/2002    9/30/2001   12/31/2001   12/31/2000  12/31/1999     0-25      25-100       100+
                                      ----------    ---------   ----------   ----------  ----------     ----      ------       ----
                                                                                                          NA          NA         NA
EARNINGS AND PROFITABILITY
PERCENT OF AVERAGE ASSETS:
  INTEREST INCOME (TE)                    6.45         7.53         7.34         7.84        7.48        6.12        6.50      6.35
  - INTEREST EXPENSE                      1.99         3.24         3.07         3.32        2.98        1.99        1.99      1.95
  NET INTEREST INCOME (TE)                4.46         4.30         4.29         4.53        4.50        4.12        4.49      4.40
  + NONINTEREST INCOME                    0.99         0.95         0.96         0.95        0.93       20.95        0.91      1.07
  - NON-INTEREST EXPENSE                  3.54         3.53         3.61         3.72        3.67       23.02        3.46      3.53
  - PROVISION: LOAN&LEASE LOSSES          0.19         0.18         0.21         0.23        0.21        0.37        0.16      0.23
  = PRETAX OPERATING INCOME (TE)          1.73         1.56         1.44         1.55        1.59        1.67        1.73      1.74
  + SECURITIES GAINS (LOSSES)             0.02         0.01         0.02         0.00        0.00        0.03        0.02      0.02
  = PRETAX NET OPERATING INC (TE)         1.75         1.58         1.48         1.55        1.58        1.70        1.74      1.76
  NET OPERATING INCOME                    1.23         1.11         1.04         1.05        1.05        1.25        1.28      1.19
  ADJUSTED NET OPERATING INCOME           1.34         1.20         1.10         1.15        1.10        1.51        1.35      1.29
  NET INCOME ADJUSTED SUB S               1.17         1.07         0.99         1.03        1.03        1.21        1.17      1.17
  NET INCOME                              1.23         1.11         1.04         1.05        1.05        1.25        1.28      1.19

MARGIN ANALYSIS:
AVG EARNINGS ASSETS TO AVG ASSETS        92.07        92.48        92.36        92.67       92.29       91.50       92.38     91.69
AVG INT-BEARING FUNDS TO AVG AST         73.10        73.09        73.03        72.29       72.55       66.86       71.88     74.23
INT INC (TE) TO AVG EARN ASSETS           7.03         8.16         7.96         8.48        8.12        6.65        7.05      6.95
INT EXPENSE TO AVG EARN ASSETS            2.17         3.51         3.33         3.59        3.24        2.17        2.18      2.13
NET INT INC -TE TO AVG EARN ASSET         4.86         4.66         4.67         4.89        4.88        4.48        4.87      4.81

LOAN & LEASE ANALYSIS:
NET LOSS TO AVERAGE TOTAL LN&LS           0.20         0.21         0.26         0.24        0.30        0.25        0.18      0.21
EARNINGS COVERAGE OF NET LOSS(X)         28.21        22.59        18.06        23.31       18.07       39.43       41.58     22.76
LN&LS ALLOWANCE TO NET LOSSES(X)         14.04        12.04         9.49        10.87        8.97       26.88       22.97     10.49
LN&LS ALLOWANCE TO TOTAL LN&LS            1.54         1.53         1.55         1.56        1.59        1.84        1.60      1.44

LIQUIDITY:
NET NON CORE FUNDING DEPENDENCE          11.58         8.45         8.26         7.04        9.38        8.43        8.15     14.80
NET LOANS & LEASES TO ASSETS             58.26        57.76        56.02        57.45       55.41       49.00       57.20     59.54

CAPITALIZATION
TIER ONE LEVERAGE CAPITAL                10.83        10.78        10.43        10.99       10.56       21.75       11.30     10.00
CASH DIVIDENDS TO NET INCOME             19.00        21.97        40.41        36.30       34.86        1.22       19.85     21.63
RETAIN EARNS TO AVG TOTAL EQUITY          8.51         7.24         5.05         5.02        5.33        7.80        8.34      8.68

GROWTH RATES:
ASSETS                                    7.82        11.71        12.11         7.66        5.39        9.38        7.08      8.62
TIER ONE CAPITAL                          7.48         6.94         6.88         6.45        7.80        3.94        6.88      8.65
NET LOANS & LEASES                        8.41        10.67         9.54        13.09       10.52        2.93        8.46      8.80
SHORT TERM INVESTMENTS                  -10.50        92.32        48.54        45.39      -27.65       74.91       -6.46    -22.41
SHORT TERM NON CORE FUNDING               6.22        17.95        20.83         9.26       23.64      135.12        3.75      5.10
NON-CURRENT LOANS & LEASES:
TOTAL LN&LS-90+ DAYS PAST DUE             0.33         0.29         0.29         0.27        0.34        0.94        0.41      0.22
        - NONACCRUAL                      0.60         0.62         0.60         0.61        0.53        1.26        0.61      0.67
        - TOTAL                           1.07         1.00         1.03         0.94        1.02        2.20        1.14      0.96

TOTAL ASSETS ($MILLIONS)                43,396       41,731       42,650       51,520      50,655         109       4,899    38,387
EQUITY CAPITAL ($MILLIONS)               4,300        4,086        3,973        4,588       4,524          15         573     3,712
NET INCOME ($ MILLIONS)                    443          379          502          456         547           0          48       394
NUMBER OF BANKS IN TABULATION              141          142          142          148         152           7          75        59

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT F

                             VALUATION CALCULATIONS

                         COMPARABLE TRANSACTIONS METHOD

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD

                               NATIONAL COMPOSITE
                                 ASSETS 75-125MM
                                7/1/01 TO10/22/02


NUMBER OF TRANSACTIONS                      33


                                                                80% TRIM
                                        AVERAGE      MEDIAN      AVERAGE

BOOK VALUE MULTIPLE                       1.85         1.71        1.78

EARNINGS MULTIPLE                        18.51        16.15       17.40

PRICE TO DEPOSITS                        19.48        19.09       19.08

PRICE TO ASSETS                          16.89        16.48       16.48

PREMIUM TO CORE DEPOSITS                 10.71         8.79        9.74



                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD


                               INDICATION OF VALUE
                                MARKET VALUATION
                                     METHOD

                                                RELEVANT      MARKET
                                 AVERAGE         FACTOR        VALUE           WEIGHT
BOOK VALUE MULTIPLE                1.85          11,749     $   21,789             15%

EARNINGS MULTIPLE                 18.51           1,193     $   22,082             40%

PRICE TO DEPOSITS                 19.48          94,112     $   18,332             20%

PRICE TO ASSETS                   16.89         106,524     $   17,987             15%

PREMIUM TO CORE DEPOSITS          10.71          58,543     $   18,019             10%

           TOTAL WEIGHTS                                                          100%

            MARKET VALUE                                    $   20,267




                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD

                                  REALITY CHECK


TOTAL ASSETS                       $    106,524

4 YR. RETURN ON AVERAGE ASSETS             1.34

4 YR. RETURN ON EQUITY                    12.69
                                                        COMPARABLE
WHOLE BANK SALES PRICE                   20,267

BOOK VALUE MULTIPLE                        1.73             1.78

EARNINGS MULTIPLE                         16.99            17.40

PRICE TO DEPOSITS                         21.54            19.08

PRICE TO ASSETS                           19.03            16.48

PREMIUM TO CORE DEPOSITS                  14.55             9.74


                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD


                                 SHARE VALUATION



COMMON SHARES                               193,667

BANK INDICATED VALUE                   $     20,267

PERCENTAGE OF BANK OWNED                     100.00%
                                                             PER SHARE
INDICATED VALUE OF BANK                                    $     104.65

PLUS CASH AT BANCSHARES                $        502        $       2.59

LESS DEBT AT BANCSHARES                $         --        $         --

BANCSHARES INDICATED VALUE/SHARE                           $     107.24


                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD

                                 SHARE VALUATION



COMMON SHARES OUTSTANDING                193,667

WHOLE COMPANY VALUATION             $ 20,769,393

                                                         PER SHARE
INDICATED WHOLE COMPANY VALUE                          $     107.24

MINORITY DISCOUNT                                               0.0%

MINORITY VALUE/SHARE                                   $     107.24

MARKETABILITY DISCOUNT                                        35.00%

ILLIQUID MINORITY SHARE VALUE                          $      69.71


                            NATIONAL CAPITAL, L.L.C.

                          COMPARABLE TRANSACTION REPORT
                             SELLER ASSETS $75-125MM
                          ANNOUNCED 7/1/01 TO 10/23/02

BUYER                                   BUYER           BUYER      TARGET                                  TARGET        TARGET
NAME                                    CITY            STATE      NAME                                    CITY          STATE
Charter Financial Corporation           West Point        GA       EBA Bancshares, Inc.                    Opelika         AL
Community Bankshares, Inc.              Orangeburg        SC       Ridgeway Bancshares, Inc.               Ridgeway        SC
Putnam-Greene Financial Corp.           Eatonton          GA       Citizens Bank of Cochran                Cochran         GA
Mahaska Investment Company              Oskaloosa         IA       Belle Plaine Service Corp.              Belle Plaine    IA
ITLA Capital Corporation                La Jolla          CA       Asahi Bank of California                Los Angeles     CA
First Delta Bankshares, Inc.            Blytheville       AR       Bank of Trumann                         Trumann         AR
First Community Capital Corp.           Houston           TX       Express Bank                            Alvin           TX
First Capital, Inc.                     Corydon           IN       Hometown Bancshares, Inc.               New Albany      IN
Main Street Banks, Inc.                 Kennesaw          GA       First National Bank of Johns Creek      Suwanee         GA
Aviston Financial Corporation           Trenton           IL       Aviston Bancorp, Inc.                   Aviston         IL
Schaumburg Bancshares, Inc.             Hinsdale          IL       First Schaumburg Bancorporation, Inc.   Schaumburg      IL
GB&T Bancshares, Inc.                   Gainesville       GA       HomeTown Bank of Villa Rica             Villa Rica      GA
Horizons Bancorp, Inc.                  Monroe            LA       American National Bancshares            Ruston          LA
Provident Bancorp, Inc.                 Montebello        NY       National Bank of Florida                Florida         NY
Sunflower Banks, Inc.                   Salina            KS       First Canon Bancorp, Inc.               Canon City      CO
Banc Corp (The)                         Birmingham        AL       CF Bancshares, Inc.                     Port St Joe     FL
Westamerica Bancorporation              San Rafael        CA       Kerman State Bank                       Kerman          CA
Grupo Caixa Geral de Depositos          Lisbon                     Crown Bank, NA                          Ocean City      NJ
Regions Financial Corporation           Birmingham        AL       Independence Bank                       Houston         TX
Citizens Bancshares Corporation         Atlanta           GA       CFS Bancshares, Inc.                    Birmingham      AL
National Bancshares Corporation         Orrville          OH       Peoples Financial Corporation           Massillon       OH
First Community Bancorp                 Rancho Santa Fe   CA       Marathon Bancorp                        Los Angeles     CA
First Community Bancorp                 Rancho Santa Fe   CA       Upland Bank                             Upland          CA
Umpqua Holdings Corporation             Portland          OR       Linn-Benton Bank                        Albany          OR
Investor Group                                            ND       North Star Holding Company              Jamestown       ND
Frandsen Financial Corporation          Forest Lake       MN       Community National Corp.                Grand Forks     ND
First Citizens Bancshares               Dyersburg         TN       Metropolitan Bancshares, Inc.           Munford         TN
Pinnacle Bancorp, Inc.                  Central City      NE       Keene Bancorp, Inc.                     Keene           TX
FNB Corp.                               Asheboro          NC       Rowan Bancorp, Inc.                     China Grove     NC
FBOP Corporation                        Oak Park          IL       American Home Loan Corporation          Phoenix         AZ
Sterling Bancshares, Inc.               Houston           TX       Community Bancshares, Inc.              Katy            TX
Second Bancorp, Inc.                    Warren            OH       Commerce Exchange Corp.                 Beachwood       OH
Abington Bancorp, Inc.                  Abington          MA       Massachusetts Fincorp, Inc.             Quincy          MA


Count
Average
Median
Trim Mean (80%)
Minimum
Maximum





BUYER                               ANNOUNCE     COMPLETION      TRANS         CONSIDER         REASON
NAME                                 DATE          DATE          STATUS        TYPE             FOR TRANS
Charter Financial Corporation       9/10/2002                    Pending       Cash             In-market expansion
Community Bankshares, Inc.         11/21/2001      7/1/2002      Completed     Cash, Stock      Entry into new market
Putnam-Greene Financial Corp.        9/5/2002                    Pending       Cash, Debt       Entry into new market
Mahaska Investment Company          10/4/2002                    Pending       Cash             Entry into new market
ITLA Capital Corporation            11/2/2001     1/31/2002      Completed     Cash             In-market expansion
First Delta Bankshares, Inc.        4/12/2002     8/30/2002      Completed     Cash             Entry into new market
First Community Capital Corp.       1/10/2002     5/10/2002      Completed     Cash             In-market expansion
First Capital, Inc.                 9/26/2002                    Pending       Cash, Stock      In-market expansion
Main Street Banks, Inc.             7/18/2002                    Pending       Cash, Stock      Entry into new market
Aviston Financial Corporation       6/26/2002                    Pending       Cash, Debt       Alternative to starting new bank
Schaumburg Bancshares, Inc.         4/19/2002                    Pending       Cash, Other      Alternative to starting new bank
GB&T Bancshares, Inc.               1/31/2002                    Pending       Cash, Stock      In-market expansion
Horizons Bancorp, Inc.              2/21/2002                    Pending       Cash, Stock      Entry into new market
Provident Bancorp, Inc.             11/2/2001     4/23/2002      Completed     Cash             In-market expansion
Sunflower Banks, Inc.                8/9/2001     11/7/2001      Completed                      Entry into new market
Banc Corp (The)                      8/9/2001     2/15/2002      Completed     Cash, Stock      In-market expansion
Westamerica Bancorporation          2/25/2002     6/21/2002      Completed     Stock            In-market expansion
Grupo Caixa Geral de Depositos      10/4/2001                    Pending       Cash             Entry into new market
Regions Financial Corporation      12/21/2001     5/16/2002      Completed     Cash             In-market expansion
Citizens Bancshares Corporation     5/30/2002                    Pending       Cash             Entry into new market
National Bancshares Corporation     10/2/2001      4/3/2002      Completed     Cash             Entry into new market
First Community Bancorp             5/14/2002     8/23/2002      Completed     Cash, Stock      In-market expansion
First Community Bancorp             4/18/2002     8/22/2002      Completed     Cash, Stock      In-market expansion
Umpqua Holdings Corporation         8/21/2001    12/27/2001      Completed     Cash, Stock      In-market expansion
Investor Group                      6/10/2002                    Pending       Cash             Entry into new market
Frandsen Financial Corporation       1/5/2002      4/4/2002      Completed     Cash             In-market expansion
First Citizens Bancshares            3/4/2002     5/31/2002      Completed     Cash, Debt       Entry into new market
Pinnacle Bancorp, Inc.              5/24/2002                    Pending                        Entry into new market
FNB Corp.                           2/12/2002      8/1/2002      Completed     Cash, Stock      Entry into new market
FBOP Corporation                    6/24/2002                    Pending       Cash             Entry into new market
Sterling Bancshares, Inc.           10/2/2001    12/17/2001      Completed     Cash, Stock      In-market expansion
Second Bancorp, Inc.                7/23/2001    10/25/2001      Completed     Cash             In-market expansion
Abington Bancorp, Inc.              4/10/2002     9/13/2002      Completed     Cash, Stock      In-market expansion


Count
Average
Median
Trim Mean (80%)
Minimum
Maximum


                                                                                                                   PRICE
BUYER                               ACCOUNTING      MERGER OF  HOSTILE/       TOTAL            PRICE TO           TO TANG
NAME                                TYPE            EQUALS?    UNSOLIC?       PRICE            EQUITY(X)          EQUITY(X)
Charter Financial Corporation       Purchase          No         No             8,446             1.64              1.64
Community Bankshares, Inc.          Purchase          No         No            15,950             1.86              1.93
Putnam-Greene Financial Corp.       Purchase          No         No            14,000             2.30              2.30
Mahaska Investment Company          Purchase          No         No             6,800             1.71              1.71
ITLA Capital Corporation            Purchase          No         No            14,900             1.20              1.20
First Delta Bankshares, Inc.        Purchase          No         No            14,280             1.30              1.30
First Community Capital Corp.       Purchase          No         No            15,000             2.23              2.23
First Capital, Inc.                 Purchase          No         No            11,301             1.59              1.59
Main Street Banks, Inc.             Purchase          No         No            27,013             2.51              2.51
Aviston Financial Corporation       Purchase          No         No            15,000             1.43              1.43
Schaumburg Bancshares, Inc.         Purchase          No         No            16,000             2.49              2.49
GB&T Bancshares, Inc.               Purchase          No         No            13,531             1.74              1.74
Horizons Bancorp, Inc.              Purchase          No         No             8,500             1.35              1.35
Provident Bancorp, Inc.             Purchase          No         No            28,100             1.66              1.66
Sunflower Banks, Inc.               Purchase          No         No            16,500             1.79              1.79
Banc Corp (The)                     Purchase          No         No            15,250             1.88              1.88
Westamerica Bancorporation          Purchase          No         No            16,129             1.36              1.36
Grupo Caixa Geral de Depositos      Purchase          No         No            17,916             1.50              1.50
Regions Financial Corporation       Purchase          No         No            20,000             2.10              2.10
Citizens Bancshares Corporation     Purchase          No         No             9,500             1.09              1.09
National Bancshares Corporation     Purchase          No         No            15,118             1.45              1.45
First Community Bancorp             Purchase          No         No            19,109             1.55              1.55
First Community Bancorp             Purchase          No         No            18,358             1.57              1.57
Umpqua Holdings Corporation         Purchase          No         No            20,026             1.95              1.95
Investor Group                      Purchase          No         No            16,494             1.55              1.55
Frandsen Financial Corporation      Purchase          No         No            21,590             1.55              1.55
First Citizens Bancshares           Purchase          No         No            19,000             1.94              1.94
Pinnacle Bancorp, Inc.              Purchase          No         No            17,600             1.95              1.95
FNB Corp.                           Purchase          No         No            21,797             1.99              1.99
FBOP Corporation                    Purchase          No         No            14,697             2.49              2.49
Sterling Bancshares, Inc.           Purchase          No         No            34,000             4.64              4.64
Second Bancorp, Inc.                Purchase          No         No            26,500             2.11              2.11
Abington Bancorp, Inc.              Purchase          No         No            16,701             1.66              1.66


Count                                                                              33               33                33
Average                                                                        17,124             1.85              1.85
Median                                                                         16,129             1.71              1.71
Trim Mean (80%)                                                                16,750             1.77              1.78
Minimum                                                                         6,800             1.09              1.09
Maximum                                                                        34,000             4.64              4.64



                                              PRICE              PRICE              PRICE             PREMIUM           SELLER
BUYER                                      TO LTM NET           TO TOTAL           TO TOTAL          TO CORE             TANG
NAME                                        INCOME(X)           ASSETS(%)           DEP(%)            DEP(%)            EQUITY
Charter Financial Corporation                 20.96               10.83              12.80              7.33             5,078
Community Bankshares, Inc.                    15.79               20.81              24.57             13.53             8,264
Putnam-Greene Financial Corp.                  9.23               18.14              21.46             15.79             6,089
Mahaska Investment Company                    13.39                8.75              10.15              4.90             5,898
ITLA Capital Corporation                      26.65               29.80              25.80              5.09            22,766
First Delta Bankshares, Inc.                  20.40               17.13              21.22              5.77            10,999
First Community Capital Corp.                  9.24               17.90              19.63             12.15             6,738
First Capital, Inc.                           24.04               12.99              14.22              7.00             7,109
Main Street Banks, Inc.                       44.33               26.70              31.57             28.06             9,366
Aviston Financial Corporation                 18.75               15.95              18.16              6.04            10,506
Schaumburg Bancshares, Inc.                    5.44               14.94              16.36             10.33             7,593
GB&T Bancshares, Inc.                         31.32               13.45              15.45              7.98             7,467
Horizons Bancorp, Inc.                        40.48                8.60               9.25              3.15             6,278
Provident Bancorp, Inc.                       24.65               28.22              34.43             14.69            16,924
Sunflower Banks, Inc.                          9.62               16.32              20.54              9.81             9,216
Banc Corp (The)                               16.15               14.49              19.02             10.83             7,469
Westamerica Bancorporation                    17.24               15.03              17.08              7.62            11,698
Grupo Caixa Geral de Depositos                20.22               16.91              19.20              8.79            11,944
Regions Financial Corporation                 18.98               18.71              20.92             13.35             9,514
Citizens Bancshares Corporation               14.30                8.30              11.42              1.84             9,403
National Bancshares Corporation               32.23               13.84              19.98              6.99            10,406
First Community Bancorp                       15.50               16.92              19.47              7.77            11,932
First Community Bancorp                       14.36               16.48              18.91              8.52            11,534
Umpqua Holdings Corporation                   13.26               16.69              19.09              9.95             9,707
Investor Group                                11.27               14.42              15.99              6.41            10,658
Frandsen Financial Corporation                18.14               18.87              20.94              7.87             9,257
First Citizens Bancshares                     12.40               16.54              19.00             11.82             9,799
Pinnacle Bancorp, Inc.                         9.23               15.18              17.18             10.18             9,029
FNB Corp.                                     29.11               17.23              20.61             13.21             9,801
FBOP Corporation                              10.25               12.65              15.53             16.56             9,800
Sterling Bancshares, Inc.                     11.76               28.71              30.92             32.08             7,324
Second Bancorp, Inc.                          14.66               22.23              25.52             20.40            12,570
Abington Bancorp, Inc.                        17.47               13.48              16.40              7.61            10,038


Count                                            33                  33                 33                33                33
Average                                       18.51               16.89              19.48             10.71             9,763
Median                                        16.15               16.48              19.09              8.79             9,514
Trim Mean (80%)                               17.40               16.48              19.08              9.74             9,365
Minimum                                        5.44                8.30               9.25              1.84             5,078
Maximum                                       44.33               29.80              34.43             32.08            22,766



                                      SELLER                                       SELLER
BUYER                                LTM NET     SELLER           SELLER            TOTAL         SELLER
NAME                                 INCOME      EQUITY         TOT ASSETS         DEPOSITS      CORE DEP
Charter Financial Corporation           403       5,078            76,326           63,895        45,086
Community Bankshares, Inc.            1,010       8,586            76,629           64,904        56,808
Putnam-Greene Financial Corp.         1,517       6,089            77,178           65,226        50,111
Mahaska Investment Company              508       5,898            77,748           67,006        57,639
ITLA Capital Corporation                559      22,766            80,966           57,749        48,793
First Delta Bankshares, Inc.            700      10,999            83,355           67,293        56,912
First Community Capital Corp.         1,623       6,738            83,807           76,428        67,983
First Capital, Inc.                     470       7,109            86,982           79,474        59,886
Main Street Banks, Inc.                 531       9,366            88,183           74,565        50,517
Aviston Financial Corporation           800      10,506            94,023           82,601        74,369
Schaumburg Bancshares, Inc.           2,611       7,593            95,054           86,792        82,278
GB&T Bancshares, Inc.                   414       7,467            96,442           83,955        68,913
Horizons Bancorp, Inc.                  210       6,278            98,891           91,881        69,516
Provident Bancorp, Inc.               1,140      16,924            99,569           81,619        76,096
Sunflower Banks, Inc.                 1,716       9,216           101,108           80,323        74,234
Banc Corp (The)                         944       7,469           103,712           79,127        65,868
Westamerica Bancorporation              920      11,698           105,535           92,878        54,617
Grupo Caixa Geral de Depositos          886      11,944           105,941           93,305        67,967
Regions Financial Corporation         1,054       9,514           106,922           95,600        78,522
Citizens Bancshares Corporation         629       9,403           108,177           78,721        38,385
National Bancshares Corporation         469      10,406           109,203           75,647        67,384
First Community Bancorp               1,193      11,932           109,304           95,008        84,413
First Community Bancorp               1,260      11,534           109,836           95,736        77,058
Umpqua Holdings Corporation           1,430       9,707           113,630           99,380        93,030
Investor Group                        1,463      10,658           114,400          103,152        90,977
Frandsen Financial Corporation        1,190       9,257           114,415          103,083        97,250
First Citizens Bancshares             1,532       9,799           114,890          100,006        77,838
Pinnacle Bancorp, Inc.                1,906       9,029           115,952          102,431        84,190
FNB Corp.                               687       9,801           116,033           97,005        75,369
FBOP Corporation                      1,434       9,800           116,177           94,636        53,110
Sterling Bancshares, Inc.             2,892       7,324           118,408          109,969        83,161
Second Bancorp, Inc.                  1,808      12,570           119,225          103,851        68,288
Abington Bancorp, Inc.                  956      10,038           123,865          101,805        87,500


Count                                    33          33                33               33            33
Average                               1,117       9,773           101,269           86,214        69,214
Median                                1,010       9,514           105,535           86,792        68,913
Trim Mean (80%)                       1,053       9,377           101,861           86,723        69,280
Minimum                                 210       5,078            76,326           57,749        38,385
Maximum                               2,892      22,766           123,865          109,969        97,250

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT G

                             VALUATION CALCULATIONS

                     PUBLICLY TRADED COMPARABLE BANK METHODS

                          PUBLIC BANK STOCK COMPARABLES

                        REALLY PUBLIC COMPANY COMPARABLES

                                                              6/30/2002      10/22/2002
                                                                 TOTAL         CLOSING                  PRICE TO     DIVIDEND
SYMBOL        COMPANY                                           ASSETS          PRICE         EPS       EARNINGS      YIELD
RF            Regions Financial Corporation                   46,146,477         33.85        2.64        12.80       3.40%
ASO           AmSouth Bancorporation                          38,499,103         20.23        1.64        12.30       4.50%
HIB           Hibernia Corporation                            16,285,678         18.99        1.52        12.50       2.90%
BXS           BancorpSouth, Inc.                               9,931,826         19.38        1.47        13.20       3.00%
WTNY          Whitney Holding Corporation                      6,924,792         34.05        2.24        15.20       3.10%
TRMK          Trustmark Corporation                            6,846,350         22.69        1.92        11.80       2.90%
HBHC          Hancock Holding Company                          3,875,080         46.80        2.91        16.10       1.70%
IBKC          IBERIABANK Corporation                           1,434,914         35.65        2.85        12.50       2.20%
PHC           Peoples Holding Company                          1,310,844         43.75        3.02        14.50       2.30%
FMFC          First M & F Corporation                          1,014,588         26.93        2.09        12.90       3.70%
NBY           NBC Capital Corporation                          1,042,450         24.80        1.76        14.10       3.50%

              AVERAGE                                                                                     13.45       3.02%
              TRIM MEAN                                                                                   13.33       3.00%




                        BARELY PUBLIC COMPANY COMPARABLES

                                                              6/30/2002      10/22/2002
                                                                 TOTAL         CLOSING                  PRICE TO     DIVIDEND
SYMBOL        COMPANY                                           ASSETS          PRICE         EPS       EARNINGS      YIELD
TSH           Teche Holding Company                              506,900         23.25        2.50         9.30       2.10%
CIZ           Citizens Holding Company                           514,018         16.55        1.23        13.50       3.30%
MSL           MidSouth Bancorp, Inc.                             379,031         13.20        1.22        10.80       1.50%
BKBK          Britton & Koontz Capital Corporation               295,581         13.60        1.17        11.60       4.40%

              AVERAGE                                                                                     11.30       2.83%

              AVERAGE OF ALL COMPARABLES                                                                  12.87       2.97%






                            NATIONAL CAPITAL, L.L.C.

             PUBLICLY TRADED COMPARABLE COMPANIES-PRICE TO EARNINGS


Target Annual Earnings:       $  1,193,000
Shares Outstanding:                193,667

                                                                     Estimated
                                                   Estimated           Value
Comp Group                           P/E             Value           per Share
----------                        ----------       ----------       ----------
"Barely Public" Comparables            11.30       13,480,900            69.61
All Comparables                        12.87       15,357,887            79.30
"Really Public" Comparables            13.45       16,040,427            82.82



                            NATIONAL CAPITAL, L.L.C.

             PUBLICLY TRADED COMPARABLE COMPANIES-PRICE TO EARNINGS


                                 SHARE VALUATION

                                                               BARELY
                                                               PUBLIC                  ALL
                                                               COMPS                  COMPS

EXCHANGE METHOD MARKETABLE MINORITY VALUE PER SHARE       $        69.61        $        79.30

Control Premium                                                     27.0%                 27.0%

Indicated Whole Bank Value per Share                      $        88.40        $       100.71

Marketability Discount                                             35.00%                35.00%

ILLIQUID FAIR VALUE PER SHARE                             $        57.46        $        65.46


INDICATED WHOLE BANK VALUE                                    17,120,743            19,504,516


                            NATIONAL CAPITAL, L.L.C.

2002 Estimated Net Profit                $  1,193,000
Plus: Est. Enhancement by Acquirer            178,950 (15%)
Equals: Target Annual Earnings:          $  1,371,950

                                                 Close      Earnings                               Projected
Bank                                           6/28/2002    Per Share      P/E       Shares          Value
----                                           ---------    ---------     -----     ---------     ----------
Regions Financial Corporation                     33.85        2.64       12.80       518,788     17,560,960
AmSouth Bancorporation                            20.23        1.64       12.30       834,156     16,874,985
Hibernia Corporation                              18.99        1.52       12.50       903,074     17,149,375
BancorpSouth, Inc.                                19.38        1.47       13.20       934,455     18,109,740
Whitney Holding Corporation                       34.05        2.24       15.20       612,478     20,853,640
Trustmark Corporation                             22.69        1.92       11.80       713,487     16,189,010
Hancock Holding Company                           46.80        2.91       16.10       471,974     22,088,395
IBERIABANK Corporation                            35.65        2.85       12.50       481,116     17,149,375
Peoples Holding Company                           43.75        3.02       14.50       454,703     19,893,275
First M & F Corporation                           26.93        2.09       12.90       657,191     17,698,155
NBC Capital Corporation                           24.80        1.76       14.10       780,020     19,344,495
Teche Holding Company                             23.25        2.50        9.30       548,780     12,759,135
Citizens Holding Company                          16.55        1.23       13.50     1,119,113     18,521,325
MidSouth Bancorp, Inc.                            13.20        1.22       10.80     1,122,505     14,817,060
Britton & Koontz Capital Corporation              13.60        1.17       11.60     1,170,193     15,914,620

Average                                                                   12.87                   17,661,570
Trim Avg.                                                                 12.90                   17,698,155

                                                             Shares Outstanding       193,667

Average Price / Share                                                                                  91.20
Trim Avg. Price / Share                                                                                91.38

                             NATIONAL CAPITAL, L.L.C

               PUBLICLY TRADED COMPARABLE COMPANIES-SHARE EXCHANGE

2002 Estimated Net Profit                $  1,193,000
Plus: Est. Enhancement by Acquirer            178,950  (15%)
Equals: Target Annual Earnings:          $  1,371,950

                                                            Close       Earnings                               Projected
Bank                                                      6/28/2002    Per Share       P/E       Shares          Value
----                                                      ---------    ---------      -----     ---------     ----------
Teche Holding Company                                         23.25        2.50        9.30       548,780     12,759,135
Citizens Holding Company                                      16.55        1.23       13.50     1,119,113     18,521,325
MidSouth Bancorp, Inc.                                        13.20        1.22       10.80     1,122,505     14,817,060
Britton & Koontz Capital Corporation                          13.60        1.17       11.60     1,170,193     15,914,620

Average                                                                               11.30                   15,503,035
Trim Avg.                                                                             11.30                   15,503,035

                                                                         Shares Outstanding       193,667

Average Price / Share                                                                                              80.05
Trim Avg. Price / Share                                                                                            80.05

                            NATIONAL CAPITAL, L.L.C.

               PUBLICLY TRADED COMPARABLE COMPANIES-SHARE EXCHANGE


                                 SHARE VALUATION

                                                               BARELY
                                                               PUBLIC                  ALL
                                                               COMPS                  COMPS

EXCHANGE METHOD MARKETABLE MINORITY VALUE PER SHARE       $        80.05        $        91.20

Control Premium                                                     27.0%                 27.0%

Indicated Whole Bank Value per Share                      $       101.66        $       115.82

Marketability Discount                                             35.00%                35.00%

ILLIQUID FAIR VALUE PER SHARE                             $        66.08        $        75.28



INDICATED WHOLE BANK VALUE                                    19,688,854            22,430,193


                            NATIONAL CAPITAL, L.L.C.

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT H

                             VALUATION CALCULATIONS

                        DISCOUNTED FUTURE RETURNS METHOD

                        DISCOUNTED FUTURE RETURNS METHOD
                                TREND ESTIMATION


                  DEC94        DEC95       DEC96       DEC97       DEC98       DEC99       DEC00       DEC01
                 --------    --------    --------    --------    --------    --------    --------    --------
EOY Assets         64,408      66,858      76,026      77,806      83,655      85,295      90,122      96,714
Avg. Assets        65,633      71,442      76,916      80,731      84,475      87,709      93,418      98,487
Deposits           58,661      59,678      68,551      69,611      74,864      74,014      79,750      85,562
Capital             5,422       6,846       7,220       7,811       8,490       8,965       9,921      10,829
Income                728         786         829         937       1,054       1,223       1,147       1,231
Dividend              267         375         400         360         384         450         475         480
Jumbo Deposits     17,092      18,297      25,814      28,014      29,088      28,030      28,316      31,177

Payout               36.7%       47.7%       48.3%       38.4%       36.4%       36.8%       41.4%       39.0%
Core Dep             70.9%       69.3%       62.3%       59.8%       61.1%       62.1%       64.5%       63.6%
ROA                  1.13%       1.18%       1.09%       1.20%       1.26%       1.43%       1.27%       1.27%
ROAA                             1.20%       1.16%       1.22%       1.31%       1.45%       1.31%       1.32%
C/A                  8.42%      10.24%       9.50%      10.04%      10.15%      10.51%      11.01%      11.20%




                   DEC02       DEC03      DEC04       DEC05        DEC06       DEC07      DEC08
                 --------    --------    --------    --------    --------    --------    --------
EOY Assets        100,260     104,737     109,215     113,692     118,170     122,648    127125.3
Avg. Assets       102,498     106,976     111,454     115,931     120,409                124886.5
Deposits           87,960      91,654      95,348      99,043     102,737     106,431      110125
Capital            11,658      12,537      13,463      14,438      15,462      16,534    17655.42
Income              1,347       1,426       1,505       1,583       1,662       1,741        1820
Dividend              517         548         578         608         638         669    699.0728
Jumbo Deposits     31,486      32,808      34,131      35,453      36,775      38,098     39420.1

Payout               38.4%       38.4%       38.4%       38.4%       38.4%       38.4%   0.384106
Core Dep             64.2%       64.2%       64.2%       64.2%       64.2%       64.2%   0.642042
ROA                  1.34%       1.36%       1.38%       1.39%       1.41%       1.42%   0.014317
ROAA                 1.37%       1.39%       1.41%       1.42%       1.43%       1.45%   0.014573
C/A                 11.63%      11.97%      12.33%      12.70%      13.08%      13.48%   0.138882



                   SLOPE     INTERCEPT
ASSETS              4,478      59,961
DEPOSITS            3,694      54,713
INCOME                 79         637


                            NATIONAL CAPITAL, L.L.C.

                                    [CHART]

                                                               y=4477.6x + 59961
                                                                     2
                                                                    R =0.9797

                     DEC94         DEC95          DEC96          DEC97          DEC98          DEC99         DEC00        DEC01
EOY Assets           64,408        66,858         76,026         77,806         83,655         85,295        90,122       96,714

                                    [CHART]

                                                               y=3694.2x + 54713
                                                                     2
                                                                    R =0.9551

                  DEC94         DEC95           DEC96           DEC97           DEC98           DEC99         DEC00        DEC01
Deposits          58,661        59,678          68,551          69,611          74,864          74,014        79,750       85,562

                                    [CHART]

                                                              y=78,869x + 636.96
                                                                    2
                                                                   R =0.9328

                DEC94         DEC95           DEC96            DEC97           DEC98           DEC99           DEC00        DEC01
Income          728            786             829              937            1,054           1,223           1,147        1,231

                        DISCOUNTED FUTURE RETURNS METHOD
                           PRESENT VALUE CALCULATIONS

             DISCOUNT
               RATE          EARNINGS       EARNINGS     SALE        SALE
YR            16.80%            FV             PV         FV          PV
0             100.00%                         --
1              85.62%           548          469
2              73.30%           578          424
3              62.76%           608          382
4              53.73%           638          343
5              46.00%           669          308
6            39.3861%           699          275         28,769
8            28.8707%             0           --
9            24.7181%             0           --
10           21.1627%             0           --

                      Present Value         2,200                   11,331
              Sum of Present Values                                 13,531

Shares Outstanding                        193,667      Per Share    $69.87



                            NATIONAL CAPITAL, L.L.C.

                        DISCOUNTED FUTURE RETURNS METHOD
                           PRESENT VALUE CALCULATIONS

                            Ibbotson Build Up Method


                            September 2002

Riskless Rate                                          4.26%
Equity Risk Premium                                    7.40%
Industry Risk Premium                                 -0.16%
Size Premium                                           3.30%
Specific Company Premium                               2.00%
                                                      ------
Cost of Equity Estimate                               16.80%
                                                      ======



                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD

                               NATIONAL COMPOSITE
                                ASSETS 100-150MM
                               7/1/01 TO 10/22/02


NUMBER OF TRANSACTIONS                      34

                                                                80% TRIM
                                        AVERAGE      MEDIAN      AVERAGE

BOOK VALUE MULTIPLE                       1.92         1.86        1.85

EARNINGS MULTIPLE                        18.35        15.83       16.74

PRICE TO DEPOSITS                        18.99        19.01       18.72

PRICE TO ASSETS                          16.33        16.34       16.03

PREMIUM TO CORE DEPOSITS                 10.78         9.88       10.36



                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD

                               INDICATION OF VALUE
                                MARKET VALUATION
                                     METHOD

                                                   RELEVANT     MARKET
                                       AVERAGE      FACTOR       VALUE       WEIGHT

BOOK VALUE MULTIPLE                       1.92       17,655    $ 33,892         15%

EARNINGS MULTIPLE                        18.35        1,820    $ 33,395         40%

PRICE TO DEPOSITS                        18.99      110,125    $ 20,914         20%

PRICE TO ASSETS                          16.33      127,125    $ 20,763         15%

PREMIUM TO CORE DEPOSITS                 10.78       70,705    $ 25,278         10%

           TOTAL WEIGHTS                                                       100%

            MARKET VALUE                                       $ 28,267



                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD

                                  REALITY CHECK


TOTAL ASSETS                         $    127,125

4 YR. RETURN ON AVERAGE ASSETS                 --

4 YR. RETURN ON EQUITY                         --
                                                            COMPARABLE
WHOLE BANK SALES PRICE                     28,267

BOOK VALUE MULTIPLE                          1.60               1.85

EARNINGS MULTIPLE                           15.53              16.74

PRICE TO DEPOSITS                           25.67              18.72

PRICE TO ASSETS                             22.24              16.03

PREMIUM TO CORE DEPOSITS                    15.01              10.36



                            NATIONAL CAPITAL, L.L.C.

                    COMPARABLE WHOLE BANK TRANSACTIONS METHOD


                                 SHARE VALUATION



COMMON SHARES                               193,667

BANK INDICATED VALUE                   $     28,267

PERCENTAGE OF BANK OWNED                     100.00%
                                                             PER SHARE
INDICATED VALUE OF BANK                                    $     145.96

PLUS CASH AT BANCSHARES                $        502        $       2.59

LESS DEBT AT BANCSHARES                $         --        $         --

BANCSHARES INDICATED VALUE/SHARE                           $     148.55

BANCSHARES INDICATED VALUE                                   28,768,847


                            NATIONAL CAPITAL, L.L.C.

Zachary Bancshares, Inc.
Fairness Opinion


                                    EXHIBIT I

                             VALUATION CALCULATIONS

                  CAPITALIZATION OF HISTORICAL EARNINGS METHOD

                  CAPITALIZATION OF HISTORICAL EARNINGS METHOD


                  DEC94      DEC95      DEC96      DEC97      DEC98      DEC99      DEC00      DEC01
                 -------    -------    -------    -------    -------    -------    -------    -------
EOY Assets        64,408     66,858     76,026     77,806     83,655     85,295     90,122     96,714
Deposits          58,661     59,678     68,551     69,611     74,864     74,014     79,750     85,562
Capital            5,422      6,846      7,220      7,811      8,490      8,965      9,921     10,829
Income               728        786        829        937      1,054      1,223      1,147      1,231
Dividend             267        375        400        360        384        450        475        480
Jumbo Deposits    17,092     18,297     25,814     28,014     29,088     28,030     28,316     31,177

Payout              36.7%      47.7%      48.3%      38.4%      36.4%      36.8%      41.4%      39.0%
Core Dep            70.9%      69.3%      62.3%      59.8%      61.1%      62.1%      64.5%      63.6%
ROA                 1.13%      1.18%      1.09%      1.20%      1.26%      1.43%      1.27%      1.27%
C/A                 8.42%     10.24%      9.50%     10.04%     10.15%     10.51%     11.01%     11.20%

Weighting                                               1          2          3          4          5

Weighted Average Historical Earnings                    1,164
Capitalization Rate                                      8.85% based on Barely Public Company P/E
Indicated Value                                    13,150,940             (1 / 11.30%)
Shares Outstanding                                    193,667
Indicated Value per Share                               67.90



                            NATIONAL CAPITAL, L.L.C.

Zachary Bancshares, Inc.
Fairness Opinion



                                    EXHIBIT J

                      CONTROL PREMIUM STUDIES AND EVIDENCE

--------------------------------------------------------------------------------

              CONTROL PREMIUMS AND MINORITY INTEREST DISCOUNTS(1)

The existence of control premiums has been documented in numerous studies of publicly traded stocks.(2) For example, in the Mergerstat Review 1990, published by Merrill Lynch, the average control premium derived from the acquisition of 185 public companies in 1990 was 42 percent.(3) The Mergerstat Review was based on the differences between market prices of each of the publicly traded acquired companies five days before buyout announcements and the actual buyout prices.

Based upon the Mergerstat Review reports and other studies, control premiums are generally in the range of 20 to 50 percent or more from the freely tradable pricing of the public markets. In other words, control premiums are applied to freely tradable minority interest (or as-if-freely-tradable) valuation bases.

As noted above, a minority interest discount is applied to the value of the enterprise to reflect the absence of control. In other words, the purpose of a minority interest discount is to eliminate the control premium from a controlling interest valuation base. An example using a hypothetical company will explain the relationships.

I.   APPLICATION OF CONTROL PREMIUM
     Market Price (freely tradable, minority interest) $    100.00   per share
   + Control Premium (assume 40%)                            40.00   per share
                                                       -----------
   = Controlling Interest Price                             140.00   per share

II.  APPLICATION OF MINORITY INTEREST DISCOUNT
     Controlling Interest Price                        $    140.00   per share
   - Minority Interest Discount
     [1-(1/ 1.40)% = 28.6%]                                 (40.00)  per share
                                                       -----------
   = Minority Interest Price
     (freely tradable, minority interest)                   100.00   per share

In the first example, we began with the freely tradable minority interest price (for example, the publicly traded price) and added a control premium of 40 percent. The minority interest discount, which in this case is 28.6 percent, is defined as the elimination

----------

(1) The information contained in this document is based heavily on Shannon P. Pratt's book Valuating a Business, 2d ed. (Homewood, Ill.: Business One-Irwin,
1989) and Z. Christopher Mercer's book Valuing Financial Institutions, (Homewood, Ill.: Business One-Irwin, 1992).

(2) For further references on these concepts, see Appendix D of Valuating a Business, p. 705. Dr. Pratt's staff periodically updates this bibliography as a courtesy to the appraisal profession. These updates are published by the Business Valuation Committee of the American Society of Appraisers in regular issues of Business Valuation Review, which is a current source of theoretical and practical articles on topics related to business appraisal.

(3) Mergerstat Review 1990, 1991, pp. 100-101. (Mergerstat Review was published by W.T. Grimm & Co. until 1987, when it was acquired by Merrill Lynch.) The publication, prepared each year, is a common reference source related to control premiums and other aspects of market transactions.

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of the control premium, so it is calculated as shown in the second example.
While the relationship between the controlling interest price and the freely tradable minority interest price - and the corollary relationship between the control premium and the minority interest discount - are fairly straightforward, they are the subject of much confusion by appraisers, courts, and other users of business appraisals.


MARKETABILITY DISCOUNTS

Readers should not confuse the minority interest discount with the marketability discount. They are separate discounts and are applied to different valuation bases. We have just seen that the minority interest discount is applied to a controlling interest valuation base to eliminate the value attributable to elements of control. The marketability discount is applied to a freely tradable valuation base to penalize a subject valuation interest for its comparative lack of marketability or liquidity.

Theoretically, the marketability discount is the discount necessary to generate a sufficient increment in return to the holder of a minority interest of an entity's closely-held shares to induce the purchaser to make this particular investment, rather than an alternative investment identical in all respects save marketability.(4) Stated alternatively, if predictable and observable returns can be obtained from the two similar investments - one in a marketable stock and the other in a nonmarketable stock - other things being equal, a rational investor will pay somewhat less for the nonmarketable shares than for the freely tradable shares.

Marketability discounts can range from very small (in the range of 5-10 percent) to quite large (60-70 percent or more). The basic logic for the marketability discount lies in illiquidity and the inherent riskiness this implies; therefore, all else equal, a marketable interest is worth more than a nonmarketable but otherwise identical interest.

Risks associated with illiquidity include the inability to dispose of an interest in the face of deteriorating company or industry conditions, as well as the inability to sell the interest if the investor's personal situation requires liquidity. Illiquidity, then, can pose substantial risks to investors. In addition, most closely-held companies do not pay regular dividends to shareholders. Consequently, the expectation of achieving a reasonable rate of return from an investment in a minority interest of a closely-held company is often extended until ultimate disposition, over which the shareholder has no control. It is no small wonder, then, that marketability discounts can be quite large.

----------

(4) The marketability discount provides the incremental return (reward) necessary to offset the risks associated with a long or indeterminable holding period until liquidity can be achieved. The concept of developing values based upon comparisons with alternate investments is inherent in the definition of fair market value. The hypothetical willing buyer makes comparisons with alternative investment opportunities before engaging in a transaction. At the same time, the hypothetical willing seller must also make similar comparisons in order to evaluate the reasonableness of an offer for his or her closely-held business interest. Revenue Ruling 59-60, which defines fair market value, outlines several ways that hypothetical investors (and real-life appraisers) can look at alternative investments.

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MINORITY INTEREST DISCOUNTS VERSUS MARKETABILITY DISCOUNTS

Minority discounts and marketability discounts are separate and distinct valuation discounts. They are applied to different valuation bases and are designed to account for different valuation factors. Nevertheless, one of the more common mistakes that appraisers (and, unfortunately, courts) make is to confuse, mix or combine the two discounts.

There is no such measurable adjustment factor as a "discount for marketability and minority interest." Unfortunately, this mysterious discount has been applied in numerous valuations prepared by business appraisers (or would-be business appraisers) and in all too many court decisions.

The use of the minority interest and marketability discounts in combination in the same valuation presumes that the base valuation reference point is a controlling interest value, that a minority interest discount is applied to eliminate the control element in the valuation, and that therefore a marketability discount is applied to derive the value on a nonmarketable minority interest basis.

It is important to note that minority interest and marketability discounts are successive and multiplicative rather than additive. Following through from the example of discount applications above, the sequential application of the two discounts is shown below, beginning from a controlling interest value base.

III. APPLICATION OF SUCCESSIVE MINORITY INTEREST AND MARKETABILITY DISCOUNTS
     Controlling Interest Price (per Example II)                $  140.00   per share
   - Minority Interest Discount
       (28.6% discount to eliminate a 40% control premium)         (40.00)  per share
                                                                ---------
   = As-if-freely-tradable price
       (minority interest basis)                                   100.00   per share
   - Marketability discount
       (assume 35% is appropriate)                              $  (35.00)  per share
                                                                ---------
   = Nonmarketable minority interest value                          65.00   per share


The combined discounts total 53.6 percent from the controlling interest base value in the example. The total discount can be calculated in two ways. First, dividing the nonmarketable minority interest discount by the controlling interest price and subtracting from 1 (or 100%) yields a total discount of 53.6 percent:

    ($ 65)
1 - ------% = 53.6%
    ($140)

Second, the successive and multiplicative nature of the discounts can be seen by the following calculation, which yields the same result. Using the discounts shown above for

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the minority interest discount (28.6 percent) and the marketability discount (35 percent), the total effective discount is calculated:

    1 - [(1-28.6%)x(1-35%)]%=53.6%

In the present example, a total discount from the controlling interest base value of well over 50 percent is established after applying successive minority interest discounts (to eliminate control) and marketability discounts (to account for illiquidity). This example is not at all unrealistic and is in the
(wide) range of typical discounts for nonmarketable minority interests in relationship to controlling interest vales for closely-held business interests.

THE MINORITY STOCKHOLDER'S SITUATION

         Minority stock interests in a "closed" corporation are usually worth much less than the proportionate share of the assets to which they attach(5)

The above statement, from a 1935 stock valuation case that is still widely quoted, captures the essence of the minority stockholder's situation. This revelation comes as a shock to many people, who may have always assumed that a partial interest is worth a pro rata portion of the value of the total enterprise.

H. Calvin Coolidge, a former bank trust officer with extensive experience in dealing with and selling (or attempting to sell) minority interests in closely held companies, presents a cogent summary of the minority stockholder's position.

         The holder of a minority interest can at best elect only a minority of the directors, and for corporations chartered in states which do not permit cumulative voting, he may not be able to elect even one director. Lacking control of the board of directors, he cannot compel payment of dividends which must be declared equally and which would give him his pro rata share of earnings. Lacking control of the board of directors, he cannot compel his election as an officer or his employment by the corporation, which the holders of the controlling interest can do, often with resultant handsome compensation. In short, the holder of a minority interest has no voice in corporate affairs and is at the mercy of the holders of the controlling interest who have no reason to pay anything but a token dividend, if any, and no reason to buy out the minority holder except at a nominal price.

         A willing buyer contemplating purchase from a willing seller of a minority interest, being under no compulsion to buy (which would exclude a buyer already owning some shares whose new purchase would cover control), would suffer the same disadvantage of lack of control. The buyer is asked to make an investment with no assurance as to the certainty of current yield or as to when, or the amount at which, he may be able to liquidate his investment. Regardless, therefore, of the value of 100% of the corporation, the buyer will not purchase a minority



----------

(5) Cravens v. Welch, 10 Fed. Supp. 94 (1935)

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         interest except at a discount from its proportionate share of the value of 100% of the corporation.(6)

The lack of concurrence between the value of stock and the corporation's underlying assets was clearly established by the U.S. Supreme Court back in 1925:

         The capital stock of a corporation, its net assets, and its shares of stock are entirely different things... the value of one bears no fixed or necessary relation to the value of the other.(7)

An oft-cited U.S. Tax Court case quoted the above, adding:

         This is particularly true as to minority interests in a closed corporation...(8)

That minority shareholders often find themselves disadvantaged compared to controlling shareholders is attested to by the fact that the oft-quoted, lengthy, and scholarly two-volume treatise O'Neal's Oppression of Minority Shareholders is doing well in its second edition, published in 1985. In the preface to that edition, the authors comment on the growing amount of minority shareholder litigation:

         Most American lawyers do not realize the tremendous amount of litigation in this country arising out of shareholder disputes. Since the publication of the first edition of this treatise, the volume of litigation grounded on minority shareholder oppression - actual, fancied, or fabricated - has grown enormously, and the flood of litigation shows no sign of abating. The increase in litigation has been pronounced in both federal and state courts, with an especially large number of suits challenging the validity of "cash-out" mergers. Also worthy of note is that in the last four or five years there has been a substantial increase in the number of suits minority shareholders have brought for involuntary dissolution of their corporation or to force majority shareholders to purchase their shares.9

Pratt, in Valuing a Business, suggests three broad approaches to the valuation of minority interests:

     1. Determine the value of the total enterprise on a control basis, and deduct any discounts appropriate for minority interest and/or lack of marketability.

     2. Value the interest by direct comparison with other minority interest transactions. (Since most available data on minority interest transactions deal with publicly traded stocks, this approach usually requires the further step of

----------

(6) H. Calvin Coolidge, "Discount for Minority Interest: Rev. Rul. 79-7's Denial of Discount Is Erroneous," Illinois Bar Journal 68 (July 1980), p. 744

(7) Ray Consol. Copper Co. v. United States, 45 S. Ct. 526 (1925)

(8) Drayton Cochran et al., 7 T.C.M. 325 (1948)

(9) F. Hodge O'Neal and Robert B. Thompson, O'Neal's Oppression of Minority Shareholders, 2nd ed., vol. 1 (Wilmette, Ill.: Callaghan & Company, 1985), p.
iii. The term cash-out merger is sometimes used to mean a squeeze-out or freeze-out merger, in which minority shareholders receive cash for their shares. They cannot block the merger or demand consideration other than cash. If they are not satisfied with the amount of cash offered, their remedy is to demand an appraisal of the stock under dissenter's appraisal rights statutes. See, for example, Roland International Corp. v. Najjar, 407 A.2d 1032, 1033 (Del. S. Ca.
1979)

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          deducting a discount for the lack of marketability but no further deduction for minority interest.)

     3. Value the interest with a "bottom-up" approach based on the discounted future returns the shareholder may expect to realize through dividends and/or liquidation of the interest at some future date.


PROBLEMS IN LIQUIDATING MINORITY SHARES OF CLOSELY HELD COMPANIES

A corollary to the disadvantages associated with lack of control is lack of marketability. Although the minority interest status and degree of liquidity (marketability) of the investment are two different concepts, they are interrelated. The disadvantages associated with the minority status make it very difficult to find buyers for minority shares of nonpublic companies, further reducing the value of such shares. In fact, unless there is some provision for sale of the shares through either the articles of incorporation or a contract, the minority shareholder may be unable to find anyone willing to buy the shares at any price.

         RESTRICTIVE AGREEMENTS

Many minority shares are subject to restrictions on transfer. The typical restriction gives the company and/or each of the company's stockholders a right to first refusal, thus putting any potential sale on hold for two or three months or longer. As a practical matter, few potential buyers would make a firm offer to buy and leave their offers open for that length of time. Thus, such restrictive agreements further reduce the marketability, and, hence, the value of the shares. Some restrictions on sale are far more onerous than a simple right of first refusal, thus limiting the shares' marketability even further.

         LACK OF RIGHT TO PARTITION

Discounts for minority interests in direct investment in real estate, when taken at all, usually are only about 15 to 20 percent below a pro rata proportion of the value of the total parcel. Sometimes people more familiar with direct investments in real estate than with investments in business accord similarly low minority interest discounts to investments in business interests.

As discussed earlier, the controlling owner of a business enterprise has an extremely wide diversity of options available, some of which may benefit control owners without benefiting minority owners. Of particular importance in protecting the interest of minority owners of real estate is the legal right to partition, the right to demand that the property be divided up and the majority owner given title to his or her share (or to demand sale of property if partitioning is impractical.) With a few exceptions (noted subsequently in the Rights to Dissolution or Sale of Stock section), no such rights are available to minority stockholders.

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         LACK OF RIGHT TO PARTICIPATE IN A SALE

Many minority stockholders assume that if a controlling interest is sold, they have the right to receive the same price for their shares as the controlling shareholders. Generally speaking, however, unless there are special state laws or protective provisions in the articles of incorporation, this is not true. There have been many situations on which controlling stockholders sold out and minority shareholders subsequently accepted offers for their shares at a fraction of the price per share the controlling shareholders received.

O'Neal and Thompson make the following statement regarding the traditional doctrine on sale of control:

         The traditional view is that a shareholder, irrespective of whether he is also a director, officer, or both, may sell his shares, just as other kinds if personal property, for whatever price he can obtain, even if his shares constitute a controlling block and the price per share is enhanced by that fact. Further, he is under no obligation to obtain for other shareholders an opportunity to sell their shares on the same favorable terms he is receiving or even to inform them of that price or the terms of the sale. (10)

There has been much bitter litigation over this point, and the authors footnote many court case citations. The flavor of the decisions is captured in their paraphrasing of the findings in two cases:

         Majority shareholder has no duty to see that minority shareholders are allowed to join in a sale of stock at the same price per share and on the same terms offered for shares constituting the controlling interest [Claget v. Hutchinson, 583 F.2d 1259 (CA4, 1978)].

         ------------------------------------------------------------

         Majority shareholders did not breach their fiduciary duty by selling control at a premium, by inviting some (but not all) minority shareholders to sell also and share in the premium, or by failing to disclose these facts to the other minority shareholders [Richie v. McGrath, 1 Kan App.2d 481, 571 P2d 17 (1977)].(11)

STATE STATUTES AFFECTING MINORITY STOCKHOLDER RIGHTS

Statutes affecting minority stockholders' rights vary greatly from state to state. These statutes, and the case law developed pursuant to each, can have an extremely important bearing on the values of certain minority interests in many situations.

         REQUIREMENTS FOR SUPERMAJORITY VOTES

In some states, a simple majority can approve major actions such as a merger or a sale of a company. Other states require a two-thirds or even greater majority to approve such

----------

(10) O'Neal and Thompson, O'Neal's Oppression. p. 4

(11) Ibid., p.10.

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actions, which means that a minority of just over one third has the power to block them thus giving large majority interests a form of "blocking power."

Both types of actions that require a supermajority vote and the size of the supermajority required for each action vary considerably from state to state, and many states are undergoing processes of review and change. The tendency is toward requiring only a simple majority (anything above 50 percent) rather than a supermajority to authorize most or all corporate actions.

         RIGHT TO DISSOLUTION OR SALE OF STOCK

An increasing number of states are enacting statutes enabling minority shares aggregating some specified percentage of the total outstanding to petition the courts to force dissolution of the corporation under certain circumstances. Such statutes generally provide that controlling stockholders can prevent dissolution in such cases by paying the petitioners for dissolution the fair value of their shares. By far the largest amount of litigation regarding the value of shares under such statutes has been pursuant to California Corporation Code Section 2000.

         DISSENTING-STOCKHOLDER APPRAISAL RIGHTS

Most states have statutes allowing minority stockholders to dissent if a company merges, sells all or nearly all of its assets, or undergoes some other fundamental change. In most cases, the dissenters' remedy is to have their shares appraised and be paid that value in cash. In most states, the standard of value for dissenting-stockholder actions is "fair value." A few states (including Louisiana) still specify "fair market value," but recently several have changed their dissenting-stockholder statutory standard of value to "fair value."

Most states require that if a minority stockholder wishes to dissent to a corporate action, the decision to dissent must be registered in writing at or within a few days following the stockholder meeting at which the action is approved by the majority of stockholders. This registration of dissent often is referred to as perfecting dissenters' appraisal rights. The courts are virtually unanimous in prohibiting dissenters' appraisal rights unless they have been perfected within the amount of time specified in the statute.

EFFECT OF DISTRIBUTION OF OWNERSHIP

If one person owns 49 percent of a company's stock and another owns 51 percent, the 49 percent holder has little or no control of any kind. However, if two stockholders own 49 percent and a third owns 2 percent, the 49 percent stockholders may be on a par with each other depending on who owns the other 2 percent. The 2 percent stockholder may be able to command a premium over the normal minority interest value for that particular block of stock because of its swing vote power.

If each of the three stockholders or partners owns a one-third interest, no one has complete control. However, no one is in a relatively inferior position, unless two of the

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three have close ties with each other that the third does not share. Each of equal individual interests normally are worth less than a pro rata portion of the total enterprise's worth; thus, the sum of the values of the individual interests usually is less than what the total enterprise could be sold for to a single buyer. However, the percentage discount from pro rata value for each such equal interest normally would be smaller than that for a minority interest with no control whatsoever.

Each situation must be analyzed individually with respect to the degree of control, or lack of it, and the implications for the minority interest's value.


VOTING VERSUS NONVOTING SHARES

The difference in value, if any, between voting and nonvoting minority shares depends largely on the size of the block and the distribution of ownership. In general, the greater the extent to which the issue of control is involved, the greater the impact of voting rights on the stock's value. As noted earlier, when swing votes are involved, the value impact can be considerable.

There have been several empirical studies on the price differentials between voting and nonvoting publicly traded stocks. The market data indicate that for small minority interests, the market generally accords very little or no value to voting rights. Where differentials in favor of voting stock exist, they generally have been under 5 percent, and no study has indicated a differential of over 10 percent. Again, the distribution of stock can have a bearing. If one stockholder has total control anyway and there is no cumulative voting, the question of whether the minority shares are voting or nonvoting is academic unless a split-up of the control block is foreseeable.

Restrictive agreements also can have a bearing. Some voting stocks are subject to an agreement that causes them to be converted to nonvoting stock in the event of a transfer. Such a provision can render voting rights virtually impotent for valuation purposes.


HOW THE APPLICABLE STANDARD OF VALUE AFFECTS MINORITY INTERESTS

The applicable standard of value for the vast majority of valuation situations falls into one of four categories: (1) fair market value, (2) investment value,
(3) intrinsic value, or (4) fair value. The applicable standard of value is determined primarily by the purpose and circumstances of the valuation. In some situations, the applicable standard of value is mandated by law. In others, the choice of standard of value lies within the discretion of the parties involved.

         FAIR MARKET VALUE

The fair market value standard implies a price at which an arm's-length transaction would be expected to take place between normally motivated investors under open market conditions, without considering any special benefits for any particular buyer or seller. Considering the unattractiveness of minority interests in closely held companies to

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investors at large, the discount from a proportionate share of enterprise value under the fair market value standard normally is quite large.

         INVESTMENT VALUE

The investment value standard is the value to a particular investor considering that investor's cost of capital, perception of risk and other unique characteristics. Because of the particular attributes of ownership that may have unique appeal to any specific investor, the investment value of a minority interest in a certain enterprise may be equal to, greater than, or less than fair market value and also equal to, greater than, or less than a pro rata portion of the total enterprise value.

         INTRINSIC VALUE

Intrinsic value (sometimes called fundamental value) is the value inherent in the characteristics of the investment itself. It is rarely used as a standard of value in and of itself. More commonly, the term is referred to, and some of the notions it implies used, in the context of one of the other three standards of value.

         FAIR VALUE

The fair value standard suffers from lack of consistent definition from one context to another. It most often crops up as the statutory standard of value applicable to appraisals under dissenting-stockholders' rights or rights to dissolution. Such valuations by their nature are valuations of minority interests. The need to interpret the meaning of this standard of value from a study of the legal precedents in minority stockholder actions in each of the 50 states and Canada poses a continuing challenge to the appraisal profession. Certain precedents - including, for example, those pursuant to California Corporations Code Section 2000 - have suggested that fair value be interpreted to mean fair market value without a minority interest discount (a proportionate share of enterprise value). However, research of the specifically applicable legal precedents is very important in each context to which the fair value standard is determined to apply.

Even when a proportionate share of enterprise value is an indicated interpretation of "fair value," precedents as to which factors to consider and the relative weights to accord to each vary considerably. Generally, but not always, unless liquidation is in prospect, emphasis will be on factors that bear on the enterprise's going-concern value rather than on its liquidation value.

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Zachary Bancshares, Inc.
Fairness Opinion



                                    EXHIBIT K

                   MARKETABILITY DISCOUNT STUDIES AND EVIDENCE

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                      DISCOUNT FOR LACK OF MARKETABILITY(1)

An adjustment is warranted for lack of marketability to reflect the lack of a recognized market for closely held business interests. Investors prefer investments that have access to a liquid secondary market and may be readily sold. Interests without such marketability characteristics would normally sell at a discount from prices of comparable publicly traded interests. It is important to recognize that there are degrees of marketability. These degrees of marketability depend on the circumstances in each case.

In selecting a discount for lack of marketability, we considered several subjective factors, some of which include:

       o Stocks with no or low dividends suffer more from lack of marketability than stocks with high dividends.

       o Generally, the most powerful factor that could reduce or eliminate a discount for lack of marketability would be the existence of a "put" right.

       o The existence of a reasonable number of potential buyers or even one strong potential buyer (often demonstrated by past activity in the company's stock) could dampen the discount for lack of marketability. For example, if an ESOP regularly purchases shares, the possibility of sometime selling shares to the ESOP may cause the discount to be less than if the ESOP did not exist.

       o The more restrictions attached to the interests, the higher the discount.


MARKETABILITY STUDIES

There are two general types of empirical studies designed to quantify the valuation adjustments associated with the lack of marketability of minority ownership interests in closely held businesses:

    1. Discounts on the sale of restricted shares of publicly traded companies, and

    2. Discounts on the sale of closely held company shares - compared to prices of subsequent initial public offerings of the same company's shares.

----------

(1) Much of the following information was excerpted from Shannon P. Pratt, Robert F. Reilly, Robert P. Schweihs "Discount for Lack of Marketability," Valuing Small Businesses & Professional Practices, Third Edition, McGraw-Hill

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MARKETABILITY DISCOUNTS EXTRACTED FROM PRICES OF RESTRICTED STOCKS

One body of empirical specifically isolates the pricing implications of marketability from all other valuation-related factors: the body of data on transactions in letter stocks. A letter stock is identical in all respects buy one to the freely traded stock of a public company. It is restricted from trading on the open stock market for a certain period of time. The duration of the restrictions varies from one situation to another. Since marketability is the only difference between the letter stock and its freely traded counterpart, the analyst may quantify differences in the price at which letter stock transactions take place compared with open market transactions in the same stock on the same date. This difference will provide some evidence of the price spread between (1) a readily marketable security and (2) one that is otherwise identical but subject to certain restrictions on its marketability.


SEC Institutional Investor Study

In a major SEC study of institutional investor actions, one topic was the amount of discount at which transactions in restricted stock (or letter stock) occurred compared to the prices of identical but unrestricted stock on the open market.(2) The letter stock transactions were segregated into the markets in which their unrestricted counterparts traded. The four markets used in the study were the New York Stock Exchange, American Stock Exchange, over-the-counter
(OTC) reporting companies, and over-the-counter non-reporting companies. Because most small businesses are much smaller than the typical well-known public companies, the smaller non-reporting public companies may have characteristics that are more comparable to the subject small business. However, since these non-reporting public need not report to the SEC, one may have difficulty in obtaining information about them.

Compared to their free-trading counterparts, the price discounts on the letter stocks were the least for NYSE companies and increased, in order, for AMEX-listed stocks, OTC reporting companies, and OTC non-reporting companies. For OTC non-reporting companies, the largest number of observations fell in the 30 to 40 percent price discount range, with the average being 32.6 percent. Slightly over 56 percent of the OTC non-reporting companies had price discounts greater than 30 percent on the sale of their restricted stock, compared with the stock market price of their free-trading stock. Slightly over 30 percent of the OTC reporting companies were discounted over 30 percent, and over 52 percent had price discounts over 20 percent.

Considering all transactions across all four exchanges, the overall average price discount was 25.8 percent and the median price discount was about the same.

----------

(2) "Discounts Involved in Purchases of Common Stock," in U.S. 92nd Congress, 1st Session, House, Institutional Investor Study Report of the Securities and Exchange Commission.

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Gelman Study

In 1972, Milton Gelman published the results of his study of prices paid for restricted securities by four closed-end investment companies specializing in restricted securities investments.3 From 89 transactions between 1968 and 1970, Gelman found that (1) both the arithmetic average and median price discounts were 33 percent and that (2) almost 60 percent of the purchases were at price discounts of 30 percent and higher. The distribution of price discounts found in the Gelman study is presented on the following page.


                                   NUMBER OF              PERCENT OF
   SIZE OF DISCOUNT              COMMON STOCKS              TOTAL
------------------------   --------------------------   ---------------
    Less than 15.0%                    5                       6
     15.0% - 19.9%                     9                      10
     20.0% - 24.9%                    13                      15
     25.0% - 29.9%                     9                      10
     30.0% - 34.9%                    12                      13
     35.0% - 39.9%                     9                      10
    40.0% and Over                    32                      36
           TOTAL                      89                     100


Trout Study

In a study of letter stocks purchased by mutual funds from 1968 to 1972, Robert Trout attempted to construct a financial model that would provide an estimate of the price discount appropriate for a private company's stock.4 His multiple regression model involved 60 purchases and found an average price discount of
33.45 percent for restricted stock from freely traded stock. As the SEC study previously showed, Trout also found that companies with stock listed on national exchanges had lower discounts on their restricted stock transactions than did companies with stock traded over-the-counter.


Moroney Study

In an article published in the March 1973 issue of Taxes, Robert E. Moroney presented the results of a study of the prices paid for restricted securities by 10 registered investment companies. The study reflected 146 purchases. The average price discount for the 146 transactions was 35.6 percent and the median discount was 33.0 percent.

----------

(3) Milton Gelman, "An Economist-Financial Analyst's Approach to Valuing Stock of a Closely Held Company," Journal of Taxation, June 1972

(4) Robert R. Trout, "Estimation of the Discount Associated with the Transfer of Restricted Securities," Taxes, June 1977.

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

--------------------------------------------------------------------------------

Maher Study

Another well-documented study on lack of marketability discounts for closely held business ownership interests was performed by J. Michael Maher and published in the September 1976 issue of Taxes. Maher's analytical method was similar to Moroney's in that it compared prices paid for restricted stocks with the market prices of their unrestricted counterparts. Maher found that mutual funds were not purchasing restricted securities during 1974 and 1975, which were very depressed years for the stock market. Therefore, the data actually used covered the five-year period from 1969 through 1973. The study showed, "The mean discount for lack of marketability for the years 1969-73 amounted to 35.43 percent." Maher further eliminated the top and bottom 10 percent of purchases in an effort to remove especially high and low risk situations. The result was almost identical with the outliers removed, with the average price discount of
34.73 percent.


Standard Research Consultants Study

In 1983, Standard Research Consultants analyzed recent private placement of common stock to test the current applicability of the SEC study.(5) Standard Research Consultants studied 28 private placements of restricted common stock from October 1978 through June 1982. Price discounts ranged from 7 percent to 91 percent, with a median of 45 percent.


Willamette Management Associates Study

Willamette Management Associates analyzed private placements of restricted stocks for the period January 1, 1981 through May 31, 1984. The early part of this study overlapped the last part of the SRC study, buy few transactions took place during the period of overlap. Most of the transactions in the Willamette Management Associates study occurred in 1983.

Willamette Management Associates identified 33 transactions during that period
(1) that could reasonably be classified as arm's length and (2) for which the price of the restricted shares could be compared directly with the price of trades in identical buy unrestricted shares of the same company at the same time. The median price discount for the 33 restricted stock transactions compared to the prices of their freely tradable counterparts was 31.2 percent.

The slightly lower percentage price discounts for private placements during this time may be attributable to the somewhat depressed pricing in the public stock market. This, in turn, reflected the recessionary economic conditions prevalent during most of the period of the study. This study supports the long-term average price discount of 35 percent for transactions in restricted stock compared with the prices of their freely tradable counterparts.

----------

(5) William F. Pittock and Charles H. Stryker, "Revenue Ruling 77-287 Revisited," SRC Quarterly Reports, Spring 1983

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

--------------------------------------------------------------------------------

Silber Study

In a 1991 article in the Financial Analysts Journal, William L. Silber presented the results of analysis of 69 private placements of common stock of publicly traded companies between 1981 and 1988.(6) He found that the average price discount was 33.75 percent, very consistent with earlier studies.

Silber also found that the size of the price discount tended to be higher for private placements that were larger as a percentage of the shares outstanding.


FMV Opinions, Inc. Study

An article in the January/February 1994 issue of Estate Planning referenced a study by FMV Opinions, Inc., that "examined over 100 restricted stock transactions from 1979 through April 1992."(7) The FMV study found a mean price discount of only 23 percent.


Management Planning, Inc. Study

Management Planning performed a study titled "Analysis of Restricted Stocks of Public Companies: 1980 - 1995," which covered a total of 49 transactions after eliminations for various factors.(8) The elimination factors included the following:

         1. Any company that suffered a loss in the fiscal year preceding the private transaction.

         2. Any company defined as a "start-up" company (defined as having revenues of less than $3 million).

         3.       Any transactions that were known to have registration rights.

There was clear size effect, with smaller companies tending to have larger discounts, as shown in the following table.

----------

(6) William L. Silber, "Discounts on Restricted Stock: The Impact of Illiquidity on Stock Prices," Financial Analysts Journal, July-August 1991.

(7) Lance S. Hall and Timothy C. Polacek, "Strategies for Obtaining the Largest Valuation Discounts," Estate Planning, January/February 1994.

(8) See Chapter 12 in Z. Christopher Mercer, Quantifying Marketability Discounts (Memphis: Peabody Publishing, 1997).

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

--------------------------------------------------------------------------------

             ANALYSIS OF RESTRICTED STOCK DISCOUNTS BY REVENUE SIZE

                                                       AVERAGE                               RANGE OF DISCOUNTS
                                       % OF            REVENUES          AVERAGE        ------------------------------
           REVENUES                   SAMPLE         ($ MILLIONS)       DISCOUNTS            LOW              HIGH
------------------------------     ------------      ------------     ------------      ------------      ------------
Under $10 million                      28.6%              6.6             32.9%              2.8%             57.6%
$10 - $30 million                      22.4%             22.5             30.8%             15.3%             49.8%
$30 - $50 million                      20.4%             35.5             25.2%              5.2%             46.3%
$50 - $100 million                     16.3%             63.5             19.4%             11.6%             29.3%
Over $100 million (adjusted)(a)         8.2%            224.9             14.9%              0.0%             24.1%

OVERALL SAMPLE AVERAGES                95.9%             47.5             27.7%              0.0%             57.6%

NOTE:

----------
(a.) Excludes Sudbury Holdings, Inc. whose private placement consisted of 125% of the pre-transaction shares outstanding. Also excludes Starrett Housing Corp. which is one of the five most thinly traded companies in the sample.

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

--------------------------------------------------------------------------------

SUMMARY OF EMPIRICAL STUDIES ON RESTRICTED STOCK TRANSACTIONS

The ten empirical studies of restricted stock transactions reported above cover several hundred transactions spanning the late 1960s through 1995. Considering the number of independent researchers and the very long time span encompassing a wide variety of market conditions, the results are remarkably consistent, as set forth in the table below.

                                                             YEARS COVERED                 AVERAGE
STUDY                                                          IN STUDY                  DISCOUNT (%)
-----                                                        -------------               ------------
SEC Overall Average                                            1966-1969                   25.8%
SEC Non-reporting OTC companies                                1966-1969                   32.6%
Gelman                                                         1968-1970                   33.0%
Trout                                                          1968-1972                   33.5%
Moroney                                                           (a)                      35.6%
Maher                                                          1969-1973                   35.4%
Standard Research Consultants                                  1978-1982                   45.0%(b)
Willamette Management Associates                               1981-1984                   31.2%(b)
Silber                                                         1981-1988                   33.8%
FMV Opinions, Inc.                                          1979-April 1992                23.0%
Management Planning, Inc.                                      1980-1995                   27.7%

                                                                Average                    32.4%

NOTES:
----------

(a) Although the years covered in this study are likely to be 1969-1972, no specific years were given in the published account.

(b)      Median discount

STUDIES OF PRIVATE TRANSACTIONS BEFORE INITIAL PUBLIC OFFERINGS

Before the 1980s, virtually all the empirical research directed at quantifying the value impact of marketability (or the discount for lack of marketability) focused on comparisons between the prices (1) of freely tradable shares of stock and (2) of restricted buy otherwise identical shares of stock. Observers agreed that price discounts for lack of marketability for ownership interests of closely held companies were greater than those for restricted shares of publicly held companies. This is because the closely held ownership interests had no established market in which they could eventually sell following the removal of certain trading restrictions. However, data for quantifying how much greater this price discount should be had not yet been developed and analyzed.

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

--------------------------------------------------------------------------------

During the 1980s, an investment banking firm and a valuation firm independently undertook development of data with which to address this question. Both firms used data from registration statements.


Emory Studies

Eight separate studies were undertaken by John D. Emory of Robert W. Baird & Company, an investment banking firm headquartered in Milwaukee, Wisconsin. The studies reviewed the securities of companies undertaking an IPO and covered various time periods from 1981 through 1997. The IPO prices of the securities were compared with the price of the last private transaction of the security. This transaction occurred as long as five months before the IPO.

After eliminating companies with no transactions within the five months before their IPO and those companies that had a history of operating losses, 310 qualifying transactions remained in the eight studies.

The mean and median price discounts for the 310 transactions were 45 and 44 percent. A summary of each study appears in the table below.




                                                                         DISCOUNT
              NUMBER OF                                         -------------------------
       QUALIFYING TRANSACTIONS                DATE              AVERAGE            MEDIAN
                 13                       1980 - 1981             60%                66%
                 21                       1985 - 1986             43%                43%
                 27                       1987 - 1989             45%                45%
                 23                       1989 - 1990             45%                40%
                 35                       1990 - 1992             42%                40%
                 54                       1992 - 1993             45%                44%
                 46                       1994 - 1995             45%                45%
                 91                       1995 - 1997             43%                42%

                310                                               45%                44%

Willamette Management Associates Studies

Willamette Management Associates, Inc. has conducted a series of studies on the prices of private stock transactions relative to those of subsequent public offerings of stock of the same companies. The studies covered the years 1975 through 1993.

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

--------------------------------------------------------------------------------

The Willamette studies differed from the Emory studies in several respects. One important difference was that the source documents for the Willamette studies were complete SEC registration statements primarily on Form S-1 and Form S-18. By contrast, the source documents for the Emory studies were prospectuses. Although the prospectus constitutes a portion of the registration statement, it is required to disclose only transactions with affiliated parties. Form S-1 and Form S-18 registration statements require disclosure of all private transactions in the stock within the three years before the public offering, in a section of the registration statement separate from the prospectus portion. The Willamette Management Associates studies attempted to include only transactions that were on an arm's length basis. The data analyzed included sales of stock in private placements and repurchases of treasury stock by the companies. All stock option transactions and sales of stock to corporate insiders were eliminated unless there was sufficient evidence showing the transaction occurred at fair market value.

A summary of the Willamette Management Associates studies is shown below.

               NUMBER OF     NUMBER OF                    TRIMMED
    TIME       COMPANIES   TRANSACTIONS      AVERAGE      AVERAGE      MEDIAN
   PERIOD       ANALYZED     ANALYZED        DISCOUNT     DISCOUNT    DISCOUNT
   ------      ---------   ------------      --------     --------    --------
   1975-77         19            31           34.0%        43.4%       52.5%
    1970s           9            17           55.6%        56.8%       62.7%
   1980-88         58           113           48.0%        51.9%       56.5%
    1983           85           214           50.1%        55.2%       60.7%
    1984           20            33           43.2%        52.9%       73.1%
    1985           18            25           41.3%        47.3%       42.6%
    1986           47            74           38.5%        44.7%       47.4%
    1987           25            40           36.9%        44.9%       43.8%
    1988           13            19           41.5%        42.5%       51.8%
    1989            9            19           47.3%        46.9%       50.3%
    1990           17            23           30.5%        33.0%       48.5%
    1991           27            34           24.2%        28.9%       31.8%
    1992           36            75           41.9%        47.0%       51.7%
    1993           51           110           46.9%        49.9%       53.3%

   Average                                    41.4%        46.1%       51.9%

--------------------------------------------------------------------------------

                                                       NATIONAL CAPITAL L.L.C.
                                                   -----------------------------
                                                   Investment Bankers Since 1986

Zachary Bancshares, Inc.
Fairness Opinion




                                    EXHIBIT L

                                    GLOSSARY

                                                                         8-06-01

                       INTERNATIONAL GLOSSARY OF BUSINESS
                                 VALUATION TERMS

To enhance and sustain the quality of business valuations for the benefit of the profession and its clientele, the below identified societies and organizations have adopted the definitions for the terms included in this glossary.

The performance of business valuation services requires a high degree of skill and imposes upon the valuation professional a duty to communicate the valuation process and conclusion, in a manner that is clear and not misleading. This duty is advanced through the use of terms whose meanings are clearly established and consistently applied throughout the profession.

If, in the opinion of the business valuation professional, one or more of these terms needs to be used in a manner that materially departs from the enclosed definitions, it is recommended that the term be defined as used within that valuation engagement.

This glossary has been developed to provide guidance to business valuation practitioners by further memorializing the body of knowledge that constitutes the competent and careful determination of value and, more particularly, the communication of how that value was determined.

Departure from this glossary is not intended to provide a basis for civil liability and should not be presumed to create evidence that any duty has been breached.

               AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
                         AMERICAN SOCIETY OF APPRAISERS
               CANADIAN INSTITUTE OF CHARTERED BUSINESS VALUATORS
              NATIONAL ASSOCIATION OF CERTIFIED VALUATION ANALYSTS
                      THE INSTITUTE OF BUSINESS APPRAISERS

ADJUSTED BOOK VALUE METHOD - a method within the asset approach whereby all assets and liabilities (including off-balance sheet, intangible, and contingent) are adjusted to their fair market values (NOTE: In Canada on a going concern basis).

ADJUSTED NET ASSET METHOD - see ADJUSTED BOOK VALUE METHOD.

APPRAISAL - see VALUATION.

INTERNATIONAL GLOSSARY OF BUSINESS                                             2

VALUATION TERMS



APPRAISAL APPROACH - see VALUATION APPROACH.

APPRAISAL DATE - see VALUATION DATE.

APPRAISAL METHOD - see VALUATION METHOD.

APPRAISAL PROCEDURE - see VALUATION PROCEDURE.

ARBITRAGE PRICING THEORY - a multivariate model for estimating the cost of equity capital, which incorporates several systematic risk factors.

ASSET (ASSET-BASED) APPROACH - a general way of determining a value indication of a business, business ownership interest, or security using one or more methods based on the value of the assets net of liabilities.

BETA - a measure of systematic risk of a stock; the tendency of a stock's price to correlate with changes in a specific index.

BLOCKAGE DISCOUNT - an amount or percentage deducted from the current market price of a publicly traded stock to reflect the decrease in the per share value of a block of stock that is of a size that could not be sold in a reasonable period of time given normal trading volume.

BOOK VALUE - see NET BOOK VALUE.

BUSINESS - see BUSINESS ENTERPRISE.

BUSINESS ENTERPRISE - a commercial, industrial, service, or investment entity (or a combination thereof) pursuing an economic activity.

BUSINESS RISK - the degree of uncertainty of realizing expected future returns of the business resulting from factors other than financial leverage. See FINANCIAL RISK.

BUSINESS VALUATION - the act or process of determining the value of a business enterprise or ownership interest therein.

CAPITAL ASSET PRICING MODEL (CAPM) - a model in which the cost of capital for any stock or portfolio of stocks equals a risk-free rate plus a risk premium that is proportionate to the systematic risk of the stock or portfolio.

CAPITALIZATION - a conversion of a single period of economic benefits into value.

CAPITALIZATION FACTOR - any multiple or divisor used to convert anticipated economic benefits of a single period into value.

INTERNATIONAL GLOSSARY OF BUSINESS                                             3

VALUATION TERMS



CAPITALIZATION OF EARNINGS METHOD - a method within the income approach whereby economic benefits for a representative single period are converted to value through division by a capitalization rate.

CAPITALIZATION RATE - any divisor (usually expressed as a percentage) used to convert anticipated economic benefits of a single period into value.

CAPITAL STRUCTURE - the composition of the invested capital of a business enterprise, the mix of debt and equity financing.

CASH FLOW - cash that is generated over a period of time by an asset, group of assets, or business enterprise. It may be used in a general sense to encompass various levels of specifically defined cash flows. When the term is used, it should be supplemented by a qualifier (for example, "discretionary" or "operating") and a specific definition in the given valuation context.

COMMON SIZE STATEMENTS - financial statements in which each line is expressed as a percentage of the total. On the balance sheet, each line item is shown as a percentage of total assets, and on the income statement, each item is expressed as a percentage of sales.

CONTROL - the power to direct the management and policies of a business enterprise.

CONTROL PREMIUM - an amount or a percentage by which the pro rata value of a controlling interest exceeds the pro rata value of a non-controlling interest in a business enterprise, to reflect the power of control.

COST APPROACH - a general way of determining a value indication of an individual asset by quantifying the amount of money required to replace the future service capability of that asset.

COST OF CAPITAL - the expected rate of return that the market requires in order to attract funds to a particular investment.

DEBT-FREE - WE DISCOURAGE THE USE OF THIS TERM. See INVESTED CAPITAL.

DISCOUNT FOR LACK OF CONTROL - an amount or percentage deducted from the pro rata share of value of 100% of an equity interest in a business to reflect the absence of some or all of the powers of control.

DISCOUNT FOR LACK OF MARKETABILITY - an amount or percentage deducted from the value of an ownership interest to reflect the relative absence of marketability.

DISCOUNT FOR LACK OF VOTING RIGHTS - an amount or percentage deducted from the per share value of a minority interest voting share to reflect the absence of voting rights.

INTERNATIONAL GLOSSARY OF BUSINESS                                             4

VALUATION TERMS



DISCOUNT RATE - a rate of return used to convert a future monetary sum into present value.

DISCOUNTED CASH FLOW METHOD - a method within the income approach whereby the present value of future expected net cash flows is calculated using a discount rate.

DISCOUNTED FUTURE EARNINGS METHOD - a method within the income approach whereby the present value of future expected economic benefits is calculated using a discount rate.

ECONOMIC BENEFITS - inflows such as revenues, net income, net cash flows, etc.

ECONOMIC LIFE - the period of time over which property may generate economic benefits.

EFFECTIVE DATE - see VALUATION DATE.

ENTERPRISE - see BUSINESS ENTERPRISE.

EQUITY - the owner's interest in property after deduction of all liabilities.

EQUITY NET CASH FLOWS - those cash flows available to pay out to equity holders (in the form of dividends) after funding operations of the business enterprise, making necessary capital investments, and increasing or decreasing debt financing.

EQUITY RISK PREMIUM - a rate of return added to a risk- free rate to reflect the additional risk of equity instruments over risk free instruments (a component of the cost of equity capital or equity discount rate).

EXCESS EARNINGS - that amount of anticipated economic benefits that exceeds an appropriate rate of return on the value of a selected asset base (often net tangible assets) used to generate those anticipated economic benefits.

EXCESS EARNINGS METHOD - a specific way of determining a value indication of a business, business ownership interest, or security determined as the sum of a) the value of the assets derived by capitalizing excess earnings and b) the value of the selected asset base. Also frequently used to value intangible assets. See EXCESS EARNINGS.

FAIR MARKET VALUE - the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arms length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts. {NOTE: In Canada, the term "price" should be replaced with the term "highest price"}

INTERNATIONAL GLOSSARY OF BUSINESS                                             5

VALUATION TERMS



FAIRNESS OPINION - an opinion as to whether or not the consideration in a transaction is fair from a financial point of view.

FINANCIAL RISK - the degree of uncertainty of realizing expected future returns of the business resulting from financial leverage. See BUSINESS RISK.

FORCED LIQUIDATION VALUE - liquidation value, at which the asset or assets are sold as quickly as possible, such as at an auction.

FREE CASH FLOW - WE DISCOURAGE THE USE OF THIS TERM. See NET CASH FLOW.

GOING CONCERN - an ongoing operating business enterprise.

GOING CONCERN VALUE - the value of a business enterprise that is expected to continue to operate into the future. The intangible elements of Going Concern Value result from factors such as having a trained work force, an operational plant, and the necessary licenses, systems, and procedures in place.

GOODWILL - that intangible asset arising as a result of name, reputation, customer loyalty, location, products, and similar factors not separately identified.

GOODWILL VALUE - the value attributable to goodwill.

GUIDELINE PUBLIC COMPANY METHOD - a method within the market approach whereby market multiples are derived from market prices of stocks of companies that are engaged in the same or similar lines of business, and that are actively traded on a free and open market.

INCOME (INCOME-BASED) APPROACH - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more methods that convert anticipated economic benefits into a present single amount.

INTANGIBLE ASSETS - non-physical assets such as franchises, trademarks, patents, copyrights, goodwill, equities, mineral rights, securities and contracts (as distinguished from physical assets) that grant rights and privileges, and have value for the owner.

INTERNAL RATE OF RETURN - a discount rate at which the present value of the future cash flows of the investment equals the cost of the investment.

INTRINSIC VALUE - the value that an investor considers, on the basis of an evaluation or available facts, to be the "true" or "real" value that will become the market value when other investors reach the same conclusion. When the term applies to options, it is the

INTERNATIONAL GLOSSARY OF BUSINESS                                             6

VALUATION TERMS



difference between the exercise price or strike price of an option and the market value of the underlying security.

INVESTED CAPITAL - the sum of equity and debt in a business enterprise. Debt is typically a) all interest bearing debt or b) long-term interest-bearing debt. When the term is used, it should be supplemented by a specific definition in the given valuation context.

INVESTED CAPITAL NET CASH FLOWS - those cash flows available to pay out to equity holders (in the form of dividends) and debt investors (in the form of principal and interest) after funding operations of the business enterprise and making necessary capital investments.

INVESTMENT RISK - the degree of uncertainty as to the realization of expected returns.

INVESTMENT VALUE - the value to a particular investor based on individual investment requirements and expectations. {NOTE: in Canada, the term used is "Value to the Owner"}.

KEY PERSON DISCOUNT - an amount or percentage deducted from the value of an ownership interest to reflect the reduction in value resulting from the actual or potential loss of a key person in a business enterprise.

LEVERED BETA - the beta reflecting a capital structure that includes debt.

LIMITED APPRAISAL - the act or process of determining the value of a business, business ownership interest, security, or intangible asset with limitations in analyses, procedures, or scope.

LIQUIDITY - the ability to quickly convert property to cash or pay a liability.

LIQUIDATION VALUE - the net amount that would be realized if the business is terminated and the assets are sold piecemeal. Liquidation can be either "orderly" or "forced."

MAJORITY CONTROL - the degree of control provided by a majority position.

MAJORITY INTEREST - an ownership interest greater than 50% of the voting interest in a business enterprise.

MARKET (MARKET-BASED) APPROACH - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities, or intangible assets that have been sold.

INTERNATIONAL GLOSSARY OF BUSINESS                                             7

VALUATION TERMS



MARKET CAPITALIZATION OF EQUITY - the share price of a publicly traded stock multiplied by the number of shares outstanding.

MARKET CAPITALIZATION OF INVESTED CAPITAL - the market capitalization of equity plus the market value of the debt component of invested capital.

MARKET MULTIPLE - the market value of a company's stock or invested capital divided by a company measure (such as economic benefits, number of customers).

MARKETABILITY - the ability to quickly convert property to cash at minimal cost.

MARKETABILITY DISCOUNT - see DISCOUNT FOR LACK OF MARKETABILITY.

MERGER AND ACQUISITION METHOD - a method within the market approach whereby pricing multiples are derived from transactions of significant interests in companies engaged in the same or similar lines of business.

MID-YEAR DISCOUNTING - a convention used in the Discounted Future Earnings Method that reflects economic benefits being generated at midyear, approximating the effect of economic benefits being generated evenly throughout the year.

MINORITY DISCOUNT - a discount for lack of control applicable to a minority interest.

MINORITY INTEREST - an ownership interest less than 50% of the voting interest in a business enterprise.

MULTIPLE - the inverse of the capitalization rate.

NET BOOK VALUE - with respect to a business enterprise, the difference between total assets (net of accumulated depreciation, depletion, and amortization) and total liabilities as they appear on the balance sheet (synonymous with Shareholder's Equity). With respect to a specific asset, the capitalized cost less accumulated amortization or depreciation as it appears on the books of account of the business enterprise.

NET CASH FLOWS - when the term is used, it should be supplemented by a qualifier. See EQUITY NET CASH FLOWS and INVESTED CAPITAL NET CASH FLOWS.

NET PRESENT VALUE - the value, as of a specified date, of future cash inflows less all cash outflows (including the cost of investment) calculated using an appropriate discount rate.

NET TANGIBLE ASSET VALUE - the value of the business enterprise's tangible assets (excluding excess assets and non-operating assets) minus the value of its liabilities.

INTERNATIONAL GLOSSARY OF BUSINESS                                             8

VALUATION TERMS



NON-OPERATING ASSETS - assets not necessary to ongoing operations of the business enterprise. {NOTE: in Canada, the term used is "Redundant Assets"}.

NORMALIZED EARNINGS - economic benefits adjusted for nonrecurring, noneconomic, or other unusual items to eliminate anomalies and/or facilitate comparisons.

NORMALIZED FINANCIAL STATEMENTS - financial statements adjusted for nonoperating assets and liabilities and/or for nonrecurring, noneconomic, or other unusual items to eliminate anomalies and/or facilitate comparisons.

ORDERLY LIQUIDATION VALUE - liquidation value at which the asset or assets are sold over a reasonable period of time to maximize proceeds received.

PREMISE OF VALUE - an assumption regarding the most likely set of transactional circumstances that may be applicable to the subject valuation; e.g. going concern, liquidation.

PRESENT VALUE - the value, as of a specified date, of future economic benefits and/or proceeds from sale, calculated using an appropriate discount rate.

PORTFOLIO DISCOUNT - an amount or percentage deducted from the value of a business enterprise to reflect the fact that it owns dissimilar operations or assets that do not fit well together.

PRICE/EARNINGS MULTIPLE - the price of a share of stock divided by its earnings per share.

RATE OF RETURN - an amount of income (loss) and/or change in value realized or anticipated on an investment, expressed as a percentage of that investment.

REDUNDANT ASSETS - see NON-OPERATING ASSETS.

REPORT DATE - the date conclusions are transmitted to the client.

REPLACEMENT COST NEW - the current cost of a similar new property having the nearest equivalent utility to the property being valued.

REPRODUCTION COST NEW - the current cost of an identical new property.

REQUIRED RATE OF RETURN - the minimum rate of return acceptable by investors before they will commit money to an investment at a given level of risk.

RESIDUAL VALUE - the value as of the end of the discrete projection period in a discounted future earnings model.


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INTERNATIONAL GLOSSARY OF BUSINESS                                             9

VALUATION TERMS



RETURN ON EQUITY - the amount, expressed as a percentage, earned on a company's common equity for a given period.

RETURN ON INVESTMENT - see RETURN ON INVESTED CAPITAL and RETURN ON EQUITY.

RETURN ON INVESTED CAPITAL - the amount, expressed as a percentage, earned on a company's total capital for a given period.

RISK-FREE RATE - the rate of return available in the market on an investment free of default risk.

RISK PREMIUM - a rate of return added to a risk-free rate to reflect risk.

RULE OF THUMB - a mathematical formula developed from the relationship between price and certain variables based on experience, observation, hearsay, or a combination of these; usually industry specific.

SPECIAL INTEREST PURCHASERS - acquirers who believe they can enjoy post-acquisition economies of scale, synergies, or strategic advantages by combining the acquired business interest with their own.

STANDARD OF VALUE - the identification of the type of value being used in a specific engagement; e.g. fair market value, fair value, investment value.

SUSTAINING CAPITAL REINVESTMENT - the periodic capital outlay required to maintain operations at existing levels, net of the tax shield available from such outlays.

SYSTEMATIC RISK - the risk that is common to all risky securities and cannot be eliminated through diversification. The measure of systematic risk in stocks is the beta coefficient.

TANGIBLE ASSETS - physical assets (such as cash, accounts receivable, inventory, property, plant and equipment, etc.).

TERMINAL VALUE. see RESIDUAL VALUE.

TRANSACTION METHOD - see MERGER AND ACQUISITION METHOD.

UNLEVERED BETA - the beta reflecting a capital structure without debt.

UNSYSTEMATIC RISK - the risk specific to an individual security that can be avoided through diversification.

VALUATION - the act or process of determining the value of a business, business ownership interest, security, or intangible asset.


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INTERNATIONAL GLOSSARY OF BUSINESS                                            10

VALUATION TERMS



VALUATION APPROACH - a general way of determining a value indication of a business, business ownership interest, security, or intangible asset using one or more valuation methods.

VALUATION DATE - the specific point in time as of which the valuator's opinion of value applies (also referred to as "Effective Date" or "Appraisal Date").

VALUATION METHOD - within approaches, a specific way to determine value.

VALUATION PROCEDURE - the act, manner, and technique of performing the steps of an appraisal method.

VALUATION RATIO - a fraction in which a value or price serves as the numerator and financial, operating, or physical data serves as the denominator.

VALUE TO THE OWNER - see INVESTMENT VALUE.

VOTING CONTROL - de jure control of a business enterprise.

WEIGHTED AVERAGE COST OF CAPITAL (WACC) - the cost of capital (discount rate) determined by the weighted average, at market value, of the cost of all financing sources in the business enterprise's capital structure.